Exhibit 10.1

EXECUTION VERSION

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of May 5, 2014

among

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY LLC,

as Parent Guarantor,

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC,

as the Borrower,

The Several Lenders

from Time to Time Parties Hereto,

CITIBANK, N.A.,

as Administrative Agent and Collateral Agent,

DEUTSCHE BANK AG NEW YORK BRANCH,

BANK OF AMERICA, N.A. AND

MORGAN STANLEY SENIOR FUNDING, INC.,

as Co-Syndication Agents,

BARCLAYS BANK PLC,

ROYAL BANK OF CANADA AND

UNION BANK, N.A.,

as Co-Documentation Agents,

and

CITIGROUP GLOBAL MARKETS INC.,

DEUTSCHE BANK SECURITIES INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MORGAN STANLEY SENIOR FUNDING, INC.,

BARCLAYS BANK PLC,

RBC CAPITAL MARKETS1 AND

UNION BANK, N.A.

as Joint Lead Arrangers and Joint Bookrunners

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

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SCHEDULES

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Excluded Subsidiaries
Schedule 1.1(c)	Unrestricted Subsidiaries
Schedule 1.1(d)	First Day Motions
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 8.15	Property
Schedule 9.9	Closing Date Affiliate Transactions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.4	Scheduled Dispositions
Schedule 10.5	Closing Date Investments
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Guarantee
Exhibit C	Form of Budget Notice
Exhibit D	[Reserved]
Exhibit E	[Reserved]
Exhibit F	Form of Security Agreement
Exhibit G	Form of Letter of Credit Request
Exhibit H	Form of Credit Party Closing Certificate
Exhibit I	Form of Assignment and Acceptance
Exhibit J-1	Form of Promissory Note (Revolving Credit Loans)
Exhibit J-2	Form of Promissory Note (Term Loans)
Exhibit J-3	Form of Promissory Note (Delayed-Draw Term Loans)
Exhibit K	Form of Incremental Amendment
Exhibit L	Form of Non-U.S. Lender Certification
Exhibit M	Initial Budget
Exhibit N	Form of Interim Order

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SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of May 5, 2014, among ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY LLC, a Delaware limited liability company and a debtor and debtor-in-possession (“Parent Guarantor”), TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC, a Delaware limited liability company and a debtor and debtor-in-possession (“TCEH” or the “Borrower”) in a case pending under chapter 11 of the Bankruptcy Code (“Chapter 11”), the lending institutions from time to time parties hereto (each, a “Lender” and, collectively, the “Lenders”), CITIBANK, N.A., as Administrative Agent and Collateral Agent and CITIGROUP GLOBAL MARKETS INC., DEUTSCHE BANK SECURITIES INC., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, MORGAN STANLEY SENIOR FUNDING, INC., BARCLAYS BANK PLC, RBC CAPITAL MARKETS and UNION BANK, N.A., as Joint Lead Arrangers and Joint Bookrunners.

RECITALS:

WHEREAS, capitalized terms used and not defined in the preamble and these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, on April 29, 2014 (the “Petition Date”), the Borrower, Parent Guarantor and each of the other Guarantors (collectively, the “TCEH Debtors”) filed voluntary petitions for relief under Chapter 11 in the United States Bankruptcy Court for the District of Delaware (such court, together with any other court having exclusive jurisdiction over any Case from time to time and any Federal appellate court thereof, the “Bankruptcy Court”) and commenced cases numbered 14-10979 through 14-11048 respectively (each, a “Case” and, collectively, the “Cases”), and have continued in the possession and operation of their assets and in the management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, in connection with the foregoing, the Borrower has requested that the Lenders and Letter of Credit Issuers extend credit to the Borrower in the form of (a) $1,425,000,000 in aggregate principal amount of Term Loans, (b) $1,950,000,000 in aggregate principal amount of Revolving Credit Commitments to be made available to the Borrower at any time and from time to time prior to the Revolving Credit Termination Date, (c) up to $1,100,000,000 in aggregate principal amount of Delayed-Draw Term Loan Commitments to be made available to the Borrower at any time and from time to time prior to the Delayed-Draw Termination Date, (d) $1,100,000,000 in RCT Letter of Credit Commitments for the issuance of RCT Letters of Credit to be made available to the Borrower from time to time prior to the RCT L/C Termination Date and (e) $800,000,000 in General Letter of Credit Commitments for the issuance of General Letters of Credit to be made available to the Borrower from time to time prior to the General L/C Termination Date, in each case subject to the terms and conditions set forth herein; and

WHEREAS, the Lenders and Letter of Credit Issuers are willing to make available to the Borrower such loans and facilities upon the terms and subject to the conditions set forth herein;

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. Definitions.

1.1. Defined Terms.

(a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:

“ABR” shall mean for any day a fluctuating rate per annum equal to the greatest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, for purposes of calculating the LIBOR Rate pursuant to clause (c), the LIBOR Rate for any day shall be based on the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day by reference to the ICE Benchmark Administration (or any successor organization) LIBOR Rate (the “Relevant LIBOR Rate”) for deposits in Dollars (as published by Reuters or any other commonly available source providing quotations of the Relevant LIBOR Rate as designated by the Administrative Agent) for a period equal to one month. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. If the Administrative Agent is unable to ascertain the Federal Funds Effective Rate due to its inability to obtain sufficient quotations in accordance with the definition thereof, after notice is provided to the Borrower, the ABR shall be determined without regard to clause (a) above until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate shall take effect at the opening of business on the day specified in the public announcement of such change or on the effective date of such change in the Federal Funds Effective Rate or the Relevant LIBOR Rate, as applicable.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Acceptable Reinvestment Commitment” shall mean a binding commitment of the Borrower or any Restricted Subsidiary entered into at any time prior to the end of the Reinvestment Period to reinvest the proceeds of a Prepayment Event.

“Acceptable Reorganization Plan” shall mean a Reorganization Plan that is in form and substance consistent in all material respects with, and as it may be amended in accordance with the terms of, the Restructuring Support Agreement and the Restructuring Term Sheet, and is in form and substance reasonably satisfactory to the Administrative Agent (provided, however, that with respect to provisions of the plan that relate to the payment of the Credit Facilities, such provisions must be in form and substance satisfactory to the Administrative Agent) and provides for, among other things, the termination of the Revolving Credit Commitments and the payment in full in cash of the Obligations outstanding under the Credit Documents (other than Contingent Obligations) and, with respect to any Letter of Credit that does not become a letter of credit under the Exit Facilities, cash collateralization of such Letter of Credit, in each case, on or prior to the earlier of the Plan Effective Date or substantial consummation of such Reorganization Plan.

“Accession Agreement” shall mean an accession agreement substantially in the form attached to the Security Agreement as Exhibit B thereto.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and the Restricted Subsidiaries therein were to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in a manner not inconsistent with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Additional Lender” shall mean, at any time, any Person (other than any such Person that is a Lender at such time) that agrees to provide any portion of an Incremental Term Loan, or Incremental Revolving Commitment Increase pursuant to an Incremental Amendment in accordance with Section 2.14(h).

“Adequate Protection Payments” shall have the meaning ascribed thereto in the Interim Cash Collateral Order.

“Adjusted Available Delayed-Draw Term Loan Commitment” shall mean at any time the Available Delayed-Draw Term Loan Commitment less the Available Delayed-Draw Term Loan Commitments of all Defaulting Lenders.

“Adjusted Total Revolving Credit Commitment” shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Citibank, N.A., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).

“Advisors” shall mean legal counsel, financial advisors and third-party appraisers and consultants advising the Agents, the Letter of Credit Issuers, the Lenders and their Related Parties in connection with their participation in the Cases, limited in the case of legal counsel to one primary counsel for the Agents (as of the Closing Date, Milbank, Tweed, Hadley & McCloy LLP) and, if necessary, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction (and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter, after receipt of the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), retains its own counsel, of another firm of counsel for such affected Person).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” shall have meanings correlative thereto.

“Affiliate Value Transfer” shall mean any Investment made in reliance on Section 10.5(c), (g), (h), (i), (k), (l), (m), (p), (q), (t), (u), (v), (aa), (cc), (dd), (ee) or (ff) (including the issuance of Letters of Credit for the direct or indirect benefit of the Ultimate Parent and its Subsidiaries (other than the Borrower and the Restricted Subsidiaries)), any Disposition made in reliance on Section 10.4(b), (g) or (m) or any distribution made in reliance on Section 10.6(u), in each case made by the Borrower or any Restricted Subsidiary to an Affiliate thereof (other than the Borrower and the Restricted Subsidiaries), excluding payments, transfers or Dispositions to such Affiliates (including the issuance of Letters of Credit for the benefit of Ultimate Parent and its Subsidiaries) pursuant to the Shared Services Agreement or the Tax Sharing Agreement.

“Agent Parties” shall have the meaning provided in Section 13.17(d).

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Co-Syndication Agents, each Joint Lead Arranger and the Co-Documentation Agents.

“Aggregate Revolving Credit Outstandings” shall have the meaning provided in Section 5.2(b).

“Agreement” shall mean this Senior Secured Superpriority Debtor-in-Possession Credit Agreement.

“Annual Operating Forecast” shall have the meaning provided in Section 9.1(d). For the avoidance of doubt, no Annual Operating Forecast shall constitute a cap or limitation on the amount of “Allowed Professional Fees” (as defined in the Orders) payable by the TCEH Debtors.

“Anti-Corruption Laws” shall have the meaning provided in Section 8.20.

“Applicable ABR Margin” shall mean at any date:

(a) with respect to each ABR Loan that is a Term Loan, 1.75% per annum, (b) with respect to each ABR Loan that is a Delayed-Draw Term Loan, 1.75% per annum and (c) with respect to each ABR Loan that is a Revolving Credit Loan, 1.50% per annum.

“Applicable Amount” shall mean, at any time (the “Applicable Amount Reference Time”), an amount (which amount may not in any event be less than zero (0)) equal to the sum, without duplication, of:

(i) 50% of Cumulative Consolidated Net Income of the Borrower and the Restricted Subsidiaries for the period from the first day of the first fiscal quarter commencing after the Closing Date until the last day of the then most recent fiscal quarter or fiscal year, as applicable, for which Section 9.1 Financials have been delivered;

(ii) to the extent not (A) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries or (B) already reflected as a return of capital or deemed reduction in the amount of such Investment, the aggregate JV Distribution Amount received by the Borrower or any Restricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Amount Reference Time;

(iii) to the extent not (A) already included in the calculation of Consolidated Net Income or (B) already reflected as a return of capital or deemed reduction in the amount of any such Investment, the aggregate amount of all cash repayments of principal received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Amount Reference Time in respect of loans made by the Borrower or any Restricted Subsidiary to such Minority Investments or Unrestricted Subsidiaries; and

(iv) to the extent not (A) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries, (B) already reflected as a return of capital or deemed reduction in the amount of such Investment or (C) applied to prepay the Term Loans and Delayed-Draw Term Loans in accordance with Section 5.2(a), the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investments or in any Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Amount Reference Time;

minus (b) the sum, without duplication of:

(i) the aggregate amount of Investments made pursuant to Section 10.5(g)(ii)(y), 10.5(h)(iii), 10.5(i)(y) or 10.5(v)(y) following the Closing Date and prior to the Applicable Amount Reference Time; and

(ii) the aggregate amount of prepayments pursuant to Section 10.7(ii) following the Closing Date and prior to the Applicable Amount Reference Time.

Notwithstanding the foregoing, in making any calculation or other determination under this Agreement involving the Applicable Amount, if the Applicable Amount at such time is less than zero, then the Applicable Amount shall be deemed to be zero for purposes of such calculation or determination.

“Applicable Equity Amount” shall mean, at any time (the “Applicable Equity Amount Reference Time”), an amount equal to, without duplication, (a) the amount of any capital contributions made in cash to, or any proceeds of an equity issuance received by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Equity Amount Reference Time, including proceeds from the issuance of Stock or Stock Equivalents of Parent Guarantor or any direct or indirect parent of Parent Guarantor (to the extent the proceeds of any such issuance are contributed to the Borrower), but excluding all proceeds from the issuance of Disqualified Stock minus (b) the sum, without duplication, of:

(i) the aggregate amount of Investments made pursuant to Section 10.5(g)(ii)(x), 10.5(h)(ii), 10.5(i)(x) or 10.5(v)(x) following the Closing Date and prior to the Applicable Equity Amount Reference Time; and

(ii) the aggregate amount of dividends pursuant to Section 10.6(c)(y) following the Closing Date and prior to the Applicable Equity Amount Reference Time.

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority (including the PUCT and ERCOT), in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable LIBOR Margin” shall mean at any date:

(a) with respect to each LIBOR Loan that is a Term Loan, 2.75% per annum, (b) with respect to each LIBOR Loan that is a Delayed-Draw Term Loan, 2.75% per annum and (c) with respect to each LIBOR Loan that is a Revolving Credit Loan, 2.50% per annum.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale Prepayment Event” shall mean any Disposition of any business units, assets or other property of the Borrower and the Restricted Subsidiaries not in the ordinary course of business (including any Disposition of any Stock or Stock Equivalents of any Subsidiary of the Borrower owned by the Borrower or any Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 10.4 (other than transactions permitted by Section 10.4(b), Section 10.4(g), the first proviso to Section 10.4(i), Section 10.4(j), Section 10.4(m), Section 10.4(q), Section 10.4(r), Section 10.4(s) and Section 10.4(t), which shall constitute Asset Sale Prepayment Events).

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit I, or such other form as may be approved by the Administrative Agent.

“Authorized Officer” shall mean the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant Treasurer, the Controller, any Senior Vice President, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member or general partner thereof, any other senior officer of Parent Guarantor, the Borrower or any other Credit Party designated as such in writing to the Administrative Agent by Parent Guarantor, the Borrower or any other Credit Party, as applicable, and, with respect to any document (other than the solvency certificate) delivered on the Closing Date, the Secretary or the Assistant Secretary of any Credit Party. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of Parent Guarantor, the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(b).

“Available Delayed-Draw Term Loan Commitment” shall mean, as of any date, an amount equal to the excess, if any, of (a) the amount of the Total Delayed Draw Term Loan Commitment over (b) the sum of the aggregate principal amount of all Delayed Draw Term Loans made hereunder prior to such date.

“Available Revolving Commitment” shall mean, as of any date, an amount equal to the excess, if any, of (a) the amount of the Total Revolving Credit Commitment over (b) the aggregate principal amount of all Revolving Credit Loans then-outstanding at such time.

“Available Term Loan Commitment” shall mean, (a) as of the Closing Date, the Interim Availability Amount and (b) as of the Full Availability Date, an amount equal to the excess, if any, of (i) the amount of the Total Term Loan Commitment over (ii) the sum of the aggregate principal amount of all Term Loans made hereunder prior to such date.

“Avoidance Actions” shall mean the Credit Parties’ claims and causes of action under chapter 5 of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code (but excluding causes of action arising under section 549 of the Bankruptcy Code and any related action under section 550 of the Bankruptcy Code).

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§ 101-1532.

“Bankruptcy Court” shall have the meaning assigned in the Recitals hereto.

“Baseload Assets” shall mean (a) any Baseload Generation Assets and (b) any other assets comprising an electric generating facility or unit acquired, constructed or redesignated as such, in each such case after the Closing Date that is certified by an Authorized Officer of the Borrower to be a baseload asset.

“Baseload Generation Assets” shall mean the assets comprising the following generation facilities, each owned by the Borrower and its Restricted Subsidiaries on the Closing Date:

•	Comanche Peak Unit 1 shall mean the approximately 1,150 megawatt (net load) nuclear fueled power generation facility known as “Comanche Peak Unit 1” being operated and owned by Luminant Generation Company LLC in Somervell County and Hood County, Texas;

•	Comanche Peak Unit 2 shall mean the approximately 1,150 megawatt (net load) nuclear fueled power generation facility known as “Comanche Peak Unit 2” being operated and owned by Luminant Generation Company LLC in Somervell County and Hood County, Texas;

•	Big Brown Unit 1 shall mean the approximately 575 megawatt (net load) lignite/coal fired power generation facility, excluding mining properties, known as “Big Brown Unit 1” being operated and owned by Big Brown Power Company LLC in Freestone County, Texas;

•	Big Brown Unit 2 shall mean the approximately 575 megawatt (net load) lignite/coal fired power generation facility, excluding mining properties, known as “Big Brown Unit 2” being operated and owned by Big Brown Power Company LLC in Freestone County, Texas;

•	Monticello Unit 1 shall mean the approximately 565 megawatt (net load) lignite/coal fired power generation facility, excluding mining properties, known as “Monticello Unit 1” being operated and owned by Luminant Generation Company LLC in Titus County, Franklin County and Hopkins County, Texas;

•	Monticello Unit 2 shall mean the approximately 565 megawatt (net load) lignite/coal fired power generation facility, excluding mining properties, known as “Monticello Unit 2” being operated and owned by Luminant Generation Company LLC in Titus County, Franklin County and Hopkins County, Texas;

•	Monticello Unit 3 shall mean the approximately 750 megawatt (net load) lignite/coal fired power generation facility, excluding mining properties, known as “Monticello Unit 3” being operated and owned by Luminant Generation Company LLC in Titus County, Franklin County and Hopkins County, Texas;

•	Martin Lake Unit 1 shall mean the approximately 750 megawatt (net load) lignite/coal fired power generation facility, excluding mining properties, known as “Martin Lake Unit 1” being operated and owned by Luminant Generation Company LLC in Panola County and Rusk County, Texas;

•	Martin Lake Unit 2 shall mean the approximately 750 megawatt (net load) lignite/coal fired power generation facility, excluding mining properties, known as “Martin Lake Unit 2” being operated and owned by Luminant Generation Company LLC in Panola County and Rusk County, Texas;

•	Martin Lake Unit 3 shall mean the approximately 750 megawatt (net load) lignite/coal fired power generation facility, excluding mining properties, known as “Martin Lake Unit 3” being operated and owned by Luminant Generation Company LLC in Panola County and Rusk County, Texas;

•	Oak Grove Unit 1 shall mean the approximately 800 megawatt (net load), lignite coal-fired, power generation facility, excluding mining properties, known as “Oak Grove Unit 1”, being operated and owned by Oak Grove Management Company LLC in Robertson County, Texas;

•	Oak Grove Unit 2 shall mean the approximately 800 megawatt (net load), lignite coal-fired, power generation facility, excluding mining properties, known as “Oak Grove Unit 2”, being operated and owned by Oak Grove Management Company LLC in Robertson County, Texas;

•	Sandow Unit 4; and

•	Sandow Unit 5 shall mean the approximately 580 megawatt (net load), lignite coal fired, circulating fluidized bed power generation facility, excluding mining properties, known as “Sandow Unit 5” being operated and owned by Sandow Power Company LLC in Milam County, Texas.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean and include (a) the incurrence of one Class and Type of Loan on a given date having a single Maturity Date and in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).

“Budget” shall mean the Borrower and the Guarantors’ consolidated budget attached hereto as Exhibit M (the “Initial Budget”) setting forth a statement of cash sources and uses of all free cash flow for the next full 3 calendar months of the TCEH Debtors following the Interim Order Entry Date, broken down month by month, including the anticipated uses of the Credit Facilities in such detail as provided therein, and after such initial 3 calendar month period, at the end of each fiscal quarter (or, at the election of the Borrower, at the end of each calendar month or such other earlier period as may be agreed), an updated 3 month statement of the matters set forth above for the subsequent 3 month period in similar detail, in each case certified as to its reasonableness when made by an Authorized Officer of the Borrower in the form of Exhibit C.

For the avoidance of doubt, no Budget shall constitute a cap or limitation on the amount of “Allowed Professional Fees” (as defined in the Orders) payable by the TCEH Debtors.

“Bundled Payment” shall mean an amount paid or payable by an obligor to a Credit Party pursuant to a bundled bill, which amount includes both (a) Excluded Property under clauses (a) or (c) (or both such clauses) of the definition of such term, and (b) other amounts.

“Bundled Payment Amount” shall mean amounts paid or payable to any Credit Party and described in clause (b) of the definition of “Bundled Payment”.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower.

“Capital Lease” shall mean, as applied to the Borrower and the Restricted Subsidiaries, any lease of any property (whether real, personal or mixed) by the Borrower or any Restricted Subsidiary as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of the Borrower; provided, however, that, notwithstanding anything to the contrary in this Agreement or in any other Credit Document, any leases that were not capital leases when entered into but are recharacterized as capital leases due to a change in accounting rules after the Closing Date shall for all purposes of this agreement not be treated as Capital Leases.

“Capitalized Lease Obligations” shall mean, as applied to the Borrower and the Restricted Subsidiaries at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) of the Borrower in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such Capital Lease prior to the first date upon which such Capital Lease may be prepaid by the lessee without payment of a penalty; provided, however, that, notwithstanding anything to the contrary in this Agreement or in any other Credit Document, any obligations that were not required to be included on the balance sheet of the Borrower as capital lease obligations when incurred but are recharacterized as capital lease obligations due to a change in accounting rules after the Closing Date shall for all purposes of this Agreement not be treated as Capitalized Lease Obligations.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower.

“Carve Out” shall have the meaning assigned to such term in the Orders (and shall exclude, for the avoidance of doubt, cash or other amounts of cash equivalents on deposit to cash collateralize Letters of Credit (including cash in the RCT L/C Collateral Accounts or General L/C Collateral Accounts)).

“Case” and “Cases” shall each have the meaning assigned in the Recitals hereto.

“Cash Collateral Account” shall mean a blocked deposit account under the sole dominion and control of the Collateral Agent, and otherwise established in a manner reasonably satisfactory to the Collateral Agent.

“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank” shall mean any Person that either (x) at the time it enters into a Cash Management Agreement or provides Cash Management Services or (y) on the Closing Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement or a provider of such Cash Management Services.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services or under any Cash Management Agreement.

“Cash Management Order” shall mean that certain Order (A) Authorizing the Debtors To (I) Continue Using Their Existing Cash Management System, (II) Maintain Existing Bank Accounts and Business Forms, and (III) Continue Using Certain Investment Accounts, (B) Authorizing Continued Intercompany Transactions and Netting of Intercompany Claims, and (C) Granting Postpetition Intercompany Claims Administrative Expense Priority [Docket No. 304].

“Cash Management Services” shall mean treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer (including automated clearing house fund transfer services) and other cash management services.

“Change in Law” shall mean (a) the adoption of any Applicable Law after the Closing Date, (b) any change in any Applicable Law or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any party with any guideline, request, directive or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if, at any time, Parent Guarantor shall cease to own directly 100% of the Stock and Stock Equivalents of the Borrower.

“Chapter 11” shall have the meaning provided in the preamble to this Agreement.

“Citi” shall mean Citigroup Global Markets Inc.

“Class”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, is a Revolving Credit Loan, a Term Loan, a Delayed-Draw Term Loan or an Incremental Term Loan and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment, a Delayed-Draw Term Loan Commitment, a Revolving Credit Commitment or an Incremental Term Loan Commitment.

“Closing Date” shall mean the first date following the Interim Order Entry Date on which the conditions precedent set forth in Section 6 and in Sections 7.1 and 7.2 shall have been satisfied or waived in accordance with Section 13.1 hereof (which in no event shall be more than five (5) Business Days following the Interim Order Entry Date (or such later date as the Administrative Agent and the Required Lenders may agree in their sole discretion)).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect on the Closing Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Co-Documentation Agents” shall mean Barclays Bank PLC, Royal Bank of Canada and Union Bank, N.A., as documentation agents for the Lenders under this Agreement and the other Credit Documents.

“Collateral” shall mean all property pledged, mortgaged or purported to be pledged or mortgaged pursuant to the Security Documents.

“Collateral Agent” shall mean, Citibank, N.A., in its capacity as collateral agent for the Secured Parties under this Agreement and the Security Documents, or any successor collateral agent appointed pursuant hereto.

“Commitment Letter” shall mean the commitment letter, dated April 28, 2014, among the Borrower and the Joint Lead Arrangers.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Revolving Credit Commitment, New Revolving Credit Commitment, Incremental Term Loan Commitment, Term Loan Commitment or Delayed-Draw Term Loan Commitment, and with respect to each Letter of Credit Issuer, such Letter of Credit Issuer’s General Letter of Credit Commitment or RCT Letter of Credit Commitment.

“Ad Hoc TCEH Committee” shall have the meaning given therefor in the Restructuring Term Sheet.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Hedging Agreement” shall mean any agreement (including each confirmation pursuant to any Master Agreement) or transaction providing for one or more swaps, caps, collars, floors, futures, options, spots, forwards, derivative, any physical or financial commodity contracts or agreements, power purchase or sale agreements, fuel purchase or sale agreements, environmental credit purchase or sale agreements, power transmission agreements, ancillary service agreements, commodity transportation agreements, fuel storage agreements, weather derivatives, netting agreements (including Netting Agreements), capacity agreements or commercial or trading agreements, each with respect to the purchase, sale or exchange of (or the option to purchase, sell or exchange), transmission, transportation, storage, distribution, processing, lease or hedge of, any Covered Commodity, price or price indices for any such Covered Commodity or services or any other similar derivative agreements, and any other similar agreements.

“Communications” shall have the meaning provided in Section 13.17(a).

“Confidential Information” shall have the meaning provided in Section 13.16.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to the Borrower and the Restricted Subsidiaries for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, nuclear fuel costs, depletion of coal or lignite reserves, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures, of the Borrower and the Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for the Borrower and the Restricted Subsidiaries for such period:

(i) Consolidated Interest Expense (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities in each case to the extent included in Consolidated Interest Expense), together with items excluded from Consolidated Interest Expense pursuant to clause (1)(u), (v), (w), (x), (y) and (z) of the definition thereof,

(ii) provision for taxes based on income or profits or capital gains, including federal, foreign, state, franchise, excise, value-added and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) paid or accrued during such period,

(iii) Consolidated Depreciation and Amortization Expense for such period,

(iv) any fees, expenses or charges (other than depreciation or amortization expense) related to any offering of Stock or Stock Equivalents (including any Equity Offering), Investment, acquisition (including any Permitted Acquisition), Disposition, recapitalization or the issuance or incurrence of Indebtedness permitted to be incurred by the Borrower and the Restricted Subsidiaries pursuant hereto (including any refinancing transaction or amendment or other modification of any debt instrument), including (A) such fees, expenses or charges related to the negotiation, execution and delivery and other transactions contemplated by this Agreement, the other Credit Documents and any Permitted Receivables Financing, (B) any amendment or other modification of this Agreement and the other Credit Documents, (C) any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed and (D) any charges or non-recurring merger costs as a result of any such transaction;

(v) the amount of any restructuring charge or reserve (including any costs incurred in connection with acquisitions after the Closing Date and costs related to the closure and/or consolidation of facilities),

(vi) any other non-cash charges, including any write-offs or write-downs for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(vii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary,

(viii) the amount of management, monitoring, consulting and advisory fees and related indemnities and expenses paid in such period to (or on behalf of) the Management Investors to the extent otherwise permitted pursuant to Section 9.9,

(ix) the amount of net cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken or to be taken prior to or during such period (which cost savings shall be added to Consolidated EBITDA until fully realized, shall be subject to certification by management of the Borrower and shall be calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and some portion of the benefit is expected to be realized within 12 months of taking such action, (C) no cost savings shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (v) above with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (ix) shall not exceed $150,000,000 for any Test Period (which adjustments may be incremental to any Pro Forma Adjustments),

(x) the amount of losses on Dispositions of receivables and related assets in connection with any Permitted Receivables Financing and any losses, costs, fees and expenses in connection with the early repayment, accelerated amortization, repayment, termination or other payoff (including as a result of the exercise of remedies) of any Permitted Receivables Financing,

(xi) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Stock or Stock Equivalents (other than Disqualified Stock) of the Borrower (or any direct or indirect parent thereof) solely to the extent that such net cash proceeds are excluded from the calculation of the Applicable Equity Amount,

(xii) Expenses Relating to a Unit Outage (if positive); provided that the only Expenses Relating to a Unit Outage that may be included as Consolidated EBITDA shall be, without duplication, (A) up to $250,000,000 per fiscal year of Expenses Relating to a

Unit Outage incurred within the first 12 months of any planned or unplanned outage of any Unit by reason of any action by any regulatory body or other Governmental Authority or to comply with any Applicable Law, (B) up to $100,000,000 per fiscal year of Expenses Relating to a Unit Outage incurred within the first 12 months of any planned outage of any Unit for purposes of expanding or upgrading such Unit and (C) solely for the purposes of calculating “Consolidated EBITDA” for purposes of Section 10.9, all Expenses Relating to a Unit Outage incurred within the first 12 months of any unplanned outage of any Unit,

(xiii) solely for the purposes of calculating “Consolidated EBITDA” for purposes of Section 10.9, the proceeds of any business interruption insurance and, without duplication of such amounts, all EBITDA Lost as a Result of a Unit Outage and all EBITDA Lost as a Result of a Grid Outage less, in all such cases, the absolute value of Expenses Relating to a Unit Outage (if negative); provided that the amount calculated pursuant to this clause (xiii) shall not be less than zero,

(xiv) restructuring-related or other similar charges, fees, costs, commissions and expenses or other charges incurred during such period in connection with this Agreement, the other Credit Documents, the Credit Facilities, the Cases, any reorganization plan in connection with the Cases, any Exit Credit Agreements and Exit Facilities, and any and all transactions contemplated by the foregoing, including the write-off of any receivables, the termination or settlement of executory contracts, professional and accounting costs fees and expenses, management incentive, employee retention or similar plans (in each case to the extent such plan is approved by the Bankruptcy Court to the extent required), litigation costs and settlements, asset write-downs, income and gains recorded in connection with the corporate reorganization of the TCEH Debtors,

(xv) unusual or non-recurring charges (including unusual or non-recurring expenses), severance, relocation costs, consolidation and closing costs, business optimization costs, transition costs, restructuring costs, signing, retention or completion bonuses, and curtailments or modifications to pension and post-retirement employee benefit plans for such period,

(xvi) any impairment charge or asset write-off or write-down including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets and Investments in debt and equity securities, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP,

(xvii) cash receipts (or any netting arrangements resulting in increased cash receipts) not added in arriving at Consolidated EBITDA or Consolidated Net Income in any period to the extent the non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added, and

(xviii) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption, less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income for the Borrower and the Restricted Subsidiaries, the sum of the following amounts for such period:

(i) non-cash gains increasing Consolidated Net Income for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(ii) unusual or non-recurring gains,

(iii) cash expenditures (or any netting arrangements resulting in increased cash expenditures) not deducted in arriving at Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash losses relating to such expenditures were added in the calculation of Consolidated EBITDA pursuant to paragraph (a) above for any previous period and not deducted, and

(iv) the amount of any minority interest income consisting of Subsidiary losses attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary,

in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that

(i) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA any gain or loss resulting in such period from currency translation gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedging Obligations for currency exchange risk),

(ii) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person or business, or attributable to any property or asset, acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Restricted Subsidiary (each such Person, business, property or asset acquired (including pursuant to the Transactions) and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Adjustment Certificate and delivered to the Administrative Agent (for further delivery to the Lenders),

(iii) [Reserved],

(iv) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred, abandoned or otherwise disposed of, or closed or so classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition, closure, classification or conversion).

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement (i) for any period that includes any of the fiscal quarters ended September 30, 2013, December 31, 2013, or March 31, 2014, Consolidated EBITDA for such quarter, shall be $500,000,000, $300,000,000 and $350,000,000, respectively and (ii) for any period that includes any fiscal month ended April 30, 2014, Consolidated EBITDA for such month shall be $10,000,000.

“Consolidated Interest Expense” shall mean, with respect to any period, without duplication, the sum of:

(1) consolidated interest expense of the Borrower and the Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptances or collateral posting facilities, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (u) accretion of asset retirement obligations and accretion or accrual of discounted liabilities not constituting Indebtedness, (v) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting, (w) [reserved], (x) amortization of reacquired Indebtedness, deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing); plus

(2) consolidated capitalized interest of (A) the Borrower and the Restricted Subsidiaries, in each case for such period, whether paid or accrued; less

(3) interest income for such period; plus

(4) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; plus

(5) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(a) any after-tax effect of extraordinary losses and gains for such period,

(b) Transaction Expenses,

(c) the cumulative effect of a change in accounting principles during such period,

(d) any after-tax effect of income (or loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations,

(e) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the Borrower,

(f) any income (or loss) during such period of any Person that is an Unrestricted Subsidiary, and any income (or loss) during such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that the Consolidated Net Income of the Borrower and the Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Borrower or any Restricted Subsidiary during such period,

(g) solely for the purpose of determining the Applicable Amount, any income (or loss) during such period of any Restricted Subsidiary (other than any Credit Party) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior governmental approval or an order of the Bankruptcy Court (which has not been obtained) or, directly or indirectly, by the operation of the terms of its Organizational Documents or any agreement, instrument or Applicable Law applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived (in each case, other than restrictions pursuant to this Agreement); provided that Consolidated Net Income of the Borrower and the Restricted Subsidiaries will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or any Restricted Subsidiary during such period, to the extent not already included therein,

(h) effects of all adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in the Borrower’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition whether consummated before or after the Closing Date or the amortization or write-off of any amounts thereof, net of taxes,

(i) any net after-tax effect of income (or loss) for such period attributable to the early extinguishment of Indebtedness (other than Hedging Obligations, but including, for the avoidance of doubt, debt exchange transactions),

(j) any net after-tax effect of any unrealized income (or loss) for such period attributable to Hedging Obligations or other derivative instruments,

(k) any impairment charge or asset write-off or write-down including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets and investments in debt and equity securities to the extent relating to changes in commodity prices, in each case pursuant to GAAP to the extent offset by gains from Hedging Obligations,

(l) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Stock or Stock Equivalents by management of the Borrower or any of its direct or indirect parent companies in connection with the Transactions, and

(m) accruals and reserves established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP or changes as a result of adoption of or modification of accounting policies during such period.

“Consolidated Superpriority Secured Net Debt” shall mean, as of any date of determination as determined in respect of the Borrower and its Restricted Subsidiaries for such period on a consolidated basis in a balance sheet in accordance with GAAP, (a) all Indebtedness of the types described in clause (a), clause (b), clause (d) (but, in the case of clause (d), only to the extent of any unreimbursed drawings under any RCT Letter of Credit or General Letter of Credit) and clause (f) of the definition thereof, in each case, solely to the extent consisting of the outstanding Term Loans, Delayed-Draw Term Loans and the Revolving Credit Exposure (determined for this purpose as if the Revolving Credit Commitment of each Lender outstanding from time to time has been fully drawn), minus (b) the aggregate amount of all Unrestricted Cash.

“Consolidated Superpriority Secured Net Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Superpriority Secured Net Debt as of such date of determination to (b) Consolidated EBITDA for such Test Period.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption), after intercompany eliminations, on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Contingent Obligation” shall mean indemnification Obligations and other similar contingent Obligations for which no claim has been made in writing (but excluding, for the avoidance of doubt, amounts available to be drawn under Letters of Credit).

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the board of directors of the Borrower on the Closing Date, (b) who, as of the date of determination, has been a member of such board of directors for at least the twelve preceding months, (c) who has been nominated to be a member of such board of directors, directly or indirectly, by a Permitted Holder or Persons nominated by a Permitted Holder or (d) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Co-Syndication Agents” shall mean Deutsche Bank AG New York Branch, Bank of America, N.A. and Morgan Stanley Senior Funding, Inc., as syndication agents for the Lenders under this Agreement and the other Credit Documents.

“Covered Commodity” shall mean any energy, electricity, generation capacity, power, heat rate, congestion, natural gas, nuclear fuel (including enrichment and conversion), diesel fuel, fuel oil, other petroleum-based liquids, coal, lignite, weather, emissions and other environmental credits, waste by-products, renewable energy credit, or any other energy related commodity or service (including ancillary services and related risks (such as location basis)).

“Credit Documents” shall mean this Agreement, the Guarantee, the Security Documents, each Letter of Credit and any promissory notes issued by the Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Facility” shall mean any of the Term Loan Facility, the Delayed-Draw Term Facility, any Incremental Term Loan Facility and the Revolving Credit Facility.

“Credit Party” shall mean each of Parent Guarantor, the Borrower, each of the Subsidiary Guarantors and each other Subsidiary of the Borrower that is a party to a Credit Document.

“CT Lease Indebtedness” shall mean obligations owing by Parent Guarantor (or certain trusts directly or indirectly beneficially owned by Parent Guarantor) under Indebtedness issued by such trusts and secured by the combustion turbines owned by such trusts that are subject to the CT Leases.

“CT Leases” shall mean (a) the leveraged lease with respect to combustion turbines at the Permian Basin and DeCordova facilities (with approximately $35,000,000 of 7.48% trust issued debt outstanding as of March 31, 2014) and (b) the leveraged lease with respect to combustion turbines at the Morgan Creek and Permian Basin facilities (with approximately $4,000,000 of 7.46% trust issued debt outstanding as of March 31, 2014).

“Cumulative Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period, taken as a single accounting period. Cumulative Consolidated Net Income may be a positive or negative amount.

“DBSI” shall mean Deutsche Bank Securities Inc.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Applicable Laws of the United States or other applicable jurisdictions from time to time in effect.

“Deemed Cash” shall have the meaning provided in Section 10.4(b).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(d).

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of “Net Cash Proceeds”.

“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of “Net Cash Proceeds”.

“Delayed-Draw Term Facility” shall mean the facility providing for the Delayed-Draw Term Loans.

“Delayed-Draw Term Facility Reduction Amount” shall mean the sum of (1) the aggregate amount of voluntary reductions to the Delayed-Draw Term Loan Commitment made pursuant to Sections 4.2 or 4.3 and (2) the amount of Available Delayed-Draw Term Loan Commitments permanently terminated on the Delayed-Draw Termination Date.

“Delayed-Draw Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Delayed-Draw Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Delayed Draw Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Delayed-Draw Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of Delayed-Draw Term Loan Commitments outstanding as of the Closing Date is $1,100,000,000.

“Delayed-Draw Term Loan Lender” shall mean each Lender holding a Delayed-Draw Term Loan.

“Delayed-Draw Term Loans” shall have the meaning provided in Section 2.1(b). As set forth in Section 2.1(b)(ii), immediately after any Delayed-Draw Term Loans are funded pursuant to Section 2.1(b), such Loans will automatically be deemed to constitute Term Loans, and to not constitute Delayed-Draw Term Loans, for all purposes of this Credit Agreement and the other Credit Documents (except for purposes of the definitions of “Available Delayed-Draw Term Loan Commitment” and “Available Term Loan Commitment”).

“Delayed-Draw Termination Date” shall mean the date that is 90 days after the Closing Date.

“Delayed-Draw Ticking Fee” shall have the meaning provided in Section 4.1(e).

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with a Disposition pursuant to Section 10.4(b) or Section 10.4(m) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disclosure Statement” shall mean a Disclosure Statement that is in form and substance consistent in all material respects with, and as it may be amended in accordance with the terms of, the Restructuring Support Agreement and the Restructuring Term Sheet, and is in form and substance reasonably satisfactory to the Administrative Agent (provided, however, that with respect to provisions of the Disclosure Statement that relate to the payment of the Credit Facilities, such provisions must be in form and substance satisfactory to the Administrative Agent).

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“Disposition” shall have the meaning provided in Section 10.4.

“Disqualified Institutions” shall mean (a) any company engaged principally in the business of energy or power generation and/or transmission and identified in writing to the Administrative Agent by the Borrower from time to time, (b) any company whose principal business is that of an energy or power merchant and identified in writing to the Administrative Agent by the Borrower from time to time, (c) any Person identified in writing to the Administrative Agent by the Borrower on or prior to April 28, 2014 (including any such Person’s affiliates that are clearly identifiable on the basis of such affiliates’ names) and (d) any Defaulting Lender. The list of all Disqualified Institutions shall be made available to all Lenders by posting such list to the Platform. Upon the identification in writing by the Borrower to the Administrative Agent of any additional Disqualified Institutions pursuant to clause (a) or (b) above, the Administrative Agent shall promptly post such addition to the list to the Platform; provided that any additional Person so identified shall not be deemed a Disqualified Institution until such time as such addition to the list is posted to the Platform.

“Disqualified Stock” shall mean, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalents that is not Disqualified Stock), other than as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of such change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements and/or Secured Commodity Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or Contingent Obligations and the termination of the Commitments), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of such change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements and/or Secured Commodity Hedging Agreements, Cash

Management Obligations under Secured Cash Management Agreements or Contingent Obligations and the termination of the Commitments), in whole or in part, in each case prior to the date that is ninety-one (91) days after the Latest Maturity Date; provided that if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Borrower or any of its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower (or any direct or indirect parent company thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Stock or Stock Equivalents held by any present or former employee, officer, director, manager or consultant, of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or any Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower, in each case pursuant to any stockholders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries.

“dividends” shall have the meaning provided in Section 10.6.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“EBITDA Lost as a Result of a Grid Outage” shall mean, to the extent that any transmission or distribution lines go out of service, the revenue not actually earned by the Borrower and its Restricted Subsidiaries that would otherwise have been earned with respect to any Unit within the first 12 month period that such transmission or distribution lines were out of service had such transmission or distribution lines not been out of service during such period.

“EBITDA Lost as a Result of a Unit Outage” shall mean, to the extent that any Unit is out of service as a result of any unplanned outage or shut down, the revenue not actually earned by the Borrower and its Restricted Subsidiaries that would otherwise have been earned with respect to any such Unit during the first 12 month period of any such outage or shut down had such Unit not been out of service during such period.

“EFIH” shall mean Energy Future Intermediate Holding Company LLC, a Delaware limited liability company.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Foreign Plan, that is maintained or contributed to by the Ultimate Parent, Parent Guarantor, Borrower or any Subsidiary (or, with respect to an employee benefit plan subject to Title IV of ERISA, any ERISA Affiliate).

“Environmental CapEx” shall mean Capital Expenditures deemed reasonably necessary by the Borrower or any Restricted Subsidiary or otherwise undertaken voluntarily by the Borrower or any Restricted Subsidiary, to comply with, or in anticipation of having to comply with, applicable Environmental Laws or Capital Expenditures otherwise undertaken voluntarily by the Borrower or any Restricted Subsidiary in connection with environmental matters.

“Environmental Claims” shall mean any and all actions, suits, proceedings, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than reports prepared by or on behalf of the Ultimate Parent, Parent Guarantor, the Borrower or any other Subsidiary of the Ultimate Parent (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of Real Estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release into the environment of Hazardous Materials or arising from alleged injury or threat of injury to human health or safety (to the extent relating to human exposure to Hazardous Materials), or to the environment, including ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or, with respect to any post-Closing Date requirements of the Credit Documents, hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or to human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“Equity Offering” shall mean any public or private sale of common stock or Preferred Stock of the Borrower or any of its direct or indirect parent companies (excluding Disqualified Stock), other than: (a) public offerings with respect to the Borrower’s or any direct or indirect parent company’s common stock registered on Form S-8, and (b) issuances to any Subsidiary of the Borrower or any such parent.

“ERCOT” shall mean the Electric Reliability Council of Texas or any other entity succeeding thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or any Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated thereunder.

“Exchange Rate” shall mean on any day, with respect to any currency, the rate at which such currency may be exchanged into another currency, which shall be the Historical Exchange Rate on the immediately prior day as determined by OANDA Corporation and made available on its website at

http://www.oanda.com/convert/fxhistory; provided, that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if at the time of any such determination, for any reason, no such rate is being quoted.

“Excluded Collateral” shall mean (a) Excluded Stock and Stock Equivalents, (b) Excluded Subsidiaries, (c) Excluded Property and (d) (i) property or assets subject to capital leases, purchase money obligations and other arrangements described in Section 10.1(f) to the extent subject to a Lien, in each case permitted by this Agreement, and the terms of the Indebtedness secured by such Lien prohibit assignment of, or granting of a security interest in, the applicable Credit Party’s rights and interests therein (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law), provided, that immediately upon the repayment of all Indebtedness secured by such Lien, such property shall no longer constitute “Excluded Collateral” and such Credit Party shall be deemed to have granted a security interest in all the rights and interests with respect to such property or assets pursuant to the applicable Credit Documents, (ii) any assets as to which the Collateral Agent and the Borrower have reasonably determined (after giving effect to the effectiveness of the Orders) that the costs or other consequences (including adverse tax consequences) of providing a security interest in such assets is excessive in view of the benefits to be gained thereby by the Lenders, (iii) any property that would otherwise constitute Collateral to the extent (and only to the extent) that the grant of a security interest therein or perfection of a Lien thereon pursuant to the applicable Credit Documents would violate any Applicable Law or regulation (including regulations adopted by Federal Energy Regulatory Commission and/or the Nuclear Regulatory Commission) applicable to such property and (iv) the Borrower’s Avoidance Actions (other than, upon entry of the Final Order, proceeds or property recovered, unencumbered, or otherwise the subject of successful Avoidance Actions, whether by judgment, settlement or otherwise).

“Excluded Property” shall mean (a) Receivables Facility Assets purported to be sold, contributed or pledged by any Credit Party that is or becomes a participant in a Permitted Receivables Financing pursuant to a Permitted Receivables Financing, (b) collections or proceeds of Receivables Facility Assets repurchased by any Credit Party that is or becomes a participant in a Permitted Receivables Financing pursuant to the provisions of a Permitted Receivables Financing, while such collections or proceeds are in a lockbox, collateral account or similar account established pursuant to such Permitted Receivables Financing to receive collections of Receivables Facility Assets or are in an account subject to an intercreditor agreement related to Transition Charges or Transition Property, (c) amounts payable to any Credit Party that such Credit Party is collecting on behalf of Persons that are not Credit Parties, including Transition Property and Transition Charges, and any customer deposits related to the foregoing, and (d) any Bundled Payment Amounts, while such Bundled Payment Amounts are in a lockbox, collateral account or similar account established pursuant to a Permitted Receivables Financing to receive collections of Receivables Facility Assets or are in an account subject to an intercreditor agreement related to Transition Charges or Transition Property.

“Excluded Stock and Stock Equivalents” shall mean (i) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Collateral Agent (confirmed in writing by notice to the Borrower and the Administrative Agent), the cost or other consequences (including any adverse tax or accounting consequences) of pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (ii) solely in the case of any pledge of Voting Stock of any Foreign Subsidiary or Foreign Subsidiary Holding Company to secure the Obligations, any Stock or Stock Equivalents of any class of such Foreign Subsidiary or Foreign Subsidiary Holding Company in excess of 65% of the outstanding Voting Stock of such class (such percentage to be adjusted upon any Change in Law as may be required to avoid adverse U.S. federal income tax consequences to Parent Guarantor, the Borrower or any Subsidiary of the Borrower), (iii) any Stock or Stock Equivalents to the extent the pledge thereof would violate any Applicable Law, (iv) in the case of any Stock or Stock Equivalents of any Subsidiary of the Borrower that is not Wholly Owned by the Borrower or any Subsidiary Guarantor at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of each such Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other Applicable Law or any Organizational Document), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (x) such other party is a Credit Party or Wholly Owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary of the Borrower to obtain any such consent)) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or Wholly Owned Subsidiary) to any contract, agreement, instrument or indenture governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law), (v) the Stock or Stock Equivalents of any Subsidiary of a Foreign Subsidiary, (vi) any Stock or Stock Equivalents of any Subsidiary to the extent that (A) the pledge of such Stock or Stock Equivalents would result in adverse tax or accounting consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower and (B) such Stock or Stock Equivalents have been identified in writing to the Collateral Agent by an Authorized Officer of the Borrower, (vii) the Stock or Stock Equivalents of any Unrestricted Subsidiary or Immaterial Subsidiary and (viii) the Stock or Stock Equivalents of any Receivables Entity if, after using commercially reasonable efforts, the Borrower is unable to obtain the consent of the funding sources under the applicable Permitted Receivables Financing to the pledge of such Stock or Stock Equivalents. Notwithstanding the foregoing, the term “Excluded Stock and Stock Equivalents” shall not in any event include the Stock or Stock Equivalents of any Subsidiary that is a debtor and debtor-in-possession in the Cases.

“Excluded Subsidiary” shall mean (a) each Domestic Subsidiary listed on Schedule 1.1(b) hereto and each future Domestic Subsidiary, in each case, for so long as any such Subsidiary does not constitute a Material Subsidiary, (b) each Domestic Subsidiary that is not a Wholly Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Subsidiary Guarantor pursuant to the requirements of Section 9.11 (for so long as such Subsidiary remains a non-Wholly Owned Restricted Subsidiary), (c) any Foreign Subsidiary Holding Company, (d) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement, Applicable Law or Organizational Document from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), (e) each Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (f) any other Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax or accounting consequences) of guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (g) each Unrestricted Subsidiary, (h) any Foreign Subsidiary, (i) any Receivables Entity and (j) any Subsidiary to the extent that (A) the guarantee of the Obligations by would result in adverse tax or accounting consequences and (B) such Subsidiaries have been identified in writing to the Collateral Agent by an Authorized Officer of the Borrower. Notwithstanding the foregoing, the term “Excluded Subsidiary” shall not in any event include any Subsidiary that is a debtor and debtor-in-possession in the Cases.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” shall mean, with respect to any Agent or any Lender, (a) net income taxes and franchise and excise taxes (imposed in lieu of net income taxes) imposed on such Agent or Lender, (b) any Taxes imposed on any Agent or any Lender as a result of any current or former connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Agent or Lender having executed, delivered or performed its obligations or received a payment under, or having been a party to or having enforced, this Agreement or any other Credit Document), (c) any U.S. federal withholding tax that is imposed on amounts payable to any Lender under the law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office other than a new lending office designated at request of the Borrower); provided that this subclause (c) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this subclause (c)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or designation of a new lending office by such Lender) would have been entitled to receive in the absence of such assignment or (y) any Tax is imposed on a Lender in connection with an interest in any Loan or other obligation that such Lender was required to acquire pursuant to Section 13.8(a) or that such Lender acquired pursuant to Section 13.7 (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Lender as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax),(d) any Tax to the extent attributable to such Lender’s failure to comply with Sections 5.4(d) and (e) (in the case of any Non-U.S. Lender) or Section 5.4(h) (in the case of a U.S. Lender), and (e) any Taxes imposed by FATCA.

“Exit Credit Agreements” shall mean each of the credit agreements for the Exit Facilities of the reorganized Borrower and consistent in form and substance in all material respects with the Exit Facility Term Sheet, with such amendments, modifications, supplements and changes permitted or agreed to pursuant to the terms of the Restructuring Support Agreement or otherwise.

“Exit Facilities” shall mean, collectively, the credit facilities under the Exit Credit Agreements.

“Exit Facility Term Sheet” shall mean the term sheet in respect of the Exit Credit Agreements attached as Exhibit C to the Restructuring Term Sheet.

“Expenses Relating to a Unit Outage” shall mean an amount (which may be negative) equal to (x) any expenses or other charges as a result of any outage or shut-down of any Unit, including any expenses or charges relating to (a) restarting any such Unit so that it may be placed back in service after such outage or shut-down, (b) purchases of power, natural gas or heat rate to meet commitments to sell, or offset a short position in, power, natural gas or heat rate that would otherwise have been met or offset from production generated by such Unit during the period of such outage or shut-down and (c) starting up, operating, maintaining and shutting down any other Unit that would not otherwise have been operating absent such outage or shut-down, including the fuel and other operating expenses, incurred to start-up, operate, maintain and shut-down such Unit and that are required during the period of time that the shut-down or outaged Unit is out of service in order to meet the commitments of such shut-down or outaged Unit to sell, or offset a short position in, power, natural gas or heat rate less (y) any expenses or charges not in fact incurred (including fuel and other operating expenses) that would have been incurred absent such outage or shut-down.

“Extension Conditions” shall have the meaning provided in the definition of “Maturity Date”.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future Treasury regulations or official administrative interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean the fee letter, dated April 28, 2014, among the Borrower and the Joint Lead Arrangers.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Final Cash Collateral Order” shall mean a final order of the Bankruptcy Court entered in the Cases in form and substance satisfactory to the Administrative Agent on a motion by the TCEH Debtors that is in form and substance satisfactory to the TCEH Debtors, authorizing and approving on a final basis, among other things, the matters and provisions in the Interim Cash Collateral Order.

“Final Order” shall mean a final order of the Bankruptcy Court entered in the Cases in form and substance satisfactory to the Left Lead Arrangers on a motion by the TCEH Debtors that is in form and substance satisfactory to the Left Lead Arrangers, authorizing and approving on a final basis, among other things, the matters and provisions in the Interim Order and the borrowing by the Borrower of the full amount of the Credit Facilities, as such order or orders may be extended, amended, supplemented or modified in a manner satisfactory to the Left Lead Arrangers.

“Final Order Entry Date” shall mean the date that the Final Order is entered by the Bankruptcy Court in the Cases.

“Financial Advisor” shall mean Millstein & Co., L.P.

“First Day Orders” shall mean all orders entered or to be entered by the Bankruptcy Court based on the motions identified on Schedule 1.1(d) hereto, which shall each be in form and substance reasonably satisfactory to the Left Lead Arrangers (other than the Cash Management Order, the Interim Order, and the Interim Cash Collateral Order, which shall each be in form and substance satisfactory to the Left Lead Arrangers).

“Fiscal Year” shall have the meaning provided in Section 9.10.

“Foreign Asset Sale” shall have the meaning provided in Section 5.2(i).

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Recovery Event” shall have the meaning provided in Section 5.2(i).

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” shall mean any Subsidiary that owns no material assets other than equity interest (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more (a) Foreign Subsidiaries and/or (b) other Subsidiaries that own no material assets other than equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more Foreign Subsidiaries.

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“Full Availability Date” shall mean the first date following the Final Order Entry Date on which the conditions precedent set forth in Section 6 and Section 7 shall have been satisfied or waived in accordance with Section 13.1.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“General L/C Cash Coverage Requirement” shall have the meaning provided in Section 3.8.

“General L/C Collateral Account” shall mean one or more Cash Collateral Accounts or securities accounts established pursuant to, and subject to the terms of, Section 3.8 for the purpose of collateralizing the General L/C Obligations in respect of General Letters of Credit.

“General L/C Collateral Account Balance” shall mean, at any time, with respect to any General L/C Collateral Account, the aggregate amount on deposit in such General L/C Collateral Account. References herein and in the other Credit Documents to the General L/C Collateral Account Balance shall be deemed to refer to the General L/C Collateral Account Balance in respect of the applicable General L/C Collateral Account or to the General L/C Collateral Account Balance in respect of all General L/C Collateral Accounts, as the context requires.

“General L/C Collateral Account Depositary Bank” shall have the meaning provided in Section 3.8.

“General L/C Obligations” shall mean, as at any date of determination and without duplication, the aggregate Stated Amount of all outstanding General Letters of Credit plus the aggregate principal amount of all Unpaid Drawings under all General Letters of Credit. For all purposes of this Agreement, if on any date of determination a General Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such General Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“General L/C Permitted Investments” shall mean:

(a) any Permitted Investments described in clauses (a) through (g) of the definition thereof; and

(b) such other securities as agreed to by the TCEH Debtors with the applicable General Letter of Credit Issuer from time to time.

“General L/C Termination Date” shall mean the Maturity Date.

“General Letter of Credit” shall have the meaning provided in Section 3.1(a)(i).

“General Letter of Credit Commitment” shall mean $800,000,000 (as such amount may be increased as agreed in writing between the Borrower and the General Letter of Credit Issuers providing such increased General Letter of Credit Commitment, and as such amount may be reduced pursuant to Section 4.2(d)).

“General Letter of Credit Issuers” shall mean (a) on the date hereof, Citibank, N.A. and (b) at any time such Person who shall become a General Letter of Credit Issuer pursuant to Section 3.6 (it being understood that if any such Person ceases to be a Lender hereunder, such Person will remain a General Letter of Credit Issuer with respect to any General Letters of Credit issued by such Person that remained outstanding as of the date such Person ceased to be a Lender). Any General Letter of Credit Issuer may, in its discretion, arrange for one or more General Letters of Credit to be issued by Affiliates of such General Letter of Credit Issuer, and in each such case the term “General Letter of Credit Issuer” shall include any such Affiliate with respect to General Letters of Credit issued by such Affiliate. References herein and in the other Credit Documents to the General Letter of Credit Issuer shall be deemed to refer to the General Letter of Credit Issuer in respect of the applicable General Letter of Credit or to all General Letter of Credit Issuers, as the context requires.

“General Letters of Credit Outstanding” shall mean, at any time, with respect to any General Letter of Credit Issuer, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding General Letters of Credit issued by such General Letter of Credit Issuer and (b) the aggregate principal amount of all Unpaid Drawings in respect of all such General Letters of Credit. References herein and in the other Credit Documents to the General Letters of Credit Outstanding shall be deemed to refer to the General Letters of Credit Outstanding in respect of all General Letters of Credit issued by the applicable General Letter of Credit Issuer or to the General Letters of Credit Outstanding in respect of all General Letters of Credit, as the context requires.

“General Letter of Credit Reimbursement Obligations” shall mean the obligations of the TCEH Debtors to reimburse and repay Unpaid Drawings on any General Letter of Credit pursuant to the terms and conditions set forth in Section 3.4 of this Agreement.

“General L/C Collateral Account Depositary Bank” shall have the meaning provided in Section 3.8.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank, stock exchange, PUCT or ERCOT.

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Guarantee” shall mean the Guarantee made by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) Parent Guarantor, (b) each Domestic Subsidiary that is a party to the Guarantee on the Closing Date, which will in any event include all Subsidiaries that are debtors and debtors-in-possession in the Cases, and (c) each Domestic Subsidiary that becomes a party to the Guarantee on or after the Closing Date pursuant to Section 9.11 or otherwise.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products spilled or released into the environment, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, for which a release into the environment is prohibited, limited or regulated by any Environmental Law.

“Hedge Bank” shall mean any Person (other than Parent Guarantor, the Borrower or any other Subsidiary of the Borrower) that either (i) is a party to a Secured Commodity Hedging Agreement and has executed and delivered to the Collateral Agent an Accession Agreement, and become a party to the Security Agreement, pursuant to Section 14.2 or (ii) with respect to any other Hedging Agreement (other than a Commodity Hedging Agreement) either (x) at the time it enters into a Secured Hedging Agreement or (y) on the Closing Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to a Secured Hedging Agreement.

“Hedging Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement and (c) physical or financial commodity contracts or agreements, power purchase or sale agreements, fuel purchase or sale agreements, environmental credit purchase or sale agreements, power transmission agreements, ancillary service agreements, commodity transportation agreements, fuel storage agreements, weather derivatives, netting agreements (including Netting Agreements), capacity agreements and commercial or trading agreements, each with respect to the purchase, sale or exchange of (or the option to purchase, sell or exchange), transmission, transportation, storage, distribution, processing, sale, lease or hedge of, any Covered Commodity, price or price indices for any such Covered Commodity or services or any other similar derivative agreements, and any other similar agreements.

“Hedging and Trading Order” shall mean that certain Final Order Authorizing the Debtors To (A) Continue Performance Under the Hedging and Trading Arrangements, (B) Pledge Collateral and Honor Obligations Thereunder, and (C) Enter Into and Perform Under New Postpetition Hedging and Trading Arrangements.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements.

“Holdings” shall mean Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership, and its successors.

“Immaterial Subsidiary” shall mean each Subsidiary of the Borrower that is not a Material Subsidiary.

“Incremental Amendment” shall have the meaning set forth in Section 2.14(h).

“Incremental Facility” shall have the meaning provided in Section 2.14(a).

“Incremental Revolving Commitment Increase” shall have the meaning provided in Section 2.14(a).

“Incremental Term Loan Commitment” shall mean the commitment of any lender to make Incremental Term Loans of a particular tranche pursuant to Section 2.14(a).

“Incremental Term Loan Facility” shall mean each tranche of Incremental Term Loans made pursuant to Section 2.14.

“Incremental Term Loans” shall have the meaning provided in Section 2.14(a).

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person, (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (f) the principal component of all Capitalized Lease Obligations of such Person, (g) net Hedging Obligations of such Person, (h) without duplication, all Guarantee Obligations of such Person and (i) Disqualified Stock of such Person; provided that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) amounts payable by and between Parent Guarantor, the Borrower and any other Subsidiary of the Ultimate Parent in connection with retail clawback or other regulatory transition issues and (v) any Indebtedness defeased by such Person or by any Subsidiary of such Person. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“indemnified liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes (including Other Taxes) other than (i) Excluded Taxes and (ii) any interest, penalties or expenses caused by an Agent’s or Lender’s gross negligence or willful misconduct.

“Initial Budget” shall have the meaning provided in the definition of the term “Budget”.

“Intercompany Subordinated Note” shall mean the Intercompany Note, dated as of April 7, 2011, executed by Parent Guarantor, the Borrower and each Restricted Subsidiary of the Borrower.

“Interest Period” shall mean, with respect to any Term Loan, Delayed-Draw Term Loan or Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interim Availability Amount” shall mean, as of any date of determination (x) with respect to the Revolving Credit Facility, the lesser of (a) $533,000,000 and (b) such amount as the Bankruptcy Court may order or as may be agreed by the Required Lenders and the Borrower, (y) with respect to the Term Loan Facility, the lesser of (a) $700,000,000 and (b) such amount as the Bankruptcy Court may order or as may be agreed by the Required Lenders and the Borrower, and (z) with respect to the Delayed-Draw Term Facility, the lesser of (a) $1,100,000,000 and (b) such amount as the Bankruptcy Court may order or as may be agreed by the Required Lenders and the Borrower.

“Interim Cash Collateral Order” shall mean that certain Interim Order (A) Authorizing Use of Cash Collateral, (B) Granting Adequate Protection, (C) Modifying the Automatic Stay, and (D) Scheduling a Final Hearing [Docket No. 324].

“Interim Order” shall mean that certain Interim Order (A) Approving Postpetition Financing for Texas Competitive Electric Holdings Company LLC and Certain of Its Debtor Affiliates, (B) Granting Liens and Providing Superpriority Administrative Expense Claims, (C) Modifying the Automatic Stay, and (D) Scheduling a Final Hearing [Docket No. 325] attached as Exhibit N hereto, in form and substance satisfactory to the Left Lead Arrangers on a motion by the TCEH Debtors that is in form and substance satisfactory to the Left Lead Arrangers, as such order or orders may be extended, amended, supplemented or modified in a manner satisfactory to the Left Lead Arrangers.

“Interim Order Entry Date” shall mean the date on which the Interim Order is entered by the Bankruptcy Court.

“Interim Period” shall mean the period of time between the Interim Order Entry Date and the Final Order Entry Date.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership, limited liability company membership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) (including any partnership or joint venture), (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness; or (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by a Letter of Credit Issuer and the Ultimate Parent, Parent Guarantor, the Borrower or any Subsidiary of the Ultimate Parent (other than the Oncor Subsidiaries) or in favor of a Letter of Credit Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” shall mean Citi, DBSI, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, RBC Capital Markets and Union Bank, N.A., as joint lead arrangers and joint bookrunners for the Lenders under this Agreement and the other Credit Documents.

“JV Distribution Amount” shall mean, at any time, the aggregate amount of cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary from any Minority Investments or any Unrestricted Subsidiary since the Closing Date and prior to such time and only to the extent that neither the Borrower nor any Restricted Subsidiary is under any obligation to repay such amount to such Minority Investments or such Unrestricted Subsidiary.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Credit Facility hereunder as of such date of determination, including the latest maturity date of any Incremental Facility, in each case as extended in accordance with this Agreement from time to time.

“Left Lead Arrangers” shall mean Citi and DBSI.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1(a), 2.1(b) or 2.1(c), as the case may be, or (c) a Lender having (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity.

“Letter of Credit” shall mean each RCT Letter of Credit and each General Letter of Credit.

“Letter of Credit Issuer” shall mean, with respect to any RCT Letter of Credit, each RCT Letter of Credit Issuer, and with respect to any General Letter of Credit, any General Letter of Credit Issuer.

“Letter of Credit Request” shall have the meaning provided in Section 3.2(a).

“LIBOR Loan” shall mean any Term Loan, Delayed-Draw Term Loan or Revolving Credit Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” shall mean, for any Interest Period with respect to a LIBOR Loan the rate per annum equal to the ICE Benchmark Administration (or any successor organization) LIBOR Rate (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period, as applicable, shall be a rate per annum as may be agreed upon by the Borrower and the Administrative Agent to be a rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period, would be offered by the Administrative Agent’s London Branch to major banks in the applicable London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period. Notwithstanding anything to the contrary contained herein, with respect to Term Loans and Delayed-Draw Term Loans, in no event shall the LIBOR Rate be less than 0.75% per annum.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, collateral assignment, lien (statutory or other) or similar encumbrance (including any conditional sale or other title retention agreement or any lease or license in the nature thereof); provided that in no event shall an operating lease be deemed to be a Lien.

“Liquidity” shall mean the sum, as of any date of determination, of (i) Unrestricted Cash plus (ii) the excess of (A) the Adjusted Total Revolving Credit Commitment over (B) the Revolving Credit Exposure of all Lenders.

“Loan” shall mean any Revolving Credit Loan, Term Loan or Delayed-Draw Term Loan made by any Lender hereunder.

“Management Investors” shall mean the directors, management, officers and employees of the Ultimate Parent and its Subsidiaries who are or become investors (directly or indirectly) in Holdings, any of its direct or indirect parent entities or in the Ultimate Parent at any time prior to the first anniversary of Closing Date.

“Master Agreement” shall have the meaning provided in the definition of the term “Hedging Agreements”.

“Material Adverse Effect” shall mean any circumstance or conditions affecting the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries taken as a whole, that would individually or in the aggregate, materially adversely affect the ability of the TCEH Debtors (taken as a whole) to perform their payment obligations under the Credit Documents to which they are a party, or the rights and remedies of the Administrative Agent, the Letter of Credit Issuers and the Lenders under the Credit Documents other than, in each case, as a result of the events leading up to, and following the commencement of a proceeding under Chapter 11 and the continuation and prosecution thereof, including circumstances or conditions resulting from, or incidental to, such events, commencement, continuation and prosecution, which shall not, individually or in the aggregate, constitute a Material Adverse Effect, and provided that nothing disclosed in any of the following filings by the Ultimate Parent and/or Parent Guarantor: (1) the annual report on Form 10-K for the year ended December 31, 2013 (to the extent substantially the same in form and substance as the version provided to the Left Lead Arrangers at least two days prior to the date of the Commitment Letter), (2) any filings on Form 8-K made through the date of the Commitment Letter and/or (3) any disclosure statement related to any plan of reorganization or liquidation of TCEH Debtors provided to the Joint Lead Arrangers on or prior to the date of the Commitment Letter, shall, in any case, in and of itself and based solely on facts as disclosed therein (without giving effect to any developments not disclosed therein) constitute a Material Adverse Effect.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the most recent Test Period for which Section 9.1 Financials have been delivered were equal to or greater than 2.5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose total revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Test Period were equal to or greater than 2.5% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (x) total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of such Test Period equal to or greater than 10.0% of the

Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (y) total revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Test Period equal to or greater than 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries” so that such condition no longer exists. It is agreed and understood that no Receivables Entity shall be a Material Subsidiary.

“Maturity Date” shall mean the earliest to occur of (a) May 5, 2016; provided, however, that the Maturity Date shall be subject to a six-month extension as requested by the Borrower if (1) as of the first day of such extension no Event of Default is continuing, (2) an Acceptable Reorganization Plan has been filed, (3) a hearing has been scheduled for the confirmation of such Acceptable Reorganization Plan, (4) the TCEH Debtors are working in good faith to confirm such Acceptable Reorganization Plan, (5) an updated Budget and Annual Operating Forecast have been delivered by the Borrower at least ten (10) days prior to the first day of such extension, which Budget and Annual Operating Forecast demonstrate Liquidity sufficient to provide for Adequate Protection Payments required by the Interim Cash Collateral Order, the Final Cash Collateral Order and the Orders through such additional six-month period plus an additional $250,000,000, and (6) the Borrower pays an extension fee in the amount of 0.25% of the then outstanding Commitments and Loans on the date of such payment to the Administrative Agent for distribution to the Lenders on a pro rata basis based on the respective Commitments and Loans held by each Lender (subclauses (1) through (6), the “Extension Conditions”); (b) the effective date of any Reorganization Plan; (c) the date that is 45 days after the Interim Order Entry Date if the Final Order Entry Date has not occurred by such date; (d) the consummation of a sale of all or substantially all of the TCEH Debtors’ assets or stock under section 363 of the Bankruptcy Code; or (e) the acceleration of any Loans and the termination of any then outstanding Commitments in accordance with the terms of this Agreement; provided, however, that the Maturity Date will occur in any event no later than November 7, 2016.

“Minimum Borrowing Amount” shall mean (a) with respect to any Borrowing of Loans (other than Delayed-Draw Term Loans), $5,000,000, (b) with respect to a borrowing of Delayed-Draw Term Loans, $250,000,000 (or, in each case, if less, the entire remaining Commitments of any applicable Credit Facility at the time of such Borrowing).

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Stock or Stock Equivalents, including any joint venture (regardless of form of legal entity).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property.

“Mortgaged Property” shall mean all Real Estate, if any, with respect to which a Lien for the benefit of the Collateral Agent and the other Secured Parties is granted and perfected pursuant to the terms and conditions of any Order.

“Multiemployer Plan” shall mean a plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA (i) to which any of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is then making or has an obligation to make contributions or (ii) with respect to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate could incur liability pursuant to Title IV of ERISA.

“Narrative Report” shall mean, with respect to the financial statements for which such narrative report is required, a management’s discussion and analysis of the financial condition and results of operations of the Borrower and its consolidated Subsidiaries for the applicable period to which such financial statements relate.

“Necessary CapEx” shall mean Capital Expenditures that are required by Applicable Law (other than Environmental Law) or otherwise undertaken voluntarily for health and safety reasons (other than as required by Environmental Law). The term “Necessary CapEx” does not include any Capital Expenditure undertaken primarily to increase the efficiency of, expand or re-power any power generation facility.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any Restricted Subsidiary in respect of such Prepayment Event, as the case may be, less (b) the sum of:

(i) the amount, if any, of all taxes paid or estimated by the Borrower in good faith to be payable by the Borrower or any Restricted Subsidiary in connection with such Prepayment Event,

(ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Borrower or any Restricted Subsidiary (including any pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction); provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event occurring on the date of such reduction,

(iii) the amount of any Indebtedness (other than Indebtedness hereunder) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv) in the case of any Asset Sale Prepayment Event (other than any Asset Sale Prepayment Event pursuant to Section 10.4(m)) or Recovery Prepayment Event, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period, has entered into an Acceptable Reinvestment Commitment prior to the last day of the Reinvestment Period to reinvest or, with respect to any Recovery Prepayment Event, provided an Acceptable Reinvestment Commitment or a Restoration Certification prior to the last day of the Reinvestment Period) in the business of the Borrower or any Restricted Subsidiary (subject to Section 9.15), including for the repair, restoration or replacement of an asset or assets subject to a Recovery Prepayment Event; provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or any Restricted Subsidiary has entered into an Acceptable Reinvestment Commitment or provided a Restoration Certification prior to the last day of such Reinvestment

Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or Recovery Prepayment Event occurring on the last day of such Reinvestment Period or, if later, 180 days after the date the Borrower or such Restricted Subsidiary has entered into such Acceptable Reinvestment Commitment or provided such Restoration Certification, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (y) be applied to the repayment of Term Loans and Delayed-Draw Term Loans in accordance with Section 5.2(a),

(v) in the case of any Asset Sale Prepayment Event with respect to Baseload Assets pursuant to Section 10.4(m), the amount of any proceeds of such Asset Sale Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into an Acceptable Reinvestment Commitment prior to the last day of the Reinvestment Period to reinvest) in other Baseload Assets; provided that any Deferred Net Cash Proceeds with respect to such Asset Sale Prepayment Event shall, unless the Borrower or any Restricted Subsidiary has entered into an Acceptable Reinvestment Commitment prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event occurring on the Deferred Net Cash Proceeds Payment Date and (y) be applied to the repayment of Term Loans and Delayed-Draw Term Loans in accordance with Section 5.2(a),

(vi) in the case of any Asset Sale Prepayment Event or Recovery Prepayment Event by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Restricted Subsidiary as a result thereof, and

(vii) reasonable and customary fees, commissions, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees), issuance costs, discounts and other costs paid by the Borrower or any Restricted Subsidiary, as applicable, in connection with such Prepayment Event, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Netting Agreement” shall mean, in respect of Hedging Obligations, a netting agreement, master netting agreement or other similar document having the same effect as a netting agreement or master netting agreement and, as applicable, any collateral annex, security agreement or other similar document related to any master netting agreement or Permitted Contract.

“New Revolving Credit Commitments” shall have the meaning provided in Section 2.14(i)(ii).

“New Revolving Credit Loan” shall have the meaning provided in Section 2.14(i)(ii).

“New Revolving Credit Series” shall have the meaning provided in Section 2.14(i)(ii).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(b).

“Non-U.S. Lender” shall mean any Agent or Lender that is not, for United States federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation, partnership or entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3 and substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit or under any Secured Cash Management Agreement, Secured Commodity Hedging Agreement or Secured Hedging Agreement, in each case, entered into with Parent Guarantor, the Borrower or any Restricted Subsidiary, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under the Cases or any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, in each case other than Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents) (i) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document and (ii) exclude, notwithstanding any term or condition in this Agreement or any other Credit Documents, any Excluded Swap Obligations.

“Oncor” shall mean Oncor Electric Delivery Company LLC, a Delaware limited liability company.

“Oncor Credit Facility” shall mean the revolving credit agreement, dated as of October 10, 2007, among Oncor, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, and J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs Credit Partners L.P., Lehman Brothers Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and bookrunners, as amended, supplemented or otherwise modified from time to time.

“Oncor Notes” shall mean:

•	Oncor’s 6.375% Senior Notes due 2015;

•	Oncor’s 5.000% Senior Secured Notes due 2017;

•	Oncor’s 6.800% Senior Secured Notes due 2018;

•	Oncor’s 5.750% Senior Secured Notes due 2020;

•	Oncor’s 4.100% Senior Secured Notes due 2022;

•	Oncor’s 7.000% Fixed Debentures due 2022;

•	Oncor’s 7.000% Senior Notes due 2032;

•	Oncor’s 7.250% Senior Notes due 2033;

•	Oncor’s 7.500% Senior Secured Notes due 2038;

•	Oncor’s 5.250% Senior Secured Notes due 2040;

•	Oncor’s 4.550% Senior Secured Notes due 2041; and

•	Oncor’s 5.300% Senior Secured Notes due 2042.

“Oncor Subsidiaries” shall mean Oncor Electric Delivery Holdings Company LLC and its Subsidiaries.

“Orders” shall mean the Interim Order or the Final Order or both, as the context may require.

“Organizational Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall mean any and all present or future stamp, registration, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising from any payment made or required to be made under this Agreement or any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent, the General Letter of Credit Issuer or the RCT Letter of Credit Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Guarantor” shall have the meaning provided in the preamble to this Agreement.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” shall have the meaning provided in Section 13.6(c)(iii).

“Participating Receivables Grantor” shall mean the Borrower or any Restricted Subsidiary that is or that becomes a participant or originator in a Permitted Receivables Financing.

“Patriot Act” shall have the meaning provided in Section 13.18.

“Payment Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default under Section 11.1.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Act” shall mean the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Perfection Certificate” shall mean a certificate of the Borrower in a form approved by the Administrative Agent.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any Restricted Subsidiary of assets (including assets constituting a business unit, line of business or division) or Stock or Stock Equivalents, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with Applicable Law, (b) if such acquisition involves any Stock or Stock Equivalents, such acquisition shall result in the issuer of such Stock or Stock Equivalents and its Subsidiaries becoming a Restricted Subsidiary and a Subsidiary Guarantor, to the extent required by Section 9.11, (c) such acquisition shall result in the Collateral Agent, for the benefit of the applicable Secured Parties, being granted a security interest in any Stock, Stock Equivalent or any assets so acquired, to the extent required by Sections 9.11, 9.12 and/or 9.14, (d) after giving effect to such acquisition, the Borrower and the Restricted Subsidiaries shall be in compliance with Section 9.15, (e) both before and after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing and (f) the Borrower shall be in compliance, on a Pro Forma Basis, after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Section 10.1, and any related Pro Forma Adjustment), with the covenant set forth in Section 10.9.

“Permitted Contract” shall have the meaning provided in Section 10.2(bb).

“Permitted Holders” shall mean (a) the Sponsors and (b) the Management Investors.

“Permitted Investments” shall mean:

(a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities and/or reset dates of not more than 24 months from the date of acquisition thereof;

(b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c) commercial paper or variable or fixed rate notes maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-3 or P-3 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(d) time deposits with, or domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by, any Lender or any other bank having combined capital and surplus of not less than $500,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks;

(e) repurchase agreements with a term of not more than 90 days for underlying securities of the type described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers of recognized national standing;

(f) marketable short-term money market and similar funds (x) either having assets in excess of $500,000,000 or (y) having a rating of at least A-3 or P-3 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (f) above; and

(h) in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Restricted Foreign Subsidiary is located or in which such Investment is made.

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims not yet delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP;

(b) Liens in respect of property or assets of the Borrower or any Subsidiary of the Borrower imposed by Applicable Law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, arising in the ordinary course of business or in connection with the construction or restoration of facilities for the generation, transmission or distribution of electricity, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.11;

(d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of tenders, statutory obligations, trade contracts (other than for payment of money), leases, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations, in each case incurred in the ordinary course of business (including in connection with the construction or restoration of facilities for the generation, transmission or distribution of electricity) or otherwise constituting Investments permitted by Section 10.5;

(e) ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of the Subsidiaries of the Borrower are located;

(f) easements, rights-of-way, licenses, reservations, servitudes, permits, conditions, covenants, rights of others, restrictions (including zoning restrictions), oil, gas and other mineral interests, royalty interests and leases, minor defects, exceptions or irregularities in title or survey, encroachments, protrusions and other similar charges or encumbrances (including those to secure health, safety and environmental obligations), which do not interfere in any material respect with the business of the Borrower and the Subsidiaries of the Borrower, taken as a whole;

(g) any exception on the title policies issued in connection with any Mortgaged Property;

(h) any interest or title of a lessor, sublessor, licensor, sublicensor or grantor of an easement or secured by a lessor’s, sublessor’s, licensor’s, sublicensor’s interest or grantor of an easement under any lease, sublease, license, sublicense or easement to be entered into by the Borrower or any Restricted Subsidiary of the Borrower as lessee, sublessee, licensee, grantee or sublicensee to the extent permitted by this Agreement;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or banker’s acceptance issued or created for the account of the Borrower or any Subsidiary of the Borrower; provided that such Lien secures only the obligations of the Borrower or such Subsidiary in respect of such letter of credit or banker’s acceptance to the extent permitted under Section 10.1;

(k) leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and the Subsidiaries of the Borrower, taken as a whole;

(l) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any Subsidiary of the Borrower;

(m) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(n) Liens arising under Section 9.343 of the Texas Uniform Commercial Code or similar statutes of states other than Texas;

(o) Liens on accounts receivable, other Receivables Facility Assets, or accounts into which collections or proceeds of Receivables Facility Assets are deposited, in each case arising in connection with a Permitted Receivables Financing;

(p) any zoning, land use, environmental or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and the Subsidiaries of the Borrower, taken as a whole;

(q) any Lien arising by reason of deposits with or giving of any form of security to any Governmental Authority for any purpose at any time as required by Applicable Law as a condition to the transaction of any business or the exercise of any privilege or license, or to enable the Borrower or any Subsidiary to maintain self-insurance or to participate in any fund for liability on any insurance risks;

(r) Liens, restrictions, regulations, easements, exceptions or reservations of any Governmental Authority applying to nuclear fuel;

(s) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of Applicable Law, to terminate or modify such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of such person;

(t) Liens arising under any obligations or duties affecting any of the property, the Borrower or any Restricted Subsidiary to any Governmental Authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;

(u) rights reserved to or vested in any Governmental Authority to use, control or regulate any property of such person, which do not materially impair the use of such property for the purposes for which it is held;

(v) any obligations or duties, affecting the property of Parent Guarantor, the Borrower or any Restricted Subsidiary, to any Governmental Authority with respect to any franchise, grant, license or permit; and

(w) a set-off or netting rights granted by Parent Guarantor, the Borrower or any Subsidiary of the Borrower pursuant to any Hedging Agreements, Netting Agreements or Permitted Contracts solely in respect of amounts owing under such agreements.

Notwithstanding anything to the contrary, Permitted Liens shall not include Liens securing any of the Prepetition Debt.

“Permitted Property Interest” shall have the meaning provided in Section 14.3.

“Permitted Receivables Financing” shall mean any of one or more receivables financing programs as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities and other customary forms of support, in each case made in connection with such facilities) to the Borrower and the Restricted Subsidiaries (other than a Receivables Entity) providing for the sale, conveyance, or contribution to capital of Receivables Facility Assets by

Participating Receivables Grantors in transactions purporting to be sales of Receivables Facility Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Entity that in turn funds such purchase by the direct or indirect sale, transfer, conveyance, pledge, or grant of participation or other interest in such Receivables Facility Assets to a Person that is not a Restricted Subsidiary.

“Permitted Sale Leaseback” shall mean any Sale Leaseback existing on the Closing Date or consummated by the Borrower or any Restricted Subsidiary after the Closing Date; provided that any such Sale Leaseback consummated after the Closing Date not between (a) a Credit Party and another Credit Party or (b) a Restricted Subsidiary that is not a Credit Party and another Restricted Subsidiary that is not a Credit Party is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary and (ii) in the case of any Sale Leaseback (or series of related Sale Leasebacks) the aggregate proceeds of which exceed $100,000,000, the board of directors of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback). Notwithstanding anything to the contrary contained in this Agreement, the term “Permitted Sale Leaseback” shall not in any event include any direct or indirect Sale Leaseback of all or any portion of one or more Baseload Generation Assets.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Petition Date” shall have the meaning set forth in the Recitals hereto.

“Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) -which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by the Borrower, any Subsidiary or ERISA Affiliate or with respect to which the Borrower or any Subsidiary could incur liability pursuant to Title IV of ERISA.

“Plan Effective Date” shall mean the date of the effectiveness of an Acceptable Reorganization Plan that has been confirmed pursuant to a final order of the Bankruptcy Court.

“Platform” shall have the meaning provided in Section 13.17(c).

“Pledge Agreement” shall mean any pledge agreement with respect to any or all of the Obligations delivered pursuant to Section 9.12.

“Post-Acquisition Period” shall mean, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Preferred Stock” shall mean any Stock or Stock Equivalents with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Event” shall mean any Asset Sale Prepayment Event or Recovery Prepayment Event.

“Prepetition” shall mean, when used with respect to any agreement or instrument or any claim or proceeding or any other matter with respect of any Credit Party, an agreement or instrument that was entered into or became effective, a claim or proceeding that first arose or was first instituted, or another matter that first occurred or, by operation of law, is deemed to have occurred, prior to the Petition Date.

“Prepetition Credit Agreement” shall mean that certain Credit Agreement, dated as of October 10, 2007, by and among Texas Competitive Electric Holdings Company LLC, as borrower, Energy Future Competitive Holdings Company, LLC, the guarantors party thereto, the lenders party thereto and Citibank, N.A., as administrative agent, collateral agent, swingline lender and an issuing bank, as amended, supplemented or otherwise modified from time to time.

“Prepetition Credit Agreement Lender” shall mean each “Lender” (under and as defined in the Prepetition Credit Agreement) from time to time party to the Prepetition Credit Agreement.

“Prepetition Debt” shall mean collectively all Prepetition First Lien Obligations and Prepetition Second Lien Obligations.

“Prepetition First Lien Intercreditor Agreement” shall mean that certain Amended and Restated Collateral Agency and Intercreditor Agreement, dated as of October 10, 2007 and amended and restated as of August 7, 2009, among Energy Future Competitive Holdings Company LLC, Texas Competitive Electric Holdings Company LLC, the subsidiary guarantors party thereto, Citibank, N.A., as Administrative Agent and Collateral Agent, Credit Suisse Energy LLC, J. Aron & Company, Morgan Stanley Capital Group Inc., Citigroup Energy Inc., and the other parties from time to time party thereto, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement

“Prepetition First Lien Obligations” shall mean the “Secured Obligations” (as defined in the Prepetition First Lien Intercreditor Agreement).

“Prepetition First Lien Secured Parties” shall mean the “Secured Parties” (as defined in the Prepetition First Lien Intercreditor Agreement).

“Prepetition Second Lien Documents” shall mean the Prepetition Second Lien Indenture, the other Collateral Documents (as defined in the Prepetition Second Lien Indenture), including each collateral trust agreement, mortgage and other security documents and any guarantee entered into in connection therewith and any related notes, the Prepetition Second Lien Notes, and the other Collateral Documents (as defined in the Prepetition Second Lien Indenture), including the Prepetition Second Lien Intercreditor Agreement and each mortgage and other security documents and any guarantee entered into in connection therewith and any related notes.

“Prepetition Second Lien Indenture” shall mean that certain indenture, dated as of October 6, 2010, among the Borrower, TCEH Finance, Inc., the guarantors party thereto and The Bank of New York Mellon Trust Company, as trustee, The Bank of New York Mellon Trust Company, as collateral agent for the Prepetition Second Lien Secured Parties, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement.

“Prepetition Second Lien Intercreditor Agreement” shall mean that certain Second Lien Intercreditor Agreement, dated as of October 6, 2010, among Energy Future Competitive Holdings Company, Texas Competitive Electric Holdings Company LLC, the subsidiary guarantors party thereto, Citibank, N.A., as senior collateral agent for the senior secured parties and as representative for the credit agreement secured parties, The Bank of New York Mellon Trust Company, as the initial second priority representative, and the other parties from time to time party thereto, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement.

“Prepetition Second Lien Notes” shall mean (i) the 15% senior secured second lien notes due April 1, 2021 and (ii) the 15% senior secured second lien notes due April 1, 2021, Series B issued by Borrower and TCEH Finance, Inc. under the Prepetition Second Lien Indenture and any notes issued in connection therewith (or increases thereto) resulting from payment of interest in kind and any notes issued in exchange therefor having the same economic terms, including guarantees thereof by the guarantors thereof.

“Prepetition Second Lien Obligations” shall mean the “Second Priority Debt Obligations” as defined in the Prepetition Second Lien Intercreditor Agreement.

“Prepetition Second Lien Secured Parties” shall mean The Bank of New York Mellon Trust Company, in its capacities as Trustee under the Prepetition Second Lien Indenture and as collateral agent under the Prepetition Second Lien Documents, its successors and assigns in such capacities and each person that is a holder of Prepetition Second Lien Notes.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken or to be taken, prior to or during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred prior to or during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Pro Forma Entity with the operations of the Borrower and the Restricted Subsidiaries; provided that (A) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Pro Forma Entity to the extent the aggregate consideration paid in connection with such acquisition was less than $50,000,000 and (ii) so long as such actions are taken, or to be taken, prior to or during such Post-Acquisition Period or such costs are incurred prior to or during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such cost savings will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(h) or setting forth the information described in clause (iii) to Section 9.1(c).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any Subsidiary of the Borrower, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement or repayment of Indebtedness, and (c) any incurrence or assumption of Indebtedness by the Borrower or any Restricted Subsidiary in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Entity” shall have the meaning provided in the definition of the term “Acquired EBITDA”.

“PUCT” shall mean the Public Utility Commission of Texas or any successor.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying IPO” shall mean the issuance by the Ultimate Parent, Parent Guarantor or any other direct or indirect parent of Parent Guarantor of its common Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“RCT” shall mean the Railroad Commission of Texas.

“RCT Carve Out Support Rejection Notice” shall have the meaning provided in Section 4.4.

“RCT L/C Cash Coverage Requirement” shall have the meaning provided in Section 3.9.

“RCT L/C Collateral Account” shall mean one or more Cash Collateral Accounts or securities accounts established pursuant to, and subject to the terms of, Section 3.9 for the purpose of cash collateralizing the RCT L/C Obligations in respect of RCT Letters of Credit.

“RCT L/C Collateral Account Balance” shall mean, at any time, with respect to any RCT L/C Collateral Account, the aggregate amount on deposit in such RCT L/C Collateral Account. References herein and in the other Credit Documents to the RCT L/C Collateral Account Balance shall be deemed to refer to the RCT L/C Collateral Account Balance in respect of the applicable RCT L/C Collateral Account or to the RCT L/C Collateral Account Balance in respect of all RCT L/C Collateral Accounts, as the context requires.

“RCT L/C Collateral Account Depositary Bank” shall have the meaning provided in Section 3.9.

“RCT L/C Obligations” shall mean, as at any date of determination and, without duplication, the aggregate Stated Amount of all outstanding RCT Letters of Credit plus the aggregate principal amount of all Unpaid Drawings under all RCT Letters of Credit. For all purposes of this Agreement, if on any date of determination a RCT Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such RCT Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“RCT L/C Permitted Investments” shall mean:

(a) any Permitted Investments described in clauses (a) through (g) of the definition thereof; and

(b) such other securities as agreed to by the TCEH Debtors with the applicable RCT Letter of Credit Issuer from time to time.

“RCT L/C Termination Date” shall mean the Maturity Date.

“RCT Letter of Credit” shall have the meaning provided in Section 3.1(b)(i).

“RCT Letter of Credit Commitment” shall mean $1,100,000,000 (as such amount may be reduced pursuant to Section 4.2(c) or Section 4.4).

“RCT Letter of Credit Issuers” shall mean (a) on the date hereof, (i) Citibank, N.A., (ii) Deutsche Bank AG New York Branch, (iii) Bank of America, N.A., (iv) Morgan Stanley Senior Funding, Inc., (v) Barclays Bank PLC, (vi) Royal Bank of Canada and (vii) Union Bank, N.A. and (b) at any time such Person who shall become an RCT Letter of Credit Issuer pursuant to Section 3.6 (it being understood that if any such Person ceases to be a Lender hereunder, such Person will remain an RCT Letter of Credit Issuer with respect to any RCT Letters of Credit issued by such Person that remained outstanding as of the date such Person ceased to be a Lender). Any RCT Letter of Credit Issuer may, in its discretion, arrange for one or more RCT Letters of Credit to be issued by Affiliates of such RCT Letter of Credit Issuer, and in each such case the term “RCT Letter of Credit Issuer” shall include any such Affiliate with respect to RCT Letters of Credit issued by such Affiliate. References herein and in the other Credit Documents to the RCT Letter of Credit Issuer shall be deemed to refer to the RCT Letter of Credit Issuer in respect of the applicable RCT Letter of Credit or to all RCT Letter of Credit Issuers, as the context requires.

“RCT Letter of Credit Reimbursement Obligations” shall mean the obligations of the TCEH Debtors to reimburse and repay Unpaid Drawings on any RCT Letter of Credit pursuant to the terms and conditions set forth in Section 3.4 of this Agreement.

“RCT Letters of Credit Outstanding” shall mean, at any time, with respect to any RCT Letter of Credit Issuer, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding RCT Letters of Credit issued by such RCT Letter of Credit Issuer and (b) the aggregate principal amount of all Unpaid Drawings in respect of all such RCT Letters of Credit. References herein and in the other Credit Documents to the RCT Letters of Credit Outstanding shall be deemed to refer to the RCT Letters of Credit Outstanding in respect of all RCT Letters of Credit issued by the applicable RCT Letter of Credit Issuer or to the RCT Letters of Credit Outstanding in respect of all RCT Letters of Credit, as the context requires.

“RCT Reclamation Support Carve Out” shall mean (unless and until the Borrower issues and delivers the RCT Carve Out Support Rejection Notice pursuant to Section 4.4 hereof) all amounts up to $1,100,000,000 required to be paid by the TCEH Debtors to the RCT pursuant to amounts due and owing in respect of reclamation obligations incurred by the RCT and for which any of the TCEH Debtors may be liable under Applicable Law.

“Real Estate” shall have the meaning provided in Section 9.1(f).

“Receivables Entity” shall mean any Person formed solely for the purpose of (i) facilitating or entering into one or more Permitted Receivables Financings, and (ii) in each case, engaging in activities reasonably related or incidental thereto. TXU Receivables Company, a Delaware corporation and TXU Energy Receivables Company LLC, a Delaware corporation, shall each be deemed to be a Receivables Entity.

“Receivables Facility Assets” shall mean currently existing and hereafter arising or originated Accounts, Payment Intangibles and Chattel Paper (as each such term is defined in the UCC) owed or payable to any Participating Receivables Grantor, and to the extent related to or supporting any Accounts, Chattel Paper or Payment Intangibles, or constituting a receivable, all General Intangibles (as each such term is defined in the UCC) and other forms of obligations and receivables owed or payable to any Participating Receivables Grantor, including the right to payment of any interest, finance charges, late payment fees or other charges with respect thereto (the foregoing, collectively, being “receivables”), all of such Participating Receivables Grantor’s rights as an unpaid vendor (including rights in any goods the sale of which gave rise to any receivables), all security interests or liens and property subject to such security interests or liens from time to time purporting to secure payment of any receivables or other items described in this definition, all guarantees, letters of credit, security agreements, insurance and other agreements or arrangements from time to time supporting or securing payment of any receivables or other items described in this definition, all customer deposits with respect thereto, all rights under any contracts giving rise to or evidencing any receivables or other items described in this definition, and all documents, books, records and information (including computer programs, tapes, disks, data processing software and related property and rights) relating to any receivables or other items described in this definition or to any obligor with respect thereto, and all proceeds of the foregoing.

“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with any Permitted Receivables Financing.

“Recovery Event” shall mean (a) any damage to, destruction of or other casualty or loss involving any property or asset or (b) any seizure, condemnation, confiscation or taking (or transfer under threat of condemnation) under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, any property or asset.

“Recovery Prepayment Event” shall mean the receipt of cash proceeds with respect to any settlement or payment in connection with any Recovery Event in respect of any property or asset of the Borrower or any Restricted Subsidiary; provided that the term “Recovery Prepayment Event” shall not include any Asset Sale Prepayment Event.

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Reinvestment Period” shall mean 15 months following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event or Recovery Prepayment Event.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Reorganization Plan” shall mean a plan of reorganization of the TCEH Debtors in the Cases.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the thirty day notice period has been waived.

“Required Delayed-Draw Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the aggregate outstanding principal amount of the Delayed-Draw Term Loans (excluding Delayed Draw Term Loans held by Defaulting Lenders) at such date and (b) the Adjusted Available Delayed Draw Term Loan Commitment at such date.

“Required Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the outstanding amount of the Term Loans in the aggregate at such date, (b) the sum of (i) the aggregate outstanding principal amount of the Delayed-Draw Term Loans (excluding Delayed-Draw Term Loans held by Defaulting Lenders) at such date and (ii) the Adjusted Available Delayed-Draw Term Loan Commitment at such date and (c) (i) the Adjusted Total Revolving Credit Commitment at such date or (ii) if the Total Revolving Credit Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, the outstanding principal amount of the Revolving Credit Loans (excluding the Revolving Credit Loans of Defaulting Lenders) in the aggregate at such date.

“Required Revolving Credit Lenders” shall mean, at any date, (i) Non-Defaulting Lenders holding a majority of the Adjusted Total Revolving Credit Commitment at such date or (ii) if the Total Revolving Credit Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, the outstanding principal amount of the Revolving Credit Loans (excluding Revolving Credit Loans of Defaulting Lenders) in the aggregate at such date.

“Required Term Loan Lenders” shall mean, at any date, Lenders having or holding a majority of the aggregate outstanding principal amount of the Term Loans at such date.

“Restoration Certification” shall mean, with respect to any Recovery Prepayment Event, a certification made by an Authorized Officer of the Borrower or any Restricted Subsidiary, as applicable, to the Administrative Agent prior to the end of the Reinvestment Period certifying (a) that the Borrower or such Restricted Subsidiary intends to use the proceeds received in connection with such Recovery Prepayment Event to repair, restore or replace the property or assets in respect of which such Recovery Prepayment Event occurred, (b) the approximate costs of completion of such repair, restoration or replacement and (c) that such repair, restoration or replacement will be completed within the later of (x) fifteen months after the date on which cash proceeds with respect to such Recovery Prepayment Event were received and (y) 180 days after delivery of such Restoration Certification.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

Restructuring Support Agreement” shall mean that certain Restructuring Support and Lock-Up Agreement dated April 29, 2014 by and among the Credit Parties and the other parties signatory thereto, as amended and restated, supplemented or otherwise modified in accordance with the terms thereof.

“Restructuring Term Sheet” shall mean the Term Sheet attached as Exhibit A to the Restructuring Support Agreement, as amended, amended and restated, supplemented or otherwise modified in accordance with the terms thereof.

“Revolving Credit Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. Subject to Section 2.1(c), the aggregate amount of Revolving Credit Commitments outstanding as of the Closing Date is $1,950,000,000. Unless the context shall otherwise require, the term “Revolving Credit Commitment” shall include any New Revolving Credit Commitment.

“Revolving Credit Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Revolving Credit Commitment Fee Rate” shall mean, (x) at any time the Revolving Credit Facilities are rated at least Ba3 by Moody’s and BB- by S&P, 0.375% per annum or (y) at any other time, 0.50% per annum.

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment at such time by (b) the amount of the Total Revolving Credit Commitment at such time; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure at such time by (b) the Revolving Credit Exposure of all Lenders at such time.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount of the Revolving Credit Loans of such Lender then-outstanding at such time.

“Revolving Credit Facility” shall mean the revolving credit facility represented by the Revolving Credit Commitments.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loans” shall have the meaning provided in Section 2.1(c). Unless the context shall otherwise require, the term “Revolving Credit Loans” shall include any New Revolving Credit Loans.

“Revolving Credit Termination Date” shall mean the Maturity Date.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any Restricted Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sandow Unit 4” shall mean the approximately 557 megawatt (net load) lignite fired power generation facility, excluding mining properties, known as “Sandow Unit 4” being operated and owned by Luminant Generation Company LLC in Milam County, Texas.

“Sanctions” shall have the meaning provided in Section 8.20.

“Sanctions Laws” shall have the meaning provided in Section 8.20.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(c).

“Secured Cash Management Agreement” shall mean any agreement relating to Cash Management Services that is entered into by and between the Borrower or any Restricted Subsidiary and any Cash Management Bank.

“Secured Commodity Hedging Agreement” shall mean (a) any Commodity Hedging Agreement that (i) is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank and (ii) individually or together with other Commodity Hedging Agreements (other than Commodity Hedging Agreements that are unsecured) entered into or being entered into with such Hedge Bank or its affiliates, is structured such that, at the time it is first entered into, the net mark-to-market credit exposure calculated as of the date of entry into such Commodity Hedging Agreement of (x) the counterparties to such Commodity Hedging Agreements (taken as a whole) to (y) the Borrower or any other TCEH Debtor, is positively correlated with the price of the relevant commodity or positively correlated with changes in the relevant spark spread and (b) any other Commodity Hedging Agreement that (i) is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank and (ii) is entered into to unwind or offset any existing Secured Commodity Hedging Agreement of the type described in clause (a) above; provided that any Commodity Hedging Agreement entered into prior to the Petition Date shall not constitute a “Secured Commodity Hedging Agreement” unless (x) as of the Petition Date, the Swap Termination Value in respect of such Commodity Hedging Agreement would be payable to the Borrower or the Restricted Subsidiary party to such Commodity Hedging Agreement if such Commodity Hedging Agreement were terminated as of the Petition Date and (y) such Commodity Hedging Agreement has not been terminated as of the Petition Date and the counterparty thereto has waived its right to terminate such Commodity Hedging Agreement.

“Secured Hedging Agreement” shall mean any Hedging Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers, each Lender, each Hedge Bank that is party to any Secured Hedging Agreement or a Secured Commodity Hedging Agreement, as applicable, each Cash Management Bank that is a party to a Secured Cash Management Agreement and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns of securities or notes which represent an interest in, or which are collateralized, in whole or in part, by the Loans and the Lender’s rights under the Credit Documents.

“Security Agreement” shall mean the Security Agreement entered into by the Borrower, the other grantors party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F.

“Security Documents” shall mean, collectively, (a) the Security Agreement, (b) any Pledge Agreement, (c) the Orders, (d) Section 14 of this Agreement and (e) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12 or 9.14 or pursuant to any other such Security Documents to secure or perfect the security interest in any or all of the Obligations. The Security Documents (other than the Orders) shall supplement, and shall not limit, the grant of a Lien on and security interest in the Collateral pursuant to the Orders.

“Shared Services Agreement” shall mean the Shared Services Agreement, dated on or about October 23, 2013 between EFH Corporate Services Company and the Borrower, as amended, supplemented or otherwise modified from time to time in a manner that is not, in the Borrower’s reasonable judgment, adverse, taken as a whole, to the Lenders in any material respect.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Specified Affiliates” shall mean, collectively, the following affiliates of the Borrower: (i) Comanche Peak Nuclear Power Company LLC; (ii) EFH Corporate Services Company; (iii) EFH Properties Company; (iv) the Ultimate Parent; and (v) the Oncor Subsidiaries.

“Specified Default” shall mean any Event of Default under Section 11.1.

“Specified RCT Letter of Credit Commitment” shall mean, with respect to any RCT Letter of Credit Issuer, (a) in the case of each RCT Letter of Credit Issuer that is a RCT Letter of Credit Issuer on the date hereof, the percentage of the RCT Letter of Credit Commitment set forth opposite such RCT Letter of Credit Issuer’s name on Schedule 1.1(a) as such RCT Letter of Credit Issuer’s “Specified RCT Letter of Credit Commitment” or such other percentage as the Borrower and such RCT Letter of Credit Issuer may agree in writing from time to time and (b) in the case of any other RCT Letter of Credit Issuer, 100% of the RCT Letter of Credit Commitment or such lower percentage as is specified in the agreement pursuant to which such Person becomes a RCT Letter of Credit Issuer entered into pursuant to Section 3.6(a) hereof.

“Specified General Letter of Credit Commitment” shall mean, with respect to any General Letter of Credit Issuer, (a) in the case of each General Letter of Credit Issuer that is a General Letter of Credit Issuer on the date hereof, the percentage of the General Letter of Credit Commitment set forth opposite such General Letter of Credit Issuer’s name on Schedule 1.1(a) as such General Letter of Credit Issuer’s “Specified General Letter of Credit Commitment” or such other percentage as the Borrower and such General Letter of Credit Issuer may agree in writing from time to time and (b) in the case of any other General Letter of Credit Issuer, 100% of the General Letter of Credit Commitment or such lower percentage as is specified in the agreement pursuant to which such Person becomes a General Letter of Credit Issuer entered into pursuant to Section 3.6(a) hereof.

“Specified Transaction” shall mean, with respect to any period, any Investment, any Disposition of assets, Permitted Sale Leaseback, incurrence or repayment of Indebtedness, dividend, Subsidiary designation, Incremental Term Loan, Incremental Revolving Commitment Increase or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Sponsors” shall mean any of Kohlberg Kravis Roberts & Co., L.P., KKR Associates, L.P., TPG Capital, L.P. and Goldman, Sachs & Co., and each of their respective Affiliates, but excluding portfolio companies of any of the foregoing.

“SPV” shall have the meaning provided in Section 13.6(g).

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for payment thereof; provided that, with respect to any pollution control revenue bonds or similar instruments, the Stated Maturity of any series thereof shall be deemed to be the date set forth in any instrument governing such Indebtedness for the remarketing of such Indebtedness.

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time or is a controlling general partner. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Guarantor that is a Subsidiary of the Borrower.

“Superpriority Claim” shall mean superpriority administrative expense claim with priority over any and all other obligations, liabilities and indebtedness, now existing or hereafter arising, of any kind whatsoever, including any and all administrative expenses or other claims of the kind specified in or arising under sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c) (subject only to and effective upon entry of the Final Order), 507(a), 507(b), 546(c), 726, 1113 and 1114 of the Bankruptcy Code.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Tax Order” shall mean that certain Order Authorizing the Debtors To Pay Certain Prepetition Taxes and Fees.

“Tax Sharing Agreements” shall mean (i) the Federal and State Income Tax Allocation Agreement among the Members of the Energy Future Holdings Corp. Consolidated Group, dated May 15, 2012 by and among Energy Future Holdings Corp. and the other parties thereto, (ii) the Amended and Restated Tax Sharing Agreement, dated November 5, 2008, among Energy Future Holdings Corp., Oncor Electric Delivery Holdings Company LLC, Oncor Electric Delivery Company LLC, Texas Transmission Investment LLC and Oncor Management Investment LLC and (iii) any other tax sharing agreement, each as amended, supplemented or otherwise modified from time to time in a manner that is not, in the Borrower’s reasonable judgment, adverse, taken as a whole, to the Lenders in any material respect.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“TCEH” shall have the meaning provided in the preamble to this Agreement.

“TCEH Debtors” shall have the meaning set forth in the Recitals hereto.

“Term Loan Commitment” shall mean, on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Term Loan Facility” shall mean the facility providing for the Term Loans.

“Term Loan Lender” shall mean each Lender holding a Term Loan.

“Term Loans” shall have the meaning provided in Section 2.1(a). Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans. As set forth in Section 2.1(b)(ii), immediately after any Delayed-Draw Term Loans are funded pursuant to Section 2.1(b), such Loans will automatically be deemed to constitute Term Loans, and to not constitute Delayed-Draw Term Loans, for all purposes of this Credit Agreement and the other Credit Documents (except for purposes of the definitions of “Available Delayed-Draw Term Loan Commitment” and “Available Term Loan Commitment”).

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 9.1 Financials have been or were required to have been delivered.

“Tex-La Indebtedness” shall mean the obligations owing by Parent Guarantor in respect of obligations between Parent Guarantor (or its legal predecessors in interest) and the Tex-La Electric Cooperative of Texas, Inc., in aggregate principal amount of approximately $62,000,000 as of the Closing Date, which obligations are secured by a Lien on a 2.17% undivided interest in “Comanche Peak Unit 1” and “Comanche Peak Unit 2” (each as defined in the definition of “Baseload Generation Assets”).

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (a) the Total Revolving Credit Commitment (if any) at such date or, if the Total Revolving Credit Commitment shall have terminated on or prior to such date, the aggregate outstanding principal amount of all Revolving Credit Loans (if any) at such date (which shall be equal to the aggregate Revolving Credit Exposure of all Revolving Credit Lenders), (b) the Available Delayed-Draw Term Loan Commitment (if any) at such date, (c) the aggregate outstanding principal amount of all Delayed-Draw Term Loans (if any) at such date, (d) the Available Total Term Loan Commitment (if any) at such date and (e) the aggregate outstanding principal amount of all Term Loans (if any) at such date.

“Total Delayed-Draw Term Loan Commitment” shall mean the sum of the Delayed-Draw Term Loan Commitments of all the Lenders.

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.

“Total Term Loan Commitment” shall mean the sum of the Term Loan Commitments of all the Lenders.

“Transaction Expenses” shall mean any fees, costs, liabilities or expenses incurred or paid by the Ultimate Parent, Parent Guarantor or any of their respective Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby including in respect of the commitments, negotiation, syndication, documentation and closing (and post-closing actions in connection with the Collateral) of the Credit Facilities.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement to occur on or around the Closing Date (including the entering into and funding hereunder, the preparation and filing of the Cases, the preparation and documentation of the other transactions set forth in the Restructuring Support Agreement), the payment of fees, costs, liabilities and expenses in connection with each of the foregoing, and the consummation of any other transaction connected with the foregoing.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Transition Charges” shall have the meaning provided in in Section 39.302(7) of the Texas Utilities Code.

“Transition Property” shall have the meaning provided in Section 39.302(8) of the Texas Utilities Code.

“Trust Indenture Act” shall have the meaning provided in Section 12.11.

“Type” shall mean, (a) as to any Term Loan, its nature as an ABR Loan or a LIBOR Loan, (b) as to any Delayed-Draw Term Loan, its nature as an ABR Loan or a LIBOR Loan and (c) as to any Revolving Credit Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code of the State of New York or the State of Texas, as applicable, or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Ultimate Parent” shall mean Energy Future Holdings Corp., a Texas corporation.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the Closing Date, exceeds the fair market value of the assets allocable thereto.

“Unit” shall mean an individual power plant generation system comprised of all necessary physically connected generators, reactors, boilers, combustion turbines and other prime movers operated together to independently generate electricity.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Cash” shall mean, without duplication, (a) all cash and cash equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 10.2(l) and Liens permitted by Sections 10.2(a), (j) and (bb) and clauses (i) and (ii) of Section 10.2(o)) included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at such date and (b) all margin deposits related to commodity positions listed as assets on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries; provided that Unrestricted Cash shall not include any amounts on deposit in or credited to any RCT L/C Collateral Account or General L/C Collateral Account.

“Unrestricted Subsidiary” shall mean (a) the Subsidiaries set forth on Schedule 1.1(c) hereto; (b) any Subsidiary of the Borrower that is formed or acquired after the Closing Date; provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (c) any Restricted Subsidiary subsequently designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that in the case of (b) and (c), (x) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary) on the date of such designation in an amount equal to the net book value of the investment therein and such designation shall be permitted only to the extent permitted under Section 10.5 on the date of such designation and (y) no Default or Event of Default would result from such designation after giving Pro Forma Effect thereto and (d) each Subsidiary of an Unrestricted Subsidiary. The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if (x) to the extent such Subsidiary has outstanding Indebtedness on the date of such designation, immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, after giving effect to the incurrence of such Indebtedness, with the covenant set forth in Section 10.9 and (y) no Default or Event of Default would result from such re-designation. On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits; provided that the tax sharing agreements described in clauses (i) and (ii) of the definition of “Tax Sharing Agreements” as in effect on the date hereof shall be deemed to satisfy such standard.

“U.S. Lender” shall have the meaning provided in Section 5.4(h).

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors or other governing body of such Person under ordinary circumstances.

“Wages Order” shall mean the “Final Order Authorizing Energy Future Holdings Corp., et al., To (A) (i) Pay Certain Prepetition Compensation and Reimbursable Employee Expenses, (ii) Pay and Honor Employee and Retiree Medical and Similar Benefits, and (iii) Continue Employee Compensation and Retiree Benefit Programs and (B) Modifying the Automatic Stay” as in effect from time to time.

“Wholly Owned” shall mean, with respect to the ownership by a Person of a Subsidiary, that all of the Stock of such Subsidiary (other than directors’ qualifying shares or nominee or other similar shares required pursuant to Applicable Law) are owned by such Person or another Wholly Owned Subsidiary of such Person.

“Yield” shall mean, with respect to any Commitments and/or Loans, on any date of determination, the yield to maturity, in each case, based on the interest rate applicable to such Commitments and/or Loans on such date and giving effect to interest rate floors and any original issue discount or upfront fees, but excluding any customary arrangement, administrative, advisory, origination or similar fees in connection therewith that are not paid to all of the Lenders providing such Commitments and/or Loans).

1.2. Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) The words “asset” and “property” shall be construed to have the same meaning and effect and refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(g) All references to “knowledge” or “awareness” of any Credit Party or a Restricted Subsidiary thereof means the actual knowledge of an Authorized Officer of a Credit Party or such Restricted Subsidiary.

(h) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(i) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(j) For purposes of determining compliance with any one of Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7 and 1.1(a), in the event that any Lien, Investment, Indebtedness, merger, consolidation, amalgamation or similar fundamental change, Disposition, dividend, affiliate transaction, contractual obligation or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Section, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower (and the Borrower shall be entitled to redesignate use of any such clauses from time to time) in its sole discretion at such time.

1.3. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Superpriority Secured Net Debt to Consolidated EBITDA Ratio shall each be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

1.4. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.6. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.7. Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

1.8. Currency Equivalents Generally. For purposes of determining compliance under Sections 10.4, 10.5 and 10.6 with respect to any amount denominated in any currency other than Dollars (other than with respect to (a) any amount derived from the financial statements of the Borrower and the Subsidiaries of the Borrower or (b) any Indebtedness denominated in a currency other than Dollars), such amount shall be deemed to equal the Dollar equivalent thereof based on the average Exchange Rate for such other currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period. For purposes of determining compliance with Sections 10.1, 10.2 and 10.5, with respect to any amount of Indebtedness in a currency other than Dollars, compliance will be determined at the time of incurrence or advancing thereof using the Dollar equivalent thereof at the Exchange Rate in effect at the time of such incurrence or advancement.

1.9. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Credit Borrowing”).

1.10. Hedging Agreements. For the avoidance of doubt, it is understood that the following Hedging Agreements and/or Commodity Hedging Agreements shall not be deemed to be speculative or entered into for speculative purposes for any purpose of this Agreement and all other Credit Documents: (a) any Commodity Hedging Agreement intended, at inception or execution, to hedge or manage any of the risks related to existing and/or forecasted power generation or load of the Borrower or the Restricted Subsidiaries (whether owned or contracted), (b) any Hedging Agreement intended, at inception or execution, (i) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or the Restricted Subsidiaries, (ii) for foreign exchange or currency exchange management, (iii) to manage commodity portfolio exposure associated with changes in interest rates or (iv) to hedge any exposure that the Borrower or the Restricted Subsidiaries may have to counterparties under other Hedging Agreements such that the combination of such Hedging Agreements is not speculative taken as a whole and (c) any Hedging Agreement and/or Commodity Hedging Agreement, as applicable, entered into by the Borrower or any Restricted Subsidiary (in each case, entered into in the ordinary course of business or consistent with past practice) that was intended, at inception or execution, to unwind or offset any Hedging Agreement and/or Commodity Hedging Agreement, as applicable, described in clauses (a) and (b) of this Section 1.10.

SECTION 2. Amount and Terms of Credit.

2.1. Commitments.

(a) Subject to and upon the terms and conditions set forth in this Agreement, each Lender having a Term Loan Commitment, severally, but not jointly, agrees to make a loan (each a “Term Loan” and, collectively, the “Term Loans”) in Dollars to the Borrower (x) on the Closing Date, which Term Loans shall equal the amount requested by the Borrower, not to exceed (i) for any such Lender, the Available Term Loan Commitment of such Lender, and (ii) in the aggregate, the Available Term Loan Commitment, and (y) on the Full Availability Date, which Term Loans shall equal the amount requested by the Borrower, not to exceed (i) for any such Lender, the Available Term Loan Commitment of such Lender, and (ii) in the aggregate, the Available Term Loan Commitment.

(i) The Term Loans may, at the option of the Borrower, be incurred, maintained as, and/or converted into, ABR Loans or LIBOR Loans in accordance with Section 2.6; provided that all such Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type. The Term Loans may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed.

(ii) All Term Loans funded on the Full Availability Date will be of the same Type and, in the case of LIBOR Loans, have the same Interest Periods and LIBOR Rate as all other LIBOR Term Loans then outstanding (on a ratable basis if there is more than one Borrowing of Term Loans then outstanding); provided that the initial Interest Period of any such LIBOR Term Loans funded on the Full Availability Date shall commence on the Full Availability Date and shall end on the last day of the then-current Interest Period for all other LIBOR Term Loans then outstanding (on a ratable basis if there is more than one Borrowing of other LIBOR Term Loans then outstanding).

(b) Subject to and upon the terms and conditions herein set forth, each Lender having a Delayed-Draw Term Loan Commitment severally, but not jointly, agrees to make a loan or loans (each a “Delayed-Draw Term Loan” and, collectively, the “Delayed-Draw Term Loans”) in Dollars to the Borrower.

(i) Such Delayed-Draw Term Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to Delayed-Draw Termination Date, but only if the Borrower shall have theretofore issued and delivered the RCT Carve Out Support Rejection Notice pursuant to Section 4.4, (B) shall equal the amount requested by the Borrower, not to exceed, for any such Lender, the Available Delayed-Draw Term Loan Commitment of such Lender, (C) shall equal the amount requested by the Borrower, not to exceed, in the aggregate, the

Total-Delayed Draw Term Loan Commitment and (D) may, at the option of the Borrower, be maintained as, and/or converted into, ABR Loans or LIBOR Loans in accordance with Section 2.6; provided that all such Delayed Draw Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Delayed Draw Term Loans of the same Type. The Delayed-Draw Term Loans may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed.

(ii) Notwithstanding anything to the contrary herein, immediately after any Delayed-Draw Term Loans are funded pursuant to this Section 2.1(b), such Loans will automatically be deemed to constitute Term Loans, and to not constitute Delayed-Draw Term Loans, for all purposes of this Credit Agreement and the other Credit Documents (except for purposes of the definitions of “Available Delayed-Draw Term Loan Commitment” and “Available Term Loan Commitment”). Without limitation of the foregoing, all such Loans (x) will have the same terms, be part of the same Class and be assigned the same CUSIP as all other Term Loans and (y) be of the same Type and, in the case of LIBOR Loans, have the same Interest Periods and LIBOR Rate as all other LIBOR Term Loans then outstanding (on a ratable basis if there is more than one Borrowing of Term Loans then outstanding); provided that the initial Interest Period of any such LIBOR Loans shall commence on the date such Loans are made and shall end on the last day of the then-current Interest Period for all other LIBOR Term Loans then outstanding (on a ratable basis if there is more than one Borrowing of other LIBOR Term Loans then outstanding).

(c) Subject to and upon the terms and conditions herein set forth, each Lender having a Revolving Credit Commitment severally, but not jointly, agrees to make a loan or loans (each a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) in Dollars to the Borrower; provided that prior to the Full Availability Date, the aggregate principal amount of the Lenders’ Revolving Credit Exposures shall not exceed the Interim Availability Amount. Such Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to Revolving Credit Termination Date, (B) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any Lender at any time with respect to any Class of Revolving Credit Loan, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure with respect to such Class at such time exceeding such Lender’s Revolving Credit Commitment with respect to such Class at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect.

(d) Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

2.2. Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loan and in a multiple of $1,000,000 in excess thereof; provided that there shall be no more than two drawings of Delayed-Draw Term Loans. More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than (i) twenty (20), in the case of Revolving Credit Loans (ii) ten (10), in the case of Term Loan Borrowings of LIBOR Loans and (iii) ten (10), in the case of Delayed-Draw Term Loan Borrowings under this Agreement. For the avoidance of doubt, unless otherwise determined by the Borrower, all Loans of the same Class subject to the same Interest Period and drawn on the same date will constitute one Borrowing.

2.3. Notice of Borrowing; Determination of Class of Loans.

(a) When the Borrower desires to incur Term Loans, the Borrower shall deliver to the Administrative Agent at the Administrative Agent’s Office a Notice of Borrowing (or telephonic notice promptly confirmed by delivery of a Notice of Borrowing) (i) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior to the date of the proposed Borrowing of Term Loans or Delayed-Draw Term Loans if all or any of such Loans are to be initially LIBOR Loans, and (ii) prior to 10:00 a.m. (New York City time) on the date of the proposed Borrowing of Term Loans or Delayed-Draw Term Loans if all or any of such Loans are to be ABR Loans. Each Notice of Borrowing shall specify (i) the aggregate principal amount of Loans to be made, (ii) the date of the Borrowing and (iii) whether such Loans shall consist of ABR Loans and/or LIBOR Loans and, if the Loans are to include LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each applicable Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b) [Reserved].

(c) [Reserved].

(d) Whenever the Borrower desires to incur Revolving Credit Loans, the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Revolving Credit Loans if all or any of such Revolving Credit Loans are to be initially LIBOR Loans and (ii) prior to 1:00 p.m. (New York City time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Revolving Credit Loans if all or any of such Revolving Credit Loans are to be ABR Loans. Each such Notice of Borrowing shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day) and (iii) whether the Borrowing shall consist of ABR Loans and/or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Revolving Credit Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

(h) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

2.4. Disbursement of Funds.

(a) No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below.

(b) Each Lender shall make available all amounts required under any Borrowing for its applicable Commitments in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars, and the Administrative Agent will make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the Loans of the applicable Class.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5. Repayment of Loans; Evidence of Debt.

(a) The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the Maturity Date, (i) the then outstanding Term Loans, (ii) the then outstanding Delayed-Draw Term Loans and (iii) the then outstanding Revolving Credit Loans.

(b) [Reserved].

(c) In the event any Incremental Term Loans are made, such Incremental Term Loans, as applicable, shall be repaid in amounts and on dates as agreed between the Borrower and the relevant Lenders of such Incremental Term Loans, subject to the requirements set forth in Section 2.14.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e) The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Term Loan, an Incremental Term Loan, a Delayed-Draw Term Loan, a Revolving Credit Loan or a New Revolving Credit Loan, as applicable, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(f) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6. Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to no less than the Minimum Borrowing Amount of the outstanding principal amount of Term Loans, Delayed-Draw Term Loans or Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if a Payment Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (i) three Business Days’, in the case of a continuation of, or conversion to, LIBOR Loans or (ii) one Business Day’s in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into, or continued as, LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration). The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Payment Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

(c) Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Term Loans or Delayed-Draw Term Loans subject to an interest rate Hedging Agreement as LIBOR Loans for each Interest Period until the expiration of the term of such applicable Hedging Agreement.

2.7. Pro Rata Borrowings. Subject to Section 2.1(c), each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then applicable Revolving Credit Commitments without regard to the Class of Revolving Credit Commitments held by such Lender. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8. Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR, in each case, in effect from time to time.

(b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable LIBOR Margin plus the relevant LIBOR Rate, in each case in effect from time to time.

(c) [Reserved].

(d) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), and an Event of Default shall exist as a result of such failure to pay, then upon the giving of written notice by the Administrative Agent to the Borrower, such overdue amount shall bear interest at a rate per annum (the “Default Rate”) that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest or other amounts due hereunder, to the extent permitted by Applicable Law, the rate described in Section 2.8(a) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(e) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, monthly in arrears on the third Business Day of each calendar month, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (iii) in respect of each Loan, (A) on any prepayment; provided that interest on ABR Loans shall only become due pursuant to this subclause (A) if the aggregate principal amount of the ABR Loans then-outstanding is repaid in full, (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(f) All computations of interest hereunder shall be made in accordance with Section 5.5.

(g) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9. Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one week (solely with respect to LIBOR Revolving Credit Loans) or a one, two, three or six or (if available to all relevant Lenders participating in the relevant Credit Facility) a twelve month period or a period of less than one month; provided that, notwithstanding the foregoing, the initial Interest Period beginning on the Closing Date may be for a period of less than one month if agreed upon by the Borrower and the Administrative Agent.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

2.10. Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such LIBOR Borrowing, are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any increase or reduction attributable to (i) Taxes indemnifiable under Section 5.4, (ii) net income taxes and franchise and excise taxes (imposed in lieu of net income taxes) imposed on any Agent or Lender or (iii) Taxes included under clauses (c) and (d) of the definition of “Excluded Taxes”) because of (x) any change since the Closing Date in any Applicable Law (or in the interpretation or administration thereof and including the introduction of any new Applicable Law), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Applicable Law (or would conflict with any such Applicable Law not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank LIBOR market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to LIBOR Loans, that have not yet been incurred shall be deemed rescinded by the Borrower, as applicable, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of or a different method of calculating, interest or otherwise, as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by Applicable Law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then-outstanding, upon at least three Business Days’ notice to the Administrative Agent require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any Applicable Law as in effect on the Closing Date. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

2.11. Compensation. If (i) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (ii) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (iii) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (iv) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (v) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower.

2.14. Incremental Facilities.

(a) The Borrower may, at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) one or more additional tranches of term loans (the “Incremental Term Loans”) or (ii) one or more increases in the amount of the Revolving Credit Commitments; (each such increase, an “Incremental Revolving Commitment Increase”); together with the Incremental Term Loans, the “Incremental Facilities”), provided that (A) both at the time of any such request and after giving effect to the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan or Incremental Revolving Commitment Increase is made or effected (and after giving effect thereto), the conditions in Section 7.1 shall be satisfied and (B) the Full Availability Date shall have occurred and (C) solely with respect to an Incremental Revolving Commitment Increase, the Borrower shall be in compliance with the covenant set forth in Section 10.9 for the most recently ended fiscal quarter determined on a Pro Forma Basis as of the date of the making of such Incremental Revolving Commitment Increase.

(b) Each tranche of Incremental Term Loans and each Incremental Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $100,000,000 (provided that such amount may be less than $100,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence).

(c) The aggregate principal amount of all Incremental Facilities shall not exceed the sum of (1) $750,000,000 plus (2) if the RCT Carve Out Support Rejection Notice shall have been issued and delivered prior to the Delayed-Draw Termination Date, the Delayed-Draw Term Facility Reduction Amount determined on a Pro Forma Basis after the incurrence of such Incremental Facility.

(d) The Incremental Term Loans (i) shall rank pari passu in right of payment and of security with the Revolving Credit Loans, Delayed-Draw Term Loans and all other Term Loans (ii) shall not mature earlier than the Latest Maturity Date, (iii) shall have interest rates, interest margins, rate floors, fees, funding discounts, premiums and amortization schedules determined by the Borrower and the lenders thereof and (iv) may have terms and conditions different from those of the other Term Loans; provided that, except with respect to the differences set forth in clauses (ii) and (iii) above, any differences must be reasonably acceptable to the Administrative Agent; provided, further that the Yield on any tranche of Incremental Term Loans does not exceed the Yield on the initial Term Loans or the Delayed Draw Term Loans by more than 50 basis points per annum, unless the interest rate on the initial Term Loans and the Delayed Draw Term Loans, as applicable, is increased on or prior to the date of the incurrence of such Incremental Term Loans in order to comply with this proviso.

(e) [Reserved].

(f) [Reserved].

(g) Each notice from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Facility. Incremental Term Loans may be made, and Incremental Revolving Commitment Increases may be provided, by any existing Lender (it being understood that (i) no existing Lender will have an obligation to make a portion of any Incremental Facility and (ii) the Borrower shall have no obligation to offer any existing Lender the opportunity to provide any such Credit Facility); provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Commitment Increases if such consent would be required under Section 13.6(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender.

(h) Commitments in respect of Incremental Term Loans and Incremental Revolving Commitment Increases shall become Commitments (or in the case of an Incremental Revolving Commitment Increase to be provided by an existing Lender with a Revolving Credit Commitment, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement (which shall be substantially in the form of Exhibit K to this Agreement) and, as appropriate, the other Credit Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent (notwithstanding any provision to the contrary in Section 13.1 of this Agreement). The Incremental Amendment may, subject to Section 2.14(c) and (f)) as the case may be, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (notwithstanding any provision to the contrary in Section 13.1 of this Agreement). The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of the conditions in Section 7.1 and such other conditions as the parties thereto shall agree. The Borrower may use the proceeds of the Incremental Term Loans and Incremental Revolving Commitment Increases for any purpose not prohibited by this Agreement.

(i) (i) unless it so agrees, the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Incremental Facility. If, on the date of any increase in the Revolving Credit Commitments pursuant to an Incremental Revolving Commitment Increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Incremental Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.11. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(ii) At the option of the Borrower and the Lenders providing such Incremental Revolving Commitment Increases, any Incremental Revolving Commitment Increases may be in the form of one or more separate classes of revolving credit commitments (the “New Revolving Credit Commitments”) which shall constitute a separate Class of Commitments from the Revolving Credit Commitments and/or any other New Revolving Credit Commitments (each such separate Class of New Revolving Credit Commitments, a “New Revolving Credit Series” and each Loan thereunder, a “New Revolving Credit Loan”) and the related Loans shall constitute a separate Class of Loans from the Revolving Credit Loans, and/or any other New Revolving Credit Loans (it being understood that New Revolving Credit Commitments of a single New Revolving Credit Series may be established on more than one date); provided that:

(A) Each tranche of New Revolving Credit Commitments shall be in an aggregate principal amount of not less than $100,000,000 (provided that such amount may be less than $100,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.14(b) above).

(B) the terms of such New Revolving Credit Commitments, except for (w) the tenor of the New Revolving Credit Commitments (which shall have a scheduled expiration date no earlier than the Maturity Date), (x) the size of any letter of credit subfacilities under such New Revolving Credit Commitments, (y) the applicable interest rates, interest margins, rate floors, premiums, funding discounts and fees payable with respect to such New Revolving Credit Commitments and (z) the borrowing, repayment and termination of Commitment procedures (in each case which shall be as specified in the applicable Incremental Amendment), shall be similar to the terms of the Revolving Credit Commitments (unless otherwise consented to by the Administrative Agent); provided that the Yield on the New Revolving Credit Commitments does not exceed the Yield on the initial Revolving Credit Commitments by more than 50 basis points, unless the interest rate on the initial Revolving Credit Commitments is increased on or prior to the date of the incurrence of such New Revolving Credit Commitments in order to comply with this proviso.

(C) in connection with the establishment of any New Revolving Credit Commitments that will include letter of credit subfacilities, any amendment to this Agreement pursuant to this Section 2.14(i)(ii) may include provisions relating to letters of credit issued thereunder, which issuances shall be on terms similar (except for the overall size of such subfacilities and the identity of the letter of credit issuer, and borrowing, repayment and termination of commitment procedures, in each case which shall be specified in the applicable Incremental Amendment) to the terms relating to Letters of Credit with respect to the Revolving Credit Commitments or otherwise reasonably acceptable to the Administrative Agent and any applicable letter of credit issuer thereunder.

2.15. [Reserved].

2.16. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 4.1(a). If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 3. Letters of Credit.

3.1. Issuance of Letters of Credit.

(a) General Letters of Credit. (i) Subject to and upon the terms and conditions herein set forth (including Section 3.8), at any time and from time to time on and after the Closing Date and prior to the General L/C Termination Date, each General Letter of Credit Issuer agrees to issue upon the request of the Borrower (x) for the direct or indirect benefit of the Borrower and the Restricted Subsidiaries and (y) for the direct or indirect benefit of the Ultimate Parent and its other Subsidiaries (excluding the Oncor Subsidiaries) (in the case of this sub-clause (y), so long as the aggregate Stated Amount of all Letters of Credit issued by the General Letter of Credit Issuers from the Closing Date for the Ultimate Parent and its other Subsidiaries’ benefit does not exceed $50,000,000), a letter of credit or letters of credit (the “General Letters of Credit” and each, a “General Letter of Credit”) in such form and with such Issuer Documents as may be approved by such General Letter of Credit Issuer in its reasonable discretion; provided that the Borrower shall be a co-applicant, and jointly and severally liable with respect to each General Letter of Credit issued for the account of the Ultimate Parent and its Subsidiaries other than the Borrower; provided further that General Letters of Credit issued for the direct or indirect benefit of the Ultimate Parent and its other Subsidiaries (excluding the Oncor Subsidiaries) other than the Borrower and the Restricted Subsidiaries shall be subject to Sections 10.5(b), (g), (i) and/or (v) and Section 10.12 hereof.

(ii) Notwithstanding the foregoing, (A) no General Letter of Credit shall be issued, the Stated Amount of which, when added to the General Letters of Credit Outstanding at such time, would exceed the lesser of (x) the General Letter of Credit Commitment then in effect and (y) the General L/C Collateral Account Balance, (B) no General Letter of Credit shall be issued by any General Letter of Credit Issuer the Stated Amount of which, when added to the General Letters of Credit Outstanding with respect to such General Letter of Credit Issuer, would exceed the lesser of (x) the Specified General Letter of Credit Commitment of such General Letter of Credit Issuer then in effect and (y) the General L/C Collateral Account Balance of the relevant General L/C Collateral Account, (C) each General Letter of Credit shall have an expiration date occurring no later than the earlier of (x) one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the relevant General Letter of Credit Issuer or as provided under Section 3.2(b) and (y) the General L/C Termination Date, (D) each General Letter of Credit shall be denominated in Dollars, (E) no General Letter of Credit shall be issued if it would be illegal under any Applicable Law for the beneficiary of the General Letter of Credit to have a General Letter of Credit issued in its favor and (F) no General Letter of Credit shall be issued after the relevant General Letter of Credit Issuer has received a written notice from the Borrower or the Administrative Agent or the Required Lenders stating that a Default or an Event of Default has occurred and is continuing until such time as such General Letter of Credit Issuer shall have received a written notice (x) of rescission of such notice from the party or parties originally delivering such notice, (y) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (z) that such Default or Event of Default is no longer continuing.

(b) RCT Letters of Credit. (i) Subject to and upon the terms and conditions herein set forth (including Section 3.9), at any time and from time to time on and after the Closing Date and prior to the RCT L/C Termination Date, but only if the Borrower shall have theretofore issued and delivered the RCT Carve Out Support Rejection Notice pursuant to Section 4.4 prior to the Delayed-Draw Termination Date, each RCT Letter of Credit Issuer agrees to issue upon the request of the Borrower and for the benefit of the RCT a letter of credit or letters of credit (the “RCT Letters of Credit” and each, a “RCT Letter of Credit”) in such form and with such Issuer Documents as may be approved by such RCT Letter of Credit Issuer in its reasonable discretion. RCT Letters of Credit shall be used for the purpose of satisfying bonding requirements of the RCT.

(ii) Notwithstanding the foregoing, (A) no RCT Letter of Credit shall be issued, the Stated Amount of which, when added to the RCT Letters of Credit Outstanding at such time, would exceed the lesser of (x) the RCT Letter of Credit Commitment then in effect and (y) the RCT L/C Collateral Account Balance, (B) no RCT Letter of Credit shall be issued by any RCT Letter of Credit Issuer the Stated Amount of which, when added to the RCT Letters of Credit Outstanding with respect to such RCT Letter of Credit Issuer, would exceed the lesser of (x) the Specified RCT Letter of Credit Commitment of such RCT Letter of Credit Issuer then in effect and (y) the RCT L/C Collateral Account Balance of the relevant RCT L/C Collateral Account, (C) each RCT Letter of Credit shall have an expiration date occurring no later than the earlier of (x) one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the relevant RCT Letter of Credit Issuer or as provided under Section 3.2(b) and (y) the RCT L/C Termination Date, (D) each RCT Letter of Credit shall be denominated in Dollars, (E) no RCT Letter of Credit shall be issued if it would be illegal under any Applicable Law for the beneficiary of the RCT Letter of Credit to have a RCT Letter of Credit issued in its favor and (F) no RCT Letter of Credit shall be issued after the relevant RCT Letter of Credit Issuer has received a written notice from the Borrower or the Administrative Agent or the Required Lenders stating that a Default or an Event of Default has occurred and is continuing until such time as such RCT Letter of Credit Issuer shall have received a written notice (x) of rescission of such notice from the party or parties originally delivering such notice, (y) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (z) that such Default or Event of Default is no longer continuing.

3.2. Letter of Credit Requests.

(a) Whenever the Borrower desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the applicable Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least two (or such lesser number as may be agreed upon by the Administrative Agent and such Letter of Credit Issuer) Business Days prior to the proposed date of issuance. Each notice shall be executed by the Borrower, shall specify whether such Letter of Credit is to be a General Letter of Credit or RCT Letter of Credit and shall be in the form of Exhibit G, or such other form (including by electronic or fax transmission) as agreed between the Borrower, the Administrative Agent and the applicable Letter of Credit Issuer (each a “Letter of Credit Request”).

(b) If the Borrower so requests in any applicable Letter of Credit Request, any Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by a Letter of Credit Issuer, the Borrower shall not be required to make a specific request to such Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Borrower shall be deemed to have authorized (but may not require) such Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than, in the case of any General Letter of Credit, the General L/C Termination Date, and in the case of any RCT Letter of Credit, the RCT L/C Termination Date; provided, however, that such Letter of Credit Issuer shall not permit any such extension if (A) such Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause(ii) of either Sections 3.1(a) or (b), as applicable or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing such Letter of Credit Issuer not to permit such extension.

(c) Each Letter of Credit Issuer shall, at least once each month, provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time and specifying whether such Letters of Credit are General Letters of Credit or RCT Letters of Credit; provided that upon written request from the Administrative Agent, such Letter of Credit Issuer shall thereafter notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Letter of Credit Issuer and specifying whether such Letters of Credit are General Letters of Credit or RCT Letters of Credit.

(d) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(a)(ii) or Section 3.1(b)(ii), as applicable.

3.3. [Reserved].

3.4. Agreement to Repay Letter of Credit Drawings.

(a) The Borrower hereby agrees to reimburse the applicable Letter of Credit Issuer, by making payment in Dollars to such Letter of Credit Issuer in immediately available funds, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) (i) within one Business Day of the date of such payment or disbursement, if such Letter of Credit Issuer provides notice to the Borrower of such payment or disbursement prior to 10:00 a.m. (New York City time) on such next succeeding Business Day from the date of such payment or disbursement or (ii) if such notice is received after such time, on the first Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, the “Reimbursement Date”), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, from and including the date of such payment or disbursement to but excluding the Reimbursement Date, at the per annum rate for each day equal to the Overnight Rate; provided that, notwithstanding anything contained in this Agreement to the contrary, (i) in the case of any Unpaid Drawing under any General Letter of Credit, if the Borrower shall have notified the Administrative Agent and the relevant General Letter of Credit Issuer that it does not intend to reimburse the relevant General Letter of Credit Issuer for the amount of such drawing with its own funds, or if the Borrower has not notified the Administrative Agent and the relevant General Letter of Credit Issuer prior to 10:00 a.m. (New York City time) on the Reimbursement Date that it intends to reimburse the relevant General Letter of Credit Issuer for the amount of such drawing with its own funds, in either case the Collateral Agent shall promptly cause the amounts on deposit in the relevant General L/C Collateral Account to be applied to repay in full the amount of such Unpaid Drawing and (ii) in the case of any payment or disbursement made by any RCT Letter of Credit Issuer under any RCT Letter of Credit, upon notification by such RCT Letter of Credit Issuer to the Collateral Agent of such payment or disbursement, the Collateral Agent shall promptly cause the amounts on deposit in the relevant RCT L/C Collateral Account to be applied to repay in full the amount of such payment or disbursement.

(b) The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuers with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against any Letter of

Credit Issuer, the Administrative Agent or any Lender including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided that the Borrower shall not be obligated to reimburse any Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer.

3.5. Increased Costs. If after the Closing Date, the adoption of any Applicable Law, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by a Letter of Credit Issuer with any request or directive made or adopted after the Closing Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against letters of credit issued by any Letter of Credit Issuer, or (b) impose on any Letter of Credit Issuer any other conditions or liabilities affecting its obligations under this Agreement in respect of Letters of Credit or any Letter of Credit, and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer of issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer hereunder (other than any such increase or reduction attributable to (i) taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes) in respect of Letters of Credit, then, promptly after receipt of written demand to the Borrower by such Letter of Credit Issuer (a copy of which notice shall be sent by such Letter of Credit Issuer to the Administrative Agent), the Borrower shall pay to such Letter of Credit Issuer such additional amount or amounts as will compensate such Letter of Credit Issuer for such increased cost or reduction, it being understood and agreed, however, that any Letter of Credit Issuer shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the Closing Date. A certificate submitted to the Borrower by the relevant Letter of Credit Issuer (a copy of which certificate shall be sent by such Letter of Credit Issuer to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6. New or Successor Letter of Credit Issuer.

(a) Any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may add General Letter of Credit Issuers or RCT Letter of Credit Issuers at any time upon notice to the Administrative Agent. If a Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor or new issuer of Letters of Credit or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), another successor or new issuer of Letters of Credit, whereupon such successor issuer of Letters of Credit shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a General Letter of Credit Issuer or RCT Letter of Credit Issuer, as applicable, hereunder, and the term “General Letter of Credit Issuer” or “RCT Letter of Credit Issuer”, as applicable, shall mean such successor or include such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees owing to such Letter of Credit Issuer pursuant to Section 4.1(c). The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the

Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “General Letter of Credit Issuer” or “RCT Letter of Credit Issuer”, as applicable, hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall have a face amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b) To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7. Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any Drawing under a Letter of Credit, the relevant Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable or responsible for (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents, (ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit), (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents or (v) the occurrence of any Default or Event of Default; provided that anything in this Section to the contrary notwithstanding, the Borrower may have a claim against a Letter of Credit Issuer, and such Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Letter of Credit Issuer’s willful misconduct or gross negligence or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Letter of Credit Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.8. General L/C Collateral Account. On or prior to the date of initial issuance of any General Letters of Credit, the Borrower shall establish under its name one or more General L/C Collateral Accounts for the purpose of cash collateralizing the Borrower’s obligations to any General Letter of Credit Issuer (including the General Letter of Credit Reimbursement Obligation) and may transfer all or any portion of the funds in any General L/C Collateral Account to any other General L/C Collateral Account, subject to the satisfaction of the conditions set forth in this Section 3.8; provided that each General Letter of Credit Issuer may require that the General L/C Collateral Account Depositary Bank for the General L/C Collateral Account corresponding to its General L/C Obligations is such General Letter of Credit Issuer or an Affiliate thereof. The Borrower agrees that at all times, and shall immediately cause additional funds to be deposited and held in each General L/C Collateral Account from time to time in order that the General L/C Collateral Account Balance of each General L/C Collateral Account shall at least equal the General Letters of Credit Outstanding (the “General L/C Cash Coverage Requirement”) of the relevant General Letter of Credit Issuer. The Borrower hereby grants to the Collateral Agent, for the benefit of all General Letter of Credit Issuers, a security interest in the General L/C Collateral Accounts and all cash and balances therein and all proceeds of the foregoing, as security for the General L/C Obligations (including the General Letter of Credit Reimbursement Obligation) (and, in addition, grants a security interest therein, for the benefit of the Secured Parties as collateral security for the other Obligations; provided that amounts on deposit in any General L/C Collateral Account shall be applied, first, to repay the corresponding General L/C Obligations (including the General Letter of Credit Reimbursement Obligation) and, then, to repay all other Obligations, in each case in such order as set forth in Section 11.19 hereof). Except as expressly provided herein or in any other Credit Document, no Person shall have the right to make any withdrawal from any General L/C Collateral Account or to exercise any right or power with respect thereto; provided that at any time the Borrower shall fail to reimburse any General Letter of Credit Issuer for any Unpaid Drawing in accordance with Section 3.4(a), the Borrower hereby absolutely, unconditionally and irrevocably agrees that such General Letter of Credit Issuer shall be entitled to instruct the Collateral Agent, and the Collateral Agent shall instruct the applicable depositary bank (each, a “General L/C Collateral Account Depositary Bank”) of the applicable General L/C Collateral Account, to withdraw therefrom and pay to the Administrative Agent for account of such General Letter of Credit Issuer amounts equal to such Unpaid Drawings. Amounts in any General L/C Collateral Account shall be invested by the applicable General L/C Collateral Account Depositary Bank in the manner instructed by the Borrower in General L/C Permitted Investments to

which such General L/C Collateral Account Depositary Bank has ready access; provided, however, that the General L/C Collateral Account Depositary Bank shall determine such investments in General L/C Permitted Investments during the existence of any Event of Default as long as made in General L/C Permitted Investments, it being understood and agreed that neither the Borrower nor the General L/C Collateral Account Depositary Bank nor any other Person may direct the investment of funds in the General L/C Collateral Account in any assets other than General L/C Permitted Investments. The Borrower shall bear the risk of loss of principal with respect to any investments in any General L/C Collateral Account. In addition, the Collateral Agent hereby agrees to instruct each General L/C Collateral Account Depositary Bank to release and pay to the Borrower amounts (if any) (x) remaining on deposit in each relevant General L/C Collateral Account after the termination of all General Letter of Credit Commitments, the termination or cancellation of all General Letters of Credit and the repayment in full of all outstanding General L/C Obligations and/or (y) as set forth in Section 3.10(a) below. Each General L/C Collateral Account Depositary Bank shall inform the applicable General L/C Issuer of the balance in the applicable General L/C Collateral Account upon the request of such General L/C Issuer.

3.9. RCT L/C Collateral Account. On or prior to the date of initial drawing of Delayed-Draw Term Loans, the Borrower shall establish under its name one or more RCT L/C Collateral Accounts for the purpose of cash collateralizing the Borrower’s obligations to any RCT Letter of Credit Issuer (including the RCT Letter of Credit Reimbursement Obligation) and may transfer all or any portion of the funds in any RCT L/C Collateral Account to any other RCT L/C Collateral Account, subject to the satisfaction of the conditions set forth in this Section 3.9; provided that each RCT Letter of Credit Issuer may require that the RCT L/C Collateral Account Depositary Bank for the RCT L/C Collateral Account corresponding to its RCT L/C Obligations is such RCT Letter of Credit Issuer or an Affiliate thereof. The Borrower agrees that at all times, and shall immediately cause additional funds to be deposited and held in each RCT L/C Collateral Account from time to time in order that, the RCT L/C Collateral Account Balance of each RCT L/C Collateral Account shall at least equal the RCT Letters of Credit Outstanding (the “RCT L/C Cash Coverage Requirement”) of the relevant RCT Letter of Credit Issuer. The Borrower hereby grants to the Collateral Agent, for the benefit of all RCT Letter of Credit Issuers, a security interest in the RCT L/C Collateral Accounts and all cash and balances therein and all proceeds of the foregoing, as security for the RCT L/C Obligations (including the RCT Letter of Credit Reimbursement Obligation) (and, in addition, grants a security interest therein, for the benefit of the Secured Parties as collateral security for the other Obligations; provided that amounts on deposit in any RCT L/C Collateral Account shall be applied, first, to repay the corresponding RCT L/C Obligations (including the RCT Letter of Credit Reimbursement Obligation) and, then, to repay all other Obligations, in each case in such order as set forth in Section 11.19 hereof). Except as expressly provided herein or in any other Credit Document, no Person shall have the right to make any withdrawal from any RCT L/C Collateral Account or to exercise any right or power with respect thereto; provided that at any time the Borrower shall fail to reimburse any RCT Letter of Credit Issuer for any Unpaid Drawing in accordance with Section 3.4(a), the Borrower hereby absolutely, unconditionally and irrevocably agrees that such RCT Letter of Credit Issuer shall be entitled to instruct the Collateral Agent, and the Collateral Agent shall instruct the applicable depositary bank (each, a “RCT L/C Collateral Account Depositary Bank”) of the applicable RCT L/C Collateral Account, to withdraw therefrom and pay to the Administrative Agent for account of such RCT Letter of Credit Issuer amounts equal to such Unpaid Drawings. Amounts in any RCT L/C Collateral Account shall be invested by the applicable RCT L/C Collateral Account Depositary Bank in the manner instructed by the Borrower in RCT L/C Permitted Investments to which such RCT L/C Collateral Account Depositary Bank has ready access; provided, however, that the RCT L/C Collateral Account Depositary Bank shall determine such investments in RCT L/C Permitted Investments during the existence of any Event of Default as long as made in RCT L/C Permitted Investments, it being understood and agreed that neither the Borrower nor the RCT L/C Collateral Account Depositary Bank nor any other Person may direct the investment of funds in the RCT L/C Collateral Account in any assets other than RCT L/C Permitted Investments. The Borrower shall bear the risk of loss of principal with respect to any investments in any RCT L/C Collateral Account. In addition, the Collateral Agent hereby agrees to instruct each RCT L/C Collateral Account Depositary Bank to release and pay to the Borrower amounts (if any) (x) remaining on deposit in each relevant RCT L/C Collateral Account after the termination of all RCT Letter of Credit Commitments, the termination or cancellation of all RCT Letters of Credit and the repayment in full of all outstanding RCT L/C Obligations and/or (y) as set forth in Section 3.10(b) below. Each RCT L/C Collateral Account Depositary Bank shall inform the applicable RCT L/C Issuer of the balance in the applicable RCT L/C Collateral Account upon the request of such RCT L/C Issuer.

3.10. Drawings from General L/C Collateral Accounts and RCT L/C Collateral Accounts.

(a) At any time and from time to time (other than during the existence of an Event of Default), upon at least two (2) Business Days’ prior written notice to the Collateral Agent, the Administrative Agent, the relevant General Letter of Credit Issuer and the relevant General L/C Collateral Account Depositary Bank, the Borrower may draw amounts in any General L/C Collateral Account, provided, however, that after giving effect to any such drawing, the General L/C Cash Coverage Requirement shall be satisfied. For the avoidance of doubt, the conditions set forth in Sections 6 and 7 of this Agreement will not be applicable to any withdrawals made pursuant to this Section 3.10(a) or the last sentence of Section 3.8.

(b) At any time and from time to time (other than during the existence of an Event of Default), upon at least two (2) Business Days’ prior written notice to the Collateral Agent, the Administrative Agent, the relevant RCT Letter of Credit Issuer and the relevant RCT L/C Collateral Account Depositary Bank, the Borrower may draw amounts in any RCT L/C Collateral Account, provided, however, that (x) after giving effect to any such drawing, the RCT L/C Cash Coverage Requirement shall be satisfied (y) such drawn amounts may not be used for any purpose other than prepaying the Term Loans or the Delayed-Draw Term Loans in accordance with Section 5.1. For the avoidance of doubt, the conditions set forth in Sections 6 and 7 of this Agreement will not be applicable to any withdrawals made pursuant to this Section 3.10(b) or the last sentence of Section 3.9.

3.11. Applicability of ISP and UCP. Unless otherwise expressly agreed by the relevant Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each Commercial Letter of Credit, and in each case to the extent not inconsistent with the above referred rules, the laws of the State of New York shall apply to each Letter of Credit.

3.12. Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

3.13. Letters of Credit Issued for Others. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Ultimate Parent or its Subsidiaries other than the Borrower, the Borrower shall be obligated to reimburse the relevant Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Ultimate Parent or its Subsidiaries other than the Borrower inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of the Ultimate Parent and its Subsidiaries other than the Borrower.

SECTION 4. Fees; Commitments.

4.1. Fees.

(a) The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee (the “Revolving Credit Commitment Fee”) for each day from the Closing Date to, but excluding, the Maturity Date. The Revolving Credit Commitment Fee shall be payable by the Borrower (x) quarterly in arrears on the tenth Business Day following the end of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date, (for the period ended on such date for which no payment has been received pursuant to clause (x) above) and shall be computed for each day during such period at a rate per annum equal to the Revolving Credit Commitment Fee Rate on the applicable portion of the Available Revolving Commitment in effect on such day.

(b) [Reserved].

(c) The Borrower agrees to pay to each Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to 0.25% per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and such Letter of Credit Issuer). Such Fronting Fees shall be due and payable by the Borrower (x) quarterly in arrears on the tenth Business Day following the end of each March, June, September and December and (y) on the later of (A) the Maturity Date and (B) the day on which the General Letters of Credit Outstanding or RCT Letters of Credit Outstanding, as applicable, shall have been reduced to zero (0).

(d) The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(e) The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender holding a Delayed-Draw Term Loan Commitment, a fee equal to 50% of the Applicable LIBOR Margin calculated on the Available Delayed-Draw Term Loan Commitment of such Lenders (the “Delayed-Draw Ticking Fee”) for each day from (and including) the date that is sixty (60) days following the Closing Date until (but excluding) the Delayed-Draw Termination Date. The Delayed-Draw Ticking Fee shall be payable by the Borrower quarterly in arrears on the tenth Business Day following the end of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received and (y) on the Delayed Draw Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period on the applicable portion of the Delayed-Draw Term Loan Commitment in effect on such day.

(f) The Borrower agrees to pay directly to the Administrative Agent for its own account the administrative agent fees as set forth in the Fee Letter.

(g) Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

4.2. Voluntary Reduction of Revolving Credit Commitments and Delayed-Draw Term Loan Commitments.

(a) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Revolving Credit Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part; provided that (a) any such termination or reduction of Revolving Credit Commitments shall apply proportionately and permanently to reduce the Total Revolving Credit Commitment on a pro rata basis as between each of the Revolving Credit Lenders, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least the Minimum Borrowing Amount and (c) after giving effect to such termination or reduction and to any prepayments of the Revolving Credit Loans made on the date thereof in accordance with this Agreement (including pursuant to Section 5.2(b)), the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment.

(b) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Delayed-Draw Term Loan Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Delayed-Draw Term Loan Commitments in whole or in part; provided that (a) any such termination or reduction of Delayed-Draw Term Loan Commitments shall apply proportionately and permanently to reduce the Total Delayed-Draw Term Loan Commitment on a pro rata basis as between each of the Delayed-Draw Term Loan Lenders and (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $50,000,000.

(c) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the RCT Letter of Credit Issuers, the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the RCT Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, (i) the RCT Letters of Credit Outstanding shall not exceed the RCT Letter of Credit Commitment, (ii) the RCT Letters of Credit Outstanding with respect to each RCT Letter of Credit Issuer shall not exceed the Specified RCT Letter of Credit Commitment of such RCT Letter of Credit Issuer and (iii) the RCT L/C Cash Coverage Requirement shall be satisfied.

(d) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the General Letter of Credit Issuers, the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the General Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, (i) the General Letters of Credit Outstanding shall not exceed the General Letter of Credit Commitment, (ii) the General Letters of Credit Outstanding with respect to each General Letter of Credit Issuer shall not exceed the Specified General Letter of Credit Commitment of such General Letter of Credit Issuer and (iii) the General L/C Cash Coverage Requirement shall be satisfied.

4.3. Mandatory Termination of Commitments.

(a) The Delayed-Draw Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the Delayed-Draw Termination Date.

(b) The Total Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Maturity Date.

4.4. RCT Carve Out Support Rejection Notice.

If the RCT denies or rejects the TCEH Debtors’ application to utilize the RCT Reclamation Support Carve Out to satisfy the RCT’s bonding requirements, then the Borrower shall be obligated to promptly terminate the RCT Reclamation Support Carve Out by issuing and delivering a notice in writing to the Administrative Agent (the “RCT Carve Out Support Rejection Notice”). Upon issuance and delivery by the Borrower of the RCT Carve Out Support Rejection Notice to the Administrative Agent, immediately, automatically and without further action, the RCT Reclamation Support Carve Out will terminate and be permanently reduced to $0 for all purposes hereunder and under the Orders, and the RCT shall thereafter cease to have any rights in respect of the RCT Reclamation Support Carve Out. Except as set forth in this Section 4.4, the Borrower may not terminate the RCT Reclamation Support Carve Out.

SECTION 5. Payments.

5.1. Voluntary Prepayments. The Borrower shall have the right to prepay Term Loans, Delayed-Draw Term Loans and Revolving Credit Loans, without premium or penalty, in whole or in part, from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and, in the case of LIBOR Loans, the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 1:00 p.m. (New York City time) (x) one Business Day prior to (in the case of ABR Loans) or (y) three Business Days prior to (in the case of LIBOR Loans), the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the relevant Lenders, (b) each partial prepayment of any Borrowing of Term Loans, Delayed-Draw Term Loans or Revolving Credit Loans shall be in a multiple of $1,000,000 and in an aggregate principal amount of at least $5,000,000; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Loans and (c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each prepayment in respect of any tranche of Term Loans or Delayed-Draw Term Loans pursuant to this Section 5.1 shall be applied to the Class or Classes of Term Loans or Delayed Draw Term Loans in such manner as the Borrower may determine. All prepayments under this Section 5.1 shall also be subject to the provisions of Section 5.2(d) or (e), as applicable. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loan of a Defaulting Lender.

5.2. Mandatory Prepayments.

(a) Loan Prepayments. On each occasion that a Prepayment Event occurs, the Borrower shall, within three Business Days after the occurrence of such Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within three Business Days after the Deferred Net Cash Proceeds Payment Date), prepay (subject to Section 11.19 when applicable), in accordance with clauses (c)and (d) below, Loans in a principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event.

(b) Repayment of Revolving Credit Loans. Subject to Section 11.19 when applicable, if on any date the aggregate amount of the Lenders’ Revolving Credit Exposures (collectively, the “Aggregate Revolving Credit Outstandings”) for any reason exceeds 100% of the Total Revolving Credit Commitment then in effect (or, prior to the Full Availability Date, the Interim Availability Amount), the Borrower shall, forthwith repay within two (2) Business Days of such date the principal amount of any Revolving Credit Loans in an amount necessary to eliminate such deficiency.

(c) Application to Repayments. Subject to Section 11.19 when applicable, each prepayment of Loans required by Section 5.2(a) shall be allocated (i) first, to the Term Loans and any Incremental Term Loans in direct order of maturity until paid in full, (ii) to any Delayed-Draw Term Loans then outstanding in direct order of maturity until paid in full, and (iii) thereafter, to the Revolving Credit Facility (without any permanent reduction in commitments thereof).

(d) Application to Term Loans and Delayed-Draw Term Loans. With respect to each prepayment of Term Loans and Delayed-Draw Term Loans elected to be made by the Borrower pursuant to Section 5.1 or required by Section 5.2(a), subject to Section 11.19 when applicable, the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that the Borrower pays any amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of LIBOR Loans made on any date other than the last day of the applicable Interest Period. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e) Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans elected to be made by the Borrower pursuant to Section 5.1 or required by Section 5.2(a) or (b), the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Credit Loans to be prepaid; provided that (x) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (y) notwithstanding the provisions of the preceding clause (x), no prepayment made pursuant to Section 5.1 or 5.2 of Revolving Credit Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(f) LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type. Such deposit shall constitute cash collateral for the LIBOR Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g) Minimum Amount. No prepayment shall be required pursuant to Section 5.2(a) (i) in the case of any Prepayment Event yielding Net Cash Proceeds of less than $5,000,000 in the aggregate and (ii) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans or Delayed-Draw Term Loans pursuant to such Section exceeds (x) $25,000,000 for a single Prepayment Event or (y) $100,000,000 in the aggregate for all Prepayment Events (other than those that are either under the threshold specified in subclause (i) or over the threshold specified in subclause (ii)(x)) in any one fiscal year, at which time all such Net Cash Proceeds referred to in this subclause (ii) with respect to such fiscal year shall be applied as a prepayment in accordance with this Section 5.2.

(h) [Reserved].

(i) Foreign Net Cash Proceeds. Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any or all of the Net Cash Proceeds from a Recovery Prepayment Event (a “Foreign Recovery Event”) of, or any Disposition by, a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”) are prohibited or delayed by applicable local law from being repatriated to the United States, such portion of the Net Cash Proceeds so affected will not be required to be applied to repay Term Loans or Delayed-Draw Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans or Delayed-Draw Term Loans as required pursuant to this Section 5.2 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Recovery Event on any Foreign Asset Sale would have a material adverse tax consequence with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Restricted Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a), (x) the Borrower applies an amount equal to such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the Borrower rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

5.3. Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuer entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4. Net Payments.

(a) Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if the Borrower or any Guarantor or the Administrative Agent shall be required by Applicable Law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable by the Borrower or any Guarantor shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the Administrative Agent, the Collateral Agent or any Lender (which term shall include each Letter of Credit Issuer for purposes of Section 5.4 and for the purposes of the definition of Excluded Taxes), as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Guarantor or the Administrative Agent shall make such deductions or withholdings and (iii) the Borrower or such Guarantor or the Administrative Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with Applicable Law. Whenever any Indemnified Taxes are payable by the Borrower or such Guarantor, as promptly as possible thereafter, the Borrower or Guarantor shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower or such Guarantor showing payment thereof.

(b) The Borrower shall timely pay and shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender with regard to any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).

(c) The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within fifteen Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent, the Collateral Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth reasonable detail as to the amount of such payment or liability delivered to the Borrower by a Lender, the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Any Non-U.S. Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall, to the extent it is legally able to do so, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. A Lender’s obligation under the prior sentence shall apply only if the

Borrower or the Administrative Agent has made a request for such documentation. In addition, any Lender, if requested by the Borrower or the Administrative Agent shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(e) Each Non-U.S. Lender with respect to any Loan made to the Borrower shall, to the extent it is legally entitled to do so:

(i) deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Non-U.S. Lender is due hereunder, two copies of (x) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate substantially in the form of Exhibit L representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, any interest payment received by such Non-U.S. Lender under this Agreement or any other Credit Document is not effectively connected with the conduct of a trade or business in the United States and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement or (z) if a Non-U.S. Lender does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a typical participation or where Non-U.S. Lender is a pass through entity) Internal Revenue Service Form W-8IMY and all necessary attachments (including the forms described in clauses (x) and (y) above, as required); and

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower.

If in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it, such Non-U.S. Lender shall promptly so advise the Borrower and the Administrative Agent.

(f) If any Lender, the Administrative Agent or the Collateral Agent, as applicable, determines, in its sole discretion exercised in good faith, that it had received and retained a refund of an Indemnified Tax (including an Other Tax) for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower for such amount (net of all out-of-pocket expenses of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender, Administrative Agent or the Collateral Agent, as the case may be, determines in its sole discretion exercised in good faith to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower, upon the request of the Lender, the

Administrative Agent or the Collateral Agent, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, the Administrative Agent or the Collateral Agent in the event the Lender, the Administrative Agent or the Collateral Agent is required to repay such refund to such Governmental Authority. A Lender, the Administrative Agent or the Collateral Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. Neither the Lender, the Administrative Agent nor the Collateral Agent shall be obliged to disclose any information regarding its tax affairs or computations to any Credit Party in connection with this clause (f) or any other provision of this Section 5.4.

(g) If the Borrower determines that a reasonable basis exists for contesting a Tax, each Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. Subject to the provisions of Section 2.12, each Lender and Agent agrees to use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request to minimize any amount payable by the Borrower or any Guarantor pursuant to this Section 5.4. The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(g). Nothing in this Section 5.4(g) shall obligate any Lender or Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(h) Each Lender with respect to any Loan made to the Borrower that is a United States person under Section 7701(a)(30) of the Code and each Agent (each, a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two United States Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Lender or Agent is exempt from United States backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, (iii) after the occurrence of a change in such Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(i) If a payment made to any Lender would be subject to U.S. federal withholding Tax imposed under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Administrative Agent and the Borrower as may be necessary for the Administrative Agent and the Borrower to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this subsection (i), “FATCA” shall include any amendments after the date of this Agreement.

(j) The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5. Computations of Interest and Fees.

(a) Except as provided in the next succeeding sentence, interest on LIBOR Loans, and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6. Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any Applicable Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

(d) Spreading. In determining whether the interest hereunder is in excess of the amount or rate permitted under or consistent with any Applicable Law, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full.

(e) Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any Applicable Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6. Conditions Precedent to Initial Borrowing.

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent.

6.1. Credit Documents. The Administrative Agent shall have received:

(a) this Agreement, executed and delivered by a duly authorized officer of Parent Guarantor, the Borrower, each Agent, each Lender and each Letter of Credit Issuer;

(b) the Guarantee, executed and delivered by a duly authorized officer of each Guarantor as of the Closing Date; and

(c) the Security Agreement, executed and delivered by a duly authorized officer of each party thereto as of the Closing Date.

6.2. Collateral.

(a) All outstanding Stock of the Borrower directly owned by Parent Guarantor and all Stock of each Subsidiary of the Borrower directly owned by the Borrower or any Subsidiary Guarantor, in each case, as of the Closing Date, shall have been pledged pursuant to the Interim Order (except that such Credit Parties shall not be required to pledge any Excluded Stock and Stock Equivalents).

(b) All Indebtedness of the Borrower and each Subsidiary of the Borrower that is owing to the Borrower or a Subsidiary Guarantor (other than indebtedness of a Foreign Subsidiary that is owing to the Borrower or a Subsidiary Guarantor), to the extent exceeding $10,000,000 in aggregate principal amount, shall have been pledged pursuant to the Interim Order.

(c) All documents and instruments, including Uniform Commercial Code or other applicable personal property and financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any Security Document to be executed on the Closing Date and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent in proper form for filing, registration or recording and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted hereunder; provided, however, that notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, but without limiting the grant of a Lien on and security interest in the Collateral pursuant to the Orders and the Security Documents, the TCEH Debtors will not be obligated to enter into any mortgages (including a Mortgage), authorize any fixture filing, enter into any agreement requiring “control” as defined in Section 9-104, 9-105, 9-106 and 9-107 of the UCC as in effect in any relevant jurisdiction) or to undertake any registration in respect of assets subject to a certificate of title.

(d) [Reserved].

(e) The Guarantee shall be in full force and effect.

(f) [Reserved].

6.3. Legal Opinions. The Administrative Agent shall have received the executed legal opinions (which legal opinion will address customary matters for a debtor-in-possession financing) of (a) Kirkland & Ellis LLP, special New York counsel to Parent Guarantor and the Borrower, and (b) Gibson, Dunn & Crutcher LLP, special Texas counsel to Parent Guarantor and the Borrower, in each case, in form and substance reasonably acceptable to the Administrative Agent. Parent Guarantor, the Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4. Initial Budget. The Borrower shall have delivered the Initial Budget to the Administrative Agent and the Lenders, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers, and the Administrative Agent and the Joint Lead Arrangers hereby confirm the receipt of the Initial Budget dated April 24, 2014 in form and substance reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers prior to the date hereof.

6.5. [Reserved].

6.6. Closing Certificates. The Administrative Agent shall have received a certificate of the Credit Parties, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions, executed by an Authorized Officer of each Credit Party, and attaching the documents referred to in Section 6.7.

6.7. Authorization of Proceedings of Each Credit Party. The Administrative Agent shall have received (a) a copy of the resolutions of the board of directors, other managers or general partner of each Credit Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrower, the extensions of credit contemplated hereunder and (b) true and complete copies of the Organizational Documents of each Credit Party as of the Closing Date.

6.8. Fees. The Agents shall have received the fees in the amounts previously agreed in writing by the Agents to be received on the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of any Advisors) payable by the Credit Parties for which invoices have been presented prior to the Closing Date shall have been paid.

6.9. Representations and Warranties. On the Closing Date, the representations and warranties made by the Credit Parties in Section 8, shall be true and correct in all material respects (or in all respects for representations and warranties qualified by materiality or Material Adverse Effect).

6.10. Interim Order. The Interim Order, in form and substance satisfactory to the Left Lead Arrangers, shall have been entered by the Bankruptcy Court in the Cases, upon motion in form and substance satisfactory to the Left Lead Arrangers, by the Bankruptcy Court in the Cases no later than ten (10) Business Days after the date of commencement of the Cases and shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated, in the case of any modification or amendment, in a manner that is adverse to the Lenders, without the consent of the Left Lead Arrangers. The TCEH Debtors shall be in compliance in all material respects with the Interim Order.

6.11. First Day Orders. The Left Lead Arrangers shall have received evidence of the entry of all First Day Orders, which shall be reasonably satisfactory in form and substance to the Left Lead Arrangers (but in the case of the Interim Cash Collateral Order, the Cash Management Order and the Interim Order, in form and substance satisfactory to the Left Lead Arrangers), and which First Day Orders shall have been received by the Left Lead Arrangers.

6.12. Trustees and Examiners. No trustee or examiner with enlarged powers (having powers beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4)) shall have been appointed with respect to the operations or the business of the TCEH Debtors.

6.13. Projections. The Administrative Agent and the Lenders shall have received a base case model, including a statement of cash sources and uses of all free cash flow of the TCEH Debtors for the tenor of the Credit Facilities, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers, and the Administrative Agent and the Joint Lead Arrangers hereby confirm the receipt of a base case model dated April 24, 2014 in form and substance reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers prior to the date hereof.

6.14. Patriot Act. The Joint Lead Arrangers shall have received at least 5 days prior to the Closing Date such documentation and information as is reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent about Parent Guarantor, the Borrower and the Subsidiary Guarantors mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

6.15. Petition Date. The Petition Date shall have occurred.

6.16. Restructuring Support Agreement. The Restructuring Support Agreement shall have been duly executed by the Credit Parties and each other party thereto, all conditions to the effectiveness of the Restructuring Support Agreement shall have been satisfied or waived and the Restructuring Support Agreement shall be in full force and effect, subject to any necessary Bankruptcy Court approvals.

For purposes of determining compliance with the conditions specified in this Section 6 on the Closing Date, each Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Agent or Lender unless the Borrower shall have received notice from such Agent or Lender (or from the Administrative Agent on behalf of such Lender) prior to the proposed Closing Date specifying its objection thereto, but excluding for the avoidance of doubt any subsequent changes or modifications to such documents or matters made after release of such party’s signature page.

SECTION 7. Conditions Precedent to All Credit Events.

(a) The agreement of each Lender to make any Loan requested to be made by it on any date, and the obligation of any Letter of Credit Issuer to issue Letters of Credit on any date, is subject to the satisfaction of the conditions precedent set forth in the following Sections 7.1 and 7.2; (b) the obligation of each Lender to make Loans hereunder and of each Letter of Credit Issuer to issue Letters of Credit hereunder in an aggregate amount in excess of the Interim Availability Amount shall not become effective until the date on which each of the conditions in Section 7.3 is satisfied; and (c) the obligation of each Lender to make Delayed-Draw Term Loans hereunder and of each RCT Letter of Credit Issuer to issue RCT Letters of Credit hereunder shall not become effective until the date on which each of the conditions in Section 7.4 is satisfied.

7.1. No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.2. Notice of Borrowing.

(a) Prior to the making of each Term Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(b) Prior to the making of each Delayed-Draw Term Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(c) Prior to the making of each Revolving Credit Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(d) Prior to the issuance of each General Letter of Credit, the Administrative Agent and the General Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

(e) Prior to the issuance of each RCT Letter of Credit, the Administrative Agent and the RCT Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

(f) The Interim Order or the Final Order, as the case may be, shall be in full force and effect.

7.3. Full Availability.

(a) [Reserved].

(b) Orders. (i) The Interim Order shall be in full force and effect and shall not have been stayed, reversed, vacated, modified or amended, in the case of any modification or amendment, in a manner adverse to the interests (taken as a whole) of the Lenders without the consent of the Left Lead Arrangers; (ii) the Left Lead Arrangers shall have received a certified copy of the Final Order, in form and substance satisfactory to the Left Lead Arrangers, which, in any event, shall have been entered by the Bankruptcy Court, upon motion in form and substance satisfactory to the Left Lead Arrangers, no later than forty-five (45) days after the Interim Order Entry Date (or such later date agreed to by the Required Lenders in their sole discretion) and at the time of any such extension of credit the Final Order shall be in full force and effect, and shall not have been stayed, reversed, vacated, modified or amended, in the case of any modification or amendment, in a manner that is adverse to the interests (taken as a whole) of the Lenders without the prior written consent of the Left Lead Arrangers; and (iii) if either the Interim Order or the Final Order is the subject of a pending appeal in any respect, none of the making of such extensions of credit, the grant of Liens and Superpriority Claims as set forth in Section 8.17 and the performance by the Borrower or any Guarantor of any of their respective obligations under any of the Credit Documents shall be the subject of a then effective stay. The TCEH Debtors shall be in compliance with the Final Order.

(c) (i) No Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(d) The Agents shall have received the fees in the amounts previously agreed in writing by the Agents to be received on or prior to such date and all expenses (including the reasonable fees, disbursements and other charges of any Advisors) payable by the Credit Parties for which invoices have been presented prior to such date shall have been paid

(e) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 9.3 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to name the Collateral

Agent, on behalf of the Secured Parties, as “loss payee” and, solely if available from the relevant insurance company in respect of the Collateral perfected pursuant to the Orders, as “mortgagee” under any casualty insurance policies, and the Secured Parties, as “additional insureds”, under any liability insurance policies.

7.4. Availability of Delayed-Draw Term Loans and RCT Letters of Credit. The RCT Carve Out Support Rejection Notice shall have been issued and delivered (a) prior to the Delayed-Draw Termination Date and (b) prior to the making of such Delayed-Draw Term Loans or the issuance of such RCT Letters of Credit.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied or waived as of that time.

SECTION 8. Representations, Warranties and Agreements.

In order to induce the Lenders and the Letter of Credit Issuers to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, each of Parent Guarantor and the Borrower makes (on the Closing Date and on each other date as required or otherwise set forth in this Agreement) the following representations and warranties to, and agreements with, the Lenders and the Letter of Credit Issuers, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit:

8.1. Corporate Status; Compliance with Laws. Each of Parent Guarantor, the Borrower and each Material Subsidiary of the Borrower that is a Restricted Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing (as applicable) under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect and (c) is in compliance with all Applicable Laws, except to the extent that the failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect.

8.2. Corporate Power and Authority. Subject to the entry of the Orders and the terms thereof, each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and, subject to the entry of the Orders and the terms thereof, each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

8.3. No Violation. Subject to the entry of the Orders and the terms thereof, neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor the compliance with the terms and provisions thereof will (a) contravene any applicable provision of any material Applicable Law (including material Environmental Laws), (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Parent Guarantor, the Borrower or any Restricted Subsidiary (other than Liens created under the Credit

Documents, Permitted Liens or Liens securing any of the Prepetition Debt) pursuant to the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust or other material agreement or instrument to which Parent Guarantor, the Borrower or any Restricted Subsidiary is a party or by which it or any of its property or assets is bound, in each case to the extent any such agreement was entered into after the Petition Date (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that could not reasonably be expected to result in a Material Adverse Effect, or (c) violate any provision of the Organizational Documents of Parent Guarantor, the Borrower or any Restricted Subsidiary.

8.4. Litigation. Other than the Cases, except as set forth on Schedule 8.4, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to Parent Guarantor, the Borrower or any of the Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

8.5. Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6. Governmental Approvals. Subject to the entry of the Orders and the terms thereof, the execution, delivery and performance of the Credit Documents does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such consents, approvals, registrations, filings or actions the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.7. Investment Company Act. None of the Credit Parties is an “investment company” within the meaning of, and subject to registration under, the Investment Company Act of 1940, as amended.

8.8. True and Complete Disclosure. None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Parent Guarantor, the Borrower, any of the Subsidiaries of the Borrower or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger and/or any Lender on or before the Closing Date (including all such information and data contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8, such factual information and data shall not include projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

8.9. Financial Condition; Projections; Material Adverse Effect.

(a) The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of earnings, shareholders’ equity and cash flows of the Borrower as of and for the fiscal year ended December 31, 2013, reported on by Deloitte & Touche LLP, an independent registered public accounting firm; provided that if such consolidated balance sheet and statement of earnings, shareholders’ equity and cash flows have not been filed with the SEC on or prior to the Closing Date, then the Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of earnings, shareholders’ equity and cash flows of the Borrower as of and for the fiscal year ended

December 31, 2012, reported on by Deloitte & Touche LLP, and the unaudited consolidated balance sheet and statement of earnings, shareholders’ equity and cash flows of the Borrower as of and for the fiscal quarters and the portions of the fiscal year ended March 31, 2013, June 30, 2013 and September 30, 2013. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such date and for such period in accordance with GAAP consistently applied (except to the extent provided in the notes thereto).

(b) The projections, forward-looking statements, estimates and pro forma financial information contained in this Agreement, any other Credit Document or any other document, certificate or statement furnished to any Agent, any Joint Lead Arranger or any Lenders (including, without limitation, each Budget and Annual Operating Forecast) are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Agents, Joint Lead Arrangers and the Lenders that such projections, forward-looking statements, estimates and pro forma financial information are not to be viewed as facts and are subject to material contingencies and assumptions, many of which are beyond the control of the Credit Parties, and that actual results during the period or periods covered by any such projections, forward-looking statements, estimates and pro forma financial information may differ materially from the projected results.

(c) There has been no Material Adverse Effect since the Petition Date.

8.10. Tax Matters. Except where the failure of which could not be reasonably expected to have a Material Adverse Effect, (a) each of Parent Guarantor, the Borrower and each of the Restricted Subsidiaries has filed all federal income Tax returns and all other Tax returns, domestic and foreign, required to be filed by it and has paid all material Taxes payable by it that have become due (whether or not shown on such Tax return), other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP, (b) each of Parent Guarantor, the Borrower and each of the Restricted Subsidiaries has provided adequate reserves in accordance with GAAP for the payment of, all federal, state, provincial and foreign Taxes not yet due and payable and (c) each of Parent Guarantor, the Borrower and each of the Restricted Subsidiaries has satisfied all of its Tax withholding obligations.

8.11. Compliance with ERISA.

(a) Each Employee Benefit Plan is in compliance with ERISA, the Code and any Applicable Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Multiemployer Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower or any ERISA Affiliate; no Plan has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); on and after the effectiveness of the Pension Act, each Plan has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Section 4010(d)(2) of ERISA); none of the Borrower or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower or any ERISA Affiliate; and no Lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower or any ERISA Affiliate been notified in writing that such a Lien will be imposed on the assets of the Ultimate Parent, Parent Guarantor, the Borrower or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(a), be reasonably likely to have a Material Adverse Effect. With respect to Plans that are Multiemployer Plans, the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Multiemployer Plans under ERISA, are made to the best knowledge of the Borrower.

(b) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and Applicable Law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.12. Subsidiaries. Schedule 8.12 lists each Subsidiary of Parent Guarantor (and the direct and indirect ownership interest of Parent Guarantor therein), in each case existing on the Closing Date. Each Material Subsidiary as of the Closing Date has been so designated on Schedule 8.12.

8.13. Intellectual Property. Each of Parent Guarantor, the Borrower and the Restricted Subsidiaries has good and marketable title to, or a valid license or right to use, all patents, trademarks, servicemarks, trade names, copyrights and all applications therefor and licenses thereof, and all other intellectual property rights, free and clear of all Liens (other than Liens permitted by Section 10.2), that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such title, license or rights could not reasonably be expected to have a Material Adverse Effect.

8.14. Environmental Laws. Except as could not reasonably be expected to have a Material Adverse Effect: (a) Parent Guarantor, the Borrower and the Restricted Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (b) Parent Guarantor, the Borrower and the Restricted Subsidiaries have, and have timely applied for renewal of, all permits under Environmental Law to construct and operate their facilities as currently constructed; (c) except as set forth on Schedule 8.4, neither Parent Guarantor, the Borrower nor any Restricted Subsidiary is subject to any pending or, to the knowledge of the Borrower, threatened Environmental Claim or any other liability under any Environmental Law including any such Environmental Claim or, to the knowledge of the Borrower, any other liability under Environmental Law related to, or resulting from the business or operations of any predecessor in interest of any of them; (d); neither Parent Guarantor, the Borrower nor any Restricted Subsidiary is conducting or financing or is required to conduct or finance, any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; (e) to the knowledge of the Borrower, no Hazardous Materials have been released into the environment at, on or under any Real Estate currently owned or leased by Parent Guarantor, the Borrower or any Restricted Subsidiary and (f) neither Parent Guarantor, the Borrower nor any Restricted Subsidiary has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or, to the knowledge of the Borrower, formerly owned or leased Real Estate or facility.

8.15. Properties. Except as set forth on Schedule 8.15, Parent Guarantor, the Borrower and the Restricted Subsidiaries have good and indefeasible title to or valid leasehold or easement interests or other license or use rights in all properties that are necessary for the operation of their respective businesses as currently conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title, leasehold or easement interests or other license or use rights could not reasonably be expected to have a Material Adverse Effect.

8.16. Orders. The Interim Order is (and the Final Order when entered will be) effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable perfected security interest in the Collateral and the proceeds and products thereof without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents.

8.17. Status of Obligations; Perfection and Priority of Security Interests. The Obligations are, subject to the Carve Out, the RCT Reclamation Support Carve Out and the Orders:

(a) upon entry of the Interim Order, and pursuant to the Interim Order and the Final Order, allowed administrative expense claims in the Cases, having priority over any and all administrative expense claims, diminution claims, unsecured claims, and all other claims against each of the Borrower, Parent Guarantor and each other Guarantor or their estates, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in, or ordered pursuant to, sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c) (subject only to, and effective upon entry of, the Final Order), 507(a), 507(b), 546(c), 546(d), 726, 1113, and 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code or otherwise, as provided under section 364(c)(1) of the Bankruptcy Code;

(b) after the entry of the Interim Order and pursuant to the Interim Order and the Final Order, as applicable, secured by a valid and perfected Lien with the priority provided in Section 14.1(a) on all of the Collateral, subject to the Carve Out and the RCT Reclamation Support Carve Out; and

(c) notwithstanding the provisions of section 362 of the Bankruptcy Code and subject to the applicable provisions of the Interim Order or the Final Order, as applicable, upon the Maturity Date (whether by acceleration or otherwise) of any of the Obligations, the Administrative Agent and Lenders shall be entitled to immediate payment of such Obligations in cash and to enforce the remedies provided for hereunder or under applicable law, without further application to or order by the Bankruptcy Court, subject to the terms of the Credit Documents and the Interim Order and the Final Order.

8.18. Insurance. The properties of Parent Guarantor, the Borrower and the Restricted Subsidiaries are insured pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower, as applicable) are financially sound and responsible, in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business.

8.19. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Parent Guarantor, the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened in writing; and (b) hours worked by and payment made to employees of Parent Guarantor, the Borrower and each Restricted Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters.

8.20. Sanctioned Persons; Anti-Corruption Laws; Patriot Act. None of Parent Guarantor, the Borrower or any of its Subsidiaries or any of their respective directors or officers is subject to any economic embargoes or similar sanctions administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control) or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”). Each of Parent Guarantor, the Borrower and its Subsidiaries and their respective directors and officers is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (iii) the Patriot Act and any other applicable terrorism and money laundering laws, rules, regulations and orders. No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

SECTION 9. Affirmative Covenants.

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until all Commitments and all Letters of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to the applicable Letter of Credit Issuer following the termination of the Revolving Credit Commitments) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements and/or Secured Commodity Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or Contingent Obligations), are paid in full:

9.1. Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the consolidated balance sheet of (x) the Borrower and its consolidated Subsidiaries and (y) if different, the Borrower and the Restricted Subsidiaries (provided, however, that the Borrower shall be under no obligation to deliver the consolidated financial statements described in sub-clause (y) if the Consolidated Total Assets and the Consolidated EBITDA of the Borrower and its consolidated Subsidiaries (which Consolidated Total Assets and Consolidated EBITDA shall be calculated in accordance with the definitions of such terms, but determined based on the financial information of the Borrower and its consolidated Subsidiaries, and not the financial information of the Borrower and its Restricted Subsidiaries) do not differ from the Consolidated Total Assets and the Consolidated EBITDA, respectively, of the Borrower and its Restricted Subsidiaries by more than 2.5%), in each case as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years (or, unless the consolidated financial statements described in sub-clause (y) are not required to be delivered pursuant to the immediately preceding proviso, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and its consolidated Subsidiaries, on the other hand), all in reasonable detail and prepared in accordance with GAAP, and, in each case, (i) except with respect to any such reconciliation, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit, (ii) certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries (or the Borrower and the Restricted Subsidiaries, as the case may be) in accordance with GAAP and (iii) accompanied by a Narrative Report with regard thereto.

(b) Quarterly Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheets of (x) the Borrower and its consolidated Subsidiaries and (y) if different, the Borrower and the Restricted Subsidiaries (provided, however, that the Borrower shall be under no obligation to deliver the consolidated financial statements described in sub-clause (y) if the Consolidated Total Assets and the Consolidated EBITDA of the Borrower and its consolidated Subsidiaries (which Consolidated Total Assets and Consolidated EBITDA shall be calculated in accordance with the definitions of such terms, but determined based on the financial information of the Borrower and its consolidated Subsidiaries, and not the financial information of the Borrower and its Restricted Subsidiaries) do not differ from the Consolidated Total Assets and the Consolidated EBITDA, respectively, of the Borrower and its Restricted Subsidiaries by more than 2.5%), in each case as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or, unless the consolidated financial statements described in sub-clause (y) are not required to be delivered pursuant to the immediately preceding proviso, in lieu of such unaudited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and its consolidated Subsidiaries, on the other hand), all of which shall be (i) certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries (or the Borrower and the Restricted Subsidiaries, as the case may be) in accordance with GAAP, subject to changes resulting from audit, normal year-end audit adjustments and absence of footnotes and (ii) accompanied by a Narrative Report with respect thereto.

(c) Officer’s Certificate. At the time of the delivery of the financial statements provided for in Section 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the provisions of Section 10.9 as at the end of such fiscal year or period, as the case may be (including calculations in reasonable detail of any amount added back to Consolidated EBITDA pursuant to clause (a)(xii), clause (a)(xiii) and any amount excluded from Consolidated Net Income pursuant to clause k of the definition thereof), (ii) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date of the most recent fiscal year or period, as the case may be and (iii) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor. At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Borrower setting forth (A) in reasonable detail the Applicable Amount and the Applicable Equity Amount as at the end of the fiscal year to which such financial statements relate and (B) the information required pursuant to Section 1 of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause (c)(B), as the case may be.

(d) Annual Operating Forecast. Beginning on the date 60 days after the Interim Order Entry Date (and again no later than December 1, 2014 for the business plan and operating budget covering 2015, and no later than December 1, 2015 for the business plan and operating budget covering 2016), the approved annual business plan and projected operating budget (the “Annual Operating Forecast”), on an annual basis, through the Maturity Date (as set forth in clause (a) of the definition thereof), broken down by month, including, without limitation, income statements, balance sheets, cash flow statements, projected capital expenditures, asset sales, a line item for total available liquidity for the period of such Annual Operating Forecast, and which shall set forth the anticipated uses of the Credit Facilities for such period, certified as to its reasonableness when made by an Authorized Officer of the Borrower in the form of Exhibit C.

(e) Notice of Default; Litigation. Promptly after an Authorized Officer of the Borrower or any Restricted Subsidiary obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation, regulatory or governmental proceeding pending against the Borrower or any Restricted Subsidiary that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(f) Environmental Matters. Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters known to the Borrower and the Restricted Subsidiaries would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i) any pending or threatened Environmental Claim against any Credit Party or any Real Estate or any Credit Party or any predecessor in interest of the Borrower or any Restricted Subsidiary or any other Person for which any Credit Party is alleged to be liable by contract or operation of law;

(ii) any condition or occurrence on any Real Estate that (x) could reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of any Environmental Claim against any Credit Party or any Real Estate;

(iii) any condition or occurrence on any Real Estate or any circumstance that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law that would be inconsistent with the present use or operation of such Real Estate; and

(iv) the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release into the environment of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence, removal or remedial or other corrective action and the response thereto. The term “Real Estate” shall mean any interest in land, buildings and improvements owned, leased or otherwise held by any Credit Party, but excluding all operating fixtures and equipment.

(g) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by Parent Guarantor, the Borrower or any Restricted Subsidiary (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that Parent Guarantor, the Borrower or any Restricted Subsidiary shall send to the holders of any publicly issued debt of Parent Guarantor, the Borrower and/or any Restricted Subsidiary in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

(h) Pro Forma Adjustment Certificate. Not later than any date on which financial statements are delivered with respect to any Test Period in which a Pro Forma Adjustment is made, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

(i) Budget and Variance Report. (i) Commencing with the end of the first full fiscal quarter ended after the entry of the Interim Order (or, at the election of the Borrower, at the end of each calendar month or such earlier period as may be agreed), the Borrower shall promptly provide an updated Budget for the subsequent 3-month period to the Administrative Agent.

(ii) With respect to each calendar month, no later than the end of the subsequent calendar month in each case with respect to Parent Guarantor and its Restricted Subsidiaries, a variance report showing a statement of actual cash sources and uses of all free cash flow for the immediately such preceding calendar month, noting therein all material variances from values set forth for such historical periods in the most recently delivered Budget, including narrative explanations as to any material variances and certified as to its reasonableness when made by an Authorized Officer of the Borrower.

(j) Monthly Reporting. As soon as available, but in any event not later than twenty five days after the end of each calendar month, a report detailing (i) any material Dispositions consummated by any Credit Party (or the entry into any binding contracts for a material Disposition by any Credit Party), (ii) material developments in connection with any cost savings programs by any Credit Party and (iii) such other matters as the Administrative Agent may reasonably request; provided that, notwithstanding anything to the contrary in this clause (iii) (but without limitation of any other requirement set forth in this Section 9.1), none of the Parent Guarantor, the Borrower or any of its Restricted Subsidiaries will be required under this clause (iii) to provide any information to the extent that the provision thereof would violate any attorney-client privilege (as reasonably determined by counsel to the Credit Parties), law, rule or regulation, or any contractual obligation of confidentiality binding on the Credit Parties or their respective affiliates (provided that (x) the Administrative Agent shall be notified if any such information is being withheld and (y) the Credit Parties shall use commercially reasonable efforts to obtain a consent to disclosure to the Administrative Agent of any such information being withheld as a result of any contractual obligation of confidentiality (other than, for purposes of this clause (y), any such information being withheld as a result of attorney-client privilege).

Notwithstanding the foregoing, the obligations in clauses (f), (h) and (i) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of Parent Guarantor, the Ultimate Parent or any direct or indirect parent of the Ultimate Parent or (B) the Borrower’s (or Parent Guarantor’s, the Ultimate Parent’s or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to Parent Guarantor, the Ultimate Parent or a parent of the Ultimate Parent, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to Parent Guarantor, the Ultimate Parent or such parent, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand.

9.2. Books, Records and Inspections. The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent (including Financial Advisor) or the Required Lenders (as accompanied by the Administrative Agent) to visit and inspect any of the properties or assets of the Borrower or such Restricted Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Restricted Subsidiary and discuss the affairs, finances and accounts (including, without limitation, strategic planning, cash and liquidity management and operational and restructuring activities) of the Borrower and of any such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (a) only the Administrative Agent, whether on its own or in conjunction with the Required Lenders, may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (b) the Administrative Agent shall not exercise such rights more than two times in any calendar year and (c) only one such visit shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 9.2, neither the Borrower nor any Restricted Subsidiary will be required under this Section 9.2 to disclose or permit the inspection or discussion of any document, information or other matter to the extent that such action would violate any attorney-client privilege (as reasonably determined by counsel to the Credit Parties), law, rule or regulation, or any contractual obligation of confidentiality binding on the Credit Parties or their respective affiliates (provided that (x) the Administrative Agent shall be notified if any such information is being withheld and (y) the Credit Parties shall use commercially reasonable efforts to obtain a consent to such disclosure or action being withheld as a result of any contractual obligation of confidentiality (other than, for purposes of this clause (y), any such information being withheld as a result of attorney-client privilege).

9.3. Maintenance of Insurance. The Borrower will, and will cause each Material Subsidiary that is a Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower, as applicable) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written reasonable request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

9.4. Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims in respect of any Taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any Restricted Subsidiary of the Borrower; provided that neither the Borrower nor any such Restricted Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto in accordance with GAAP or the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

9.5. Consolidated Corporate Franchises. The Borrower will do, and will cause each Material Subsidiary that is a Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and the Restricted Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6. Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Applicable Laws applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7. ERISA.

(a) Promptly after the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

(b) Promptly following any request therefor, on and after the effectiveness of the Pension Act, the Borrower will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of the Restricted Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower and any of the Restricted Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower, any of such Restricted Subsidiaries or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower, the applicable Restricted Subsidiary(ies) or the ERISA Affiliate(s) shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

(c) Upon the reasonable request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan, (ii) the most recent actuarial valuation report for each Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency and (iv) such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request.

9.8. Maintenance of Properties. The Borrower will, and will cause the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), except to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.

9.9. Transactions with Affiliates. The Borrower will conduct, and cause the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than transactions between or among the Borrower and the Restricted Subsidiaries and, between or among the Borrower, the Restricted Subsidiaries and to the extent in the ordinary course or consistent with past practice the Ultimate Parent and any of its other Subsidiaries, including the Oncor Subsidiaries) on terms that are, taken as a whole, substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that, subject to the Cash Management Order, the Tax Order, the Wages Order and any other orders of the Bankruptcy Court, the foregoing restrictions shall not apply to:

(a) [reserved],

(b) transactions permitted by Sections 10.5(c) (other than clause (iii) thereof), (k), (l), (m), (p), (z), and (bb) and Section 10.6,

(c) the Transactions and the payment of the Transaction Expenses,

(d) the issuance of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) to the management of the Borrower (or any direct or indirect parent thereof) or any Subsidiary of the Borrower in connection with the Transactions or pursuant to arrangements described in clause (f) of this Section 9.9,

(e) loans, advances and other transactions between or among the Borrower, any Subsidiary of the Borrower or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary of the Borrower has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or such Subsidiary’s Subsidiary ownership of Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted under Section 10,

(f) payments, advances or loans (or cancellation of loans), employment and severance arrangements and health and benefit plans or agreements between the Ultimate Parent, Parent Guarantor, the Borrower and the other Subsidiaries of the Ultimate Parent and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business,

(g) payments by the Borrower (and any direct or indirect parent thereof), and the Subsidiaries of the Ultimate Parent pursuant to the Tax Sharing Agreements among the Borrower (and any such parent) and the Subsidiaries of the Borrower to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries of the Ultimate Parent,

(h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower (or, to the extent attributable to the ownership of the Borrower by such parent, any direct or indirect parent thereof) and the Subsidiaries of the Borrower in the ordinary course of business,

(i) the payment of indemnities and reasonable out-of-pocket expenses incurred by the Sponsors and their Affiliates in connection with services provided to the Borrower (or any direct or indirect parent thereof), or any of the Subsidiaries of the Borrower,

(j) the issuance of Stock or Stock Equivalents (other than Disqualified Stock) of the Borrower (or any direct or indirect parent thereof) to Ultimate Parent, any Permitted Holder or to any director, officer, employee or consultant,

(k) sales of Receivables Facility Assets in connection with any Permitted Receivables Financing,

(l) the performance of any and all obligations (including payment obligations) pursuant to the Shared Services Agreement and other ordinary course transactions under the intercompany cash management systems with Specified Affiliates and subleases of property from any Specified Affiliate to the Borrower or any of the Restricted Subsidiaries, or as disclosed in any Budget approved by the Administrative Agent and the Joint Lead Arrangers, and

(m) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 9.9 or any amendment thereto to the extent such an amendment (together with any other amendment or supplemental agreements) is not adverse, taken as a whole, to the Lenders in any material respect.

9.10. End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (a) each of its, and the Restricted Subsidiaries’ fiscal years to end on December 31 of each year (each a “Fiscal Year”) and (b) each of its, and the Restricted Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11. Additional Guarantors and Grantors. Subject to any applicable limitations set forth in the Guarantee and the Security Documents, the Borrower will cause each direct or indirect Domestic Subsidiary of the Borrower (excluding any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date and each other Domestic Subsidiary of the Borrower that ceases to constitute an Excluded Subsidiary to, within 30 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) become a Guarantor under the Guarantee and a grantor under the Security Agreement pursuant to (A) the Interim Order or (when applicable) the Final Order or (B) if reasonably requested by the Administrative Agent, a supplement to each of the Guarantee and the Security Agreement and (ii) if reasonably requested by the Administrative Agent, execute a joinder to the Intercompany Subordinated Note.

9.12. Pledge of Additional Stock and Evidence of Indebtedness.

(a) Subject to any applicable limitations set forth in the Security Documents, the Borrower will promptly notify the Administrative Agent in writing of any Stock or Stock Equivalents issued or otherwise purchased or acquired after the Closing Date and of any Indebtedness in excess of $10,000,000 that is owing to the Borrower or any Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.11) incurred (individually or in a series of related transactions) after the Closing Date and, in each case, if reasonably requested by the Administrative Agent, will pledge, and, if applicable, will cause each other Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.11), to pledge to the Collateral Agent for the benefit of the Secured Parties, (i) all such Stock and Stock Equivalents (other than any Excluded Stock and Stock Equivalents), pursuant to a Pledge Agreement or supplement thereto, and (ii) all evidences of such Indebtedness, pursuant to a Pledge Agreement or supplement thereto.

(a) The Borrower agrees that, at the reasonable request of the Administrative Agent, all Indebtedness of the Borrower and the Restricted Subsidiaries of the Borrower and that is owing to the Borrower or to any Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.11) shall be evidenced by the Intercompany Subordinated Note.

9.13. [Reserved].

9.14. Further Assurances.

(a) Subject to the applicable limitations set forth in this Agreement and in the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, and other documents) that may be required under any Applicable Law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of Parent Guarantor, the Borrower and the other Guarantors; provided, however, that notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, but without limiting the grant of a Lien on and security interest in the Collateral pursuant to the Orders and the Security Documents, the TCEH Debtors will not be obligated to enter into any Mortgage, authorize any fixture filing, enter into any agreement providing “control” as defined in Section 9-104, 9-105, 9-106 and 9-107 of the UCC as in effect in any relevant jurisdiction) or to undertake any registration in respect of assets subject to a certificate of title.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) Notwithstanding anything herein to the contrary, if the Collateral Agent determines (taking into account the existence and effect of the Orders) in its reasonable judgment (confirmed in writing to the Borrower and the Administrative Agent) that the cost or other consequences (including adverse tax and accounting consequences) of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Secured Party thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.

9.15. Bankruptcy Matters.

(a) The Borrower will deliver to the Administrative Agent and its legal counsel, at least two Business Days in advance of filing with the Bankruptcy Court, copies of all proposed First Day Orders and motions seeking approval of the First Day Orders, which shall be in form and substance reasonably satisfactory to the Administrative Agent (but in the case of the Cash Management Order, the Interim Cash Collateral Order, and the Interim Order, shall be satisfactory in form and substance to the Administrative Agent).

(b) The Borrower will deliver to the Administrative Agent, and in the case of (iii) below to its legal counsel, as soon as practicable in advance of filing with the Bankruptcy Court (i) the Final Order (which must be in form and substance satisfactory to the Administrative Agent), (ii) all other proposed material orders and pleadings related to the Credit Facilities (which must be in form and substance reasonably satisfactory to the Administrative Agent) and (iii) the Acceptable Reorganization Plan (or any other plan of reorganization or liquidation), the Disclosure Statement (or any other disclosure statements related to any such plan) and the Plan Restructuring Documents (as defined in the Restructuring Support Agreement) and other material definitive documents with respect to the Cases (which shall be in form and substance reasonably satisfactory to the Administrative Agent; provided that with respect to provisions of the Acceptable Reorganization Plan (or any other plan of reorganization) and/or the Disclosure Statement (or any other disclosure statements) that relate to the payment of the Credit Facilities, such provisions must be in form and substance satisfactory to the Administrative Agent).

(c) The Borrower shall maintain a cash management system in accordance with the Cash Management Order and the Orders each of which shall be in form and substance satisfactory to the Administrative Agent.

(d) The Borrower shall file with the Bankruptcy Court a plan of reorganization and a disclosure statement relating thereto, each in form and substance reasonably satisfactory to the Administrative Agent, within 18 months after the Petition Date; provided, however, that with respect to provisions of the plan of reorganization and/or any disclosure statement that relate to payment of the Credit Facilities, such provisions must be in form and substance satisfactory to the Administrative Agent.

(e) The Borrower shall contest, if requested by the Administrative Agent, any motion seeking entry of an order, and entry of an order, that is materially adverse to the interests of the Administrative Agent or the Lenders or their respective material rights and remedies under the Credit Documents in any of the Cases;

9.16. Ratings. The Borrower shall use commercially reasonable efforts to obtain ratings from each of Moody’s and S&P as soon as reasonably practicable after the Closing Date.

9.17. Use of Proceeds. Parent Guarantor and the Borrower shall not, and shall not permit any other Credit Party or any other Restricted Subsidiary to:

(a) use the proceeds of the Credit Facilities or any Letters of Credit issued hereunder for purposes other than those permitted under this Agreement and contained in the Interim Order or the Final Order, as applicable;

(b) use the proceeds of the Credit Facilities or any Letters of Credit issued hereunder for purposes that would violate the provisions of Regulation T, U or X of the Board;

(c) use the proceeds of any Revolving Credit Loan to fund any RCT L/C Collateral Account until (i) the earlier to occur of (x) the funding of the Delayed-Draw Term Loans in an amount equal to the aggregate amount of Delayed-Draw Term Loan Commitments as of the Closing Date and (y) the termination in full of the Delayed-Draw Term Loan Commitments and (ii) the funding of the Term Loans as of the Full Availability Date;

(d) use the proceeds of the Delayed-Draw Term Loans for purposes other than funding the RCT L/C Collateral Accounts; and

(e) use the proceeds of the Term Loans to fund the General L/C Collateral Accounts in an amount exceeding $800,000,000 in the aggregate.

SECTION 10. Negative Covenants.

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until all Commitments and all Letters of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to the applicable Letter of Credit Issuer following the termination of the Revolving Credit Commitments) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements and/or Secured Commodity Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreement or Contingent Obligations) are paid in full:

10.1. Limitation on Indebtedness. The Borrower will not, and will not permit the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness.

Notwithstanding the foregoing, the limitations set forth in the immediately preceding paragraph shall not apply to any of the following items:

(a) Indebtedness arising under the Credit Documents (including any Indebtedness incurred pursuant to Section 2.14);

(b) subject to compliance with Section 10.5, Indebtedness of the Borrower or any Restricted Subsidiary owed to the Borrower or any Restricted Subsidiary; provided that all such Indebtedness of any Credit Party owed to any Person that is not a Credit Party shall be (x) evidenced by the Intercompany Subordinated Note or (y) otherwise be subject to subordination terms substantially identical to the subordination terms set forth in the Intercompany Subordinated Note or otherwise reasonably acceptable to the Administrative Agent;

(c) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of construction and restoration activities and in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(d) subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or any other Restricted Subsidiary that is permitted to be incurred under this Agreement (except that a Restricted Subsidiary that is not a Credit Party may not, by virtue of this Section 10.1(d) guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 10.1) and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that (A) if the Indebtedness being guaranteed under this Section 10.1(d) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, (B) [Reserved] and (C) the aggregate amount of Guarantee Obligations incurred by Restricted Subsidiaries that are not Subsidiary Guarantors under this clause (d), when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to Section 10.1(j) and Section 10.1(n), shall not exceed $200,000,000 at any time outstanding;

(e) Guarantee Obligations (i) incurred in the ordinary course of business (including in respect of construction or restoration activities) in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees or (ii) otherwise constituting Investments permitted by Sections 10.5(d), 10.5(g), 10.5(i), 10.5(q), 10.5(t) and 10.5(v);

(f) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred to finance the purchase price, cost of design, acquisition, construction, repair, restoration, replacement, expansion, installation or improvement of fixed or capital assets or otherwise in respect of Capital Expenditures, so long as such Indebtedness, except in the case of Environmental CapEx or Necessary CapEx, is incurred within 270 days of the acquisition, construction, repair, restoration, replacement, expansion, installation or improvement of such fixed or capital assets or incurrence of such Capital Expenditure, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the Closing Date and Capital Leases entered into pursuant to subclauses (i) and (ii) above; provided, that the aggregate amount of Indebtedness incurred pursuant to this clause (iii) at any time outstanding shall not exceed $400,000,000 and (iv) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above; provided that, except to the extent otherwise expressly permitted hereunder, the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension;

(g) Indebtedness outstanding on the Closing Date listed on Schedule 10.1 and the Prepetition Debt and any modification, replacement, refinancing, refunding, renewal or extension thereof; provided that except to the extent otherwise expressly permitted hereunder, in the case of any such modification, replacement, refinancing, refunding, renewal or extension, (i) the principal amount thereof (including any unused commitments) does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (ii) the direct and contingent obligors with respect to such Indebtedness are not changed (iii) no portion of such Indebtedness matures prior to the Stated Maturity of such Indebtedness as in effect as of the Closing Date and (iv) if the Indebtedness being refinanced, or any guarantee thereof, constituted subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent (it being understood that an Incremental Amendment may provide, without the consent of any other Lender required, for restrictions similar and in addition to those set forth in this Section 10.1(g)(iv) on modification, replacement, refinancing, refunding, renewal or extension of Indebtedness which matures on or after the Maturity Date but on or before the final maturity date for the Incremental Term Loans in such Incremental Amendment);

(h) Indebtedness in respect of Hedging Agreements; provided that (i) other than in the case of Commodity Hedging Agreements, such Hedging Agreements are not entered into for speculative purposes (as determined by the Borrower in its reasonable discretion acting in good faith) and (ii) any speculative Commodity Hedging Agreements must be entered into in the ordinary course of business and shall be consistent with past practice;

(i) [reserved];

(j) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition; provided that

(x) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,

(y) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries), and

(z) (A) the Stock and Stock Equivalents of such Person are pledged to the Collateral Agent to the extent required under Section 9.12 and (B) such Person executes a supplement to each of the Guarantee and the Security Documents (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Collateral Agent); provided, further, that the requirements of this subclause (z) shall not apply to any Indebtedness of the type that could have been incurred under Section 10.1(f);

(ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (j)(i) above; provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (z) if the Indebtedness being refinanced, or any guarantee thereof, constituted subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent; and

provided further that the aggregate amount of Indebtedness incurred under this Section 10.1(j) (A) shall not exceed $200,000,000 at any time outstanding and (B) by Restricted Subsidiaries that are not Subsidiary Guarantors, when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to Sections 10.1(d) and 10.1(n), shall not exceed $200,000,000 at any time outstanding;

(k) [reserved].

(l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business (including in respect of construction or restoration activities) or consistent with past practice or in respect of coal mine reclamation, including those incurred to secure health, safety and environmental obligations in the ordinary course of business (including in respect of construction or restoration activities) or consistent with past practice;

(m) (i) Indebtedness incurred in connection with any Permitted Sale Leaseback and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (m)(i) above; provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(n) additional Indebtedness; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this Section 10.1(n) shall not at any time exceed $250,000,000; provided, that the aggregate amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors under this Section 10.1(n), when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to Section 10.1(d) and 10.1(j), shall not exceed $200,000,000 at any time outstanding;

(o) [reserved];

(p) Cash Management Obligations and other Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(q) (i) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services, including turbines, transformers and similar equipment and (ii) Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary with the Borrower or any Restricted Subsidiary of the Borrower in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(r) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions, other Investments and the Disposition of any business, assets or Stock or Stock Equivalents permitted hereunder;

(s) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business (including in respect of construction or restoration activities);

(t) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;

(u) Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6(b);

(v) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment permitted hereunder;

(w) Indebtedness in respect of Permitted Receivables Financings;

(x) Indebtedness of the Borrower or any Restricted Subsidiary to the Ultimate Parent or any of its other Subsidiaries in the aggregate amount at any time outstanding not in excess of $25,000,000;

(y) [reserved];

(z) [reserved]; and

(aa) all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (x) above.

For purposes of determining compliance with this Section 10.1, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described clauses (a) through (aa) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above paragraph or clauses; provided that all Indebtedness outstanding under the Credit Documents will be deemed at all times to have been incurred in reliance only on the exception in clause (a) of Section 10.1.

10.2. Limitation on Liens. The Borrower will not, and will not permit the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or such Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under (i) the Credit Documents and/or created pursuant to the Interim Order and the Final Order, in each case securing the Obligations;

(b) Liens on the Collateral securing obligations under Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements; provided that (i) such obligations shall be secured by the Liens granted in favor of the Collateral Agent in the manner set forth in, and be otherwise subject to (and in compliance with), this Agreement and governed by the applicable Security Documents and (ii) such agreements were not entered into for speculative purposes (as determined by the Borrower at the time such agreement was entered into in its reasonable discretion acting in good faith) and, in the case of any Secured Commodity Hedging Agreement or any Secured Hedging Agreement of the type described in clause (c) of the definition of “Hedging Agreement”, entered into in order to hedge against or manage fluctuations in the price or availability of any Covered Commodity);

(c) Permitted Liens;

(d) Liens securing Indebtedness permitted pursuant to Section 10.1(f); provided that (x) except with respect to any Indebtedness incurred in connection with Environmental CapEx or Necessary CapEx, such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, restoration, replacement, expansion, installation or improvement (as applicable) of the property subject to such Liens and (y) such Liens attach at all times only to the assets so financed except (1) for accessions to the property financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (2) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(e) Liens existing on the Closing Date; provided that any Lien securing Indebtedness or other obligations in excess of (x) $20,000,000 individually or (y) $100,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (e) that are not set forth on Schedule 10.2) shall only be permitted to the extent such Lien is listed on Schedule 10.2;

(f) the modification, replacement, extension or renewal of any Lien permitted by clauses (a) through (e) and clause (g) of this Section 10.2 upon or in the same assets theretofore subject to such Lien (or upon or in after-acquired property that is affixed or incorporated into the property covered by such Lien or any proceeds or products thereof) or the modification, refunding, refinancing, replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness or other obligations secured thereby (including any unused commitments), to the extent such modification, refunding, refinancing, replacement, extension or renewal is permitted by Section 10.1;

(g) Liens existing on the assets of any Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) pursuant to a Permitted Acquisition or other permitted Investment, or existing on assets acquired after the Closing Date, to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(j); provided that such Liens (i) are not created or incurred in connection with, or in contemplation of, such Person becoming such a Restricted Subsidiary or such assets being acquired and (ii) attach at all times only to the same assets to which such Liens attached (and after-acquired property that is affixed or incorporated into the property covered by such Lien), and secure only the same Indebtedness or obligations that such Liens secured, immediately prior to such Permitted Acquisition and any modification, replacement, refinancing, refunding, renewal or extension thereof permitted by Section 10.1(j);

(h) [reserved];

(i) Liens securing Indebtedness or other obligations (i) of the Borrower or any Restricted Subsidiary in favor of a Credit Party and (ii) of any other Restricted Subsidiary that is not a Credit Party in favor of any other Restricted Subsidiary that is not a Credit Party;

(j) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(k) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(l) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business (including in respect of construction or restoration activities) permitted by this Agreement;

(m) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;

(n) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Borrower or any Restricted Subsidiary;

(o) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(p) Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(q) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(r) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods in the ordinary course of business or consistent with past practice;

(s) [reserved];

(t) [reserved];

(u) Liens in respect of Permitted Sale Leasebacks;

(v) Liens on Receivables Facility Assets in respect of any Permitted Receivables Financing;

(w) rights reserved to or vested in others to take or receive any part of, or royalties related to, the power, gas, oil, coal, lignite or other minerals or timber generated, developed, manufactured or produced by, or grown on, or acquired with, any property of the Borrower and the Restricted Subsidiaries and Liens upon the production from property of power, gas, oil, coal, lignite or other minerals or timber, and the by-products and proceeds thereof, to secure the obligations to pay all or a part of the expenses of exploration, drilling, mining or development of such property only out of such production or proceeds;

(x) Liens arising out of all presently existing and future division and transfer orders, advance payment agreements, processing contracts, gas processing plant agreements, operating agreements, gas balancing or deferred production agreements, pooling, unitization or communitization agreements, pipeline, gathering or transportation agreements, platform agreements, drilling contracts, injection or repressuring agreements, cycling agreements, construction agreements, shared facilities agreements, salt water or other disposal agreements, leases or rental agreements, farm-out and farm-in agreements, exploration and development agreements, and any and all other contracts or agreements covering, arising out of, used or useful in connection with or pertaining to the exploration, development, operation, production, sale, use, purchase, exchange, storage, separation, dehydration, treatment, compression, gathering, transportation, processing, improvement, marketing, disposal or handling of any property of the Borrower and the Restricted Subsidiaries; provided that such agreements are entered into in the ordinary course of business (including in respect of construction or restoration activities);

(y) any restrictions on any Stock or Stock Equivalents or other joint venture interests of the Borrower or any Restricted Subsidiary providing for a breach, termination or default under any owners, participation, shared facility, joint venture, stockholder, membership, limited liability company or partnership agreement between such Person and one or more other holders of such Stock or Stock Equivalents or interest of such Person, if a security interest or other Lien is created on such Stock or Stock Equivalents or interest as a result thereof and other similar Liens;

(z) Rights of first refusal and purchase options in favor of Aluminum Company of America (“Alcoa”) to purchase Sandow Unit 4 and/or the real property related thereto, as described in (i) Sandow Unit 4 Agreement dated August 13, 1976, as amended, between Alcoa and Texas Power & Light Company (“TPL”) and in (ii) Deeds dated March 14, 1978 and July 21, 1980, as amended, executed by Alcoa conveying to TPL the Sandow Unit 4 real property;

(aa) Lien and other exceptions to title, in either case on or in respect of any facilities of the Borrower or any Restricted Subsidiary, arising as a result of any shared facility agreement entered into with respect to such facility, except to the extent that any such Liens or exceptions, individually or in the aggregate, materially adversely affect the value of the relevant property or materially impair the use of the relevant property in the operation of business the Borrower and the Restricted Subsidiaries, taken as a whole;

(bb) Liens on cash and Permitted Investments (i) deposited by the Borrower or any Restricted Subsidiary in margin accounts with or on behalf of brokers, credit clearing organizations, independent system operators, regional transmission organizations, pipelines, state agencies, federal agencies, futures contract brokers, customers, trading counterparties, or any other parties or issuers of surety bonds or (ii) pledged or deposited as collateral by the Borrower or any Restricted Subsidiary with any of the entities described in clause (i) above to secure their respective obligations, in the case of each of clauses (i) and (ii) above, with respect to: (A) any contracts and transactions for the purchase, sale, exchange of, or the option (whether physical or financial) to purchase, sell or exchange (1) natural gas, (2) electricity, (3) coal, (4) petroleum-based liquids, (5) oil, (6) nuclear fuel (including enrichment and conversion), (7) emissions or other environmental credits, (8) waste byproducts, (9) weather, (10) power and other generation capacity, (11) heat rate, (12) congestion, (13) renewal energy credit or (14) any other energy-related commodity or services or derivative (including ancillary services and related risk (such as location basis) or weather related risk); (B) any contracts or transactions for the purchase, processing, transmission, transportation, distribution, sale, lease, hedge or storage of, or any other services related to any commodity or service identified in subparts (1)—(14) above, including any capacity agreement; (C) any financial derivative agreement (including but not limited to swaps, options or swaptions) related to any commodity identified in subparts (1)—(14) above, or to any interest rate or currency rate management activities; (D) any agreement for membership or participation in an organization that facilitates or permits the entering into or clearing of any Netting Agreement, any insurance or self-insurance arrangements or any agreement described in this Section 10.2(bb); (E) any agreement combining part or all of a Netting Agreement or part or all of any of the agreements described in this Section 10.2(bb); (F) any document relating to any agreement described in this Section 10.2(bb) that is filed with a Governmental Authority and any related service agreements; or (G) any commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements (such agreements described in clauses (A) through (G) of this Section 10.2(bb) being collectively, “Permitted Contracts”), Netting Agreements, Hedging Agreements and letters of credit supporting Permitted Contracts, Netting Agreements and Hedging Agreements; and

(cc) additional Liens so long as the aggregate amount of obligations secured thereby at any time outstanding does not exceed $20,000,000.

10.3. Limitation on Fundamental Changes. Except as permitted by Section 10.4 or 10.5, the Borrower will not, and will not permit the Restricted Subsidiaries to, consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise consummate the disposition of, all or substantially all its business units, assets or other properties, except that:

(a) so long as (i) both before and after giving effect to such transaction, no Payment Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect to such transaction the Borrower shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Section 10.9, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that the Borrower shall be the continuing or surviving company;

(b) so long as no Payment Default or Event of Default has occurred and is continuing, or would result therefrom, any Subsidiary of the Borrower or any other Person (in each case, other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee and the relevant Security Documents and a joinder to the Intercompany Subordinated Note, each in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties and to acknowledge and agree to the terms of the Intercompany Subordinated Note and (iii) the Borrower shall have delivered to the Administrative Agent an officers’ certificate stating that such merger, amalgamation or consolidation and any such supplements to the Guarantee and any Security Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents;

(c) [reserved];

(d) any Restricted Subsidiary that is not a Credit Party may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary;

(e) the Borrower or any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Credit Party; provided that the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets;

(f) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution; and

(g) to the extent that no Payment Default or Event of Default has occurred and is continuing or would result from the consummation of such Disposition, the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 10.4.

10.4. Limitation on Sale of Assets. The Borrower will not, and will not permit the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise consummate the disposition of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (ii) consummate the sale to any Person (other than to the Borrower or a Subsidiary Guarantor) any shares owned by it of the Borrower’s or any Restricted Subsidiary’s Stock and Stock Equivalents (each of the foregoing a “Disposition”), except that:

(a) the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) obsolete, worn-out, scrap, used, or surplus or mothballed equipment (including any such equipment that has been refurbished in contemplation of such disposition), vehicles and other assets to the extent such assets are not necessary for the operation of the Borrower’s and the Restricted Subsidiaries’ business, (ii) inventory or goods (or other assets) held for sale in the ordinary course of business, (iii) cash and Permitted Investments and (iv) assets for the purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and the Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b) the Borrower and the Restricted Subsidiaries may make Dispositions of assets, excluding any Disposition of accounts receivable except in connection with the Disposition of any business to which such accounts receivable relate, for fair value; provided that (i) to the extent required, the Net Cash Proceeds thereof to the Borrower and the Restricted Subsidiaries are promptly applied to the prepayment of Term Loans or Delayed-Draw Term Loans as provided for in Section 5.2(a), (ii) after giving effect to any such Disposition, no Default or Event of Default shall have occurred and be continuing, (iii) the aggregate consideration for all Dispositions made in reliance on this Section 10.4(b), when aggregated with the amount of Permitted Sale Leaseback transactions consummated pursuant to Section 10.4(g), shall not exceed at any time 5% of Consolidated Total Assets (determined at the time of each Disposition) for all such transactions consummated after the Closing Date, (iv) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $50,000,000, the Person making such Disposition shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this subclause (iv) and Section 10.4(g) the following shall be deemed to be cash (“Deemed Cash”): (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms (1) subordinated to the payment in cash of the Obligations or (2) not secured by the assets that are the subject of such Disposition, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Person making such Disposition from the purchaser that are converted by such Person into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, (C) any Designated Non-Cash Consideration received by the Person making such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.4(b) that is at that time outstanding, not in excess of 1.5% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value and (v) any non-cash proceeds received in the form of Real Estate, Indebtedness or Stock and Stock Equivalents are pledged to the Collateral Agent to the extent required under Section 9.12 or 9.14;

(c) (i) the Borrower and the Restricted Subsidiaries may make Dispositions to the Borrower or any other Credit Party and (ii) any Restricted Subsidiary that is not a Credit Party may make Dispositions to the Borrower or any other Subsidiary of the Borrower; provided that with respect to any such Dispositions, such sale, transfer or disposition shall be for fair value;

(d) the Borrower and any Restricted Subsidiary may effect any transaction permitted by Section 10.3, 10.5 or 10.6;

(e) the Borrower and any Restricted Subsidiary may lease, sublease, license (only on a non-exclusive basis with respect to any intellectual property) or sublicense (only on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(f) Dispositions of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;

(g) Dispositions pursuant to Permitted Sale Leaseback transactions in an aggregate amount pursuant to this Section 10.4(g), when aggregated with the amount of Dispositions made pursuant to Section 10.4(b), not to exceed the limitations set forth in Section 10.4(b).

(h) Dispositions of (i) Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements or put/call arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements or (ii) to joint ventures in connection with the dissolution or termination of a joint venture to the extent required pursuant to joint venture and similar arrangements;

(i) Dispositions of Receivables Facility Assets in connection with any Permitted Receivables Financing; provided that to the extent that any new Participating Receivables Grantor is added to any Permitted Receivables Financing after the Closing Date, the Net Cash Proceeds of any Dispositions of Receivables Facility Assets by such new Participating Receivables Grantor must be promptly applied to the prepayment of Loans as provided for in Section 5.2(a) without giving effect to any reinvestment rights under the definition of “Net Cash Proceeds”; provided, further, that no Net Cash Proceeds shall be required to be used to prepay the Loans pursuant to Section 5.2(a) to the extent that any new Participating Receivables Grantor replaces (by merger or otherwise) any existing Participating Receivables Grantor and at the time of such replacement, the volume of Receivables Facility Assets sold into any Permitted Receivables Financing does not increase as a result of such replacement;

(j) Dispositions listed on Schedule 10.4;

(k) transfers of property subject to a Recovery Event or in connection with any condemnation proceeding upon receipt of the Net Cash Proceeds of such Recovery Event or condemnation proceeding;

(l) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(m) the Borrower and the Restricted Subsidiaries may make Dispositions (excluding any Disposition of accounts receivable except in connection with the Disposition of any business to which such accounts receivable relate), for fair value to the extent that (i) the aggregate consideration for all such Dispositions consummated after the Closing Date, when combined with all Dispositions made pursuant to Section 10.4(b), does not exceed 7.5% of Consolidated Total Assets (determined at the time of each Disposition), (ii) the Net Cash Proceeds of any such Disposition are promptly applied to the prepayment of Loans as provided in Section 5.2(a) without giving effect to any reinvestment rights under the definition of “Net Cash Proceeds”; provided that, in the case of a Disposition of a Baseload Asset pursuant to this Section 10.4(m), the Borrower shall be permitted to reinvest the Net Cash Proceeds received in such Disposition in other Baseload Assets within the reinvestment periods set forth in the definition of “Net Cash Proceeds”, (iii) after giving effect to any such Disposition, no Default or Event of Default shall have occurred and be continuing, (iv) with respect to any Disposition pursuant to this Section 10.4(m) for a purchase price in excess of $50,000,000, the Person making such Disposition shall, subject to the parenthetical below, receive not less than 75% of such consideration in the form of cash or Permitted Investments (or, to the extent that less than 75% of such consideration is in the form of cash or Permitted Investments, the Borrower shall apply the amount of such difference to the prepayment of

Loans as provided in clause (ii) above); provided that for the purposes of this subclause (iv), Deemed Cash shall be deemed to be cash and (v) any non-cash proceeds received in the form of Real Estate, Indebtedness or Stock and Stock Equivalents are pledged to the Collateral Agent to the extent required under Section 9.12 or 9.14;

(n) [reserved];

(o) Dispositions of power, capacity, heat rate, renewable energy credits, waste by-products, energy, electricity, coal and lignite, oil and other petroleum-based liquids, emissions and other environmental credits, ancillary services, fuel (including all forms of nuclear fuel and natural gas) and other related assets or products of services, including assets related to trading activities or the sale of inventory or contracts related to any of the foregoing, in each case in the ordinary course of business;

(p) the execution of (or amendment to), settlement of or unwinding of any Hedging Agreement;

(q) any Disposition of mineral rights, other than mineral rights in respect of coal or lignite;

(r) any Disposition of any real property that is (i) primarily used or intended to be used for mining which has either been reclaimed, or has not been used for mining in a manner which requires reclamation, and in either case has been determined by the Borrower not to be necessary for use for mining, (ii) used as buffer land, but no longer serves such purpose, or its use is restricted such that it will continue to be buffer land, or (iii) was acquired in connection with power generation facilities, but has been determined by the Borrower to no longer be commercially suitable for such purpose;

(s) any Disposition of any assets required by any Governmental Authority;

(t) any Disposition of assets in connection with salvage activities;

(u) any Disposition of assets pursuant to any First Day Orders or the order governing de minimis asset dispositions, in each case to the extent approved by the Joint Lead Arrangers; and

(v) Dispositions of any asset between or among the Borrower and/or any Restricted Subsidiary as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (t) above; provided that after giving effect to any such Disposition, to the extent the assets subject to such Dispositions constituted Collateral, such assets shall remain subject to, or be rejoined to, the Lien of the Security Documents.

10.5. Limitation on Investments. The Borrower will not, and will not permit the Restricted Subsidiaries, to make any Investment except, subject to the Cash Management Order, the Tax Order, the Wages Order and any other orders of the Bankruptcy Court:

(a) extensions of trade credit, asset purchases (including purchases of inventory, fuel (including all forms of nuclear fuel), supplies, materials and equipment) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements or development agreements with other Persons, in each case in the ordinary course of business (including in respect of construction or restoration activities);

(b) Investments that were Permitted Investments when such Investments were made;

(c) loans and advances to officers, directors, employees and consultants of the Borrower (or any direct or indirect parent thereof) or any Subsidiary of the Borrower (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of the Ultimate Parent (or any direct or indirect parent thereof; provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Stock or Stock Equivalents shall be contributed to the Borrower in cash) and (iii) for purposes not described in the foregoing subclauses (i) and (ii); provided that the aggregate principal amount outstanding pursuant to subclause (iii) shall not exceed $25,000,000 at any one time outstanding;

(d) Investments (i) existing on, or made pursuant to legally binding written commitments in existence on, the Closing Date as set forth on Schedule 10.5 and any modifications, extensions, renewals or reinvestments thereof and (ii) existing on the Closing Date of the Borrower or any Restricted Subsidiary in the Borrower or any Subsidiary of the Borrower and any modification, extension, renewal or reinvestment thereof, only to the extent that the amount of any Investment made pursuant to this clause (d) does not at any time exceed the amount of such Investment set forth on Schedule 10.5;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(f) Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents (other than Disqualified Stock) of the Borrower (or any direct or indirect parent thereof);

(g) Investments (i) (A) by the Borrower or any Restricted Subsidiary in any Credit Party, (B) between or among Restricted Subsidiaries that are not Credit Parties, and (C) consisting of intercompany Investments incurred in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) among the Borrower and the Restricted Subsidiaries (provided that any such intercompany Investment in connection with cash management arrangements by a Credit Party in a Subsidiary of the Borrower that is not a Credit Party is in the form of an intercompany loan or advance and the Borrower or such Restricted Subsidiary complies with Section 9.12 to the extent applicable, and subject in each case to the Cash Management Orders); (ii) by Credit Parties in any Restricted Subsidiary that is not a Credit Party, to the extent that the aggregate amount of all Investments made on or after the Closing Date pursuant to this subclause (ii), when valued at the fair market value (determined by the Borrower acting in good faith) of each such Investment at the time each such Investment was made, is not in excess of, when combined with, and without duplication, the aggregate amount of Investments made pursuant to the proviso to Section 10.5(h) an amount equal to the sum of (w) $200,000,000 plus (x) the Applicable Equity Amount at such time plus (y) if no Event of Default has occurred and is continuing at the time the Investment is first made, the Applicable Amount at such time plus (z) to the extent not otherwise included in the determination of the Applicable Equity Amount or the Applicable Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount referred to in this subclause (z) shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made) (subject in each case to the Cash Management Order); and (iii) by Credit Parties in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Credit Parties;

(h) Investments constituting Permitted Acquisitions; provided that the aggregate amount of any such Investment, as valued at the fair market value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made, made by the Borrower or any Subsidiary Guarantor in any Restricted Subsidiary that, after giving effect to such Investment, shall not be a Guarantor, shall not cause the aggregate amount of all such Investments made pursuant to this clause (h) (as so valued at the time each such investment is made) to exceed, when combined with, and without duplication of, the aggregate amount of Investments made pursuant to clause (ii) of Section 10.5(g), an amount equal to the sum of (i) $200,000,000 plus (ii) the Applicable Equity Amount at such time plus (iii) if no Event of Default has occurred and is continuing at the time such Investment is first made, the Applicable Amount at such time plus (iv) to the extent not otherwise included in the determination of the Applicable Equity Amount or the Applicable Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount referred to in this clause (iv) shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(i) Investments (including but not limited to (i) Minority Investments and Investments in Unrestricted Subsidiaries, (ii) Investments in joint ventures (regardless of the form of legal entity) or similar Persons that do not constitute Restricted Subsidiaries and (iii) Investments in Subsidiaries that are not Credit Parties), in each case valued at the fair market value (determined the Borrower acting in good faith) of such Investment at the time each such Investment is made, in an aggregate amount pursuant to this clause (i) that, at the time each such Investment is made, would not exceed the sum of (w) $500,000,000 plus (x) the Applicable Equity Amount at such time plus (y) if no Event of Default has occurred and is continuing at the time such Investment is first made, the Applicable Amount at such time plus (z) to the extent not otherwise included in the determination of the Applicable Equity Amount or the Applicable Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount referred to in this subclause (z) shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(j) Investments constituting non-cash proceeds of Dispositions of assets to the extent permitted by Section 10.4;

(k) Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof) in an aggregate amount, when combined with distributions made pursuant to Section 10.6(b), not to exceed the limitations set forth in such Section;

(l) Investments consisting of dividends permitted under Section 10.6;

(m) loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, dividends to the extent permitted to be made to such parent in accordance with Section 10.6; provided that the aggregate amount of such loans and advances shall reduce the ability of the Borrower and the Restricted Subsidiaries to make dividends under the applicable clauses of Section 10.6 by such amount;

(n) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(o) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(p) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(q) Guarantee Obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(r) Investments held by a Person acquired (including by way of merger, amalgamation or consolidation) after the Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(s) Investments in Hedging Agreements permitted by Section 10.1;

(t) Investments arising out of, or in connection with, any Permitted Receivables Financing;

(u) Investments consisting of deposits of cash and Permitted Investments as collateral support permitted under Section 10.2;

(v) other Investments, which, when aggregated with (i) all aggregate principal amounts paid pursuant to Section 10.7(ii) from the Closing Date and (ii) all loans and advances made to any direct or indirect parent of the Borrower pursuant to Section 10.5(m) in lieu of dividends permitted by Section 10.6(c) and (iii) all dividends paid pursuant to Section 10.6(c), shall not exceed an amount equal to (w) $250,000,000 plus (x) the Applicable Equity Amount at the time such Investments are made plus (y) if no Event of Default has occurred and is continuing at the time such Investment is first made, the Applicable Amount at such time plus (z) to the extent not otherwise included in the determination of the Applicable Equity Amount or the Applicable Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount referred to in this subclause (z) shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(w) to the extent constituting Investments, transactions pursuant to the Shared Services Agreement, transactions pursuant to the Tax Sharing Agreements permitted under Section 10.6(d)(i) or transactions disclosed in any Budget approved by Administrative Agent and the Joint Lead Arrangers;

(x) Investments consisting of purchases and acquisitions of assets and services in the ordinary course of business (including in respect of construction or restoration activities);

(y) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practice;

(z) to the extent constituting Investments, any payments made or obligations acquired pursuant to the Wages Order;

(aa) Investments consisting of Indebtedness permitted by Section 10.1 (but only to the extent such Indebtedness was permitted without reference to Section 10.5) or fundamental changes permitted by Section 10.3;

(bb) Investments relating to pension trusts;

(cc) Investments by Credit Parties in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by the Borrower and the Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the intercompany Investment being invested in one or more Credit Parties;

(dd) Investments relating to nuclear decommission trusts and nuclear insurance and self-insurance organizations or arrangements;

(ee) Investments in the form of, or pursuant to, operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas or other fuel or commodities, unitization agreements, pooling agreements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case, made or entered into in the ordinary course of business; and

(ff) Investments in wind or other renewable energy projects or in any nuclear power or energy joint venture in an aggregate amount not to exceed $200,000,000 at any time outstanding; provided that, notwithstanding the definition of Excluded Stock and Stock Equivalents, all Stock and Stock Equivalents representing any such Investment shall be pledged to the Collateral Agent for the benefit of the Secured Parties.

Notwithstanding anything to the contrary contained in this Agreement, the Borrower and the Restricted Subsidiaries may not rely on clause (g), (h), (i) or (j) of this Section 10.5 to directly or indirectly make an Investment of all or any portion of one or more Baseload Generation Assets.

10.6. Limitation on Dividends. The Borrower will not declare or pay any dividends (other than dividends payable solely in its Stock or Stock Equivalents (other than Disqualified Stock)) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any Restricted Subsidiary to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any Stock or Stock Equivalents of the Borrower now or hereafter outstanding (all of the foregoing, “dividends”), provided, subject to the Cash Management Order, the Tax Order and the Wages Order:

(a) the Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Stock or Stock Equivalents for another class of its (or such parent’s) Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents; provided that (i) such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders, taken as a whole, in all respects material to their interests as those contained in the Stock or Stock Equivalents redeemed thereby and (ii) the cash proceeds from any such contribution or issuance have not otherwise been applied pursuant to the Applicable Equity Amount;

(b) so long as no Payment Default or Event of Default shall have occurred and is continuing or would result therefrom, the Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) redeem, acquire, retire or repurchase shares of its (or such parent’s) Stock or Stock Equivalents held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees, estates or immediate family members) of the Borrower (or any direct or indirect parent thereof) and any Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, any stock option or stock appreciation rights plan, any management, director and/or employee benefit, stock ownership or option plan, stock subscription plan or agreement, employment termination agreement or any employment agreements or stockholders’ or shareholders’ agreement; provided, however, that the aggregate amount of payments made under this Section 10.6(b) do not exceed in any calendar year $25,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $50,000,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i) the cash proceeds from the sale of Stock (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, Stock of any of the Borrower’s direct or indirect parent companies, in each case to present or former officers, managers, consultants, directors or employees (or their respective Affiliates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees, estates or immediate family members) of the Borrower (or any of its direct or indirect parent companies) or any Subsidiary of the Borrower that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Stock have not otherwise been applied pursuant to the Applicable Equity Amount; plus

(ii) the cash proceeds of key man life insurance policies received the Borrower or any Restricted Subsidiary after the Closing Date; less

(iii) the amount of any dividends or distributions previously made with the cash proceeds described in clauses (i) and (ii) above;

and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from present or former officers, managers, consultants, directors or employees (or their respective Affiliates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees, estates or immediate family members) of the Borrower (or any of its direct or indirect parent companies), or any Subsidiary of the Borrower in connection with a repurchase of Stock or Stock Equivalents of the Borrower or any of its direct or indirect parent companies will not be deemed to constitute a dividend for purposes of this covenant or any other provision of this Agreement;

(c) so long as no Payment Default or Event of Default shall have occurred and is continuing or would result therefrom, the Borrower may pay dividends on its Stock or Stock Equivalents; provided that the amount of all such dividends paid from the Closing Date pursuant to this clause (c), when aggregated with (i) all aggregate principal amounts paid pursuant to Section 10.7 from the Closing Date and (ii) (A) all loans and advances made to any direct or indirect parent of the Borrower pursuant to Section 10.5(m) in lieu of dividends permitted by this clause (c) and (B) all Investments made pursuant to Section 10.5(v), shall not exceed an amount equal to (x) $0 plus (y) the Applicable Equity Amount at the time such dividends are paid;

(d) the Borrower may make dividends, distributions or loans to any direct or indirect parent company of the Borrower in amount required for any such direct or indirect parent to pay, in each case without duplication:

(i) foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and its Subsidiaries; provided that the amount of such payments in any fiscal year does not exceed the amount that the Ultimate Parent and its Subsidiaries are required to pay in respect of foreign, federal, state and local income taxes attributable to the income of the Borrower and its Subsidiaries for such fiscal year;

(ii) (A) such parents’ and their respective Subsidiaries’ (other than the Oncor Subsidiaries) general operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Subsidiaries, (B) any reasonable and customary indemnification claims made by directors or officers of the Borrower (or any parent thereof and such parent’s Subsidiaries (other than the Oncor Subsidiaries) to the extent such claims are attributable to the ownership or operation of the Borrower and its Subsidiaries) or any Restricted Subsidiary or (C) fees and expenses otherwise due and payable by the Borrower (or any parent thereof and such parent’s Subsidiaries (other than the Oncor Subsidiaries) to the extent such fees and expenses are attributable to the ownership or operation of the Borrower and its Subsidiaries) or any Restricted Subsidiary and not prohibited to be paid by the Borrower and its Restricted Subsidiaries hereunder;

(iii) franchise and excise taxes and other fees, taxes and expenses required to maintain the corporate existence of any direct or indirect parent of the Borrower;

(iv) to any direct or indirect parent of the Borrower to finance any Investment permitted to be made by the Borrower or any Restricted Subsidiary pursuant to Section 10.5; provided that (A) such dividend shall be made substantially concurrently with the closing of such Investment, (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets, Stock or Stock Equivalents) to be contributed to the Borrower or such Restricted Subsidiary or (2) the merger (to the extent permitted in Section 10.5) of the Person formed or acquired into the Borrower or any Restricted Subsidiary, (C) the Borrower shall comply with Section 9.11 and Section 9.12 to the extent applicable and (D) the aggregate amount of such dividends shall reduce the ability of the Borrower and the Restricted Subsidiary to make Investments under the applicable clauses of Section 10.5 by such amount;

(v) customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering or acquisition or disposition transaction payable by the Borrower or the Restricted Subsidiaries; and

(vi) customary salary, bonus and other benefits payable to officers, employees or consultants of any direct or indirect parent company (and such parent’s Subsidiaries (other than the Oncor Subsidiaries)) of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Subsidiaries;

(e) to the extent (if any) constituting dividends, transactions pursuant to the Shared Services Agreement or described in any Budget approved by the Administrative Agent and the Joint Lead Arrangers;

(f) to the extent constituting dividends, the Borrower may enter into and consummate transactions expressly permitted by any provision of Section 10.3;

(g) the Borrower may repurchase Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) deemed to occur upon exercise of stock options or warrants if such Stock or Stock Equivalents represents a portion of the exercise price of such options or warrants, and the Borrower may pay dividends to any direct or indirect parent thereof as and when necessary to enable such parent to effect such repurchases;

(h) the Borrower may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(i) the Borrower may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(j) [reserved];

(k) the Borrower may pay dividends in an amount equal to withholding or similar Taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Stock or Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(l) [reserved];

(m) the Borrower may make payments described in Sections 9.9(a), 9.9(c), 9.9(f), 9.9(g), 9.9(h), 9.9(i), 9.9(k), 9.9(l) and 10.5(z);

(n) the Borrower may pay dividends or make distributions in connection with the Transactions, including payments in respect of the Ultimate Parent’s and its Subsidiaries’ long term incentive plan or in respect of tax gross-ups and other deferred compensation;

(o) [reserved];

(p) the Borrower may make distributions or payments of Receivables Fees;

(q) [reserved];

(r) [reserved];

(s) the Borrower may make distributions of, or Investments in, Receivables Facility Assets for purposes of inclusion in any Permitted Receivables Financing, in each case made in the ordinary course of business or consistent with past practices;

(t) the Borrower may make distributions, loans or other advances to Parent Guarantor, in an amount not to exceed $125,000,000 in the aggregate for all such distributions, loans or other advances made from the Closing Date solely to the extent that the proceeds of such distributions, loans or other advances are used by Parent Guarantor to satisfy payment obligations (including, without limitation, payment of principal, interest and any make-whole, prepayment or similar fees) owed by Parent Guarantor under (i) the Tex-La Indebtedness and (ii) the CT Lease Indebtedness; provided that no such distribution, loan or other advance shall be permitted pursuant to this clause (ii) unless (x) the Borrower or the Restricted Subsidiary, as applicable, that is the lessee under the applicable CT Lease retains its leasehold interest in respect of such CT Lease or (y) the assets subject to such CT Lease are contributed to the Borrower or a Restricted Subsidiary; and

(u) the Borrower may make loans to, or permit letters of credit (including Letters of Credit) to be issued on behalf of, any of its direct or indirect parent companies or such parents’ Subsidiaries for working capital purposes or the cost of maintaining the headquarters building at Energy Plaza, in each case so long as made in the ordinary course of business and consistent with past practices and in an amount not to exceed $50,000,000.

Notwithstanding anything to the contrary contained in Section 10 (including Section 10.5 and this Section 10.6), the Borrower will not, and will not permit any of its Restricted Subsidiaries to, pay any cash dividend or make any cash distribution on or in respect of the Borrower’s Stock or Stock Equivalents or purchase or otherwise acquire for cash any Stock or Stock Equivalents of the Borrower or any direct or indirect parent of the Borrower, for the purpose of paying any cash dividend or making any cash distribution to, or acquiring any Stock or Stock Equivalents of the Borrower or any direct or indirect parent of the Borrower for cash from the Permitted Holders, or guarantee any Indebtedness of any Affiliate of the Borrower for the purpose of paying such dividend, making such distribution or so acquiring such Stock or Stock Equivalents to or from the Permitted Holders, in each case by means of utilization of the cumulative dividend and investment credit provided by the use of the Applicable Amount or the exceptions provided by Sections 10.5(i), (m) and (v), and Section 10.7(ii), unless at the time and after giving effect to such payment, no Event of Default has occurred and is continuing.

10.7. Limitation on Prepaying Indebtedness. Except as permitted by the terms and conditions set forth in the Acceptable Reorganization Plan, the First Day Orders, the Orders or as specifically permitted hereunder, Borrower shall not, and shall not permit the Restricted Subsidiaries to, without the express prior written consent of the Required Lenders, make any payment or transfer with respect to any Indebtedness incurred or arising prior to the filing of the Cases, whether by way of “adequate protection” under the Bankruptcy Code or otherwise (in each case, other than any (i) to the extent permitted under the Hedging and Trading Order, payments under any financial or physical trading transaction, including commodities transactions and any payments under any Hedging Agreements, and (ii) payments in an aggregate amount not to exceed the sum of (A) $200,000,000 and (B) the Applicable Amount).

10.8. Limitations on Sale Leasebacks. The Borrower will not, and will not permit the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks after the Closing Date, other than Permitted Sale Leasebacks.

10.9. Consolidated Superpriority Secured Net Debt to Consolidated EBITDA Ratio. The Borrower will not permit the Consolidated Superpriority Secured Net Debt to Consolidated EBITDA Ratio for any Test Period beginning with the Test Period ending on June 30, 2014 to be greater than (x) if the RCT Carve Out Support Rejection Notice has not been issued and delivered during or prior to such Test Period, 3.50 to 1.00 and (y) for all other Test Periods, 4.50 to 1.00.

Any provision of this Agreement that contains a requirement for the Borrower to be in compliance with the covenant contained in this Section 10.9 prior to the time that this covenant is otherwise applicable shall be deemed to require that the Consolidated Superpriority Secured Net Debt to Consolidated EBITDA Ratio for the applicable Test Period not be greater than (x) if the RCT Carve Out Support Rejection Notice has not been issued and delivered during or prior to such Test Period, 3.50 to 1.00 and (y) for all other Test Periods, 4.50 to 1.00.

10.10. Changes in Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or reasonably related to any of the foregoing except as required by the Bankruptcy Code or pursuant to the Interim Order or the Final Order.

10.11. Bankruptcy Provisions.

(a) Parent Guarantor and the Borrower shall not, and shall not permit any other Credit Party or any other Restricted Subsidiary to, consent to the termination or reduction of the TCEH Debtors’ exclusive plan filing and plan solicitation periods under section 1121 of the Bankruptcy Code (the “Exclusivity Periods”) or fail to object to any motion by a party in interest (other than a Lender or the Administrative Agent) seeking to terminate or reduce the Exclusivity Periods, in each case without the prior written consent of the Administrative Agent.

(b) Parent Guarantor and the Borrower shall not, and shall not permit any other Credit Party or any other Restricted Subsidiary to create or permit to exist any other Superpriority Claim (other than the Carve Out, the RCT Reclamation Support Carve Out or the Obligations) or any “claim” (as such word is defined in the Bankruptcy Code) that is pari passu with or senior to the claims of the Secured Parties or any lien that is pari passu with or senior to the liens of the Secured Parties in any of the Cases except (A) with the prior written consent of the Administrative Agent or (B) to the extent such lien constitutes a Permitted Lien securing Indebtedness or obligations not prohibited by this Agreement.

10.12. Affiliate Value Transfers. The Borrower will not, and will not permit the Restricted Subsidiaries to, make any Affiliate Value Transfers in an aggregate amount in excess of $50,000,000 for all such Affiliate Value Transfers made from the Closing Date.

SECTION 11. Events of Default.

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1. Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or any Unpaid Drawings or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.2. Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3. Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e), Section 9.5 (solely with respect to the Borrower), Section 9.15 or Section 10; provided that an Event of Default under Section 10.9 shall not constitute an Event of Default for purposes of any Term Loan or Delayed-Draw Term Loan, or result in the availability of any remedies for the Term Loan Lenders or Delayed-Draw Term Loan Lenders, unless and until the Required Revolving Credit Lenders have actually declared all Revolving Credit Loans and all related Obligations to be immediately due and payable in accordance with this Agreement and such declaration has not been rescinded on or before the date the Required Term Loan Lenders or Required Delayed-Draw Term Loan Lenders declare an Event of Default with respect to Section 10.9; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

11.4. Default Under Other Agreements. (a) The Borrower or any Restricted Subsidiary shall (i) default in any payment with respect to any Indebtedness incurred after the Petition Date (other than any Indebtedness described in Section 11.1, Hedging Obligations or Indebtedness under any Permitted Receivables Financing) in excess of $150,000,000 in the aggregate for the Borrower and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than any agreement or condition relating to, or provided in any instrument or agreement, under which such Hedging Obligations or such Permitted Receivables Financing was created), in each case, after giving effect to any applicable period of grace, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment (other than any Hedging Obligations or Indebtedness under any Permitted Receivables Financing) or as a mandatory prepayment, prior to the stated maturity thereof; provided that this clause (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

11.5. [Reserved].

11.6. ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a Lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a Lien, security interest or liability; and (c) such Lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7. Credit Documents. Any Credit Document or any material provision thereof shall cease to be in full force and effect (other than pursuant to the terms hereof or thereof); or

11.8. [Reserved].

11.9. [Reserved].

11.10. [Reserved].

11.11. Judgments. Any single judgment in excess of $150,000,000 as to any post-petition obligation, or any judgments that are in the aggregate in excess of $250,000,000 as to any one or more post-petition obligations, shall be rendered against the TCEH Debtors and the enforcement thereof shall not be stayed (by operation of law, the rules or orders of a court with jurisdiction over the matter or by consent of the party litigants, in each case, to the extent not paid or covered by insurance provided by a carrier not disputing coverage) or there shall be rendered against the TCEH Debtors a non-monetary judgment with respect to a post-petition event that causes or is reasonably expected to cause a Material Adverse Effect; provided, however, that this Section 11.11 shall not apply to any judgments as to any pre-petition obligation; or

11.12. Hedging Agreements. The Borrower or any of the Restricted Subsidiaries shall default (and have knowledge of such default) in any required payment obligation that is not being contested in good faith and by appropriate proceedings by the Borrower or any Restricted Subsidiary under any one or more Hedging Agreements entered into after the Petition Date and involving liabilities in the aggregate in excess of $150,000,000 and payable by the Borrower and the Restricted Subsidiaries, after giving effect to any grace periods, dispute resolution provisions or similar provisions contained in such Hedging Agreements; and such default shall not have been cured within 60 days after the date on which the date on which the counterparty under such Hedging Agreement is permitted to cause the obligation to become due and payable; or

11.13. Change of Control. A Change of Control shall occur; or

11.14. Final Order. The Final Order Entry Date shall not have occurred within 45 days of the Interim Order Entry Date; or

11.15. Matters Related to the Cases.

(i) any of the Cases shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code; or

(ii) a trustee, receiver, interim receiver, or manager shall be appointed in any of the Cases, or a responsible officer or an examiner with enlarged powers shall be appointed in any of the Cases (having powers beyond those set forth in sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code); or

(iii) Any other Superpriority Claim (other than the Carve Out, the RCT Reclamation Support Carve Out or the Obligations) or any “claim” (as such word is defined in the Bankruptcy Code) that is pari passu with or senior to the claims of the Secured Parties or any lien that is pari passu with or senior to the liens of the Secured Parties shall be granted in any of the Cases except (A) with the prior written consent of the Administrative Agent or (B) to the extent such lien constitutes a Permitted Lien securing Indebtedness or obligations not prohibited by this Agreement.

(iv) the Bankruptcy Court shall enter an order approving any claims for recovery of amounts under section 506(c) of the Bankruptcy Code or otherwise arising from the preservation of any Collateral; or

(v) any TCEH Debtor makes any material payments relating to prepetition obligations (including any “adequate protection” payments) other than in accordance with the First Day Orders, the Interim Order, the Final Order, Section 10.7 or as otherwise agreed to by the Administrative Agent; or

(vi) the use of cash collateral by the TCEH Debtors shall be terminated and the TCEH Debtors shall not have obtained use of cash collateral (consensually or non-consensually) pursuant to an order in form and substance acceptable to the Left Lead Arrangers; or

(vii) the Credit Parties or any of their Subsidiaries, or any person claiming by or through the Credit Parties or any of their Subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against any of the Administrative Agent or Lenders, in each case, relating to the Credit Facilities; or

(viii) (i) Any TCEH Debtor shall file a motion or pleading or commence a proceeding that could reasonably be expected to result in an impairment of the Administrative Agent’s or any of the Lenders’ material rights or interests in their capacities as such under the Credit Facilities or (ii) a determination by a court with respect to a motion, pleading or proceeding brought by another party that results in such an impairment; provided, however, that this subclause (viii) will not apply to the termination of use of cash collateral (which shall be exclusively governed by subclause (vi) above); or

(ix) the Bankruptcy Court shall enter a final non-appealable order that is adverse in any material respect to the interests (taken as a whole) of the Administrative Agent or the Lenders or their respective material rights and remedies in their capacity as such under the Credit Facilities in any of the Cases; provided, however, that this subclause (viii) will not apply to the termination of use of cash collateral (which shall be governed exclusively by subclause (vi) above); or

(x) any TCEH Debtor shall file any pleading seeking, or otherwise consenting to, or shall support or acquiesce in any other person’s motion as to any matter set forth in Section 11.11, this Section 11.15 (other than this subclause (x)), Section 11.16, Section 11.17(i) and (ii), or Section 11.18.

11.16. Automatic Stay. The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to any creditor or party in interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of the TCEH Debtors that have an aggregate value in excess of $150,000,000; or

11.17. Status of Orders. (i) An order shall be entered reversing, supplementing, staying for a period of five (5) Business Days or more, vacating or otherwise amending, supplementing or modifying the Interim Order or the Final Order in a manner that is adverse to the interests of the Administrative Agent or the Lenders, or the Borrower or any Guarantor shall apply for authority to do so, without the prior written consent of the Administrative Agent or the Required Lenders, (ii) the Interim Order or Final Order shall cease to create a valid and perfected lien on the Collateral or to be in full force and effect; or (iii) the Borrower or any Guarantor shall fail to comply with the Orders in any material respect; or

11.18. Confirmation of Plan. A plan shall be confirmed in any of the Cases that does not provide for termination of the Commitments hereunder and the indefeasible payment in full in cash of the Obligations (other than Contingent Obligations) on the effective date of such plan;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, subject in each case to the terms and conditions of the Interim Order and (once entered) the Final Order, the Administrative Agent may and, upon the written request of the Required Lenders, shall, by five calendar days’ written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement: (i) declare the Commitments terminated, whereupon the Commitments, if any, of each Lender and each Letter of Credit Issuer shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and Fees in respect of any or all Loans and any or all Obligations owing hereunder and under any other Credit Document to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and/or (iii) terminate any Letter of Credit that may be terminated in accordance with its terms.

11.19. Application of Proceeds. Subject to the Carve Out and the RCT Reclamation Support Carve Out, during the existence of an Event of Default any Net Cash Proceeds received by the Collateral Agent, any distribution made in respect of any Collateral in any bankruptcy or insolvency proceeding of any Credit Party, all proceeds of any sale, collection or other liquidation of any Collateral, including all insurance proceeds received in respect thereof, and all proceeds of any such distribution, and any proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement and/or any other Credit Document, promptly as follows:

(a) with respect to any Collateral other than the RCT L/C Collateral Accounts and the General L/C Collateral Accounts:

(i) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent, Collateral Agent and their agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent and Collateral Agent in connection therewith and all amounts for which the Administrative Agent and Collateral Agent is entitled to indemnification pursuant to the provisions of any Credit Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(ii) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(iii) Third, without duplication of amounts applied pursuant to clauses (i) and (ii) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, reimbursement obligations in respect of Letters of Credit and obligations to cash collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Secured Hedging Agreement, Secured Commodity

Hedging Agreements and Secured Cash Management Agreements to the extent constituting Obligations and any interest accrued thereon (excluding any breakage, termination or other payments thereunder), in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(iv) Fourth, to the payment in full in cash, pro rata, of principal amount of the Obligations (including reimbursement obligations in respect of Letters of Credit and obligations to cash collateralize Letters of Credit) and any premium thereon and any breakage, termination or other payments under Secured Hedging Agreement, Secured Commodity Hedging Agreements or Secured Cash Management Agreements to the extent constituting Obligations and any interest accrued thereon; and

(v) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

(b) with respect to any RCT L/C Collateral Account:

(i) First, on a pro rata basis, to the payment of all amounts due to the relevant RCT Letter of Credit Issuer under any of the Credit Documents, excluding amounts payable in connection with any RCT Letter of Credit Reimbursement Obligation;

(ii) Second, on a pro rata basis, to the payment of all amounts due to the relevant RCT Letter of Credit Issuer in an amount equal to 100% of all relevant RCT Letter of Credit Reimbursement Obligations;

(iii) Third, on a pro rata basis, to any Secured Party which has theretofore advanced or paid any fees to the relevant RCT Letter of Credit Issuer, other than any amounts covered by priority Second, an amount equal to the amount thereof so advanced or paid by such Secured Party and for which such Secured Party has not been previously reimbursed;

(iv) Fourth, on a pro rata basis, to the payment of all other relevant RCT L/C Obligations; and

(v) Last, the balance, if any, after all of the relevant RCT L/C Obligations have been indefeasibly paid in full in cash, as set forth above in Section 11.19(a).

(c) with respect to any General L/C Collateral Account:

(i) First, on a pro rata basis, to the payment of all amounts due to the relevant General Letter of Credit Issuer under any of the Credit Documents, excluding amounts payable in connection with any General Letter of Credit Reimbursement Obligation;

(ii) Second, on a pro rata basis, to the payment of all amounts due to the relevant General Letter of Credit Issuer in an amount equal to 100% of all General Letter of Credit Reimbursement Obligations;

(iii) Third, on a pro rata basis, to any Secured Party which has theretofore advanced or paid any fees to the relevant General Letter of Credit Issuer, other than any amounts covered by priority Second, an amount equal to the amount thereof so advanced or paid by such Secured Party and for which such Secured Party has not been previously reimbursed;

(iv) Fourth, on a pro rata basis, to the payment of all other relevant General L/C Obligations; and

(v) Last, the balance, if any, after all of the relevant General L/C Obligations have been indefeasibly paid in full in cash, as set forth above in Section 11.19(a).

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a), (b) and (c) of this Section 11.19, the Credit Parties shall remain liable, jointly and severally, for any deficiency.

Notwithstanding anything to the contrary contained herein, any Event of Default under this Agreement or similarly defined term under any other Credit Document, other than any Event of Default which cannot be waived without the written consent of each Lender directly and adversely affected thereby, shall be deemed not to be “continuing” if the events, act or condition that gave rise to such Event of Default have been remedied or cured (including by payment, notice, taking of any action or omitting to take any action) or have ceased to exist and the Borrower is in compliance with this Agreement and/or such other Credit Document.

SECTION 12. The Agents.

12.1. Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Sections 12.9 and 12.13 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have any rights as a third party beneficiary of such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Credit Document, any fiduciary relationship with any Lender or any agency or trust obligations with respect to any Credit Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against such Agent.

(b) The Administrative Agent, each Lender, each Hedge Bank with respect to any Secured Commodity Hedging Agreement and the Letter of Credit Issuers hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender and each Letter of Credit Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or in any other Credit Document, any fiduciary relationship with any of the Administrative Agent, the Lenders, or the Letter of Credit Issuers or any agency or trust obligations with respect to any Credit Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c) Each of the Co-Syndication Agents, the Joint Lead Arrangers and the Co-Documentation Agents, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2. Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

12.3. Exculpatory Provisions.

(a) No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (ii) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of Parent Guarantor, the Borrower, any other Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of Parent Guarantor, the Borrower, any other Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent, any Lender or any Letter of Credit Issuer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

(b) Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Credit Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Credit Documents is suitable and appropriate for it.

(c) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Credit Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Credit Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrower and each other Credit Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Credit Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv) the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Credit Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document.

12.4. Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, electronic mail, or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Parent Guarantor and/or the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or Applicable Law. For purposes of determining compliance with the conditions specified in Sections 6 and 7 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

12.5. Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent, as applicable, has received notice from a Lender, Parent Guarantor or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders, the Administrative Agent and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as is within its authority to take under this Agreement and otherwise as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

12.6. Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of Parent Guarantor, the Borrower, any other Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender or the Letter of Credit Issuer. Each Lender and the Letter of Credit Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Parent Guarantor, the Borrower, each other Guarantor and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Parent Guarantor, the Borrower, each other Guarantor and each other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of Parent Guarantor, the Borrower, any other Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7. Indemnification. The Lenders agree to indemnify each Agent, each in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent, including all fees, disbursements and other charges of counsel to the extent required to be reimbursed by the Credit Parties pursuant to Section 13.5, in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing (SUBJECT TO THE PROVISO BELOW, WHETHER OR NOT CAUSED BY OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE ORDINARY NEGLIGENCE OF THE INDEMNIFIED PERSON); provided that no Lender shall be liable to any Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur, be imposed upon, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse such Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct (as determined by a final judgment of court of competent jurisdiction). The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8. Agents in its Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Parent Guarantor, the Borrower, any other Guarantor, and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9. Successor Agents. Each of the Administrative Agent and Collateral Agent may resign at any time by notifying the other Agent, the Lenders, the Letter of Credit Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Letter of Credit Issuers, appoint a successor Agent meeting the qualifications set forth above; provided that if such Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (x) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (y) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time as the Required Lenders with (except after the occurrence and during the continuation of a Default or Event of Default) the consent of the Borrower (not to be unreasonably withheld) appoint successor Agents as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

12.10. Withholding Tax. To the extent required by any Applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent or of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower (solely to the extent required by this Agreement) and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

12.11. Trust Indenture Act. In the event that Citibank, N.A. or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Credit Party, and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Credit Party hereunder or under any other Credit Document by or on behalf of Citibank, N.A., in its capacity as the Administrative Agent or the Collateral Agent for the benefit of any Lender or Secured Party under any Credit Document (other than Citibank, N.A. or an Affiliate of Citibank, N.A.) and which is applied in accordance with the Credit Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

12.12. [Reserved].

12.13. Security Documents and Guarantee. (a) Agents under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to in connection with a sale or disposition of assets permitted by this Agreement, (i) release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets, or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented or (ii) release any Guarantor from the Guarantee, or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, Parent Guarantor, the Borrower, the Agents and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under the Security Documents and Guarantee may be exercised solely by the Collateral Agent, on behalf of the Secured Parties, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

SECTION 13. Miscellaneous.

13.1. Amendments, Waivers and Releases. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest or principal at the Default Rate or amend Section 2.8(d)), or forgive any portion, or extend the date for the payment, of any interest or Fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates, or the applicability of the “most favorable nation” clause in respect of any Incremental Facility), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the General L/C Termination Date or the RCT L/C Termination Date, as applicable, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 5.3(a) (with respect to the ratable allocation of any payments only) and 13.8(a) and 13.19 or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby; provided that the Extension Conditions (other than the Extension Conditions set forth under clauses (1) (solely with respect to an Event of Default under Section 11.1) and (6) of the definition thereof) may be amended, supplemented or modified or waived with the written consent of the Required Lenders, or

(ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definition of the term “Required Lenders”, “Required Revolving Credit Lenders”, “Required Delayed-Draw Term Loan Lenders” or “Required Term Loan Lenders”, consent to the assignment or transfer by Parent Guarantor or the Borrower of their respective rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3) or alter the order of application set forth in Section 5.2(c)(i), in each case without the written consent of each Lender directly and adversely affected thereby, or

(iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent or any other former or current Agent to whom Section 12 then applies in a manner that directly and adversely affects such Person, or

(iv) amend, modify or waive any provision of Section 3 (or amend, modify or waive any defined term in such Section 3, or any underlying definition thereto, in each case in a manner directly adverse to any Letter of Credit Issuer in its capacity as such) without the written consent of the applicable Letter of Credit Issuer in its capacity as such, or

(v) amend, waive or otherwise modify any term or provision of Section 10.9 or 11.3 (solely as it relates to Section 10.9), or the definition of “Consolidated Superpriority Secured Net Debt to Consolidated EBITDA Ratio” (or any of its component definitions (as used in such Section but not as used in other Sections of this Agreement)), without the written consent of the Required Revolving Credit Lenders (it being understood and agreed that the consent of no other Lender shall be required to amend, waive or modify any such terms or provision), or

(vi) change any Revolving Credit Commitment to an Incremental Term Loan Commitment, or change any Incremental Term Loan Commitment to a Revolving Credit Commitment, in each case without the prior written consent of each Lender directly and adversely affected thereby, or

(vii) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement), in either case without the prior written consent of each Lender, or

(viii) amend Section 2.9 (or any related definitions) so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or

(ix) affect the rights or duties of, or any Fees or other amounts payable to, any Agent under this Agreement or any other Credit Document without the prior written consent of such Agent, or

(x) decrease the amount or allocation of any mandatory prepayment to be received by any Term Loan Lender (other than Term Loan Lenders holding Incremental Term Loans) without the written consent of the Required Term Loan Lenders (but not including in such calculation any Incremental Term Loans), or

(xi) decrease the amount or allocation of any mandatory prepayment to be received by any Delayed-Draw Term Loan Lender without the written consent of the Required Delayed-Draw Term Loan Lenders, or

(xii) waive the provisions of the proviso of Section 2.14(d) without the written consent of the Non-Defaulting Lenders having or holding a majority of the sum of (a) the aggregate outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date plus (b) the aggregate outstanding principal amount of the Delayed-Draw Term Loans (excluding Delayed Draw Term Loans held by Defaulting Lenders) at such date plus (c) the Adjusted Available Delayed Draw Term Loan Commitment at such date (but not including in such calculation any Incremental Term Loans, and it being understood and agreed that the consent of no other Lender shall be required to waive such provisions), or

(xiii) waive the provisions of the proviso of Section 2.14(i)(ii) without the written consent of the Required Revolving Credit Lenders (but not including in such calculation any New Revolving Credit Commitments), or

(xiv) increase the maximum amount of the RCT Reclamation Support Carve Out.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon Parent Guarantor, the Borrower, the applicable Credit Parties, such Lenders, the Administrative Agent and all future holders of the affected Loans.

In the case of any waiver, Parent Guarantor, the Borrower, the applicable Credit Parties, the Lenders, the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, supplement, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments, Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders, except as expressly provided for by this Agreement).

Notwithstanding the foregoing, in addition to any credit extensions and related Incremental Amendment(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Parent Guarantor and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans and Commitments and the accrued interest and Fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Loans and Commitments.

In addition, notwithstanding the foregoing, (i) the Administrative Agent, the Collateral Agent and the relevant Credit Parties may amend, supplement or modify the Security Documents to make such ministerial changes as may be required to effect the provisions of Section 10.2(a) without the consent of any Lender so long as such amendments do not adversely affect the Lenders and (ii) the Administrative Agent, the Collateral Agent and the relevant Credit Parties may amend, supplement or modify this Agreement or any of the Security Documents and any other document delivered in connection therewith at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects, (iii) to cause such any such Security Document or other document to be consistent with this Agreement and the other Credit Documents or (iv) add syndication or documentation agents and make customary changes and references related thereto.

In addition, notwithstanding the foregoing, the Administrative Agent may amend, supplement or modify the last sentence of the definition of “Delayed-Draw Term Loans”, the last sentence of the definition of “Term Loans”, Section 2.1(a)(ii), Section 2.1(b)(ii) and related provisions to make such ministerial changes as may be required to make the Delayed-Draw Term Loans and the Term Loans fungible for loan trading purposes, or to remove such provisions if the Administrative Agent reasonably determines that the Delayed-Draw Term Loans and the Term Loans will not be fungible for loan trading purposes.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the Obligations (except for Hedging Obligations in respect of any Secured Hedging Agreement and/or any Secured Commodity Hedging Agreement, Cash Management Obligations in respect of Secured Cash Management Agreements and Contingent Obligations) having been indefeasibly paid in full, in cash, all Commitments having been terminated, and all Letters of Credit having been cancelled (or all such Letters of Credit having been fully cash collateralized or otherwise back-stopped, in each case to the satisfaction of the applicable Letter of Credit Issuers), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination (in accordance with the terms of this Agreement) or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its obligations under the Guarantee (in accordance with the following sentence) and (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Credit Documents. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that the Subsidiary Guarantors shall be released from the Guarantee upon consummation of any transaction resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Subsidiary Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

13.2. Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile or other electronic transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to Parent Guarantor, the Borrower, the Administrative Agent, the Collateral Agent or any Letter of Credit Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Parent Guarantor, the Borrower, the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5. Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Agents, the Joint Lead Arrangers, the Letter of Credit Issuers and the Lenders for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, negotiation, preparation and execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, the syndication of the Credit Facilities, the consummation and administration of the transactions contemplated hereby and thereby, any Event of Default or the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable and documented out-of-pocket Prepetition and post-Petition Date fees, disbursements and other charges of Advisors; (b) to pay, indemnify, and hold harmless each Agent, each Joint Lead Arranger, each Letter of Credit Issuer and each Lender from, any and all recording and filing fees and (c) to pay, indemnify, and hold harmless each Agent, each Joint Lead Arranger, each Letter of Credit Issuer and their respective Affiliates, directors, officers, partners, employees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented out-of-pocket fees, disbursements and other charges of Advisors, related to the Transactions (including the Cases) or, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified Person or any of its Related Parties (other than trustees and advisors)) or to any actual or alleged presence, release or threatened release into the environment of Hazardous Materials attributable to the operations of Parent Guarantor, the Borrower, any of the Borrower’s Subsidiaries or any of the Real Estate (all the foregoing in this clause (c), collectively, the “indemnified liabilities”) (SUBJECT TO THE PROVISO BELOW, WHETHER OR NOT CAUSED BY OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE ORDINARY NEGLIGENCE OF THE INDEMNIFIED PERSON); provided that neither the Borrower nor any other Credit Party shall have any obligation hereunder to any Agent, any Letter of Credit Issuer or any Lender or any of their respective Related Parties with respect to indemnified liabilities to the extent they result from (A) the gross negligence, bad faith or willful misconduct of such indemnified Person or any of its Related Parties, as determined by a final non-appealable judgment of a court of competent jurisdiction, (B) a material breach of the obligations of such indemnified Person or any of its Related Parties under the Credit Documents, as determined by a final non-appealable judgment of a court of competent jurisdiction or (C) disputes not involving an act or omission of Parent Guarantor, the Borrower or any other Credit Party and that is brought by an indemnified Person against any other indemnified Person, other than any claims against any indemnified Person in its capacity or in fulfilling its role as an Agent or Joint Lead Arranger or any similar role under the Credit Facilities. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

All amounts payable under this Section 13.5 shall be paid within ten days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail; provided, that the TCEH Debtors shall promptly provide copies of invoices received on account of fees and expenses of the professionals retained as provided for in the Credit Documents to counsel to the Ad Hoc TCEH Committee and the United States Trustee, and the Bankruptcy Court shall have exclusive jurisdiction over any objections raised to the invoiced amount of the fees and expenses proposed to be paid, which objections may only be raised within ten days after receipt thereof. In the event that within ten days from receipt of such invoices, the Credit Parties, the United States Trustee or counsel to the Ad Hoc TCEH Committee raise an objection to a particular invoice, and the parties are unable to resolve any dispute regarding the fees and expenses included in such invoice, the Bankruptcy Court shall hear and determine such dispute; provided, that payment of invoices shall not be delayed based on any such objections and the relevant professional shall only be required to disgorge amounts objected to upon being “so ordered” pursuant to a final order of the Bankruptcy Court.

No Credit Party nor any indemnified Person shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (except, in the case of the Borrower’s obligation hereunder to indemnify and hold harmless the indemnified Persons, to the extent any indemnified Persons is found liable for special, punitive, indirect or consequential damages to a third party). No indemnified Persons shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any indemnified Person or any of its Related Parties (as determined by a final non-appealable judgment of a court of competent jurisdiction). This Section 13.5 shall not apply to Taxes.

13.6. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of a Letter of Credit Issuer that issues any Letter of Credit), except that (i) except as expressly permitted by Section 10.3, neither Parent Guarantor nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by Parent Guarantor or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of a Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 13.6), to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders and each other Person entitled to indemnification under Section 13.5 and, to the extent expressly contemplated by Section 13.20, the Oncor Subsidiaries) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold or delay its consent to any assignment if in order for such assignment to comply with Applicable Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the Borrower (which consent shall not be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment (1) to a Lender (other than in respect of an assignment of a Revolving Credit Commitment and Revolving Credit Loans), an Affiliate of a Lender (other than in respect of an assignment of a Revolving Credit Commitment and Revolving Credit Loans (except to an Affiliate of such Revolving Credit Lender having a combined capital and surplus of not less than the greater of (x) $100,000,000 and (y) an amount equal to twice the amount of Revolving Credit Commitments to be held by such assignee after giving effect to such assignment, in which case no such Borrower consent shall be required) or an Approved Fund (other than in respect of an assignment of a Revolving Credit Commitment and Revolving Credit Loans) or (2) if Specified Default has occurred and is continuing with respect to the Borrower, to any other assignee; and

(B) the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for any assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

Notwithstanding the foregoing or any other term or condition herein to the contrary, no such assignment shall be made to (x) a natural person or (y) a Disqualified Institution.

(ii) Assignments shall be subject to the following additional conditions:

(A) except (i) in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, (ii) an assignment to a Federal Reserve Bank or (iii) in connection with the initial syndication of the Commitments or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent), shall not be less than, in the case of Loans and Commitments, $5,000,000 and increments of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if a Specified Default has occurred and is continuing with respect to Parent Guarantor or the Borrower; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and any payment made by any Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, each Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Parent Guarantor, the Borrower, the Collateral Agent, the Letter of Credit Issuers and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section shall be construed so that the Loans and Letters of Credit are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c) (i) Any Lender may, without the consent of Parent Guarantor, the Borrower, the Administrative Agent or any Letter of Credit Issuer, sell participations to one or more banks or other entities that are not Disqualified Institutions (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Parent Guarantor, the Borrower, the Administrative Agent, the Letter of Credit Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any consent, amendment, modification, supplement or waiver described in clause (i) or (vii) of the second proviso of the first paragraph of Section 13.1 that affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender, and provided that such Participant agrees to be subject to the requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6 To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(iii) Each Lender that sells a participation shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. This Section shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) Any Lender may, without the consent of Parent Guarantor, the Borrower, the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after any Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit J-1, J-2 or J-3, evidencing the Revolving Credit Loans, Term Loans and Delayed-Draw Term Loans, respectively, owing to such Lender.

(e) Subject to this Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”), any prospective Transferee and any prospective direct or indirect contractual counterparties to any swap or derivative transactions to be entered into in connection with or relating to Loans made hereunder any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement, (x) no SPV shall be entitled to any greater rights under Sections 2.10, 2.11, and 5.4 than its Granting Lender would have been entitled to absent the use of such SPV and (y) each SPV agrees to be subject to the requirements of Sections 2.10, 2.11, and 5.4 as though it were a Lender and has acquired its interest by assignment pursuant to clause (b) of this Section 13.6.

13.7. Replacements of Lenders under Certain Circumstances.

(a) The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Applicable Law, (ii) no Specified Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, modification, supplement, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of all of the Lenders or all Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

13.8. Adjustments; Set-off. Subject in each case to the Orders:

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Applicable Law, each Lender shall have the right, without prior notice to Parent Guarantor, the Borrower, any such notice being expressly waived by Parent Guarantor, the Borrower to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11. INTEGRATION. THIS WRITTEN AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT OF PARENT GUARANTOR, THE BORROWER, THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT, THE LETTER OF CREDIT ISSUERS AND THE LENDERS WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND (1) THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY PARENT GUARANTOR, THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE LETTER OF CREDIT ISSUERS OR ANY LENDER RELATIVE TO SUBJECT MATTER HEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR IN THE OTHER CREDIT DOCUMENTS, (2) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND (3) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES; PROVIDED THAT THE SYNDICATION PROVISIONS AND THE BORROWER’S AND PARENT GUARANTOR’S CONFIDENTIALITY OBLIGATIONS IN THE COMMITMENT LETTER SHALL REMAIN IN FULL FORCE AND EFFECT. IT IS SPECIFICALLY AGREED THAT THE PROVISION OF THE CREDIT FACILITIES HEREUNDER BY THE LENDERS SUPERSEDES AND IS IN SATISFACTION OF THE OBLIGATIONS OF THE AGENTS (AS DEFINED IN THE COMMITMENT LETTER) TO PROVIDE THE COMMITMENTS SET FORTH IN THE COMMITMENT LETTER.

13.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

13.13. Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Bankruptcy Court, and to the extent the Bankruptcy Court does not have (or abstains from exercising) jurisdiction, the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e) subject to the last paragraph of Section 13.5, waives, to the maximum extent not prohibited by Applicable Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

13.14. Acknowledgments. Each of Parent Guarantor and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between Parent Guarantor and the Borrower, on the one hand, and the Administrative Agent, the Letter of Credit Issuer, the Lenders and the other Agents on the other hand, and Parent Guarantor, the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of Parent Guarantor, the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Parent Guarantor, the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or any other Agent has advised or is currently advising Parent Guarantor, the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to Parent Guarantor, the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of Parent Guarantor, the Borrower and their respective Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and Parent Guarantor and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Parent Guarantor and the Borrower agree not to claim that the Administrative Agent or any other Agent has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Parent Guarantor, the Borrower or any other Affiliates, in connection with the transactions contemplated hereby or the process leading hereto.

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Parent Guarantor and the Borrower, on the one hand, and any Lender, on the other hand.

13.15. WAIVERS OF JURY TRIAL. PARENT GUARANTOR, THE BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16. Confidentiality. The Administrative Agent, each Letter of Credit Issuer, each other Agent and each Lender shall hold all non-public information furnished by or on behalf of Parent Guarantor, the Borrower or any Subsidiary of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent, Letter of Credit Issuer or such other Agent pursuant to the requirements of this Agreement or in connection with any amendment, supplement, modification or waiver or proposed amendment, supplement, modification or waiver hereto or the other Credit Documents (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental, regulatory or self-regulatory agency or representative thereof or pursuant to legal process or Applicable Law or (a) to such Lender’s or the Administrative Agent’s or such Letter of Credit Issuer’s or such other Agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates, (b) to an investor or prospective investor in a Securitization that agrees its access to information regarding the Credit Parties, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a Securitization and who agrees to treat such information as confidential, (c) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a Securitization and who agrees to treat such information as confidential and (d) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a Securitization; provided that unless specifically prohibited by Applicable Law or court order, each Lender, the Administrative Agent, each Letter of Credit Issuer and each other Agent shall use commercially reasonable efforts to notify the Borrower of any request made to such Lender, the Administrative Agent, such Letter of Credit Issuer or such other Agent, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with a routine examination of such Lender by such governmental regulatory or self-regulatory agency) for disclosure of any such non-public information prior to disclosure of such information; and provided further that in no event shall any Lender, the Administrative Agent, any Letter of Credit Issuer or any other Agent be obligated or required to return any materials furnished by Parent Guarantor, the Borrower or any Subsidiary of the Borrower. Each Lender, the Administrative Agent, each other Letter of Credit Issuer and each other Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties to any swap or derivative transactions to be entered into in connection with or relating to Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16.

13.17. Direct Website Communications.

(a) Parent Guarantor and the Borrower may, at their option, provide to the Administrative Agent any information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at glagentofficeops@citi.com; provided that: (i) upon written request by the Administrative Agent, Parent Guarantor or the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) Parent Guarantor or the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of Parent Guarantor, the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(b) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(c) Parent Guarantor and the Borrower further agree that the Agents may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform is limited (i) to the Agents, the Letter of Credit Issuers, the Lenders or any bona fide potential Transferee and (ii) remains subject the confidentiality requirements set forth in Section 13.16.

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall any Agent or their Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to Parent Guarantor, the Borrower, any Lender, any Letter of Credit Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Parent Guarantor’, the Borrower’s or any Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than trustees or advisors)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents (as determined in a final non-appealable judgment of a court of competent jurisdiction).

(e) The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Parent Guarantor, the Borrower, the Subsidiaries of the Borrower or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that Parent Guarantor or the Borrower has indicated contains only publicly available information with respect to Parent Guarantor, the Borrower and the Subsidiaries of the Borrower and their securities may be posted on that portion of the Platform designated for such public-side Lenders. If Parent Guarantor or the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Parent Guarantor, the Borrower, the Subsidiaries of the Borrower and their securities. Notwithstanding the foregoing, Parent Guarantor and the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information.

13.18. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.20. Separateness.

(a) The Secured Parties hereby acknowledge (i) the legal separateness of Parent Guarantor, the Borrower and the Subsidiaries of the Borrower from the Oncor Subsidiaries, (ii) that the lenders under the Oncor Credit Facility and the noteholders under the Oncor Notes and under the transition bonds have likely advanced funds thereunder in reliance upon the separateness of the Oncor Subsidiaries from Parent Guarantor, the Borrower and the Subsidiaries of the Borrower, (iii) that the Oncor Subsidiaries have assets and liabilities that are separate from those of Parent Guarantor, the Borrower and the Subsidiaries of the Borrower, (iv) that the Obligations are obligations and liabilities of the Borrower and the other Credit Parties only, and are not the obligations or liabilities of any of the Oncor Subsidiaries, (v) that the Secured Parties shall look solely to the Borrower and the Guarantors and such Persons’ assets, and not to any assets, or to the pledge of any assets, owned by any of the Oncor Subsidiaries, for the repayment of any amounts payable pursuant to this Agreement and for satisfaction of any other Obligations and (vi) that none of the Oncor Subsidiaries shall be personally liable to the Secured Parties for any amounts payable, or any other Obligation, under the Credit Documents.

(b) The Secured Parties hereby acknowledge and agree that the Secured Parties shall not (i) initiate any legal proceeding to procure the appointment of an administrative receiver, or (ii) institute any bankruptcy, reorganization, insolvency, winding up, liquidation, or any like proceeding under applicable law, against any of the Oncor Subsidiaries, or against any of the Oncor Subsidiaries’ assets. The Secured Parties further acknowledge and agree that each of the Oncor Subsidiaries is a third party beneficiary of the foregoing covenant and shall have the right to specifically enforce such covenant in any proceeding at law or in equity.

13.21. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 13.21, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Each Qualified ECP Guarantor intends that this Section 13.21 constitute, and this Section 13.21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 14. Security; Secured Commodity Hedging Agreements.

14.1. Security.

(a) Collateral; Grant of Lien and Security Interest.

(i) Pursuant to the Interim Order and (when applicable) the Final Order and in accordance with the terms thereof (and subject to the terms and conditions set forth therein), as security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration, or otherwise) of the Obligations, the Borrower hereby assigns, pledges, and grants to the Collateral Agent, for the benefit of the Secured Parties (subject, in each case, to the Carve Out and the RCT Reclamation Support Carve Out):

(A) a fully-perfected first priority senior security interest in and Lien upon, pursuant to section 364(c)(2) of the Bankruptcy Code, all prepetition and postpetition property of the Borrower, whether existing on the Petition Date or thereafter acquired that, on or as of the Petition Date, is not subject to valid, perfected, and non-avoidable Liens, including, without limitation, all real and personal property, inventory, plant, fixtures, machinery, equipment, the RCT L/C Collateral Accounts, the General L/C Collateral Accounts, cash, any investment of such cash, accounts receivable, other rights to payment whether arising before or after the Petition Date (including, without limitation, post-petition intercompany claims of the Borrower), deposit accounts, investment property, supporting obligations, minerals, oil, gas, and as-extracted collateral, causes of action (including those arising under section 549 of the Bankruptcy Code and any related action under section 550 of the Bankruptcy Code), royalty interests, chattel paper, contracts, general intangibles, documents, instruments, interests in leaseholds, letter of credit rights, patents, copyrights, trademarks, trade names, other intellectual property, Stock and Stock Equivalents of Subsidiaries, books and records pertaining to the foregoing, and to the extent not otherwise included, all proceeds, products, offspring, and profits of any and all of the foregoing (the “Unencumbered Property”); provided that the Unencumbered Property shall exclude the Borrower’s Avoidance Actions, but subject only to, and effective upon, entry of the Final Order, shall include any proceeds or property recovered, unencumbered, or otherwise the subject of successful Avoidance Actions, whether by judgment, settlement, or otherwise;

(B) a fully-perfected first priority senior priming security interest in and Lien upon, pursuant to section 364(d)(1) of the Bankruptcy Code, all prepetition and postpetition property of the Borrower, whether existing on the Petition Date or thereafter acquired, that is subject to valid, perfected, and non-avoidable Liens currently held by any of the Prepetition Secured Creditors (as defined in the Interim Cash Collateral Order and (when applicable) the Final Cash Collateral Order), excluding the “Deposit L/C Loan Collateral Account” to the extent of the “Deposit L/C Obligations” (each as defined in the Prepetition Credit Agreement); provided that such security interests and Liens shall be senior in all respects to the interests in such property of any of the Prepetition Secured Creditors arising from current and future Liens of any of the Prepetition Secured Creditors (including, without limitation, Adequate Protection Liens) (as defined in the Interim Cash Collateral Order and (when applicable) the Final Cash Collateral Order), but shall not be senior to any valid, perfected, and non-avoidable interests of other parties arising out of Liens, if any, on such property existing immediately prior to the Petition Date, including the Liens securing the Tex-La Indebtedness, or to any valid, perfected, and non-avoidable interests in such property arising out of Liens to which the Liens of any of the Prepetition Secured Creditors become subject subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code; and

(C) a fully-perfected junior security interest in and Lien upon, pursuant to section 364(c)(3) of the Bankruptcy Code, all prepetition and postpetition property of the Borrower (other than the property described in clauses (A) and (B) of this Section 14.1(a)(i), as to which the Liens and security interests in favor of the Collateral Agent, for the benefit of the Secured Parties, will be as described in such clauses), whether existing on the Petition Date or thereafter acquired, that is subject to valid, perfected, and non-avoidable Liens in existence immediately prior to the Petition Date, or to any valid and non-avoidable Liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code (in each case, other than the Adequate Protection Liens (as defined in the Interim Cash Collateral Order and (when applicable) the Final Cash Collateral Order));

provided, that notwithstanding anything to the contrary in this Section 14.1(a)(i), the Collateral shall exclude Excluded Collateral.

(ii) The security interests and Liens in favor of the Collateral Agent in the Collateral shall be effective immediately upon the entry of the Interim Order and subject, only in the event of the occurrence and during the continuance of an Event of Default, to the Carve Out, the RCT Reclamation Support Carve Out and the terms and conditions set forth in the Interim Order and (when applicable) the Final Order. Such Liens and security interests and their priority shall remain in effect until the Obligations (except for Hedging Obligations in respect of any Secured Hedging Agreement and/or any Secured Commodity Hedging Agreement, Cash Management Obligations in respect of Secured Cash Management Agreements and Contingent Obligations) have been indefeasibly paid in full, in cash, all Commitments have been terminated, and all Letters of Credit have been cancelled (or all such Letters of Credit have been fully cash collateralized or otherwise back-stopped, in each case to the satisfaction of the applicable Letter of Credit Issuers).

(iii) Subject only to the prior payment of the Carve Out and the RCT Reclamation Support Carve Out, no costs or expenses of administration which have been or may be incurred in the Cases or any Successor Cases (as defined in the Orders) or in any other proceedings related thereto, and no priority claims, are or will be senior to, or pari passu with, any claim of any Secured Party or the Collateral Agent against any Credit Party.

(b) Administrative Priority. The Borrower agrees that its Obligations shall, pursuant to section 364(c)(1) of the Bankruptcy Code, constitute allowed superpriority administrative expense claims in the Cases or any Successor Cases, ranking on a parity with each other and having priority over all administrative expense claims, diminution claims, unsecured claims, and all other claims against the TCEH Debtors or their estates in any of the Cases and any Successor Cases, existing on the Petition Date or thereafter, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kinds specified in, or ordered pursuant to, sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c) (subject only to, and upon entry of, the Final Order), 507(a), 507(b), 546(c), 546(d), 726, 1113, and 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code, subject only to the Carve Out and the RCT Reclamation Support Carve Out, to the extent specifically provided for in the Interim Order and (when applicable) the Final Order.

(c) Grants, Rights and Remedies. The Liens and security interests granted pursuant to Section 14.1(a)(i) hereof and the administrative priority granted pursuant to Section 14.1(b) hereof may be independently granted by the Credit Documents and by other Credit Documents hereafter entered into. This Agreement, the Interim Order and (when applicable) the Final Order, and such other Credit Documents supplement each other, and the grants, priorities, rights, and remedies of the Agents and the Secured Parties hereunder and thereunder are cumulative.

(d) No Filings Required. The Liens and security interests referred to in this Section 14 shall be deemed valid and perfected by entry of the Interim Order and (when applicable) the Final Order, and entry of the Interim Order shall have occurred on or before any Loan is made during the Interim Period and entry of the Final Order shall have occurred on or before any Loan is made after the Interim Period. The Collateral Agent shall not be required to file or record any financing statements, patent filings, trademark filings, mortgages, notices of Lien, or other instrument or document in any jurisdiction or filing office, take possession or control of any Collateral, or take any other action in order to validate or perfect the Liens and security interests granted by or pursuant to this Agreement, the Interim Order or (when applicable) the Final Order or any other Credit Document.

(e) Survival. The Liens, lien priority, administrative priorities and other rights and remedies granted to the Collateral Agent and the Secured Parties pursuant to this Agreement, the Interim Order and (when applicable) the Final Order, and the other Credit Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered, or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by the TCEH Debtors (pursuant to section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Cases, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(i) except to the extent of the Carve Out or the RCT Reclamation Support Carve Out, no fees, charges, disbursements, costs or expenses of administration which have been or may be incurred in the Cases or any Successor Cases, or in any other proceedings related thereto, and no priority claims, are or will be superior to or pari passu with any claim of the Collateral Agent and the Secured Parties against the TCEH Debtors;

(ii) subject to the Carve Out and the RCT Reclamation Support Carve Out and subject to the terms of the Interim Order and (when applicable) the Final Order, the Liens in favor of the Collateral Agent and the Secured Parties set forth in Section 14.1(a)(i) hereof shall constitute valid and perfected first priority Liens and security interests, and shall be superior to all other Liens and security interests, existing as of the Petition Date or thereafter arising, in favor of any other creditor or any other Person whatsoever (subject to Permitted Liens); and

(iii) the Liens in favor of the Collateral Agent and the Secured Parties set forth herein and in the other Credit Documents shall continue to be valid and perfected without the necessity that the Collateral Agent files financing statements or mortgages, takes possession or control of any Collateral, or otherwise perfects its Lien under applicable non-bankruptcy law.

14.2. Secured Commodity Hedging Agreements.

(a) Subject to the limitations set forth in this Agreement, the Borrower and each Secured Party acknowledges and agrees that the Collateral may secure additional obligations of the Borrower and the other Credit Parties in respect of Secured Commodity Hedging Agreements, subject to compliance with this Section 14.2. Upon (x) execution and delivery to the Collateral Agent of an Accession Agreement and (y) compliance with the procedures set forth in Section 8.16 of the Security Agreement, such Person shall become a “Hedge Bank” under clause (i) of the definition thereof and a “Secured Party” hereunder and under the other Credit Documents, and the Credit Parties’ obligations to such Person shall become “Obligations” hereunder and under the Credit Documents and “Secured Obligations” under the Security Agreement; provided that, for the avoidance of doubt, no such Person in such capacity shall have any consent or voting rights under this Agreement or any of the Credit Documents. Each Credit Party and each Secured Party agrees that this Agreement and the applicable Security Documents may be amended by the Credit Parties and the Collateral Agent without the consent of any Secured Party to the extent necessary or desirable to cause the Liens granted thereby to be in favor of such Persons (to the extent Liens in favor of such Persons are permitted by the terms of this Agreement).

(b) Notwithstanding the foregoing, nothing in this Agreement will be construed to allow any Credit Party to incur additional Indebtedness or grant additional Liens unless in each case permitted by the terms of this Agreement.

14.3. Permitted Property Interests. Upon the written request of any Credit Party following such Credit Party’s execution of an easement, right-of-way or other real or personal property interest that (i) constitutes in whole or in part a Permitted Lien pursuant to clause (f) of the definition of Permitted Liens in the Agreement (a Permitted Lien pursuant to such clause (f), a “Permitted Property Interest”), and (ii) in the commercially reasonable determination of such Credit Party is required in the ordinary course of business, the Collateral Agent will promptly subordinate any Liens and any Superpriority Claim held by it for the benefit of any Secured Party, to the rights of third parties with respect to such Permitted Property Interest.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first written above.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY LLC,
as Parent Guarantor

By:
Name: Anthony R. Horton
Title: Treasurer

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC,
as the Borrower

By:
Name: Anthony R. Horton
Title: Treasurer

[Signature Page to Credit Agreement]

CITIBANK, N.A., as Lender, General Letter of Credit Issuer and RCT Letter of Credit Issuer

By:
Name: Shapleigh B. Smith
Title: Managing Director and Vice President

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender and RCT Letter of Credit Issuer

By:
Name: Marcus M. Tarkington
Title: Director

By:
Name: Lisa Wong
Title: Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender and RCT Letter of Credit Issuer

By:
Name:
Title: Managing Director

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Lender and RCT Letter of Credit Issuer

By:
Name: William Graham
Title: Managing Director

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as Lender and RCT Letter of Credit Issuer

By:
Name: Noam Azachi
Title: Vice President

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA, as Lender and RCT Letter of Credit Issuer

By:
Name: Frank Lambrinos
Title: Authorized Signatory

[Signature Page to Credit Agreement]

UNION BANK, N.A., as Lender and RCT Letter of Credit Issuer

By:
Name: Jeffrey Fesenmaier
Title: Director

[Signature Page to Credit Agreement]

CITIBANK, NA., as Administrative Agent

By:
Name: Shapleigh B. Smith
Title: Managing Director and Vice President

[Signature Page to Credit Agreement]

CITIBANK, N.A., as Collateral Agent

By:
Name: Shapleigh B. Smith
Title: Managing Director and Vice President

[Signature Page to Credit Agreement]

Schedule 1.1(a)

Commitments

Schedule 1.1(b)

Excluded Subsidiaries

1.	TXU Energy Receivables Company LLC

2.	TXU Receivables Company

Schedule 1.1(c)

Unrestricted Subsidiaries

1.	Greenway Development Holding Company LLC

2.	Nuclear Energy Future Holdings LLC

3.	Nuclear Energy Future Holdings II LLC

4.	Comanche Peak Nuclear Power Company LLC

Schedule 1.1(d)

First Day Motions

1.	Motion of Energy Future Holdings Corp., et. al., for Entry of an Order Directing Joint Administration of the Debtors’ Chapter 11 Cases

2.	Motion of Energy Future Intermediate Holding Company LLC and EFIH Finance, Inc. for Entry of (I) An Interim Order (A) Approving Certain Fees Related to Postpetition Financing and Granting Such Fees Administrative Expense Priority and (B) Scheduling a Final Hearing; and (II) A Final Order (A) Approving Postpetition Financing, (B) Granting Liens and Providing Superpriority Administrative Expense Claims, (C) Authorizing the Use of Cash Collateral, (D) Authorizing the EFIH First Lien Refinancing, (E) Authorizing Issuance of Roll-Up Debt to the Extent Authorized by the Settlement Motion, (F) Determining the Value of Secured Claims, and (G) Modifying the Automatic Stay

3.	Motion Authorizing Energy Future Intermediate Holding Company LLC and EFIH Finance, Inc. to File Under Seal the Certain Fee Letter Related to Proposed Debtor-in-Possession Financing

4.	Motion of Texas Competitive Electric Holdings Company LLC and Certain of its Debtor Affiliates, for Entry of Interim and Final Orders (A) Approving Postpetition Financing, (B) Granting Liens and Providing Superpriority Administrative Expense Claims, (C) Modifying the Automatic Stay, and (D) Scheduling a Final Hearing

5.	Motion Authorizing Texas Competitive Electric Holdings Company LLC and Certain of its Debtor Affiliates to File Under Seal Certain Fee Letters Related to Proposed Debtor-In-Possession Financing

6.	Motion of Texas Competitive Electric Holdings Company LLC and Certain of its Debtor Affiliates for Entry of Interim and Final Orders (A) Authorizing Use of Cash Collateral, (B) Granting Adequate Protection, (C) Modifying the Automatic Stay, and (D) Scheduling a Final Hearing

7.	Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders (A) Authorizing the Debtors to (I) Pay Certain Prepetition Compensation and Reimbursable Employee Expenses, (II) Pay and Honor Employee and Retiree Medical and Similar Benefits, and (III) Continue Employee and Retiree Benefit Programs, and (B) Modifying the Automatic Stay

8.	Motion of Energy Future Holdings Corp., et al., for Entry of an Order (A) Authorizing the Debtors to (I) Continue Using Their Existing Cash Management System, (II) Maintain Existing Bank Accounts and Business Forms, and (III) Continue Using Certain Investment Accounts; (B) Authorizing Continued Intercompany Transactions and Netting of Intercompany Claims; and (C) Granting Postpetition Intercompany Claims Administrative Expense Priority

9.	Motion of Energy Future Holdings Corp., et al., for Entry of (A) An Order Authorizing the Debtors to (I) Maintain and Administer Customer Programs and Customer Agreements, (II) Honor Prepetition Obligations Related Thereto, (III) Pay Certain Expenses on Behalf of Certain Organizations, (IV) Fix Deadlines to File Proofs of Claim for Certain Customer Claims, and (V) Establish Procedures for Notifying Customers of Commencement of the Debtors’ Chapter 11 Cases, Assumption of Customer Agreements, and the Bar Dates for Customer Claims and (B) An Order Authorizing Certain of the Debtors to Assume the Customer Agreements[1]

10.	Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders Authorizing the Debtors to Pay Prepetition Critical Vendor Claims

11.	Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders Authorizing the Debtors to (A) Grant Administrative Expense Priority to All Undisputed Obligations for Goods and Services Ordered Prepetition and Delivered Postpetition and Satisfy Such Obligations in the Ordinary Course of Business, and (B) Pay Prepetition Claims of Shippers, Warehousemen, and Materialmen

12.	Motion of Energy Future Holdings Corp., et al., For Entry of Interim and Final Orders Authorizing the Debtors to (A) Continue Performing Under Prepetition Hedging and Trading Arrangements, (B) Pledge Collateral and Honor Obligations Thereunder, and (C) Enter into and Perform under Trading Continuation Agreements and New Postpetition Hedging and Trading Arrangements

13.	Motion of Energy Future Holdings Corp., et al., for Entry of (A) An Order Authorizing Certain of the Debtors to Pay Certain Prepetition Transition Charges and Delivery Charges and (B) An Order Authorizing Certain of the Debtors to Assume Transmission and Distribution Service Agreements

14.	Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders Determining Adequate Assurance of Payment for Future Utility Services

15.	Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders Authorizing the Debtors to Pay Certain Prepetition Taxes and Fees

16.	Application of Energy Future Holdings Corp., et al., for Entry of an Order Approving the Retention and Appointment of Epiq Bankruptcy Solutions, LLC as the Claims and Noticing Agent for the Debtors

17.	Motion of Energy Future Holdings Corp., et. al., for Entry of an Order Authorizing the Debtors to File a Consolidated List of Creditors in Lieu of Submitting a Separate Mailing Matrix for Each Debtor

[1]	The hearing on the Assumption Order (as such term is defined in the motion) will be heard at a later date and is excluded from the condition precedent in Section 6.11 on such basis.

18.	Motion of Energy Future Holdings Corp., et. al., for Entry of An Order Authorizing Certain of the Debtors to Assume Standard Form Market Participant Agreements with ERCOT[2]

[2]	Will not be heard at first day hearing and is excluded from the condition precedent in Section 6.11 on such basis.

Schedule 8.4

Litigation

Litigation Related to Generation Facilities — In November 2010, an administrative appeal challenging the decision of the TCEQ to renew and amend Oak Grove Management Company LLC’s (Oak Grove) (a wholly owned subsidiary of TCEH) Texas Pollutant Discharge Elimination System (TPDES) permit related to water discharges was filed by Robertson County: Our Land, Our Lives and Roy Henrichson in the Travis County, Texas District Court. Plaintiffs sought a reversal of the TCEQ’s order and a remand back to the TCEQ for further proceedings. The district court affirmed the TCEQ’s issuance of the TPDES permit to Oak Grove. In December 2012, plaintiffs appealed the district court’s decision to the Third Court of Appeals in Austin, Texas. Oral argument is scheduled for April 2014. While we cannot predict the timing or outcome of this proceeding, we believe the renewal and amendment of the Oak Grove TPDES permit are protective of the environment and were in accordance with applicable law.

In September 2010, the Sierra Club filed a lawsuit in the US District Court for the Eastern District of Texas (Texarkana Division) against EFH Corp. and Luminant Generation Company LLC (a wholly owned subsidiary of TCEH) for alleged violations of the Clean Air Act (CAA) at Luminant’s Martin Lake generation facility. In May 2012, the Sierra Club filed a lawsuit in the US District Court for the Western District of Texas (Waco Division) against EFH Corp. and Luminant Generation Company LLC for alleged violations of the CAA at Luminant’s Big Brown generation facility. The Big Brown trial was held in February 2014. At the conclusion of the trial, the district court ruled in favor of EFH Corp. and Luminant on all claims and denied all relief requested by Sierra Club. At this time, we are uncertain if Sierra Club will appeal the district court’s decision to the US Court of Appeals for the Fifth Circuit upon entry of final judgment by the district court. The Martin Lake case is currently scheduled for trial in May 2014. While we are unable to estimate any possible loss or predict the outcome of the Martin Lake case, we believe that, as the judge ruled in the Big Brown case, the Sierra Club’s claims are without merit, and we intend to vigorously defend that lawsuit. In addition, in December 2010 and again in October 2011, the Sierra Club informed Luminant that it may sue Luminant for allegedly violating CAA provisions in connection with Luminant’s Monticello generation facility. In May 2012, the Sierra Club informed us that it may sue us for allegedly violating CAA provisions in connection with Luminant’s Sandow 4 generation facility. While we cannot predict whether the Sierra Club will actually file suit regarding Monticello or Sandow 4 or the outcome of any resulting proceedings, we believe we have complied with the requirements of the CAA at all of our generation facilities.

Litigation Related to EPA Reviews — In June 2008, the EPA issued an initial request for information to TCEH under the EPA’s authority under Section 114 of the CAA. The stated purpose of the request is to obtain information necessary to determine compliance with the CAA, including New Source Review Standards and air permits issued by the TCEQ for the Big Brown, Monticello and Martin Lake generation facilities. In April 2013, we received an additional information request from the EPA under Section 114 related to the Big Brown, Martin Lake and Monticello facilities as well as an initial information request related to the Sandow 4 generation facility. Historically, as the EPA has pursued its New Source Review enforcement initiative, companies that have received a large and broad request under Section 114, such as the request received by TCEH, have in many instances subsequently received a notice of violation from the EPA, which has in some cases progressed to litigation or settlement.

In July 2012, the EPA sent us a notice of violation alleging noncompliance with the CAA’s New Source Review Standards and the air permits at our Martin Lake and Big Brown generation facilities. In September 2012, we filed a petition for review in the US Court of Appeals for the Fifth Circuit (Fifth Circuit Court) seeking judicial review of the EPA’s notice of violation. Given recent legal precedent subjecting agency orders like the notice of violation to judicial review, we filed the petition for review to preserve our ability to challenge the EPA’s issuance of the notice and its defects. In October 2012, the EPA filed a motion to dismiss our petition. In December 2012, the Fifth Circuit Court issued an order that will delay a ruling on the EPA’s motion to dismiss until after the case has been fully briefed and oral argument is held.

In July 2013, the EPA sent us a second notice of violation alleging noncompliance with the CAA’s New Source Review Standards at our Martin Lake and Big Brown generation facilities. In July 2013, we filed a petition for review in the Fifth Circuit Court seeking judicial review of the EPA’s July 2013 notice of violation. In September 2013, the Fifth Circuit Court consolidated the petitions for review of the July 2012 and July 2013 notices of violation. The consolidated cases are now fully briefed and before the Fifth Circuit Court. Oral argument has been tentatively scheduled for June 2014.

In August 2013, the US Department of Justice, acting as the attorneys for the EPA, filed a civil enforcement lawsuit against Luminant Generation Company LLC and Big Brown Power Company LLC in federal district court in Dallas, alleging violations of the CAA at our Big Brown and Martin Lake generation facilities. In September 2013, we filed a motion to stay this lawsuit pending the outcome of the Fifth Circuit Court’s review of the July 2012 and July 2013 notices of violation. In January 2014, the district court granted our motion to stay the lawsuit until the Fifth Circuit Court resolves our petitions for review of the July 2012 and July 2013 notices of violation. We believe that we have complied with all requirements of the CAA and intend to vigorously defend against these allegations. We cannot predict the outcome of these proceedings, including the financial effects, if any.

Schedule 8.12

Subsidiaries

	Subsidiary	Jurisdiction of Organization	Record Owner	Material Subsidiary
1.	Texas Competitive Electric Holdings Company LLC	DE	Energy Future Competitive Holdings Company	Yes

2.	Generation MT Company LLC	DE	Texas Competitive Electric Holdings Company LLC	No

3.	Luminant Holding Company LLC	DE	Texas Competitive Electric Holdings Company LLC	Yes

4.	TCEH Finance, Inc.	DE	Texas Competitive Electric Holdings Company LLC	No

5.	Luminant Energy Company LLC	TX	Luminant Holding Company LLC	Yes

6.	Luminant ET Services Company	TX	Luminant Energy Company LLC	No

7.	Luminant Energy Trading California Company	TX	Luminant Energy Company LLC	No

8.	Big Brown 3 Power Company LLC	TX	Luminant Holding Company LLC	No

9.	Big Brown Power Company LLC	TX	Luminant Holding Company LLC	Yes

10.	Collin Power Company LLC	DE	Luminant Holding Company LLC	No

11.	DeCordova Power Company LLC	TX	Luminant Holding Company LLC	No

12.	Luminant Mineral Development Company LLC	TX	Luminant Holding Company LLC	No

13.	Lake Creek 3 Power Company LLC	TX	Luminant Holding Company LLC	No

14.	Martin Lake 4 Power Company LLC	TX	Luminant Holding Company LLC	No

15.	Monticello 4 Power Company LLC	TX	Luminant Holding Company LLC	No

16.	Morgan Creek 7 Power Company LLC	TX	Luminant Holding Company LLC	No

17.	NCA Resources Development Company LLC	TX	Luminant Holding Company LLC	No

18.	Oak Grove Management Company LLC	DE	Luminant Holding Company LLC	Yes

19.	Oak Grove Power Company LLC	TX	Luminant Holding Company LLC	No

20.	Sandow Power Company LLC	TX	Luminant Holding Company LLC	Yes

21.	Tradinghouse 3 & 4 Power Company LLC	TX	Luminant Holding Company LLC	No

22.	Generation SVC Company	TX	Luminant Holding Company LLC	No

23.	Tradinghouse Power Company LLC	TX	Luminant Holding Company LLC	No

24.	Valley Power Company LLC	TX	Luminant Holding Company LLC	No

25.	Decordova II Power Company LLC	DE	Luminant Holding Company LLC	No

26.	Greenway Development Holding Company LLC	DE	Luminant Holding Company LLC	No

27.	Big Brown Lignite Company LLC	TX	Luminant Holding Company LLC	No

28.	Luminant Big Brown Mining Company LLC	TX	Luminant Holding Company LLC	No

29.	Luminant Mining Company LLC	TX	Luminant Holding Company LLC	Yes

30.	Oak Grove Mining Company LLC	TX	Luminant Holding Company LLC	No

31.	Luminant Generation Company LLC	TX	Luminant Holding Company LLC	Yes

32.	Eagle Mountain Power Company LLC	DE	Luminant Holding Company LLC	No

33.	Luminant Renewables Company LLC	TX	Luminant Generation Company LLC	No

34.	Valley NG Power Company LLC	TX	Luminant Generation Company LLC	No

35.	Nuclear Energy Future Holdings LLC	DE	Luminant Generation Company LLC	No

36.	Nuclear Energy Future Holdings II LLC	DE	Nuclear Energy Future Holdings LLC	No

37.	Comanche Peak Nuclear Power Company LLC	DE	Nuclear Energy Future Holdings II LLC	No

38.	TXU Energy Retail Company LLC	TX	Texas Competitive Electric Holdings Company LLC	Yes

39.	TXU Energy Receivables Company LLC	DE	Texas Competitive Electric Holdings Company LLC	No

40.	TXU Retail Services Company	DE	TXU Energy Retail Company LLC	No

41.	TXU Energy Solutions Company LLC	TX	TXU Energy Retail Company LLC	No

42.	TXU SEM Company	DE	TXU Energy Solutions Company LLC	No

43.	4Change Energy Holdings LLC	TX	Texas Competitive Electric Holdings Company LLC	No

44.	4Change Energy Company	TX	4Change Energy Holdings LLC	No

Schedule 8.15

Property

None.

Schedule 9.9

Closing Date Affiliate Transactions

None.

Schedule 10.1

Closing Date Indebtedness

1.	Indebtedness in connection with the liens listed on Schedule 10.2.

2.	Capital Leases

(i)	$51,792,000 capital lease with respect to rail cars (TXU 2007-1 Railcar Leasing LLC, a subsidiary of General Electric Capital Corporation).

(ii)	$7,250,000 capital lease for mining equipment (FCC Equipment Finance).

(iii)	$5,087,843 capital lease for mining equipment (FCC Equipment Finance)

(iv)	$5,716,189 capital lease for mining equipment (FCC Equipment Finance)

(v)	$558,974 capital lease for mining equipment (FCC Equipment Finance)

(vi)	$1,142,250 capital lease for mining equipment (FCC Equipment Finance)

(vii)	$1,082,594 capital lease for mining equipment (FCC Equipment Finance)

(viii)	$13,815,930 capital lease for mining equipment (Caterpillar Financial Services Corp)

(ix)	$4,802,752 capital lease for mining equipment (CAT Finance)

(x)	$525,803 capital lease for mining equipment (CAT Finance)

(xi)	$3,240,831 capital lease for mining equipment (CAT Finance)

(xii)	$2,467,875 capital lease for mining equipment (CAT Finance)

(xiii)	$810,296 capital lease for mining equipment (CAT Finance)

(xiv)	$790,942 capital lease for mining equipment (Caterpillar Financial Services Corp)

3.	CT Lease Indebtedness

(i)	$34,552,000 leveraged lease with respect to combustion turbines at the Permian Basin and DeCordova facilities (a/k/a 7.480% Fixed Secured Facility Bonds with amortizing payments through January 2017).

(ii)	$3,707,900 leveraged lease with respect to combustion turbines at the Morgan Creek and Permian Basin facilities (a/k/a 7.460% Fixed Secured Facility Bonds with amortizing payments through January 2015).

4.	Other Existing Leases

(i)	$14,483,320 leveraged lease with respect to rail cars (Wachovia).

(ii)	$7,575,523 leveraged lease with respect to rail cars (Sojitz).

(iii)	$70,714,236 leveraged lease with respect to rail cars (Key Equipment).

5.	$7,472,500 Oak Grove Power Company LLC Promissory Note in favor of North American Coal Royalty Company due in 7 annual installments of $1,067,500, on December 22 of each year until December 22, 2017.

Schedule 10.2

Closing Date Liens

1.	Liens in respect of the leases listed as items 2, 3 and 4 on Schedule 10.1.

2.	Liens relating to Pollution Control Revenue Bonds are comprised of liens on cash held in a collateral account (approximately $20 million) relating to two series of pollution control revenue bonds (i) Floating Series 2001D-2 due May 1, 2033 and (ii) Floating Taxable Series 2001I due December 1, 2036, which are being remarketed on a daily and weekly basis, respectively.

3.	Liens relating to the Master Netting, Setoff, Security and Collateral Agreement dated March 1, 2003, as amended or supplemented, among TXU Portfolio Management LP, BP Corporation North America, Inc., BP Energy Company, BP Canada Energy Company, BP Canada Energy Marketing Corp. and IG Resources, Inc.

4.	Liens relating to the Master Netting, Setoff, Security and Collateral Agreement dated March 1, 2003, as amended or supplemented, among TXU Fuel Company, BP Corporation North America, Inc., BP Energy Company, BP Canada Energy Company, BP Canada Energy Marketing Corp. and IG Resources, Inc.

5.	Liens relating to the Master Netting, Setoff, Security and Collateral Agreement dated March 1, 2003, as amended or supplemented, among TXU Portfolio Management LP and Reliant Energy Services, Inc. (including the underlying master agreements and any transaction thereunder).

6.	Call option of Cap Gemini America Inc. in respect of the Borrower and its Subsidiaries in TXU CG Holdings Company LP.

7.	Liens securing the Prepetition First Lien Obligations and the Prepetition Second Lien Obligations.

Debtor	Secured Party	File No. / File Date (as of the Closing Date)	Collateral/Lien Description
Energy Future Competitive Holdings Company LLC	Dallas County et al	Case No. 201100215640 8/17/2011	$7,942.20 judgment

Luminant Big Brown Mining Company LLC	Holt Cat	07-003853876 2/9/2009	Equipment

Luminant Big Brown Mining Company LLC	Holt Cat	07-003381218 2/4/2010	Equipment

Luminant Big Brown Mining Company LLC	ROMCO Equipment Co., LLC	10-0033403195 11/19/2010	Equipment

Luminant Big Brown Mining Company LLC	Holt Cat	10-0035960438 12/15/2010	Equipment

Luminant Big Brown Mining Company LLC	Holt Cat	11-0001704185 1/18/2011	Equipment

Luminant Big Brown Mining Company LLC	Caterpillar Financial Services Corporation	12-0008854159 3/21/2012	Equipment

Luminant Big Brown Mining Company LLC	Holt Texas, LTD.	13-0008640072 3/19/2013	Equipment

Luminant Big Brown Mining Company LLC Luminant Mining Company LLC Oak Grove Mining Company LLC	Holt Texas, LTD.	13-0002684492 8/21/2013	Equipment

Luminant Mining Company LLC	Holt Cat	09-0015714108 6/3/2009	Equipment

Luminant Mining Company LLC	Holt Cat	09-0018332248 6/29/2009	Equipment

Luminant Mining Company LLC	Holt Cat	09-0018598373 7/1/2009	Equipment

Luminant Mining Company LLC	Holt Cat	09-0018602389 7/1/2009	Equipment

Luminant Mining Company LLC	Holt Cat	09-0021091941 7/27/2009	Equipment

Luminant Mining Company LLC	Holt Cat	09-0021094126 7/27/2009	Equipment

Luminant Mining Company LLC	Holt Cat	09-0021097523 7/27/2009	Equipment

Luminant Mining Company LLC	Holt Cat	09-0024449072 8/31/2009	Equipment

Luminant Mining Company LLC	Holt Cat	09-0024653221 9/2/2009	Equipment

Luminant Mining Company LLC	Holt Cat	09-0024744363 9/2/2009	Equipment

Luminant Mining Company LLC	Holt Cat	09-0025581646 9/11/2009	Equipment

Luminant Mining Company LLC	Holt Cat	09-0028877869 10/15/2009	Equipment

Luminant Mining Company LLC	Holt Cat	09-0028878335 10/15/2009	Equipment

Luminant Mining Company LLC	Holt Cat	09-0033771565 12/8/2009	Equipment

Luminant Mining Company LLC	Holt Cat	09-0034934315 12/21/2009	Equipment

Luminant Mining Company LLC	Holt Cat	09-0034935992 12/21/2009	Equipment

Luminant Mining Company LLC	Holt Cat	09-0034937156 12/21/2009	Equipment

Luminant Mining Company LLC	Holt Cat	09-0035267597 12/24/2009	Equipment

Luminant Mining Company LLC	Holt Cat	09-0035784884 12/31/2009	Equipment

Luminant Mining Company LLC	Holt Cat	10-0000474036 1/7/2010	Equipment

Luminant Mining Company LLC	Holt Cat	10-0000814317 1/11/2010	Equipment

Luminant Mining Company LLC	Holt Cat	10-0006504884 3/8/2010	Equipment

Luminant Mining Company LLC	Holt Cat	10-0007480434 3/16/2010	Equipment

Luminant Mining Company LLC	Holt Cat	10-0007480555 3/16/2010	Equipment

Luminant Mining Company LLC	Holt Cat	10-0013529203 5/11/2010	Equipment

Luminant Mining Company LLC	Holt Cat	10-0014160770 5/17/2010	Equipment

Luminant Mining Company LLC	Holt Cat	10-0031239271 10/28/2010	Equipment

Luminant Mining Company LLC	Holt Cat	10-0033379561 11/19/2010	Equipment

Luminant Mining Company LLC	ROMCO Equipment Co., LLC	10-0033402063 11/19/2010	Equipment

Luminant Mining Company LLC	Holt Cat	11-000051598 1/6/2011	Equipment

Luminant Mining Company LLC	Caterpillar Financial Services Corporation	12-0008854038 3/21/2012	Equipment

Luminant Mining Company LLC	ROMCO Equipment Co., LLC	13-0005491508 2/20/2013	Equipment

Luminant Mining Company LLC	Holt Texas Ltd.	13-0006213066 2/27/2013	Equipment

Luminant Mining Company LLC Oak Grove Mining Company LLC	Holt Texas Ltd.	13-0006294277 2/27/2013	Equipment

Luminant Mining Company LLC Oak Grove Mining Company LLC	Holt Texas Ltd.	13-0006294398 2/27/2013	Equipment

Luminant Mining Company LLC Oak Grove Mining Company LLC	Holt Texas Ltd.	13-0006294772 2/27/2013	Equipment

Luminant Mining Company LLC Oak Grove Mining Company LLC	Holt Texas Ltd.	13-0006294893 2/27/2013	Equipment

Luminant Mining Company LLC	Holt Texas Ltd.	13-0009560266 3/27/2013	Equipment

Luminant Mining Company LLC	Holt Texas Ltd.	13-0026765797 8/21/2013	Equipment

Luminant Mining Company LLC	Holt Texas Ltd.	13-0035596092 11/11/2013	Equipment

Luminant Mining Company LLC	Holt Texas Ltd.	13-0039003493 12/13/2013	Equipment

Luminant Mining Company Oak Grove Mining Company LLC	Holt Texas Ltd.	14-0001712642 1/17/2014	Equipment

Luminant Mining Company LLC	Holt Texas Ltd.	14-0003007641 1/29/2014	Equipment

Luminant Generation Company LLC	General Electric Capital Corporation	04-0079425526 8/24/2004	Equipment

Luminant Generation Company LLC	Wells Fargo Bank, N.A.	10-0025293062 8/31/2010	Equipment

Luminant Generation Company LLC	Holt Texas Ltd.	13-0009336368 3/25/2013	Equipment

Luminant Generation Company LLC	Equipment Depot	13-0025496333 8/8/2013	Equipment

Luminant Generation Company LLC	Tex-La Electric Cooperative of Texas, Inc.	13-0026122845 8/14/2013	All property subject to specified Deed of Trust

Oak Grove Management Company LLC	Caterpillar Financial Services Corporation	2012 1088956 3/21/2012	Equipment

Oak Grove Management Company LLC	Holt Texas Ltd.	2014 0225045	Equipment

Oak Grove Mining Company LLC	ROMCO Equipment Co., LLC	10-0033404227 11/19/2010	Equipment

Sandow Power Company LLC	ROMCO Equipment Co., LLC	13-0039129644 12/16/2013	Equipment

TXU SEM Company	Fleet Business Credit, LLC	2011872 3 1/15/2002	Assigned contract rights

TXU SEM Company	Fleet Business Credit, LLC	2011881 4 1/15/2002	Payments under certain agreements

Schedule 10.4

Scheduled Dispositions

None.

Schedule 10.5

Closing Date Investments

1.	Employee Appliance Purchase Plan (approximately $700,000 balance).

2.	Energy Conservation program (approximately $650,000 balance).

3.	20% limited liability company interest in STARS Alliance LLC owned by Luminant Generation Company LLC.

4.	1.1% ownership interest in Skyonic Corporation owned by Luminant Generation Company LLC.

5.	5.39% ownership interest in Perfect Commerce, Inc. owned by TXU Energy Retail Company LLC.

Schedule 13.2

Notice Addresses

If to Parent Guarantor or the Borrower:

1601 Bryan Street

Dallas, Texas 75201

Attention: Legal Department

Telephone: 214-812-4660

Facsimile: 214-812-2717

1601 Bryan Street

Dallas, Texas 75201

Attention: Treasury Department

Telephone: 214-812-4660

Email: tony.horton@energyfutureholdings.com

Email: stacey.dore@energyfutureholdings.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

Attention: Linda K. Myers

300 N. La Salle Street

Chicago, Illinois 60654

Telephone: (312) 862-2322

Facsimile: (312) 862-2200

Kirkland & Ellis LLP

Attention: Andres Mena

601 Lexington Avenue

New York, NY 10022

Telephone: (212) 446-4737

Facsimile: (212) 446-6460

If to the Administrative Agent:

Citibank, N.A.

1615 Brett Road, Building III

New Castle, DE 19720

Attention: Bank Loan Syndications Department

Telephone: (302) 894-6010

Facsimile: (212) 994-0961

Email: glagentofficeops@citi.com

with a copy to (which shall not constitute notice):

Owen Coyle

1615 Brett Road

New Castle, DE 19720

Telephone: (302) 894-6123

Facsimile: (212) 994-0961

Email: owen.leonard.coyle@citi.com

with a copy to (which shall not constitute notice):

Citibank, N.A.

Email: shane.azzara@citi.com

Email: kirkwood.roland@citi.com

Email: allister.chan@citi.com

Email: chido.ugochukwu@citi.com

with a copy to (which shall not constitute notice):

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

Attention: Karen Gartenberg

Telephone: (212) 530-5630

Facsimile: (212) 822-5630

If to the Collateral Agent:

Citibank, N.A.

1615 Brett Road, Building III

New Castle, DE 19720

Attention: Bank Loan Syndications Department

Telephone: (302) 894-6010

Facsimile: (212) 994-0961

If to the General Letter of Credit Issuer:

Citibank, N.A.

3800 Citibank Center

Building B, 3rd Floor

Tampa, FL 33610

Attention: US Standby Unit

Telephone: (866) 498-8670

Zorijana Migliorini

388 Greenwich Street

New York, NY 10013

Telephone: (212) 816-8663

Facsimile: (646) 291-3258

Email: zorijana.migliorini@citi.com

If to Citibank, N.A. as RCT Letter of Credit Issuer:

Citibank, N.A.

3800 Citibank Center

Building B, 3rd Floor

Tampa, FL 33610

Attention: US Standby Unit

Telephone: (866) 498-8670

Zorijana Migliorini

388 Greenwich Street

New York, NY 10013

Telephone: (212) 816-8663

Facsimile: (646) 291-3258

Email: zorijana.migliorini@citi.com

If to Deutsche Bank AG New York Branch as RCT Letter of Credit Issuer:

Deutsche Bank AG New York Branch

Everardus J Rozing

Vice President

Standby Letter of Credit Unit

Deutsche Bank

60 Wall Street, New York, NY 10005

Mail Stop NYC60-3118

Phone 212 250-1014

Fax 212 797-0403

If to Bank of America, N.A. as RCT Letter of Credit Issuer:

Bank of America, N.A.

Global Trade Operations

One Fleet Way, 2nd Floor

Mail Code PA6-580-02-30

Scranton, PA 18507

Telephone: 1.800.370.7519 and choose Trade product opt. #1

Client Servicing E-mail Address: tradeclientserviceteamus@baml.com

General Fax: 1. 800.755.8743

If to Morgan Stanley Senior Funding, Inc. as RCT Letter of Credit Issuer:

Morgan Stanley Loan Servicing

1300 Thames Street Wharf, 4th floor

Baltimore, MD 21231

Telephone: 443-627-4355

Fax: 718-233-2140

Email: msloanservicing@morganstanley.com

If to Barclays Bank PLC as RCT Letter of Credit Issuer:

Barclays Bank PLC, New York Branch

200 Park Avenue

New York, New York 10116

Tel: (201) 499-4970

E-mail: xraLetterofCredit@barclays.com / Michelle.hsiao@barclays.com

If to Royal Bank of Canada as RCT Letter of Credit Issuer:

Royal Bank of Canada

Global Loans Administration, NY

Three World Financial Center

200 Vesey Street

New York, NY 10281

Phone: (212) 428-6322

Fax: (212) 428-2372

If to Union Bank, N.A. as RCT Letter of Credit Issuer:

Union Bank, N.A.

Commercial Loan Operations Supervisor

Commercial Loan Operations

1980 Saturn Street

Monterey Park, CA 91754

Facsimile:	1-800-446-9951
1-323-724-6198

E-Mail: #clo_synd@unionbank.com

Telephone:	Marvin Morales: 323-720-2113
Maria Suncin: 323-720-2666

EXHIBIT A

TO THE CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

To: Citibank, N.A., as Administrative Agent

[            ]

[            ]

Attention:

[            ], 201[    ]

Reference is hereby made to the Senior Secured Superpriority Debtor-in-Possession Credit Agreement dated as of May [    ], 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energy Future Competitive Holdings Company LLC, a Delaware limited liability company, Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), Citibank, N.A., as Administrative Agent and Collateral Agent and each other Agent party thereto. Terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

The Borrower hereby gives notice to the Administrative Agent pursuant to Section 2.3 of the Credit Agreement that Loans under the Credit Agreement, and of the Class, Type and amount, set forth below are requested to be made on the date indicated below:

Class of Loans	Type of Loans	[Interest Period][1]	Aggregate Principal Amount	Date of Borrowings

[1]	To be included for LIBOR Loans.

The Borrower hereby requests that the proceeds of Loans described in this Notice of Borrowing be deposited in the account set forth below:

[	]
[	]
[	]
[	]
ABA: [	]
GLA #:[	]
A/C Name: [	]
A/C Number [	]

[Rest of page left intentionally blank]

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name:
Title:

[Signature Page to Notice of Borrowing]

EXHIBIT B

TO THE CREDIT AGREEMENT

FORM OF GUARANTEE

[See attached]

EXECUTION VERSION

GUARANTEE

GUARANTEE, dated as of May 5, 2014, by each of the signatories listed on the signature pages hereto and each of the other entities that becomes a party hereto pursuant to Section 20 (the “Guarantors” and, each individually, a “Guarantor”), each a debtor and debtor-in-possession under the Chapter 11 of the Bankruptcy Code, in favor of Citibank, N.A., as the Collateral Agent (the “Collateral Agent”) for the benefit of the Secured Parties.

W I T N E S S E T H:

WHEREAS, Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (the “Company”) is party to the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of May 5, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”), among Energy Future Competitive Holdings Company LLC, a Texas limited liability company (“Parent Guarantor”), the Company, the financial institutions from time to time party thereto as lenders (the “Lenders”), Citibank, N.A., as Administrative Agent, the Collateral Agent, and the other agents and entities from time to time party thereto;

WHEREAS, it is a condition precedent to the making of the Loans and other financial accommodations described in the DIP Credit Agreement (collectively, “Lender Extensions of Credit”) that the Guarantors shall have executed and delivered this Guarantee to the Collateral Agent for the benefit of the Secured Parties;

WHEREAS, each Subsidiary Guarantor is a direct or indirect wholly-owned Domestic Subsidiary of the Company;

WHEREAS, the proceeds of the Lender Extensions of Credit will be used in part to enable the Company to make valuable transfers to the Guarantors in connection with the operation of their respective businesses;

WHEREAS, each Guarantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Lender Extensions of Credit;

WHEREAS, to supplement the Interim Order and (when applicable) the Final Order without in any way diminishing or limiting the effect of the Interim Order and (when applicable) the Final Order or the guarantee thereunder, the parties hereto desire to more fully set forth their respective rights in connection with such guarantee;

WHEREAS, this Guarantee has been approved by the Interim Order and (after its entry by the Bankruptcy Court) will have been approved by the Final Order; and

NOW, THEREFORE, in consideration of the premises and agreements set forth herein and to induce the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuers to enter into the DIP Credit Agreement and to induce the Lenders and the Letter of Credit Issuers to make their respective extensions of credit (including, for the avoidance of doubt, the issuance of Letters of Credit and making of Loans under the Incremental Facilities) to the Company under the DIP Credit Agreement, to induce each Cash Management Bank to enter into Secured Cash Management Agreements and to induce each Hedge Bank to enter into Secured Hedging Agreements and/or Secured Commodity Hedging Agreements with Parent Guarantor, the Company and/or its Subsidiaries, the Guarantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

1. Defined Terms.

(a) Unless otherwise defined herein, terms defined in the DIP Credit Agreement or the Security Agreement and used herein shall have the meanings given to them in the DIP Credit Agreement or the Security Agreement, as applicable.

(b) The following terms have the following meanings:

“Guarantee Termination Date” has the meaning set forth in Section 2(e).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and Section references are to Sections of this Guarantee unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2. Guarantee.

(a) Subject to the provisions of Section 2(b) and the terms and provisions of the Interim Order and (when applicable) the Final Order, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Collateral Agent, for the ratable benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of anyone other than such Guarantor (including amounts that would become due but for operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).

(b) Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under the Bankruptcy Code or any applicable laws relating to fraudulent conveyances, fraudulent transfers or the insolvency of debtors.

(c) Each Guarantor further agrees to pay any and all reasonable and documented out-of-pocket costs and expenses (including all reasonable and documented fees, disbursements and other charges) of Advisors that may be paid or incurred by the Administrative Agent or the Collateral Agent, or any other Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guarantee.

(d) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Collateral Agent or any other Secured Party hereunder.

(e) No payment or payments made by the Company, any of the Guarantors, any other guarantor or any other Person or received or collected by the Collateral Agent or any other Secured Party from the Company, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments, other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until all Obligations (other than Contingent Obligations) are paid in full, the Commitments are terminated and no Letters of Credit shall be outstanding or all Letters of Credit shall have been Cash Collateralized or otherwise back stopped to the reasonable satisfaction of the applicable Letter of Credit Issuers (the “Guarantee Termination Date”), notwithstanding that from time to time during the term of the DIP Credit Agreement and any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement the Credit Parties may be free from any Obligations.

(f) Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Collateral Agent or any other Secured Party on account of its liability hereunder, it will notify the Collateral Agent in writing that such payment is made under this Guarantee for such purpose.

3. Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder (including by way of set-off rights being exercised against it), such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Collateral Agent and the other Secured Parties, and each Subsidiary Guarantor shall remain liable to the Collateral Agent and the other Secured Parties up to the maximum liability of such Guarantor hereunder.

4. Right of Set-off. In addition to any rights and remedies of the Secured Parties provided by law, each Guarantor hereby irrevocably authorizes each Secured Party at any time and from time to time following the occurrence and during the continuance of an Event of Default and without further action of the Bankruptcy Court, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, upon any amount becoming due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Guarantor. Each Secured Party shall notify such Guarantor promptly in writing of any such set-off and the appropriation and application made by such Secured Party, provided that the failure to give such notice shall not affect the validity of such set-off and application.

5. No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation and application of funds of any of the Guarantors by the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights (or if subrogated by operation of law, such Guarantor hereby waives such rights to the extent permitted by applicable law) of the Collateral Agent or any other Secured Party against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any other Secured Party for the payment of any of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until the Guarantee Termination Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Guarantee Termination Date, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Obligations, whether due or to become due, in such order as the Collateral Agent may determine.

6. Amendments, etc. with Respect to the Obligations; Waiver of Rights. Subject in any event to the terms and conditions of the Orders, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the DIP Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith (including the Secured Cash Management Agreements, Secured Hedging Agreements, Secured Commodity Hedging Agreements), and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreements, the party thereto) may deem advisable from time to time and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of any of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any Guarantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Company or any Guarantor or any other person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from the Company or any Guarantor or any other person or any release of the Company or any Guarantor or any other person shall not relieve any Guarantor in respect of which a demand or collection is not made or any Guarantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Further, each Guarantor expressly waives each and every right to which it may be entitled by virtue of the suretyship law of the state of Texas, including without limitation, any rights pursuant to Rule 31, Texas Rules of Civil Procedure, Articles 1986 and 1987, Revised Civil Statutes of Texas and Chapter 34 of the Texas Business and Commerce Code.

7. Guarantee Absolute and Unconditional.

(a) Subject to the Orders, each Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Obligations, and notice of or proof of reliance by the Collateral Agent or any other Secured Party upon this Guarantee or acceptance of this Guarantee. All Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guarantee, and all dealings between the Company and any of the Guarantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. To the fullest extent permitted by applicable law, each Guarantor waives diligence, promptness, presentment, protest and notice of protest, demand for payment or performance, notice of default or nonpayment, notice of acceptance and any other notice in respect of the Obligations or any part of them, and any defense arising by reason of any disability or other defense of the Company or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the DIP Credit Agreement, any other Credit Document, any Letter of Credit, any Secured Cash Management Agreement, Secured Commodity Hedging Agreement or Secured Hedging Agreement, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Company against the Collateral Agent or any other Secured Party or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Company or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Company for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent and any other Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Company or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any other Secured Party to pursue such other rights or remedies or to collect any payments from the Company or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Company or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent and the other Secured Parties against such Guarantor.

(b) This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until the Guarantee Termination Date, notwithstanding that from time to time during the term of the DIP Credit Agreement and any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement the Credit Parties may be free from any Obligations.

(c) A Guarantor shall automatically and without further action be released from its obligations hereunder and the Guarantee of such Guarantor shall be automatically and without further action be released under the circumstances described in Section 13.1 of the DIP Credit Agreement.

8. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be (in each case, without further order of the Bankruptcy Court), if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

9. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in U.S. Dollars. Each Guarantor agrees that the provisions of Sections 5.4 and 13.19 of the DIP Credit Agreement shall apply to such Guarantor’s obligations under this Guarantee.

10. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10 shall remain in full force and effect until the discharge and indefeasible payment in full in cash of the Guarantee Obligations. Each Qualified ECP Guarantor intends that this Section 10 constitute, and this Section 10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

11. Representations and Warranties; Covenants.

(a) Each Guarantor hereby represents and warrants that the representations and warranties set forth in Section 8 of the DIP Credit Agreement as they relate to such Guarantor and in the other Credit Documents to which such Guarantor is a party, all of which are hereby incorporated herein by reference, are true and correct in all material respects as of the Closing Date (or where such representations and warranties expressly relate to an earlier date, as of such earlier date), and the Collateral Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

(b) Each Guarantor hereby covenants and agrees with the Collateral Agent and each other Secured Party that, from and after the date of this Guarantee until the Guarantee Termination Date, such Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 9 or Section 10 of the DIP Credit Agreement and so that no Default or Event of Default, is caused by any act or failure to act of such Guarantor or any of its Subsidiaries.

12. Authority of the Collateral Agent.

(a) The Collateral Agent enters into this Guarantee in its capacity as agent for the Secured Parties from time to time. The rights and obligations of the Collateral Agent under this Guarantee at any time are the rights and obligations of the Secured Parties at that time. Each of the Secured Parties has (subject to the terms of the Credit Documents) a several entitlement to each such right, and a several liability in respect of each such obligation, in the proportions described in the Credit Documents. The rights, remedies and discretions of the Secured Parties, or any of them, under this Guarantee may be exercised by the Collateral Agent (subject in any event to the terms and conditions of the Orders). No party to this Guarantee is obliged to inquire whether an exercise by the Collateral Agent of any such right, remedy or discretion is within the Collateral Agent’s authority as agent for the Secured Parties.

(b) Each party to this Guarantee acknowledges and agrees that any changes (in accordance with the provisions of the Credit Documents) in the identity of the persons from time to time comprising the Secured Parties gives rise to an equivalent change in the Secured Parties, without any further act. Upon such an occurrence, the persons then comprising the Secured Parties are vested with the rights, remedies and discretions and assume the obligations of the Secured Parties under this Guarantee. Each party to this Guarantee irrevocably authorizes the Collateral Agent to give effect to the change in Lenders contemplated in this Section 12(b) by countersigning an Assignment and Acceptance.

13. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the DIP Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Company at the Company’s address set forth in Section 13.2 of the DIP Credit Agreement.

14. Counterparts. This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by facsimile or other electronic transmission (e.g. a “pdf” or “tif” file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Guarantee signed by all the parties shall be lodged with the Collateral Agent and the Company.

15. Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

16. Integration. This Guarantee together with the other Credit Documents represent the agreement of each Guarantor and the Collateral Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

17. Amendments in Writing; No Waiver; Cumulative Remedies.

(a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Guarantors and the Collateral Agent in accordance with Section 13.1 of the DIP Credit Agreement.

(b) Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 17(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or any Secured Party would otherwise have on any future occasion.

(c) The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

18. Section Headings. The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

19. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors and assigns except that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Collateral Agent, except pursuant to a transfer expressly permitted by the DIP Credit Agreement.

20. Additional Guarantors. Each Subsidiary of the Company that is required to become a party to this Guarantee pursuant to Section 9.11 of the DIP Credit Agreement shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Guarantee upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto or in such other form reasonably satisfactory to the Collateral Agent. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guarantee shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee.

21. WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

22. Submission to Jurisdiction; Waivers; Service of Process. Each Guarantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Bankruptcy Court, and to the extent the Bankruptcy Court does not have (or abstains from exercising) jurisdiction, the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor in care of the Company at the Company’s address set forth in the DIP Credit Agreement, and such Person hereby irrevocably authorizes and directs the Company to accept such service on its behalf;

(d) agrees that nothing herein shall affect the right of the Collateral Agent or any other Secured Party to effect service of process in any other manner permitted by law or shall limit the right of the Collateral Agent or any other Secured Party to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 22 any special, exemplary, punitive or consequential damages.

23. GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

24. Oncor Separateness. (a) The Collateral Agent, on behalf of itself and the Secured Parties, acknowledges (i) the legal separateness of the Company and the Guarantors from Oncor Holdings and its Subsidiaries, (ii) that the lenders under the Oncor Credit Facility and the noteholders under Oncor and its Subsidiaries’ indentures have likely advanced funds thereunder in reliance upon the separateness of Oncor and its Subsidiaries (and in the case of the Oncor Credit Facility, Oncor Holdings, and its Subsidiaries) from the Company and the Guarantors, (iii) that Oncor Holdings and its Subsidiaries have assets and liabilities that are separate from those of TCEH and its other Subsidiaries, (iv) that the Obligations owing under the Credit Documents are obligations and liabilities of the Company and the Guarantors only, and are not the obligations or liabilities of Oncor Holdings or any of its Subsidiaries, (v) that the Secured Parties shall look solely to the Company, the Guarantors and their assets, and not to any assets, or to the pledge of any assets, owned by Oncor Holdings or any of its Subsidiaries, for the repayment of any amounts payable pursuant to the Credit Documents or any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement and for satisfaction of any other Obligations owing to the Secured Parties under the Credit Documents or any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement and (vi) that none of Oncor Holdings or its Subsidiaries shall be personally liable to the Secured Parties for any amounts payable, or any other liability, under the Credit Documents or any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement.

(b) The Collateral Agent, on behalf of itself and the Secured Parties, shall not (i) initiate any legal proceeding to procure the appointment of an administrative receiver, or (ii) institute any bankruptcy, reorganization, insolvency, winding up, liquidation, or any like proceeding under applicable law, against Oncor Holdings, Oncor, or any of their Subsidiaries, or against any of Oncor Holdings’s, Oncor’s, or any of their Subsidiaries’ assets. The Collateral Agent, on behalf of itself and the Secured Parties, acknowledges and agrees that each of Oncor Holdings, Oncor, and their Subsidiaries is a third party beneficiary of the foregoing covenant and shall have the right to specifically enforce such covenant in any proceeding at law or in equity.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer or other representative as of the day and year first above written.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY LLC, as a Guarantor

By:
Name:
Title:

[Signature Page to Guarantee]

4CHANGE ENERGY COMPANY

4CHANGE ENERGY HOLDINGS LLC

BIG BROWN 3 POWER COMPANY LLC

BIG BROWN LIGNITE COMPANY LLC

BIG BROWN POWER COMPANY LLC

COLLIN POWER COMPANY LLC

DECORDOVA POWER COMPANY LLC

DECORDOVA II POWER COMPANY LLC

EAGLE MOUNTAIN POWER COMPANY LLC

GENERATION MT COMPANY LLC

GENERATION SVC COMPANY

LAKE CREEK 3 POWER COMPANY LLC

LUMINANT BIG BROWN MINING COMPANY LLC

LUMINANT ENERGY COMPANY LLC

LUMINANT ENERGY TRADING CALIFORNIA COMPANY

LUMINANT ET SERVICES COMPANY

LUMINANT GENERATION COMPANY LLC

LUMINANT HOLDING COMPANY LLC

LUMINANT MINERAL DEVELOPMENT COMPANY LLC

LUMINANT MINING COMPANY LLC

LUMINANT RENEWABLES COMPANY LLC

MARTIN LAKE 4 POWER COMPANY LLC

MONTICELLO 4 POWER COMPANY LLC

MORGAN CREEK 7 POWER COMPANY

NCA RESOURCES DEVELOPMENT COMPANY LLC

OAK GROVE MANAGEMENT COMPANY LLC

OAK GROVE MINING COMPANY LLC

OAK GROVE POWER COMPANY LLC

SANDOW POWER COMPANY LLC

TCEH FINANCE, INC.

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

TRADINGHOUSE 3 & 4 POWER COMPANY LLC

TRADINGHOUSE POWER COMPANY LLC

TXU ENERGY RETAIL COMPANY LLC

TXU ENERGY SOLUTIONS COMPANY LLC

TXU RETAIL SERVICES COMPANY

TXU SEM COMPANY

VALLEY NG POWER COMPANY LLC

VALLEY POWER COMPANY LLC,

each as a Guarantor

By:
Name:
Title:

[Signature Page to Guarantee]

CITIBANK, N.A., as Collateral Agent

By:
Name:
Title:

[Signature Page to Guarantee]

ANNEX A TO

THE GUARANTEE

SUPPLEMENT NO. [    ] dated as of [            ] to the GUARANTEE (this “Supplement”) dated as of [    ], 20[    ], among each of the Guarantors listed on the signature pages thereto (each such Affiliate individually, a “Guarantor” and, collectively, the “Guarantors”), and [    ], as Collateral Agent for the benefit of the Secured Parties.

A. Reference is made to the DIP Credit Agreement, dated as of May 5, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”) among Energy Future Competitive Holdings Company LLC, a Texas limited liability company (“Parent Guarantor”), Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (the “Company”), the lending institutions from time to time party thereto (the “Lenders”), [    ], as Administrative Agent, the Collateral Agent, and the other agents and entities from time to time party thereto.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee or the DIP Credit Agreement, as applicable.

C. The Guarantors have entered into the Guarantee in order to induce the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuers to enter into the DIP Credit Agreement and to induce the Lenders and the Letter of Credit Issuers make their respective Lender Extensions of Credit to the Company under the DIP Credit Agreement and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements.

D. Section 9.11 of the DIP Credit Agreement and Section 20 of the Guarantee provide that additional Subsidiaries may become Guarantors under the Guarantee by execution and delivery of an instrument in the form of this Supplement. Each undersigned Subsidiary (each a “New Guarantor”) is executing this Supplement in accordance with the requirements of the DIP Credit Agreement to become a Guarantor under the Guarantee in order to induce the Lenders and the Letter of Credit Issuer to make additional Lender Extensions of Credit, and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements, and as consideration for Lender Extensions of Credit previously made.

Accordingly, the Collateral Agent and each New Guarantor agree as follows:

SECTION 1. In accordance with Section 20 of the Guarantee, each New Guarantor by its signature below becomes a Guarantor under the Guarantee with the same force and effect as if originally named therein as a Guarantor and each New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof (or, where such representations and warranties expressly relate to an earlier date, as of such earlier date). Each reference to a Guarantor in the Guarantee shall be deemed to include each New Guarantor. The Guarantee is hereby incorporated herein by reference.

SECTION 2. Each New Guarantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement, subject to the Interim Order and (when applicable) the Final Order, has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws related to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Company and the Collateral Agent. This Supplement shall become effective as to each New Guarantor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Guarantor and the Collateral Agent.

SECTION 4. Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

SECTION 6. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Guarantee, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the DIP Credit Agreement. All communications and notices hereunder to each New Guarantor shall be given to it in care of the Company at the Company’s address set forth in Section 13.2 of the DIP Credit Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each New Guarantor and the Collateral Agent have duly executed this Supplement to the Guarantee as of the day and year first above written.

[ ], as a New Guarantor

By:
Name:
Title:

[ ], as Collateral Agent

By:
Name:
Title:

Signature Page to

Supplement No. [    ] to Guarantee

EXHIBIT C

TO THE CREDIT AGREEMENT

FORM OF BUDGET NOTICE

[            ], 201[    ]

Reference is hereby made to the Senior Secured Superpriority Debtor-in-Possession Credit Agreement dated as of May [    ], 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energy Future Competitive Holdings Company LLC, a Delaware limited liability company, Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), Citibank, N.A., as Administrative Agent and Collateral Agent and each other Agent party thereto. Terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

The undersigned, as an Authorized Officer of the Borrower, certifies that the [Budget] [Annual Operating Forecast] attached hereto as Exhibit I was reasonable when made.

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name:
Title:

Exhibit I

[Budget] [Annual Operating Forecast]

See attached.

EXHIBIT D

TO THE CREDIT AGREEMENT

RESERVED

EXHIBIT E

TO THE CREDIT AGREEMENT

RESERVED

EXHIBIT F

TO THE CREDIT AGREEMENT

FORM OF SECURITY AGREEMENT

[See attached]

EXECUTION VERSION

SECURITY AGREEMENT

THIS SECURITY AGREEMENT, dated as of May 5, 2014, among Energy Future Competitive Holdings Company LLC, a Texas limited liability company (“Parent Guarantor”), Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (the “Borrower”), each of the Subsidiaries of the Borrower listed on the signature pages hereto or that becomes a party hereto pursuant to Section 8.13 (each such entity being a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors, Parent Guarantor and the Borrower are referred to collectively as the “Grantors”), each a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, and Citibank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”) under the DIP Credit Agreement (as defined below) for the benefit of the Secured Parties (as defined below).

W I T N E S S E T H:

WHEREAS, the Borrower is party to the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of May 5, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”), among Parent Guarantor, the Borrower, the financial institutions from time to time party thereto as lenders (the “Lenders”), Citibank, N.A., as Administrative Agent, the Collateral Agent, and the other agents and entities from time to time party thereto;

WHEREAS, it is a condition precedent to the making of the Loans and other financial accommodations described in the DIP Credit Agreement (collectively, “Extensions of Credit”) that the Grantors shall have granted a security interest, pledge and Lien on the Collateral (as defined below) as more fully set forth in the Orders;

WHEREAS, the grant of such security interest, pledge and Lien has been authorized pursuant to Sections 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code by the Interim Order and (after its entry by the Bankruptcy Court) will have been authorized by the Final Order;

WHEREAS, to supplement the Interim Order and (when applicable) the Final Order without in any way diminishing or limiting the effect of the Interim Order and (when applicable) the Final Order or the security interest, pledge and Lien granted thereunder, the parties hereto desire to more fully set forth their respective rights in connection with such security interest, pledge and Lien;

WHEREAS, this Security Agreement has been approved by the Interim Order and (after its entry by the Bankruptcy Court) will have been approved by the Final Order;

WHEREAS, pursuant to the Orders certain permitted commodity hedging obligations shall be secured on a pari passu basis with the other Secured Obligations (as defined below); and

NOW, THEREFORE, in consideration of the premises and agreements set forth herein and to induce the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuers to enter into the DIP Credit Agreement and to induce the Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit (including, for the avoidance of doubt, the issuance of Letters of Credit and making of Loans under the Incremental Facilities) to the Borrower under the DIP Credit Agreement, to induce each Cash Management Bank to enter into Secured Cash Management Agreements and to induce each Hedge Bank to enter into Secured Hedging Agreements and/or Secured Commodity Hedging Agreements with Parent Guarantor, the Borrower and/or its Subsidiaries, the Grantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

1. Defined Terms.

(a) Unless otherwise defined herein, terms defined in the DIP Credit Agreement and used herein shall have the meanings given to them in the DIP Credit Agreement.

(b) Terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC, including the following terms (which are capitalized herein): Account, As-Extracted Collateral, Certificated Securities, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Documents, Fixtures, Instruments, Letter-of-Credit Right, Securities, Securities Account, Security Entitlement and Tangible Chattel Paper.

(c) The following terms shall have the following meanings:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex B to this Agreement.

“Bundled Payment” shall mean an amount paid or payable by an obligor to a Grantor pursuant to a bundled bill, which amount includes both (a) Excluded Property under clauses (a) or (c) (or both such clauses) of the definition of such term, and (b) other amounts.

“Bundled Payment Amount” shall mean amounts paid or payable to any Grantor and described in clause (b) of the definition of Bundled Payment.

“Collateral” shall have the meaning provided in Section 2(a).

“Collateral Account” shall mean any collateral account established by the Collateral Agent as provided in Section 5.1 or Section 5.3.

“Collateral Agent” shall have the meaning provided in the preamble to this Security Agreement.

“Copyright License” shall mean any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Grantor (including all Copyrights) or that any Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“copyrights” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (ii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.

“Copyrights” shall mean all copyrights now owned or hereafter acquired by any Grantor.

“equipment” shall mean all “equipment,” as such term is defined in Article 9 of the UCC, now or hereafter owned by any Grantor or to which any Grantor has rights and, in any event, shall include all machinery, equipment, furnishings, movable trade fixtures and vehicles now or hereafter owned by any Grantor or to which any Grantor has rights and any and all Proceeds, additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto; but excluding equipment to the extent it is subject to a Lien, in each case permitted by the DIP Credit Agreement and the terms of the Indebtedness secured by such Lien prohibit assignment of, or granting of a security interest in, such Grantor’s rights and interests therein (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law), provided, that immediately upon the repayment of all Indebtedness secured by such Lien, such Grantor shall be deemed to have granted a Security Interest in all the rights and interests with respect to such equipment.

“Extensions of Credit” shall have the meaning assigned to such term in the recitals hereto.

“Financing Documents” means, collectively (without duplication), each Credit Document, each Secured Commodity Hedging Agreement, each Secured Hedging Agreement, each Secured Cash Management Agreement and any other agreement, document or instrument providing for or evidencing any Secured Obligations.

“Grantor” shall have the meaning assigned to such term in the recitals hereto.

“Intellectual Property” shall mean all of the following now owned or hereafter acquired by any Grantor: (A) all Copyrights, Trademarks and Patents, and (B) all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise now owned or hereafter acquired, including (a) all information used or useful arising from the business including all goodwill, trade secrets, trade secret rights, know-how, customer lists, processes of production, ideas, confidential business information, techniques, processes, formulas and all other proprietary information, and (b) rights, priorities and privileges relating to the Copyrights, the Patents, the Trademarks and the Licenses and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, in each case to the extent the grant by such Grantor of a Security Interest pursuant to this Security Agreement in any such rights, priorities and privileges relating to intellectual property (i) is not prohibited by any contract, agreement or other instrument governing such rights, priorities and privileges without the consent of any other party thereto (other than a Credit Party), (ii) would not give any other party (other than a Credit Party) to any such contract, agreement or other instrument the right to terminate its obligations thereunder or (iii) is permitted with consent if all necessary consents to such grant of a Security Interest have been obtained from the relevant parties (other than to the extent that any such prohibition referred to in clauses (i), (ii) and (iii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents).

“License” shall mean any Patent License, Trademark License, Copyright License or other license or sublicense to which any Grantor is a party.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a patent, now or hereafter owned by any Grantor (including all Patents) or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“patents” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Patents” shall mean all patents now owned or hereafter acquired by any Grantor.

“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC and, in any event, shall include with respect to any Grantor, any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other Person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Collateral Agent, (b) any claim of any Grantor against any third party for (and the right to sue and recover for and the rights to damages or profits due or accrued arising out of or in connection with) (i) past, present or future infringement of any Patent now or hereafter owned by any Grantor, or licensed under a Patent License, (ii) past, present or future infringement or dilution of any Trademark now or hereafter owned by any Grantor or licensed under a Trademark License or injury to the goodwill associated with or symbolized by any Trademark now or hereafter owned by any Grantor, (iii) past, present or future breach of any License and (iv) past, present or future infringement of any Copyright now or hereafter owned by any Grantor or licensed under a Copyright License and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Secured Obligations” shall mean the “Obligations” as defined in the DIP Credit Agreement.

“Security Agreement” shall mean this Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Interest” shall have the meaning provided in Section 2(a).

“Subject Accounts” shall have the meaning provided in Section 5.1(a).

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Grantor (including any Trademark) or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“trademarks” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, (ii) all goodwill associated therewith or symbolized thereby and (iii) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Trademarks” shall mean all trademarks now owned or hereafter acquired by any Grantor; provided that any United States “intent to use” trademark applications for which a “statement of use” or “amendment to allege use” has not been filed and accepted in the United States Patent and Trademark Office (but only until such statement is filed and accepted), or to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable United States federal law, are excluded from this definition.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

(d) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement, and Section, subsection, clause and Schedule references are to this Security Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(g) References to “Lenders” in this Security Agreement shall be deemed to include Cash Management Banks and Hedge Banks.

2. Grant of Security Interest.

(a) Collateral; Grant of Lien and Security Interest.

(i) Pursuant to the Interim Order and (when applicable) the Final Order and in accordance with the terms thereof (and subject to the terms and conditions set forth therein), as security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration, or otherwise) of the Obligations, each Grantor hereby assigns, pledges, and grants to the Collateral Agent, for the benefit of the Secured Parties (subject, in each case, to the Carve Out and the RCT Reclamation Support Carve Out):

(A) a fully-perfected first priority senior security interest in and Lien upon, pursuant to section 364(c)(2) of the Bankruptcy Code, all prepetition and postpetition property of such Grantor, whether existing on the Petition Date or thereafter acquired that, on or as of the Petition Date, is not subject to valid, perfected, and non-avoidable Liens, including, without limitation, all real and personal property, inventory, plant, fixtures, machinery, equipment, the RCT L/C Collateral Accounts, the General L/C Collateral Accounts, cash, any investment of such cash, accounts receivable, other rights to payment whether arising before or after the Petition Date (including, without limitation, post-petition intercompany claims of such Grantor), deposit accounts, investment property, supporting obligations, minerals, oil, gas, and as-extracted collateral, causes of action (including those arising under section 549 of the Bankruptcy Code and any related action under section 550 of the Bankruptcy Code), royalty interests, chattel paper, contracts, general intangibles, documents, instruments, interests in leaseholds, letter of credit rights, patents, copyrights, trademarks, trade names, other intellectual property, Stock and Stock Equivalents of Subsidiaries, books and records pertaining to the foregoing, and to the extent not otherwise included, all proceeds, products, offspring, and profits of any and all of the foregoing (the “Unencumbered Property”); provided that the Unencumbered Property shall exclude the Grantors’ Avoidance Actions, but subject only to, and effective upon, entry of the Final Order, shall include any proceeds or property recovered, unencumbered, or otherwise the subject of successful Avoidance Actions, whether by judgment, settlement, or otherwise;

(B) a fully-perfected first priority senior priming security interest in and Lien upon, pursuant to section 364(d)(1) of the Bankruptcy Code, all prepetition and postpetition property of such Grantor, whether existing on the Petition Date or thereafter acquired, that is subject to valid, perfected, and non-avoidable Liens currently held by any of the Prepetition Secured Creditors (as defined in the Interim Cash Collateral Order and (when applicable) the Final Cash Collateral Order), excluding the “Deposit L/C Loan Collateral Account” to the extent of the “Deposit L/C Obligations” (each as defined in the Prepetition Credit Agreement); provided that such security interests and Liens shall be senior in all respects to the interests in such property of any of the Prepetition Secured Creditors arising from current and future Liens of any of the Prepetition Secured Creditors (including, without limitation, Adequate Protection Liens) (as defined in the Interim Cash Collateral Order and (when applicable) the Final Cash Collateral Order), but shall not be senior to any valid, perfected, and non-avoidable interests of other parties arising out of Liens, if any, on such property existing immediately prior to the Petition Date, including the liens securing the Tex-La Indebtedness, or to any valid, perfected, and non-avoidable interests in such property arising out of Liens to which the Liens of any of the Prepetition Secured Creditors become subject subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code; and

(C) a fully-perfected junior security interest in and Lien upon, pursuant to section 364(c)(3) of the Bankruptcy Code, all prepetition and postpetition property of such Grantor (other than the property described in clauses (A) and (B) of this Section 14.1(a)(i), as to which the Liens and security interests in favor of the Collateral Agent, for the benefit of the Secured Parties, will be as described in such clauses), whether existing on the Petition Date or thereafter acquired, that is subject to valid, perfected, and non-avoidable Liens in existence immediately prior to the Petition Date, or to any valid and non-avoidable Liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code (in each case, other than the Adequate Protection Liens (as defined in the Interim Cash Collateral Order and (when applicable) the Final Cash Collateral Order));

collectively, the “Collateral” and such security interest, the “Security Interest”; provided, that notwithstanding anything to the contrary in this Security Agreement, the Collateral (and each defined term used therein) shall exclude Excluded Collateral.

(ii) The Security Interest and Liens in favor of the Collateral Agent in the Collateral shall be effective immediately upon the entry of the Interim Order and subject, only in the event of the occurrence and during the continuance of an Event of Default, to the Carve Out, the RCT Reclamation Support Carve Out and the terms and conditions set forth in the Interim Order and (when applicable) the Final Order. Such Liens and security interests and their priority shall remain in effect until the Obligations (except for Hedging Obligations in respect of any Secured Hedging Agreement and/or any Secured Commodity Hedging Agreement, Cash Management Obligations in respect of Secured Cash Management Agreements and Contingent Obligations) have been indefeasibly paid in full, in cash, all Commitments have been terminated, and all Letters of Credit have been cancelled (or all such Letters of Credit have been fully cash collateralized or otherwise back-stopped, in each case to the satisfaction of the applicable Letter of Credit Issuers).

(iii) Subject only to the prior payment of the Carve Out and the RCT Reclamation Support Carve Out, no costs or expenses of administration which have been or may be incurred in the Cases or any Successor Cases (as defined in the Orders) or in any other proceedings related thereto, and no priority claims, are or will be senior to, or pari passu with, any claim of any Secured Party or the Collateral Agent against any Grantor.

(b) Administrative Priority. Each Grantor agrees that its Obligations shall, pursuant to section 364(c)(1) of the Bankruptcy Code, constitute allowed superpriority administrative expense claims in the Cases or any Successor Cases, ranking on a parity with each other and having priority over all administrative expense claims, diminution claims, unsecured claims, and all other claims against the TCEH Debtors or their estates in any of the Cases and any Successor Cases, existing on the Petition Date or thereafter, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kinds specified in, or ordered pursuant to, sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c) (subject only to, and upon entry of, the Final Order), 507(a), 507(b), 546(c), 546(d), 726, 1113, and 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code, subject only to the Carve Out and the RCT Reclamation Support Carve Out, to the extent specifically provided for in the Interim Order and (when applicable) the Final Order.

(c) Grants, Rights and Remedies. The Liens and Security Interest granted pursuant to this Security Agreement and the administrative priority granted pursuant to Section 2(a) hereof may be independently granted by the Credit Documents and by other Credit Documents hereafter entered into. This Security Agreement, the Interim Order and (when applicable) the Final Order, and such other Credit Documents supplement each other, and the grants, priorities, rights, and remedies of the Agents and the Secured Parties hereunder and thereunder are cumulative.

(d) No Filings Required. The Liens and Security Interest referred to in this Section 2 shall be deemed valid and perfected by entry of the Interim Order and (when applicable) the Final Order, and entry of the Interim Order shall have occurred on or before any Loan is made during the Interim Period and entry of the Final Order shall have occurred on or before any Loan is made after the Interim Period. The Collateral Agent shall not be required to file or record any financing statements, patent filings, trademark filings, mortgages, notices of Lien, or other instrument or document in any jurisdiction or filing office, take possession or control of any Collateral, or take any other action in order to validate or perfect the Liens and security interests granted by or pursuant to this Security Agreement, the Interim Order or (when applicable) the Final Order or any other Credit Document.

(e) Survival. The Liens, lien priority, administrative priorities and other rights and remedies granted to the Collateral Agent and the Secured Parties pursuant to this Security Agreement, the Interim Order and (when applicable) the Final Order, and the other Credit Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered, or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by the TCEH Debtors (pursuant to section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Cases, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(i) except to the extent of the Carve Out or the RCT Reclamation Support Carve Out, no fees, charges, disbursements, costs or expenses of administration which have been or may be incurred in the Cases or any Successor Cases, or in any other proceedings related thereto, and no priority claims, are or will be superior to or pari passu with any claim of the Collateral Agent and the Secured Parties against the TCEH Debtors;

(ii) subject to the Carve Out and the RCT Reclamation Support Carve Out and subject to the terms of the Interim Order and (when applicable) the Final Order, the Liens in favor of the Collateral Agent and the Secured Parties set forth in Section 2(a) hereof shall constitute valid and perfected first priority Liens and security interests, and shall be superior to all other Liens and security interests, existing as of the Petition Date or thereafter arising, in favor of any other creditor or any other Person whatsoever (subject to Permitted Liens); and

(iii) the Liens in favor of the Collateral Agent and the Secured Parties set forth herein and in the other Credit Documents shall continue to be valid and perfected without the necessity that the Collateral Agent files financing statements or mortgages, takes possession or control of any Collateral, or otherwise perfects its Lien under applicable non-bankruptcy law.

3. Representations and Warranties.

Each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party that:

3.1 Title; No Other Liens. Except for (a) the Security Interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement, (b) the Liens created by the Interim Order and (when applicable) the Final Order, (c) the Liens permitted under the DIP Credit Agreement and (d) any Liens securing Indebtedness which is no longer outstanding or any Liens with respect to commitments to lend which have been terminated, such Grantor owns each item of the Collateral free and clear of any and all Liens. For the avoidance of doubt, any reference herein to Liens permitted to be outstanding shall mean only Liens permitted to be outstanding under the DIP Credit Agreement, the Interim Order and/or (when applicable) the Final Order.

3.2 [Reserved].

4. Covenants.

Each Grantor hereby covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Security Agreement until the Obligations (except for Hedging Obligations in respect of any Secured Hedging Agreement and/or any Secured Commodity Hedging Agreement, Cash Management Obligations in respect of Secured Cash Management Agreements and Contingent Obligations) have been indefeasibly paid in full, in cash, all Commitments have been terminated, and all Letters of Credit have been cancelled (or all such Letters of Credit have been fully cash collateralized or otherwise back-stopped, in each case to the satisfaction of the applicable Letter of Credit Issuers):

4.1 Maintenance of Perfected Security Interest; Further Documentation.

(a) Subject to the Initial Order and (when applicable) the Final Order, such Grantor shall maintain the Security Interest created by this Security Agreement as a perfected Security Interest having at least the priority described in Section 3.1 and shall defend such Security Interest against the claims and demands of all Persons whomsoever, in each case subject to Section 3.2(c).

(b) Such Grantor will furnish (without further order of the Bankruptcy Court) to the Collateral Agent, the Lenders and any other Secured Parties from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request.

(c) Subject to clause (d) below, each Grantor agrees that at any time and from time to time, at the expense of such Grantor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents which may be required under any applicable law, or which the Collateral Agent or the Administrative Agent may reasonably request, in order (i) to grant, preserve, protect and perfect the validity and priority of the Security Interests created or intended to be created hereby or (ii) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Security Interests created hereby, all at the expense of such Grantor.

(d) Notwithstanding anything in this Section 4.1 to the contrary and subject to the terms and conditions of the Interim Order and (when applicable) the Final Order, (i) with respect to any assets acquired by such Grantor after the date hereof that are required by the DIP Credit Agreement to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Domestic Subsidiary that is required by the DIP Credit Agreement to become a party hereto, the relevant Grantor after the acquisition or creation thereof shall promptly take (without further order of the Bankruptcy Court), all actions required by the DIP Credit Agreement or this Section 4.1.

4.2 Changes in Locations, Name, etc. Each Grantor will furnish (without further order of the Bankruptcy Court), to the Collateral Agent promptly (and in any event within 30 days of such change) a written notice of any change (i) in its legal name, (ii) in its jurisdiction of organization or location for purposes of the UCC, (iii) in its identity or type of organization or corporate structure or (iv) in its Federal Taxpayer Identification Number or organizational identification number. Each Grantor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph.

4.3 Notices. Each Grantor will advise the Collateral Agent and the Lenders promptly, in reasonable detail, of any Lien of which it has knowledge (other than the Security Interests created hereby or pursuant to the Interim Order or (when applicable) the Final Order or Liens permitted under the DIP Credit Agreement, the Interim Order or (when applicable) the Final Order) on any of the Collateral which would adversely affect, in any material respect, the ability of the Collateral Agent to exercise any of its remedies hereunder

4.4 Bundled Payments. From and after the date hereof, no Grantor shall voluntary include Bundled Payment Amounts in a bundled bill.

5. Remedial Provisions.

5.1 Certain Matters Relating to Accounts.

(a) At any time after the occurrence and during the continuance of an Event of Default and after giving reasonable written notice to the Borrower and any other relevant Grantor (and subject in any event to the terms and conditions of the Orders), the Administrative Agent shall have the right, but not the obligation, to instruct the Collateral Agent to (and upon such instruction, the Collateral Agent shall) make test verifications of the Accounts that are Collateral (the “Subject Accounts”) in any manner and through any medium that the Administrative Agent reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications. The Administrative Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(b) The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Subject Accounts and the Collateral Agent may (subject in any event to the terms and conditions of the Orders) curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required in writing by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default (and subject in any event to the terms and conditions of the Order), any payments of Subject Accounts, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of and on terms and conditions reasonably satisfactory to the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 5.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Subject Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At the Collateral Agent’s written request (and subject in any event to the terms and conditions of the Orders) at any time after the occurrence and during the continuance of an Event of Default (and subject in any event to the terms and conditions of the Orders), each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Subject Accounts, including all original orders, invoices and shipping receipts.

(d) Upon the occurrence and during the continuance of an Event of Default (and subject in any event to the terms and conditions of the Orders), a Grantor shall not grant any extension of the time of payment of any of the Subject Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon if the Collateral Agent shall have instructed the such Grantor in writing not to grant or make any such extension, credit, discount, compromise or settlement under any circumstances during the continuance of such Event of Default.

(e) At the direction of the Collateral Agent, upon the occurrence and during the continuance of an Event of Default (and subject in any event to the terms and conditions of the Orders), each Grantor shall grant to the Collateral Agent to the extent assignable, an irrevocable, non-exclusive, fully paid-up, royalty-free, worldwide license to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation of printout thereof.

5.2 Communications with Credit Parties; Grantors Remain Liable.

(a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, after giving reasonable written notice to the relevant Grantor of its intent to do so, communicate with obligors under the Subject Accounts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Subject Accounts. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(b) Upon the written request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Subject Accounts that the Subject Accounts have been assigned to the Collateral Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Subject Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Subject Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Subject Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.3 Proceeds to be Turned Over to Collateral Agent. In addition to the rights of the Collateral Agent and the Secured Parties specified in Section 5.1 with respect to payments of Subject Accounts, if an Event of Default shall occur and be continuing and the Collateral Agent so requires by notice in writing to the relevant Grantor (and subject in any event to the terms and conditions of the Orders), all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held (without further order of the Bankruptcy Court) by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its dominion and control and on terms and conditions reasonably satisfactory to the Collateral Agent. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 5.4.

5.4 Application of Proceeds. The Collateral Agent shall apply the proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt in the order specified in Section 5.2 of the DIP Credit Agreement and in accordance with the Orders. Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

5.5 Code and Other Remedies. If an Event of Default shall occur and be continuing and following the giving of five (5) calendar days’ notice to the Borrower (the “Remedies Notice Period”), and subject in any event to the terms and conditions of the Orders, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it and subject in any event to the terms and conditions of the Orders, all the rights and remedies of a secured party upon default under the UCC or any other applicable law and also may, with notice to the relevant Grantor, sell the Collateral or any part thereof in one or more parcels at one or more public or private sales, at any exchange, broker’s board or office of the Collateral Agent or any Lender or elsewhere for cash or on credit or for future delivery at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent and any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and, subject to the terms of the DIP Credit Agreement, the Collateral Agent or such Secured Party may pay the purchase price by crediting the amount thereof against the Secured Obligations. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Grantor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Collateral Agent’s request to assemble the Collateral and make it available to the Collateral Agent, at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.5 in accordance with the provisions of Section 5.4.

5.6 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the reasonable and documented fees, disbursements and other charges of one firm of counsel and, if necessary, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction, to the Administrative Agent and Collateral Agent (and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter, after receipt of the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), retains its own counsel, of another firm of counsel for such affected Person) to collect such deficiency.

5.7 Amendments, etc. with Respect to the Secured Obligations; Waiver of Rights. Subject in any event to the terms and conditions of the Orders, each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Secured Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Secured Obligations continued, (b) the Secured Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the DIP Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith (including any Secured Cash Management Agreements, Secured Hedging Agreements, and Secured Commodity Hedging Agreements) and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement, the applicable Cash Management Bank or Hedge Bank) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for this Security Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrower or any Grantor or any other Person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from the Borrower or any Grantor or any other Person or any release of the Borrower or any Grantor or any other Person shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6. The Collateral Agent.

6.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, effective upon the occurrence and during the continuance of an Event of Default, the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Security Agreement (in each case subject in any event to the terms and conditions of the Orders), and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, either in the Collateral Agent’s name or in the name of such Grantor or otherwise, without assent by such Grantor, to do any or all of the following, in each case after the occurrence and during the continuance of an Event of Default, after the Remedies Notice Period and after written notice by the Collateral Agent of its intent to do so:

(i) take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Subject Account or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Subject Account or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the Secured Parties’ Security Interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

(iv) execute, in connection with any sale provided for in Section 5.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v) obtain and adjust insurance required to be maintained by such Grantor pursuant to Section 9.3 of the DIP Credit Agreement;

(vi) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;

(vii) ask or demand for, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;

(viii) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;

(ix) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;

(x) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral);

(xi) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its affiliates in any manner other than with respect to its continuing rights in such Collateral);

(xii) assign any Intellectual Property (along with the goodwill of the business to which any such Intellectual Property pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its reasonable business discretion determine; and

(xiii) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ Security Interests therein and to effect the intent of this Security Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.1 (to the extent required to be reimbursed by the Grantors pursuant to the Credit Documents), together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the DIP Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Security Agreement are coupled with an interest and are irrevocable until this Security Agreement is terminated and the Security Interests created hereby are released.

6.2 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

6.3 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Security Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Security Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by this Security Agreement, and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

6.4 Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional.

6.5 Continuing Security Interest; Assignments Under the DIP Credit Agreement; Release.

(a) This Security Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until all Secured Obligations (except for Hedging Obligations in respect of any Secured Hedging Agreement and/or Secured Commodity Hedging Agreement, Cash Management Obligations in respect of Secured Cash Management Agreements and Contingent Obligations) and the obligations of each Grantor under this Security Agreement shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding (or all such Letters of Credit shall have been fully Cash Collateralized or otherwise back-stopped to the reasonable satisfaction of the applicable Letter of Credit Issuers), notwithstanding that from time to time during the term of the DIP Credit Agreement, any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement the Credit Parties may be free from any Secured Obligations.

(b) A Subsidiary Grantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Grantor shall be automatically released upon the consummation of any transaction permitted under the DIP Credit Agreement as a result of which such Subsidiary Grantor ceases to be a Subsidiary Guarantor.

(c) The Security Interest granted hereby in any Collateral shall automatically and without further action be released (i) if (and to the extent) provided in Section 13.1 of the DIP Credit Agreement and (ii) upon the effectiveness of any written consent to the release of the security interest granted hereby in such Collateral pursuant to Section 13.1 of the DIP Credit Agreement. Any such release in connection with any sale, transfer or other disposition of such Collateral shall result in such Collateral being sold, transferred or disposed of, as applicable, free and clear of the Lien and Security Interest created hereby.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 6.5 shall be without recourse to or warranty by the Collateral Agent.

6.6 Reinstatement. Each Grantor further agrees that, if any payment made by any Credit Party or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the Proceeds of Collateral are required to be returned by the Collateral Agent or any Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.

7. Collateral Agent.

(a) Citibank, N.A. is hereby appointed Collateral Agent hereunder and under the other Credit Documents and the Administrative Agent (for itself and on behalf of each Lender Party) hereby authorizes Citibank, N.A. to act as Collateral Agent in accordance with the terms hereof and the other Security Documents. Each Hedge Bank, each Secured Cash Management Bank and each other Secured Party by their acceptance of the benefits of this Security Agreement hereby authorizes Citibank, N.A. to act as Collateral Agent in accordance with the terms of this Security Agreement and the other Security Documents. The Collateral Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Security Documents, as applicable. In performing its functions and duties hereunder, the Collateral Agent shall act solely as an agent of the Secured Parties and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party or any of its Subsidiaries. Each of the Administrative Agent (for itself and on behalf of each Lender Party), each Hedge Bank, each Secured Cash Management Bank and each other Secured Party irrevocably authorizes the Collateral Agent to take such action on their behalf and to exercise such powers, rights and remedies hereunder and under the other Security Documents as are specifically delegated or granted to the Collateral Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Collateral Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. The Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Collateral Agent shall not have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Secured Party, and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or in the other Security Documents. In furtherance of the foregoing provisions of this Section 7(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the applicable Secured Parties in accordance with the terms of this Section 7(a).

(b) The Collateral Agent shall at all times be the same Person that is the Collateral Agent under the DIP Credit Agreement. Written notice of resignation by the Collateral Agent pursuant to Section 12.9 of the DIP Credit Agreement shall also constitute notice of resignation as Collateral Agent under this Security Agreement; removal of the Collateral Agent shall also constitute removal under this Security Agreement; and appointment of a Collateral Agent pursuant to Section 12.9 of the DIP Credit Agreement shall also constitute appointment of a successor Collateral Agent under this Security Agreement. Upon the acceptance of any appointment as Collateral Agent under Section 12.9 of the DIP Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Security Agreement, and the retiring or removed Collateral Agent under this Security Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Security Agreement, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the Security Interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Security Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Security Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was Collateral Agent hereunder.

(c) The Collateral Agent shall not be deemed to have any duty whatsoever with respect to any Secured Party that is a counterparty to a Secured Cash Management Agreement, Secured Commodity Hedging Agreement or Secured Hedging Agreement the obligations under which constitute Secured Obligations, unless it shall have received a written notice in form and substance reasonably satisfactory to the Collateral Agent from a Grantor or any such Secured Party as to the existence and terms of the applicable Secured Cash Management Agreement, Secured Commodity Hedging Agreement or Secured Hedging Agreement, it being agreed by the Collateral Agent that delivery of a duly executed Accession Agreement (in the case of any such Secured Cash Management Agreement or Secured Hedging Agreement other than a Secured Commodity Hedging Agreement, with such modifications to the form of Accession Agreement set forth as Annex B hereto as are necessary to reflect that such additional Secured Obligations constitute obligations under a Secured Cash Management Agreement or a Secured Hedging Agreement) shall comply with the requirements of this clause (c).

8. Miscellaneous.

8.1 Amendments in Writing. None of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Grantor and the Collateral Agent in accordance with Section 13.1 of the DIP Credit Agreement.

8.2 Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the DIP Credit Agreement (whether or not then in effect). All communications and notices hereunder to any Subsidiary Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 13.2 of the DIP Credit Agreement (whether or not then in effect).

8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4 Enforcement Expenses; Indemnification. Each Grantor agrees (a) to pay or reimburse the Collateral Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, negotiation, preparation and execution and delivery of, and any amendment, supplement or modification to, this Security Agreement and any other documents prepared in connection herewith, the consummation and administration of the transactions contemplated hereby, any Event of Default or the enforcement or preservation of any rights under this Security Agreement; (b) to pay, indemnify, and hold harmless the Collateral Agent from, any and all recording and filing fees and (c) to pay, indemnify, and hold harmless the Collateral Agent against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented out-of-pocket fees, disbursements and other charges of the Collateral Agent, or, with respect to the execution, delivery, enforcement, performance and administration of this Security Agreement and any such other documents (all the foregoing in this clause (c), collectively, the “indemnified liabilities”) (SUBJECT TO THE PROVISO BELOW, WHETHER OR NOT CAUSED BY OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE ORDINARY NEGLIGENCE OF THE INDEMNIFIED PERSON); provided that no Grantor shall have any obligation hereunder to the Collateral Agent with respect to indemnified liabilities to the extent they result from (A) the gross negligence, bad faith or willful misconduct of such indemnified Person or any of its Related Parties, as determined by a final non-appealable judgment of a court of competent jurisdiction, (B) a material breach of the obligations of such indemnified Person or any of its Related Parties under the Credit Documents, as determined by a final non-appealable judgment of a court of competent jurisdiction or (C) disputes not involving an act or omission of such Grantor or any other Credit Party and that is brought by an indemnified Person against any other indemnified Person, other than any claims against any indemnified Person in its capacity or in fulfilling its role as the Collateral Agent. All amounts payable under this Section 8.4 shall be paid pursuant to Section 13.5 of the DIP Credit Agreement.

No Grantor nor any indemnified Person shall have any liability for any special, punitive, indirect or consequential damages resulting from this Security Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (except, in the case of any Grantor’s obligation hereunder to indemnify and hold harmless the indemnified Persons, to the extent any indemnified Persons is found liable for special, punitive, indirect or consequential damages to a third party). No indemnified Persons shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Security Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any indemnified Person or any of its Related Parties (as determined by a final non-appealable judgment of a court of competent jurisdiction). This Section 8.4 shall not apply to Taxes.

8.5 Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Security Agreement without the prior written consent of the Collateral Agent except pursuant to a transaction permitted by the DIP Credit Agreement.

8.6 Counterparts. This Security Agreement may be executed by one or more of the parties to this Security Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (e.g., a “pdf’ or “tif’ file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Security Agreement signed by all the parties shall be lodged with the Collateral Agent and the Borrower.

8.7 Severability. Any provision of this Security Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.8 Section Headings. The Section headings used in this Security Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.9 Integration. This Security Agreement together with the other Credit Documents represents the agreement of each of the Grantors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

8.10 GOVERNING LAW. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

8.11 Submission to Jurisdiction Waivers. Each party hereto hereby irrevocably and unconditionally:

a. submits for itself and its property in any legal action or proceeding relating to this Security Agreement and the other Financing Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Bankruptcy Court, and to the extent the Bankruptcy Court does not have (or abstains from exercising) jurisdiction, the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

b. consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

c. agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

d. agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to sue in any other jurisdiction;

e. waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages; and

f. agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

8.12 Acknowledgments. Each party hereto hereby acknowledges that:

a. it has been advised by counsel in the negotiation, execution and delivery of this Security Agreement and the other Financing Documents to which it is a party;

b. neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Security Agreement or any of the other Financing Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

c. no joint venture is created hereby or by the other Financing Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders and any other Secured Party or among the Grantors and the Lenders and any other Secured Party.

8.13 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Security Agreement pursuant to Section 9.11 of the DIP Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Security Agreement upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto or in such other form reasonably satisfactory to the Collateral Agent. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

8.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.15 Oncor Separateness.

(a) The Collateral Agent, on behalf of itself and the Secured Parties, acknowledges (i) the legal separateness of the Borrower and the Grantors from Oncor and its Subsidiaries, (ii) that the lenders under the Oncor Credit Facility and the noteholders under Oncor and its Subsidiaries’ indentures have likely advanced funds thereunder in reliance upon the separateness of Oncor and its Subsidiaries (and in the case of the Oncor Credit Facility, Oncor and its respective Subsidiaries) from the Borrower and the Grantors, (iii) that Oncor and its Subsidiaries have assets and liabilities that are separate from those of Energy Future Holdings Corp. and its other Subsidiaries, (iv) that the Secured Obligations owing under the Credit Documents are obligations and liabilities of the Borrower and the Guarantors only, and are not the obligations or liabilities of Oncor or any of its Subsidiaries, (v) that the Secured Parties shall look solely to the Borrower, the Guarantors and their assets, and not to any assets, or to the pledge of any assets, owned by Oncor or any of its Subsidiaries, for the repayment of any amounts payable pursuant to the Credit Documents or any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement and for satisfaction of any other Secured Obligations owing to the Secured Parties under the Credit Documents or any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement, and (vi) that none of Oncor or its Subsidiaries shall be personally liable to the Secured Parties for any amounts payable, or any other liability, under the Credit Documents or any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement.

(b) The Collateral Agent, on behalf of itself and the Secured Parties, shall not (i) initiate any legal proceeding to procure the appointment of an administrative receiver, or (ii) institute any bankruptcy, reorganization, insolvency, winding up, liquidation, or any like proceeding under applicable law, against Oncor, or any of its Subsidiaries, or against any of Oncor’s, or any of their Subsidiaries’ assets. The Collateral Agent, on behalf of itself and the Secured Parties, acknowledges and agrees that each of Oncor, and its Subsidiaries is a third party beneficiary of the forgoing covenant and shall have the right to specifically enforce such covenant in any proceeding at law or in equity.

8.16 Secured Commodity Hedging Agreements.

(a) Subject to the limitations set forth in this Agreement, each Grantor and each Secured Party acknowledges and agrees that the Collateral may secure additional obligations of the Borrower and the other Grantors in respect of Secured Commodity Hedging Agreements, subject to compliance with this 8.16. Upon (x) execution and delivery to the Collateral Agent of an Accession Agreement by any Person (other than Parent Guarantor, the Borrower or any other Subsidiary of the Borrower) that is party to a Commodity Hedging Agreement satisfying the requirements set forth in clause (b) of the definition of “Secured Commodity Hedging Agreement” set forth in the Credit Agreement and (y) compliance with the procedures set forth in clause (b) below, such Person shall become a “Hedge Bank” under clause (i) of the definition thereof set forth in the Credit Agreement and a “Secured Party” hereunder and under the other Credit Documents, and a party to this Agreement, and the Grantors’ obligations to such Person shall become “Secured Obligations” hereunder and under the other Credit Documents and “Obligations” under the Credit Agreement and the other Credit Documents. Each Grantor and each Secured Party agrees that this Agreement and the applicable Security Documents may be amended by the Grantors and the Collateral Agent without the consent of any Secured Party to the extent necessary or desirable to (i) effectuate the intent of this Section 8.16 and (ii) cause the Liens granted thereby to be in favor of such Persons (to the extent Liens in favor of such Persons are permitted by the terms of the Credit Agreement).

(b) With respect to the accession of any such Hedge Bank pursuant to Section 8.16(a) above, the Borrower will deliver to the Collateral Agent each of the following:

(1) a certificate of an Authorized Officer of the Borrower stating that Parent Guarantor, the Borrower or the relevant Subsidiary Guarantor intends to enter into a Secured Commodity Hedging Agreement, and that such additional obligations will be Secured Obligations and satisfy clause (b) of the definition of “Secured Commodity Hedging Agreement” set forth in the Credit Agreement and are otherwise permitted by the terms of the Credit Agreement and this Agreement; and

(2) a written notice specifying the name and address of the Hedge Bank for such additional obligations for purposes of the Credit Agreement and this Agreement.

(c) Notwithstanding the foregoing, nothing in this Agreement will be construed to allow any Grantor to incur additional Indebtedness or grant additional Liens unless in each case permitted by the terms of the Credit Agreement.

8.17 Permitted Property Interests. Upon the written request of any Grantor following such Grantor’s execution of an easement, right-of-way or other real or personal property interest that (i) constitutes in whole or in part a Permitted Property Interest, and (ii) in the commercially reasonable determination of such Grantor is required in the ordinary course of business, the Collateral Agent will promptly subordinate any Liens and any Superpriority Claim held by it for the benefit of any Secured Party, to the rights of third parties with respect to such Permitted Property Interest.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY LLC,
as Parent Guarantor

By:
Name:
Title:

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC,
as the Borrower

By:
Name:
Title:

Signature Page to

Security Agreement

4CHANGE ENERGY COMPANY

4CHANGE ENERGY HOLDINGS LLC

BIG BROWN 3 POWER COMPANY LLC

BIG BROWN LIGNITE COMPANY LLC

BIG BROWN POWER COMPANY LLC

COLLIN POWER COMPANY LLC

DECORDOVA POWER COMPANY LLC

DECORDOVA II POWER COMPANY LLC

EAGLE MOUNTAIN POWER COMPANY LLC

GENERATION MT COMPANY LLC

GENERATION SVC COMPANY

LAKE CREEK 3 POWER COMPANY LLC

LUMINANT BIG BROWN MINING COMPANY LLC

LUMINANT ENERGY COMPANY LLC

LUMINANT ENERGY TRADING CALIFORNIA COMPANY

LUMINANT ET SERVICES COMPANY

LUMINANT GENERATION COMPANY LLC

LUMINANT HOLDING COMPANY LLC

LUMINANT MINERAL DEVELOPMENT COMPANY LLC

LUMINANT MINING COMPANY LLC

LUMINANT RENEWABLES COMPANY LLC

MARTIN LAKE 4 POWER COMPANY LLC

MONTICELLO 4 POWER COMPANY LLC

MORGAN CREEK 7 POWER COMPANY

NCA RESOURCES DEVELOPMENT COMPANY LLC

OAK GROVE MANAGEMENT COMPANY LLC

OAK GROVE MINING COMPANY LLC

OAK GROVE POWER COMPANY LLC

SANDOW POWER COMPANY LLC

TCEH FINANCE, INC.

TRADINGHOUSE 3 & 4 POWER COMPANY LLC

TRADINGHOUSE POWER COMPANY LLC

TXU ENERGY RETAIL COMPANY LLC

TXU ENERGY SOLUTIONS COMPANY LLC

TXU RETAIL SERVICES COMPANY

TXU SEM COMPANY

VALLEY NG POWER COMPANY LLC

VALLEY POWER COMPANY LLC,

each as a Subsidiary Grantor

Signature Page to

Security Agreement

By:
Name: Title:

Signature Page to

Security Agreement

CITIBANK, N.A., as Collateral Agent

By:
Name: Title:

Signature Page to

Security Agreement

ANNEX A TO

THE SECURITY AGREEMENT

SUPPLEMENT NO. [    ], dated as of [    ], to the SECURITY AGREEMENT dated as of May 5, 2014, among each of the Grantors listed on the signature pages thereto (each such subsidiary individually, a “Grantor” and, collectively, the “Grantors”), and Citibank, N.A., as Collateral Agent for the Secured Parties (as defined therein).

A. Reference is made to the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of May 5, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”) among Energy Future Competitive Holdings Company LLC, Texas Competitive Electric Holdings Company (the “Borrower”), the lending institutions from time to time parties thereto (the “Lenders”), Citibank, N.A., as Administrative Agent, the Collateral Agent, and the other agents and entities party thereto.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

C. The Grantors have entered into the Security Agreement in order to induce the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuers to enter into the DIP Credit Agreement and to induce the respective Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower under the DIP Credit Agreement and to induce the Cash Management Banks and Hedge Banks to enter into Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements.

D. Section 9.11 of the DIP Credit Agreement and Section 8.13 of the Security Agreement provide that additional Subsidiaries may become Grantors under the Security Agreement by execution and delivery of this Supplement. Each undersigned Domestic Subsidiary (each a “New Grantor”) is executing this Supplement in accordance with the requirements of the Security Agreement to become a Subsidiary Grantor under the Security Agreement in order to induce the Lenders and the Letter of Credit Issuer to make additional Extensions of Credit and as consideration for Extensions of Credit previously made and to induce one or more Cash Management Banks and/or Hedge Banks to enter into Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements.

Accordingly, the Collateral Agent and the New Grantors agree as follows:

SECTION 1. In accordance with Section 8.13 of the Security Agreement, each New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and each New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof (except where such representations and warranties expressly related to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date). In furtherance of the foregoing, each New Grantor, as security for the payment and performance in full of the Obligations, does hereby bargain, sell, convey, assign, set over, mortgage, pledge, hypothecate and transfer to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a Security Interest in all of the Collateral of such New Grantor, in each case whether now or hereafter existing or in which it now has or hereafter acquires an interest. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. Each New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or law).

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission (e.g. a “pdf” or “tif’ file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Collateral Agent and the Borrower. This Supplement shall become effective as to each New Grantor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Grantor and the Collateral Agent.

SECTION 4. Each New Grantor hereby represents and warrants that set forth on Schedule I hereto is (i) the legal name of such New Grantor, (ii) the jurisdiction of incorporation or organization of such New Grantor, (iii) the type of organization or corporate structure of such New Grantor (iv) the Federal Taxpayer Identification Number and organizational number of such New Grantor and (v) the true and correct location of the chief executive office and principal place of business and any office in which it maintains books of records relating to Collateral owned by it.

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with Section 8.2 of the Security Agreement. All communications and notices hereunder to each New Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 13.2 of the DIP Credit Agreement (whether or not then in effect).

SECTION 9. Each New Grantor agrees to reimburse the Collateral Agent for its respective reasonable and documented out-of-pocket costs and expenses in connection with this Supplement, including the reasonable and documented fees, other charges and disbursements of one firm of counsel, and, if necessary, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction, in each case to the Administrative Agent and Collateral Agent (and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter, after receipt of the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), retains its own counsel, of another firm of counsel for such affected Person).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[ ],
as Grantor

By:
Name:
Title:

CITIBANK, N.A., as Collateral Agent

By:
Name:
Title:

[SIGNATURE PAGE TO SUPPLEMENT NO. [    ] TO SECURITY AGREEMENT]

Schedule I

COLLATERAL

Legal Name	Jurisdiction of Incorporation or Organization	Type of Organization or Corporate Structure	Federal Taxpayer Identification Number and Organizational Identification Number	Chief Executive Officer and Principal Place of Business

ANNEX B TO

THE SECURITY AGREEMENT

[FORM OF]

ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT (this “Agreement”), dated as of [    ], 20    , is entered into by [    ], a [    ], as an Additional Secured Party (as defined below) (the “Additional Secured Party”), and acknowledged by TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC, a Delaware limited liability company (the “Borrower”), and Citibank, N.A., in its capacity as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties, under the Security Agreement (as defined below). Capitalized terms used herein without definition shall have the meaning assigned to them in the Security Agreement.

Reference is made to that certain Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), dated as of May 5, 2014, by and among the Borrower, the Subsidiary Grantors party thereto, the Collateral Agent and the other Persons from time to time parties thereto.

Pursuant to Section 8.16 of the Security Agreement, the Additional Secured Party hereby notifies the Collateral Agent that the Additional Secured Party is a Hedge Bank pursuant to the [    ], dated as of [    ], [between][among] [    ] and the Additional Secured Party (the “Additional Document”), which Additional Document is a Secured Commodity Hedging Agreement, under and as defined in the DIP Credit Agreement and is entitled to the benefit of the Security Agreement.

The undersigned is entering into this Accession Agreement in order to become a Secured Party under and as defined in the Security Agreement, and to benefit from the Collateral under and in accordance with the terms of the Security Agreement (an “Additional Secured Party”).

Attached hereto as Annex 1 is a certificate of a Responsible Officer of the Borrower stating that [Parent Guarantor] [the Borrower] [name of Subsidiary Guarantor] intends to enter into a Secured Commodity Hedging Agreement, and that such additional obligations will be Secured Obligations and are permitted (if addressed therein, or, otherwise, not prohibited) by the terms of the DIP Credit Agreement, the Orders and the other applicable Credit Documents to be incurred by the relevant Credit Party and secured by a first lien equally and ratably with all previously existing and future Secured Obligations.

The Additional Secured Party hereby becomes a Secured Party as a Hedge Bank.

The Additional Secured Party hereby agrees for the benefit of the Collateral Agent and the other Secured Parties as follows:

The Additional Secured Party hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Additional Secured Party will be deemed to be a party to the Security Agreement, and, from and after the date hereof, shall have all of the obligations of a Hedge Bank thereunder as if it had originally executed the Security Agreement. The Additional Secured Party hereby ratifies, as of the date hereof, and accedes to and agrees to be bound by, all of the terms, provisions and conditions applicable to a Secured Party and a Hedge Bank contained in the Security Agreement and the other Credit Documents.

To the extent the Additional Secured Party is an agent or trustee for one or more other parties, the Additional Secured Party acknowledges that it has the authority to bind such other parties to the Security Agreement and such other parties are hereby bound by the terms and conditions of the Security Agreement. The Additional Secured Party hereby agrees (on behalf of itself and any other party claiming through it) to comply with the terms of the Security Agreement.

As of the date hereof, Schedule I hereto sets forth the “Floor Amount” of the Additional Secured Party. The amount of credit to be extended to the Borrower or the applicable Subsidiary Grantor under the Additional Document will be $[    ].

The address of the Additional Secured Party for purposes of all notices and other communications is [    ], Attention of [    ] (Facsimile No. [    ], electronic mail address: [    ]).

This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

7

IN WITNESS WHEREOF, the Additional Secured Party has caused this Accession Agreement to be duly executed by its authorized representative, and each of the Borrower and the Collateral Agent have caused the same to be accepted by its authorized representative, as of the day and year first above written.

[ADDITIONAL SECURED PARTY]

By:
Name:
Title:

ACKNOWLEDGED:

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC, as Borrower

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

Citibank, N.A., as Collateral Agent

By:
Name:
Title:

EXHIBIT G

TO THE CREDIT AGREEMENT

FORM OF LETTER OF CREDIT REQUEST [AMENDMENT]

([GENERAL][RCT] LETTER OF CREDIT)

No. [1]	Dated [2]

To:	Citibank, N.A., as Administrative Agent,

[            ], as the [General][RCT] Letter of Credit Issuer,

under the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of May [    ], 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energy Future Competitive Holdings Company LLC, a Delaware limited liability company, Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (the “Company”), the lending institutions from time to time parties thereto, (each a “Lender” and, collectively, the “Lenders”) and Citibank, N.A., as Administrative Agent and as Collateral Agent.

Ladies and Gentlemen:

The undersigned hereby requests that the [General][RCT] Letter of Credit Issuer [issue] [amend]3 a [General][RCT] Letter of Credit on             4 (the “Date of Issuance”) in the aggregate stated amount of $            .

For purposes of this [General][RCT] Letter of Credit Request, unless otherwise defined, all capitalized terms used herein that are defined in the Credit Agreement shall have the respective meanings provided therein.

The beneficiary of the requested [General][RCT] Letter of Credit [will be] [is]             ,5 and such [General][ RCT] Letter of Credit [will be] [is] in support of             6 and [will have] [has] a stated expiration date of             .7

[1]	Letter of Credit Request Number.
[2]	Date of standby Letter of Credit Request (to be dated at least two Business Days prior to the Date of Issuance or such lesser number of Business Days as may be agreed by the Administrative Agent and such Letter of Credit Issuer).
[3]	If an amendment, include a description of the proposed amendment.
[4]	Date of Issuance.
[5]	Insert name and address of beneficiary.

[The undersigned hereby certifies that:

(a) All representations and warranties made by any Credit Party contained in the Credit Agreement or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Date of Issuance (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date); and

(b) No Default or Event of Default has occurred and is continuing as of the Date of Issuance before or after giving effect to the issuance of the [General][RCT] Letter of Credit requested hereby.]8

Attached hereto as Exhibit A is a true and correct copy of the documents to be presented by the beneficiary of the requested [General][RCT] Letter of Credit in the case of any drawing thereunder.

Attached hereto as Exhibit B is the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder.

Copies of all documentation with respect to the supported transaction are attached hereto.

[6]	Insert description of supported obligations and name of agreement to which it relates, if any.
[7]	Insert last date upon which drafts may be presented.
[8]	To be included for issuances only.

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name: Title:

[Signature Page to Letter of Credit Request]

EXHIBIT H

TO THE CREDIT AGREEMENT

FORM OF CREDIT PARTY CLOSING CERTIFICATE

[See attached]

CLOSING CERTIFICATE

OF THE COMPANIES LISTED ON SCHEDULE I HERETO

[            ], 2014

Reference is made to the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of [            ], 2014 (as amended, restated, supplemented or otherwise modified, from time to time, the “Credit Agreement”), among Energy Future Competitive Holdings Company LLC, a Delaware limited liability company and a debtor and debtor-in-possession (the “Parent Guarantor”), Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company and a debtor and debtor-in-possession (“TCEH” or the “Borrower”) in a case pending under chapter 11 of the Bankruptcy Code, the lending institutions from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”) and Citibank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

1. The undersigned, Anthony Horton, in his capacity as an officer of the Parent Guarantor, solely in his capacity as such and not individually, hereby certifies as follows:

(a) On the Closing Date, the representations and warranties made by the Credit Parties in Section 8 of the Credit Agreement, are true and correct in all material respects (or in all respects for representations and warranties qualified by materiality or Material Adverse Effect).

(b) At the time of and after giving effect to the Closing Date, no Default or Event of Default shall have occurred and be continuing.

2. The undersigned, Anthony Horton, in his capacity as an officer of the entities listed on Schedule I hereto (each, a “Company”), solely in his capacity as such and not individually, hereby certifies as follows:

(a) Betty Fleshman is duly elected and qualified to serve as Assistant Secretary of each Company listed on Schedule IV hereto, and the signature set forth on the signature line below is such Assistant Secretary’s true and genuine signature.

(b) Ashley Burton is duly elected and qualified to serve as Assistant Secretary of each Company listed on Schedule V hereto, and the signature set forth on the signature line below is such Assistant Secretary’s true and genuine signature.

3. The undersigned secretary or assistant secretary of each applicable Company, solely in their respective capacity as secretary or assistant secretary of each applicable Company and not individually, hereby certifies as follows:

(a) attached hereto as Exhibit A is a complete and correct copy of the resolutions duly adopted by the board of directors, sole member, managing member, manager, general partner or equivalent body, as applicable, (or a duly authorized committee thereof), respectively, of each Company authorizing (i) the execution, delivery and performance of each of the Credit Documents (and any agreements relating thereto) to which such Company is a party and (ii) in the case of the Borrower, the extensions of credit contemplated under the Credit Documents; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof;

(b) attached hereto as Exhibit B or filed with the SEC in the filing identified in Schedule III hereto (and hereby incorporated herein by reference as if attached hereto) are true and complete copies of the Organizational Documents, respectively, of each Company, as in effect as of the date hereof;

(c) attached hereto as Exhibit C is a certificate of good standing (and certificate of existence, as applicable) for each Company from each such Company’s jurisdiction of incorporation or formation, dated a recent date prior to the Closing Date; and

(d) the persons listed on Schedule II are now duly elected and qualified officers of the Companies indicated on Schedule I, holding the offices indicated on Schedule II, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of each applicable Company each Credit Document, to which it is a party and any certificate or other document to be delivered by each applicable Company pursuant to each Credit Document.

For the avoidance of doubt, it is understood that the parties executing this Closing Certificate are acting in their capacities as officers for each of the applicable Companies, and each of the Companies may be acting in its capacity as a shareholder, member, managing member, manager, general partner, trustee, beneficiary, or other controlling or significant interest owner, or other type of representative, of another Company, as may be required or permitted by applicable law or the Companies’ organizational documents.

IN WITNESS WHEREOF, the undersigned have hereto set our names as of the date set forth above.

By:
Name:	Anthony Horton
Title:	Treasurer

FOR THE COMPANIES LISTED ON SCHEDULE IV HERETO:

By:
Name:	Betty Fleshman
Title:	Assistant Secretary

FOR THE COMPANIES LISTED ON SCHEDULE V HERETO:

By:
Name:	Ashley Burton
Title:	Assistant Secretary

[Closing Certificate of the Companies listed on Schedule I hereto]

SCHEDULE I

COMPANIES

4Change Energy Company

4Change Energy Holdings LLC

Big Brown 3 Power Company LLC

Big Brown Lignite Company LLC

Big Brown Power Company LLC

Collin Power Company LLC

DeCordova Power Company LLC

DeCordova II Power Company LLC

Eagle Mountain Power Company LLC

Energy Future Competitive Holdings Company LLC

Generation MT Company LLC

Generation SVC Company

Lake Creek 3 Power Company LLC

Luminant Big Brown Mining Company LLC

Luminant Energy Company LLC

Luminant Energy Trading California Company

Luminant ET Services Company

Luminant Generation Company LLC

Luminant Holding Company LLC

Luminant Mineral Development Company LLC

Luminant Mining Company LLC

Luminant Renewables Company LLC

Martin Lake 4 Power Company LLC

Monticello 4 Power Company LLC

Morgan Creek 7 Power Company LLC

NCA Resources Development Company LLC

Oak Grove Management Company LLC

Oak Grove Mining Company LLC

Oak Grove Power Company LLC

Sandow Power Company LLC

TCEH Finance, Inc.

Texas Competitive Electric Holdings Company LLC

Tradinghouse 3 & 4 Power Company LLC

Tradinghouse Power Company LLC

TXU Energy Retail Company LLC

TXU Energy Solutions Company LLC

TXU Retail Services Company

TXU SEM Company

Valley NG Power Company LLC

Valley Power Company LLC

SCHEDULE II

AUTHORIZED SIGNATORIES

Name	Title	Signature

Anthony R. Horton	Treasurer

Betty R. Fleshman	Assistant Secretary (for the Companies listed on Schedule IV hereto)

Ashley A. Burton	Assistant Secretary (for the Companies listed on Schedule V hereto)

[Closing Certificate-Incumbency Signature Page]

SCHEDULE III

Entity Name	Document Type	Filing	Exhibit	Filing Date	ID Number
4Change Energy Company (f/k/a TXU SESCO Energy Services Company)	Certificate of Amendment to Articles of Incorporation[1]	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(UUU)	3/27/2012	333-157057-44
4Change Energy Company	Bylaws	S-4	EX-3.(GGGG)	9/26/2008	333-153700-04
4Change Energy Holdings LLC (f/k/a TXU SESCO Company LLC)	Certificate of Amendment of Certificate of Formation (together with Certificate of Conversion to TXU SESCO Company LLC)[2]	See Exhibit B
4Change Energy Holdings LLC	Amended & Restated LLCA	See Exhibit B
Big Brown 3 Power Company LLC	Certificate of Formation	S-4	EX-3.(H)	9/26/2008	333-153700-42
Big Brown 3 Power Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(I)	3/27/2012	333-157057-37
Big Brown Lignite Company LLC	Certificate of Formation	S-4	EX-3.(J)	9/26/2008	333-153700-41
Big Brown Lignite Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(K)	3/27/2012	333-157057-38
Big Brown Power Company LLC	Certificate of Formation	S-4	EX-3.(L)	9/26/2008	333-153700-40
Big Brown Power Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(M)	3/27/2012	333-157057-39
Collin Power Company LLC	Certificate of Formation	S-4	EX-3.(N)	9/26/2008	333-153700-39
Collin Power Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(O)	3/27/2012	333-157057-40
Decordova Power Company LLC	Certificate of Formation	S-4	EX-3.(P)	9/26/2008	333-153700-38

[1]	Articles of Incorporation of TXU Sesco Energy Services Company are filed on Form S-4 (ID Number 333-153700, filed 9/26/2008) as exhibit 3(ffff).
[2]	Articles of Organization of TXU Sesco Company LLC are filed on Form S-4 (ID Number 333-153700, filed 9/26/2008) as exhibit 3(dddd).

Entity Name	Document Type	Filing	Exhibit	Filing Date	ID Number
Decordova Power Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(Q)	3/27/2012	333-157057-41
Decordova II Power Company LLC	Certificate of Formation	See Exhibit B
Decordova II Power Company LLC	LLC Agreement	See Exhibit B
Eagle Mountain Power Company LLC	Certificate of Formation	[Requested]
Eagle Mountain Power Company LLC	LLC Agreement	[Requested]
Energy Future Competitive Holdings Company LLC	Certificate of Formation	10-Q	EX-3.(A)	5/2/2013	001-34543
Energy Future Competitive Holdings Company LLC	Amended & Restated LLCA	10-Q	EX-3.(B)	5/2/2013	001-34543
Generation MT Company LLC	Certificate of Formation	S-4	EX-3.(T)	9/26/2008	333-153700-36
Generation MT Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(S)	3/27/2012	333-157057-43
Generation SVC Company	Articles of Incorporation	S-4	EX-3.(V)	9/26/2008	333-153700-35
Generation SVC Company	Bylaws	S-4	EX-3.(W)	9/26/2008	333-153700-35
Lake Creek 3 Power Company LLC	Certificate of Formation	S-4	EX-3.(X)	9/26/2008	333-153700-34
Lake Creek 3 Power Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(W)	3/27/2012	333-157057-03
Luminant Big Brown Mining Company LLC	Certificate of Formation	S-4	EX-3.(Z)	9/26/2008	333-153700-33
Luminant Big Brown Mining Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(Y)	3/27/2012	333-157057-04
Luminant Energy Company LLC	Certificate of Formation	S-4	EX-3.(BB)	9/26/2008	333-153700-32
Luminant Energy Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(AA)	3/27/2012	333-157057-05

Entity Name	Document Type	Filing	Exhibit	Filing Date	ID Number
Luminant Energy Trading California Company	Articles of Incorporation	S-4	EX-3.(FF)	9/26/2008	333-153700-30
Luminant Energy Trading California Company	Restated Bylaws	S-4	EX-3.(GG)	9/26/2008	333-153700-30
Luminant ET Services Company	Articles of Incorporation	S-4	EX-3.(HH)	9/26/2008	333-153700-29
Luminant ET Services Company	Bylaws	S-4	EX-3.(II)	9/26/2008	333-153700-29
Luminant Generation Company LLC	Certificate of Formation	S-4	EX-3.(JJ)	9/26/2008	333-153700-28
Luminant Generation Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(GG)	3/27/2012	333-157057-09
Luminant Holding Company LLC	Certificate of Formation	S-4	EX-3.(LL)	9/26/2008	333-153700-27
Luminant Holding Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(II)	3/27/2012	333-157057-10
Luminant Mineral Development Company LLC	Certificate of Formation	S-4	EX-3.(NN)	9/26/2008	333-153700-26
Luminant Mineral Development Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(KK)	3/27/2012	333-157057-11
Luminant Mining Company LLC	Certificate of Formation	S-4	EX-3.(PP)	9/26/2008	333-153700-25
Luminant Mining Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(MM)	3/27/2012	333-157057-12
Luminant Renewables Company LLC	Certificate of Formation	S-4	EX-3.(VV)	9/26/2008	333-153700-22
Luminant Renewables Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(OO)	3/27/2012	333-157057-15
Martin Lake 4 Power Company LLC	Certificate of Formation	S-4	EX-3.(XX)	9/26/2008	333-153700-21
Martin Lake 4 Power Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(QQ)	3/27/2012	333-157057-34
Monticello 4 Power Company LLC	Certificate of Formation	S-4	EX-3.(ZZ)	9/26/2008	333-153700-20

Entity Name	Document Type	Filing	Exhibit	Filing Date	ID Number
Monticello 4 Power Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(SS)	3/27/2012	333-157057-35
Morgan Creek 7 Power Company LLC	Certificate of Formation	S-4	EX-3.(BBB)	9/26/2008	333-153700-19
Morgan Creek 7 Power Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(UU)	3/27/2012	333-157057-36
NCA Resources Development Company LLC	Certificate of Formation	S-4	EX-3.(DDD)	9/26/2008	333-153700-18
NCA Resources Development Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(WW)	3/27/2012	333-157057-16
Oak Grove Management Company LLC	Certificate of Formation	S-4	EX-3.(FFF)	9/26/2008	333-153700-17
Oak Grove Management Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(YY)	3/27/2012	333-157057-17
Oak Grove Mining Company LLC	Certificate of Formation	S-4	EX-3.(HHH)	9/26/2008	333-153700-16
Oak Grove Mining Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(AAA)	3/27/2012	333-157057-18
Oak Grove Power Company LLC	Certificate of Formation	S-4	EX-3.(JJJ)	9/26/2008	333-153700-15
Oak Grove Power Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(CCC)	3/27/2012	333-157057-19
Sandow Power Company LLC	Certificate of Formation	S-4	EX-3.(LLL)	9/26/2008	333-153700-14
Sandow Power Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(EEE)	3/27/2012	333-157057-20
TCEH Finance, Inc.	Certificate of Incorporation	See Exhibit B
TCEH Finance, Inc.	Bylaws	S-4	EX-3.(G)	9/26/2008	333-153700-43

Entity Name	Document Type	Filing	Exhibit	Filing Date	ID Number
Texas Competitive Electric Holdings Company LLC (f/k/a TXU Energy Company LLC)	Certificate of Amendment of Certificate of Formation (together with Certificate of Formation of TXU Energy Company LLC)	See Exhibit B
Texas Competitive Electric Holdings Company LLC	Amended & Restated LLCA	See Exhibit B
Tradinghouse 3 & 4 Power Company LLC	Certificate of Formation	S-4	EX-3.(NNN)	9/26/2008	333-153700-13
Tradinghouse 3 & 4 Power Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(GGG)	3/27/2012	333-157057-21
Tradinghouse Power Company LLC	Certificate of Formation	S-4	EX-3.(PPP)	9/26/2008	333-153700-12
Tradinghouse Power Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(III)	3/27/2012	333-157057-22
TXU Energy Retail Company LLC	Certificate of Formation	S-4	EX-3.(TTT)	9/26/2008	333-153700-10
TXU Energy Retail Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(KKK)	3/27/2012	333-157057-24
TXU Energy Solutions Company LLC	Certificate of Formation	S-4	EX-3.(XXX)	9/26/2008	333-153700-08
TXU Energy Solutions Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(MMM)	3/27/2012	333-157057-26
TXU Retail Services Company	Certificate of Incorporation	S-4	EX-3.(ZZZ)	9/26/2008	333-153700-07
TXU Retail Services Company	Bylaws	S-4	EX-3.(AAAA)	9/26/2008	333-153700-07
TXU SEM Company	Certificate of Incorporation	S-4	EX-3.(BBBB)	9/26/2008	333-153700-06
TXU SEM Company	Amended & Restated Bylaws	S-4	EX-3.(CCCC)	9/26/2008	333-153700-06
Valley NG Power Company LLC	Certificate of Formation	S-4	EX-3.(HHHH)	9/26/2008	333-153700-03

Entity Name	Document Type	Filing	Exhibit	Filing Date	ID Number
Valley NG Power Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(XXX)	3/27/2012	333-157057-31
Valley Power Company LLC	Certificate of Formation	S-4	EX-3.(JJJJ)	9/26/2008	333-153700-02
Valley Power Company LLC	Amended & Restated LLCA	S-1 Pos. Am. (Amend. No. 4 to S-1)	EX-3.(ZZZ)	3/27/2012	333-157057-32

SCHEDULE IV

COMPANIES

Big Brown 3 Power Company LLC

Big Brown Lignite Company LLC

Big Brown Power Company LLC

Collin Power Company LLC

DeCordova Power Company LLC

DeCordova II Power Company LLC

Eagle Mountain Power Company LLC

Energy Future Competitive Holdings Company LLC

Generation MT Company LLC

Generation SVC Company

Lake Creek 3 Power Company LLC

Luminant Big Brown Mining Company LLC

Luminant Energy Company LLC

Luminant Energy Trading California Company

Luminant ET Services Company

Luminant Generation Company LLC

Luminant Holding Company LLC

Luminant Mineral Development Company LLC

Luminant Mining Company LLC

Luminant Renewables Company LLC

Martin Lake 4 Power Company LLC

Monticello 4 Power Company LLC

Morgan Creek 7 Power Company LLC

NCA Resources Development Company LLC

Oak Grove Management Company LLC

Oak Grove Mining Company LLC

Oak Grove Power Company LLC

Sandow Power Company LLC

TCEH Finance, Inc.

Texas Competitive Electric Holdings Company LLC

Tradinghouse 3 & 4 Power Company LLC

Tradinghouse Power Company LLC

Valley NG Power Company LLC

Valley Power Company LLC

SCHEDULE V

COMPANIES

4Change Energy Company

4Change Energy Holdings LLC

TXU Energy Retail Company LLC

TXU Energy Solutions Company LLC

TXU Retail Services Company

TXU SEM Company

EXHIBIT A

[Resolutions]

EXHIBIT B

[Organizational Documents]

EXHIBIT C

[Good Standings]

EXHIBIT I

TO THE CREDIT AGREEMENT

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities5 identified below [(including, without limitation, the RCT Letters of Credit included in such facilities)]6[(including, without limitation, the General Letters of Credit Loans included in such facilities)]7 and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing,

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[5]	Include all applicable subfacilities.
[6]	Include only in assignment includes an RCT Letter of Credit Commitment.
[7]	Include only if assignment involves a General Letter of Credit Commitment.

including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company

4.	Administrative Agent: Citibank, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement: Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of May [ ], 2014, among Energy Future Competitive Holdings Company LLC, Texas Competitive Electric Holdings Company LLC, the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent and Collateral Agent

6.	Assigned Interest:

Assignor[s][8]	Assignee[s][9]	Facility Assigned[10]	Aggregate Amount of Commitment / Loans for all Lenders[11]	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment / Loans[12]	CUSIP Number

		_____	$	$	%

		_____	$	$	%

		_____	$	$	%

[8]	List each Assignor, as appropriate.
[9]	List each Assignee, as appropriate.
[10]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “General Letter of Credit Commitment”, “Term Loan Commitment”, “RCT Letter of Credit Commitment”, “Delayed-Draw Term Loan Commitment”, etc.).
[11]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[12]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[7.	Trade Date: ][13]

Effective Date:             , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

CITIBANK, N.A., as
Administrative Agent

By:
Title:

Consented to:[14]

By:
Title:

[13]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[14]	Insert for the Borrower or any other entity whose consent is required under the credit agreement.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.6(b)(ii) and (iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.6(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.1 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest and (vii) it is not a Disqualified Institution; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York and, to the extent applicable, the Bankruptcy Code.

EXHIBIT J-1

TO THE CREDIT AGREEMENT

FORM OF PROMISSORY NOTE

(REVOLVING CREDIT LOANS)

$	New York, New York
[ , 201 ]

FOR VALUE RECEIVED, TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [Revolving Credit Lender] or its registered assign (the “Revolving Credit Lender”), at the Administrative Agent’s office or such other place as Citibank, N.A., (the “Administrative Agent”) shall have specified, in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the Maturity Date (a) [AMOUNT] ($][            ])], or, if less, (b) the aggregate unpaid principal amount, if any, of all advances made by the Lender to the Borrower in respect of Revolving Credit Loans pursuant to the Credit Agreement. The Borrower further promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of May [    ], 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energy Future Competitive Holdings Company LLC, the Borrower, the Lenders party thereto from time to time, Citibank, N.A., as Administrative Agent and Collateral Agent and the other parties named therein. This Promissory Note is subject to, and the Revolving Credit Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Revolving Credit Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The Revolving Credit Loans evidenced hereby are subject to prepayment prior to the Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5(e) of the Credit Agreement, and such Person shall be treated as the Revolving Credit Lender hereunder for all purposes of the Credit Agreement.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

(signature page follows)

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name:
Title:

[Signature Page to Revolving Credit Loan Note]

TRANSACTIONS ON

REVOLVING CREDIT LOAN NOTE

Date	Amount of Revolving Credit Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT J-2

TO THE CREDIT AGREEMENT

FORM OF PROMISSORY NOTE

(TERM LOANS)

$	New York, New York [ , 201 ]

FOR VALUE RECEIVED, TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [Term Loan Lender] or its registered assign (the “Term Loan Lender”), at the Administrative Agent’s office or such other place as Citibank, N.A., (the “Administrative Agent”) shall have specified, in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the Maturity Date (a) [AMOUNT] ($][                    ])], or, if less, (b) the aggregate unpaid principal amount, if any, of all advances made by the Lender to the Borrower in respect of Term Loans pursuant to the Credit Agreement. The Borrower further promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of May [        ], 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energy Future Competitive Holdings Company LLC, the Borrower, the Lenders party thereto from time to time, Citibank, N.A., as Administrative Agent and Collateral Agent and the other parties named therein. This Promissory Note is subject to, and the Term Loan Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Term Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The Term Loans evidenced hereby are subject to prepayment prior to the Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5(e) of the Credit Agreement, and such Person shall be treated as the Term Loan Lender hereunder for all purposes of the Credit Agreement.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

(signature page follows)

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name: Title:

[Signature Page to Term Loan Note]

TRANSACTIONS ON

TERM LOAN NOTE

Date	Amount of Term Loans Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT J-3

TO THE CREDIT AGREEMENT

FORM OF PROMISSORY NOTE

(DELAYED-DRAW TERM LOANS)

$	New York, New York [ , 201 ]

FOR VALUE RECEIVED, TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [Delayed-Draw Term Loan Lender] or its registered assign (the “Delayed-Draw Term Loan Lender”), at the Administrative Agent’s office or such other place as Citibank, N.A., (the “Administrative Agent”) shall have specified, in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the Maturity Date (a) [AMOUNT] ($][                    ])], or, if less, (b) the aggregate unpaid principal amount, if any, of all advances made by the Lender to the Borrower in respect of Delayed-Draw Term Loans pursuant to the Credit Agreement. The Borrower further promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of May [        ], 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energy Future Competitive Holdings Company LLC, the Borrower, the Lenders party thereto from time to time, Citibank, N.A., as Administrative Agent and Collateral Agent and the other parties named therein. This Promissory Note is subject to, and the Delayed-Draw Term Loan Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Delayed-Draw Term Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The Delayed-Draw Term Loans evidenced hereby are subject to prepayment prior to the Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5(e) of the Credit Agreement, and such Person shall be treated as the Delayed-Draw Term Loan Lender hereunder for all purposes of the Credit Agreement.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

(signature page follows)

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name: Title:

[Signature Page to Delayed-Draw Term Loan Note]

TRANSACTIONS ON

DELAYED-DRAW TERM LOAN NOTE

Date	Amount of Delayed-Draw Term Loans Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT K

TO THE CREDIT AGREEMENT

FORM OF INCREMENTAL AMENDMENT

INCREMENTAL AMENDMENT, dated as of [                    , 201    ] (this “Agreement”), by and among [NEW LOAN LENDERS] (each, a “New Loan Lender” and, collectively, the “New Loan Lenders”), TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC, a Delaware limited liability company (the “Company”) and CITIBANK, N.A., as Administrative Agent and as Collateral Agent.

RECITALS:

WHEREAS, reference is hereby made to the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of May [    ], 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energy Future Competitive Holdings Company LLC, the Company, the Lenders party thereto, Citibank, N.A., as Administrative Agent and Collateral Agent and the other parties named therein (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish Incremental Term Loans and/or Incremental Revolving Commitment Increases by, among other things, entering into one or more Incremental Amendments with Additional Lenders and/or Lenders, as applicable;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each New Loan Lender party hereto hereby agrees to commit to provide its respective Incremental Revolving Commitment Increase (in the case of each New Loan Lender that is providing a portion of the Incremental Revolving Commitment Increase (each, an “Incremental Revolving Commitment Increase Lender”)) and/or Incremental Term Loans (in the case of each New Loan Lender that is lending Incremental Term Loans (each, an “Incremental Term Loan Lender”)), as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below.

Each New Loan Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents and the exhibits thereto, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other New Loan Lender or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as an Incremental Term Loan Lender and/or Incremental Revolving Commitment Increase Lender, as the case may be.

Each New Loan Lender hereby agrees to make its respective Commitment on the following terms and conditions:1

1.	Applicable Margin. The Applicable ABR Margin or Applicable LIBOR Margin, as applicable, for each Incremental Term Loan and/or Incremental Revolving Commitment Increase shall mean, as of any date of determination, [[ ]% per annum] [the applicable percentage per annum as set forth below [based on the Consolidated Superpriority Secured Net Debt to Consolidated EBITDA Ratio in effect on such date:2]

[Incremental Term Loans][Incremental Revolving Credit Increases]
Consolidated Superpriority Secured Net Debt to Consolidated EBITDA Ratio	LIBOR Loans		ABR Loans
:		%		%

2.	[Principal Payments. The Borrower shall make principal payments on the Incremental Term Loans in installments on the dates and in the amounts set forth below:]

(A) Payment Date	(B) Scheduled Repayment of Incremental Term Loans
$
$
$
$
$
$
$
$

[1]	Insert completed items 1-7 as applicable, with respect to Incremental Term Loans and/or Incremental Revolving Commitment Increases with such modifications as may be agreed to by the parties hereto to the extent consistent with the Credit Agreement.
[2]	Include reserve amount if applicable.

3.	Voluntary and Mandatory Prepayments. Scheduled installments of principal of the Incremental Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Incremental Term Loans in accordance with Sections 5.1 and 5.2 of the Credit Agreement respectively.

4.	Prepayment Fees. Borrower agrees to pay to each New Loan Lender the following prepayment fees, if any: [ ].

[Insert other additional prepayment provisions with respect to Incremental Term Loans]

5.	Other Fees. The Borrower agrees to pay each [Incremental Term Loan Lender] [Incremental Revolving Commitment Increase Lender] its pro rata share (determined based upon each [Incremental Term Loan Lender’s] [Incremental Revolving Commitment Increase Lender’s] share of the [Incremental Term Loans][Incremental Revolving Commitment Increase]) of an aggregate fee equal to [ ] on [ , ].

6.	Proposed Borrowing. This Agreement represents the Borrower’s request to borrow Incremental Term Loans from the Incremental Term Loan Lenders as follows (the “Proposed Borrowing”):

(a)	Business Day of Proposed Borrowing: ,

(b)	Amount of Proposed Borrowing: $

(c)	Interest rate option:

(i)	ABR Loan(s)

(ii)	LIBOR Loans

with an initial Interest

Period of             month(s)

7.	[New Loan Lenders. Each New Loan Lender acknowledges and agrees that upon its execution of this Agreement and the making of [Incremental Term Loans] and/or [Revolving Credit Loans pursuant to an Incremental Revolving Commitment Increase], as the case may be, that such New Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.][3]

8.	Credit Agreement Governs. Except as set forth in this Agreement, the [Incremental Term Loans][Revolving Credit Loans pursuant to an Incremental Revolving Commitment Increase] shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

[3]	Insert bracketed language if the lending institution is not already a Lender.

9.	Borrower’s Certifications. By its execution of this Agreement, the undersigned hereby certifies, on behalf of the Borrower and not in his/her individual capacity, that:

(a)	The representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; and

(b)	No event has occurred and is continuing or would result from the consummation of the proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default.

10.	Borrower Covenants. By its execution of this Agreement, the Borrower hereby covenants that:

(a)	[The Borrower shall make any payments required pursuant to Section 2.11 of the Credit Agreement in connection with the Incremental Revolving Commitment Increase;][4] and

(b)	Set forth on the attached Officers’ Certificate are the calculations (in reasonable detail) demonstrating compliance with the financial covenant set forth in Section 10.9 of the Credit Agreement for the most recently ended Fiscal Quarter.

11.	Notice. For purposes of the Credit Agreement, the initial notice address of each New Loan Lender shall be as set forth below its signature below.

12.	Tax Forms. For each relevant New Loan Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Loan Lender may be required to deliver to the Administrative Agent pursuant to Section 5.4(c) and/or Section 5.4(e) of the Credit Agreement.

13.	Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the Incremental Term Loans and/or Revolving Credit Loans pursuant to an Incremental Revolving Commitment Increase, as the case may be, made by each New Loan Lender in the Register.

14.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

[4]	Select this provision in the circumstance where the Lender is an Incremental Revolving Commitment Increase Lender.

15.	Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

16.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

17.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

18.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Incremental Amendment as of the date first set forth above.

[NAME OF NEW LOAN LENDER]

By:
Name: Title:

Notice Address: Attention: Telephone: Facsimile:

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name: Title:

[Signature Page to Incremental Amendment]

Consented to by: CITIBANK, N.A., as Administrative Agent

By:
Name: Title:

[Signature Page to Incremental Amendment]

SCHEDULE A

TO INCREMENTAL AMENDMENT

Name of New Loan Lender	Type of Commitment	Amount

[ ]	[Incremental Term Loans] [Incremental Revolving Commitment Increase]	$

[ ]	[Incremental Term Loans] [Incremental Revolving Commitment Increase]	$

Total: $

EXHIBIT L

TO THE CREDIT AGREEMENT

FORM OF NON-U.S. LENDER CERTIFICATION

Reference is hereby made to the Senior Secured Superpriority Debtor-in-Possession Credit Agreement dated as of May [        ], 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY LLC, a Delaware limited liability company (“Holdings”), TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”) and Citibank, N.A., as Administrative Agent and Collateral Agent. Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (v) no interest payments in connection with the Credit Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall so inform the Borrower and the Administrative Agent in writing within 30 days of such change and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the undersigned, or in either of the two calendar years preceding such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: Title:

Date:                     , 201[    ]

EXHIBIT M

TO THE CREDIT AGREEMENT

INITIAL BUDGET

[See attached]

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC ("TCEH")

DIP Budget
$ in millions
Month Ending	5/31/14	6/30/14	7/31/14	8/31/14	9/30/14	10/31/14	11/30/14	12/31/14	1/31/15	2/28/15	3/31/15	4/30/15	5/31/15	6/30/15	7/31/15	8/31/15	9/30/15	10/31/15	11/30/15	12/31/15	1/31/16	2/29/16	3/31/16	4/30/16	5/31/16	Total
Months in Bankruptcy	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25
Unlevered Free Cash Flow
Open EBITDA	$123	$170	$220	$241	$162	$58	$79	$125	$156	$131	$78	$79	$116	$169	$227	$270	$181	$48	$88	$113	$144	$123	$81	$33	$124	$3,339
Hedge Value(1)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash Impacts of Adjustments to EBITDA	(1)	(9)	(1)	(1)	(3)	(1)	(1)	(3)	(2)	(3)	(6)	(2)	(2)	(10)	(1)	(1)	(4)	(1)	(1)	(4)	(1)	(1)	(1)	(1)	(1)	(64)

Subtotal	$121	$161	$219	$240	$159	$57	$79	$122	$154	$128	$72	$77	$114	$159	$226	$269	$177	$47	$87	$109	$144	$122	$80	$32	$123	$3,276
Capital Expenditures	(57)	(66)	(87)	(57)	(53)	(45)	(49)	(62)	(55)	(40)	(33)	(41)	(58)	(76)	(100)	(38)	(32)	(36)	(36)	(61)	(30)	(41)	(38)	(23)	(75)	(1,288)
Working Capital	(96)	(16)	(78)	(3)	30	100	(9)	(27)	(70)	57	11	23	(24)	(25)	(98)	(41)	56	119	(14)	(23)	(21)	30	35	60	(98)	(121)
Margin Deposits	(30)	(28)	(30)	(30)	(29)	(29)	(28)	(2)	(0)	(0)	(0)	(0)	(0)	0	(0)	(0)	(0)	(0)	(0)	0	0	(0)	0	0	0	(205)
Other Cash Flow Items	(6)	25	(4)	(10)	45	5	8	36	(65)	(38)	12	(25)	6	32	(15)	0	28	0	7	30	(73)	(43)	16	(31)	3	(56)
External Tax Payments to EFH Corp.	(27)	(0)	(0)	(3)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(26)	(0)	(0)	(3)	(0)	(0)	(0)	0	0	0	0	0	(23)	(81)

Unlevered Free Cash Flow	($95)	$77	$19	$137	$153	$88	$1	$67	($37)	$108	$63	$34	$12	$90	$12	$188	$229	$130	$44	$56	$20	$68	$93	$39	($70)	$1,524
Ch. 11 Adjustments
Margin Deposits Adjustment (2)	30	28	30	30	29	29	28	2	0	0	0	0	0	(0)	0	0	0	0	0	(0)	(0)	0	(0)	(0)	(0)	205
Adequate Protection Interest (3)	(102)	(102)	(102)	(103)	(102)	(103)	(103)	(104)	(104)	(105)	(106)	(107)	(108)	(110)	(111)	(113)	(115)	(116)	(119)	(121)	(122)	(125)	(127)	(129)	(131)	(2,790)
Payments to Structurally Senior Creditors(4)	(1)	(4)	(11)	(0)	(3)	(1)	(0)	(12)	(7)	(0)	(3)	(0)	(0)	(4)	(11)	(0)	(3)	(0)	(0)	(13)	(3)	(0)	(3)	(0)	(0)	(83)
RRC Mine Reclamation Bond	—	(1,100)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,100)
LUME and L/C Collateral / Utility Adequate Assurance (5)	(910)	(300)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,210)
Professional Fees / Financing / Business Impacts / Other (6)	(149)	(105)	(21)	(20)	(31)	(29)	(29)	(28)	(27)	(28)	(27)	(28)	(27)	(27)	(27)	(28)	(28)	(28)	(28)	(27)	(28)	(28)	(28)	(29)	(53)	(908)
DIP Facility Financing	1,079	1,515	94	(35)	(37)	24	112	83	183	34	83	111	134	62	148	(36)	(72)	25	114	118	146	98	79	133	270	4,462
DIP Facility Interest	(3)	(8)	(8)	(8)	(8)	(8)	(8)	(9)	(9)	(9)	(9)	(9)	(10)	(10)	(10)	(10)	(11)	(11)	(11)	(12)	(12)	(13)	(14)	(14)	(15)	(251)
Release of Restricted Cash	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Ch. 11 Adjustments	($56)	($77)	($19)	($137)	($153)	($88)	($1)	($67)	$37	($108)	($63)	($34)	($12)	($90)	($12)	($188)	($229)	($130)	($44)	($56)	($20)	($68)	($93)	($39)	$70	($1,675)

Total Cash Flow	($151)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	($151)
Beginning Cash Balance (7)	251	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	251
Total Cash Flow	(151)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(151)

Ending Cash Balance	$100	$100	$100	$100	$100	$100	$100	$100	$100	$100	$100	$100	$100	$100	$100	$100	$100	$100	$100	$100	$100	$100	$100	$100	$100	$100
Total Liquidity
DIP Facility Revolving Facility Availability	154	1,881	1,787	1,822	1,859	1,836	1,724	1,641	1,457	1,423	1,340	1,229	1,095	1,033	886	922	994	969	855	738	592	494	415	282	13	13
L/C Restricted Cash Availability	200	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150
Plus: Ending Cash Balance	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100

Total Available Liquidity	$454	$2,131	$2,037	$2,072	$2,109	$2,086	$1,974	$1,891	$1,707	$1,673	$1,590	$1,479	$1,345	$1,283	$1,136	$1,172	$1,244	$1,219	$1,105	$988	$842	$744	$665	$532	$263	$263
Unavailable Unencumbered Cash	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150

Notes:

(1)	Reflects removal of benefit of gas hedges totaling $391m for the May 2014—December 2014 time period.
(2)	Reflects reversal of all margin deposit activity related to gas hedges totaling $206m for the May 2014—December 2014 time period.
(3)	Assumes L + [4.5]% (1-month LIBOR curve) on principal amount of all first lien debt, as well as retirement of accrued and unpaid first lien interest expense as of April 30, 2014.
(4)	Includes debt service payments related to capital leases and other structurally senior debt.
(5)	Combination of collateral for LUME trading parties and L/C cash collateral, as well as adequate assurance for utility providers.
(6)	Payment of professional fees subject to Court approval.
(7)	Cash balance net of $150m adjustment to account for Unavailable Unencumbered cash.

EXHIBIT N

TO THE CREDIT AGREEMENT

FORM OF INTERIM ORDER

[See attached]